Exhibit 10.1

EXECUTION VERSION

AMENDMENT NO. 1 dated as of February 16, 2022 (this “Amendment”), to the CREDIT AGREEMENT dated as of May 13, 2020 (as amended, restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Credit Agreement”; and as amended hereby, the “Amended Credit Agreement”), among ARCONIC CORPORATION, a Delaware corporation (the “Borrower”), the DESIGNATED BORROWERS party thereto from time to time, the LENDERS and ISSUING BANKS party thereto and DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent (in such capacity, the “Administrative Agent”).

WHEREAS, certain loans and/or other extensions of credit under the Credit Agreement and/or other Loan Documents denominated in United States dollars bear or are permitted to bear interest based on the London Interbank Offered Rate (“LIBOR”) for United States dollars in accordance with the terms of the Credit Agreement;

WHEREAS, an Early Opt-in Election has occurred and, pursuant to Section 2.14(b) and Section 2.14(c) of the Credit Agreement, the Administrative Agent and the Borrower have determined in accordance with the Credit Agreement that the LIBO Rate should be replaced with a Benchmark Replacement which is a SOFR-Based Rate for all purposes under the Credit Agreement and the other Loan Documents and that, in connection with the implementation of such Benchmark Replacement, certain Benchmark Replacement Conforming Changes are necessary or advisable, in each case, as set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1. Defined Terms. Capitalized terms used but not defined herein (including in the recitals hereto) shall have the meanings given to them in the Credit Agreement. The rules of interpretation set forth in Section 1.03 of the Credit Agreement are hereby incorporated by reference herein, mutatis mutandis.

SECTION 2. Amendments to Credit Agreement.

(a) Effective as of the Amendment No. 1 Effective Date, the Credit Agreement is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the pages attached as Exhibit A hereto.

(b) Effective as of the Amendment No. 1 Effective Date, Exhibit M to the Credit Agreement is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the pages attached as Exhibit B hereto.

SECTION 3. Conditions Precedent to Effectiveness. This Amendment shall be subject to the satisfaction of the following conditions precedent (the date on which such conditions precedent are so satisfied, the “Amendment No. 1 Effective Date”):

(a) the Administrative Agent shall have received a counterpart of this Amendment that bears the signature of the Borrower;

(b) The representations and warranties made pursuant to Section 4 of this Amendment shall be true and complete on and as of such date with the same force and effect as if made on and as of such date;

(c) The Administrative Agent shall have received written notice from Lenders comprising the Required Lenders of each Class of acceptance of this Amendment.

The Administrative Agent shall notify the Borrower and the Lenders of the Amendment No. 1 Effective Date, and such notice shall be conclusive and binding.

SECTION 4. Representations and Warranties. The Borrower represents and warrants to each of the Revolving Lenders and the Administrative Agent that: (a) this Amendment has been duly authorized, executed and delivered by the Borrower and constitutes a legal, valid and binding obligation of the Borrower, enforceable against such Person in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law; (b) at the time of and after giving effect to this Amendment, no Default or Event of Default has occurred and is continuing or would result herefrom; and (c) the representations and warranties of the Borrower and each other Loan Party, as applicable, set forth in the Loan Documents (other than the representation and warranty set forth in Section 3.04(b) of the Credit Agreement) are true and correct in all material respects (or, in the case of representations and warranties qualified as to materiality or Material Adverse Effect, in all respects) on and as of the Amendment No. 1 Effective Date except in the case of any such representation and warranty that expressly relates to a prior date, in which case such representation and warranty shall be true and correct in all material respects (or in all respects, as applicable) as of such earlier date (provided that the representation and warranty set forth in Section 3.04(a) of the Credit Agreement shall be deemed to refer to the financial statements most recently delivered pursuant to Section 5.01(a) and (b) thereof.

SECTION 5. Fees. The Borrower hereby agrees to pay all reasonable out-of-pocket costs and expenses of the Administrative Agent in connection with the negotiation, preparation, execution, and delivery of this Amendment and each other document contemplated hereby (including, without limitation, the reasonable fees and expenses of counsel).

SECTION 6. Effect of Amendment. Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of the Lenders or the Administrative Agent under the Credit Agreement or any other Loan Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit

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Agreement or any other Loan Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect. Nothing herein shall be deemed to entitle any Loan Party to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document in similar or different circumstances. This Amendment shall apply and be effective only with respect to the provisions of the Credit Agreement specifically referred to herein. After the Amendment No. 1 Effective Date, any reference to the Credit Agreement in any Loan Document, and the terms “this Agreement”, “herein”, “hereunder”, “hereto”, “hereof” and words of similar import in the Credit Agreement, shall, unless the context otherwise requires, mean the Credit Agreement as modified hereby. This Amendment shall constitute a “Loan Document” for all purposes of the Amended Credit Agreement and the other Loan Documents.

SECTION 7. Acknowledgement and Consent. The Borrower on behalf of itself and each other Loan Party hereby acknowledges that it has read this Amendment and consents to the terms hereof and further hereby affirms, confirms and agrees that (a) notwithstanding the effectiveness of this Amendment, the obligations of the Borrower and each other Loan Party under each of the Loan Documents to which it is a party shall not be impaired and each of the Loan Documents to which such Person is a party is, and shall continue to be, in full force and effect and is hereby confirmed and ratified in all respects, in each case, as amended hereby; (b) its Guarantee of the Obligations, and the pledge of and/or grant of a security interest in its assets as Collateral to secure the Obligations, all as and to the extent provided in the Security Documents as originally executed, shall continue in full force and effect in respect of, and to secure, the Obligations; and (c) all the representations and warranties made by or relating to it contained in the Credit Agreement and the other Loan Documents are true and correct in all material respects on and as of the Amendment No. 1 Effective Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects on and as of such earlier date; provided that, in each case, such materiality qualifier shall not be applicable to any representation and warranty that already is qualified or modified by materiality in the text thereof.

SECTION 8. Counterparts. This Amendment may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Amendment by facsimile transmission or other electronic imaging shall be effective as delivery of a manually executed counterpart of this Amendment. The words “execution”, “signed”, “signature”, “delivery” and words of like import in or relating to any document to be signed in connection with this Amendment and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act or any other similar State laws based on the Uniform Electronic Transactions Act. Each of the parties hereto represents and warrants to each other party that it has the corporate capacity and authority to execute this Amendment through electronic means and there are no restrictions for doing so in that party’s

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constitutive documents. Without limiting the generality of the foregoing, each party hereto hereby (i) agrees that, for all purposes, including in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders and the Loan Parties, electronic images of this Amendment shall have the same legal effect, validity and enforceability as any paper original, and (ii) waives any argument, defense or right to contest the validity or enforceability of this Amendment based solely on the lack of paper original copies of this Amendment, including with respect to any signature pages hereto.

SECTION 9. Governing Law. THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. The provisions of Sections 9.09 and 9.10 of the Credit Agreement shall apply to this Amendment to the same extent as if fully set forth herein.

SECTION 10. Headings. Section headings used herein are for convenience of reference only, are not part of this Amendment and shall not affect the construction of, or be taken into consideration in interpreting, this Amendment.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their duly authorized officers, all as of the date first above written.

ARCONIC CORPORATION

By:	/s/ Marcelo F.D. Morgueta
Name: Marcelo F.D. Morgueta
Title: Vice President, Finance and Treasurer

[Signature Page to Amendment No. 1]

DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent,

by	/s/ Philip Tancorra
Name: Philip Tancorra
Title: Vice President

by	/s/ Jessica Lutrario
Name: Jessica Lutrario
Title: Associate 212-250-8235 jessica.lutrario@db.com

[Signature Page to Amendment No. 1]

EXHIBIT A

~~EXECUTION VERSION~~

CREDIT AGREEMENT

dated as of

May 13, 2020

among

ARCONIC CORPORATION,

as Borrower,

the Designated Borrowers from Time to Time Party Hereto,

The Lenders and Issuing Banks Party Hereto,

DEUTSCHE BANK AG NEW YORK BRANCH,

as Administrative Agent

DEUTSCHE BANK SECURITIES INC.,

CITIBANK, N.A.

and

SUNTRUST ROBINSON HUMPHREY, INC.,

as Joint Lead Arrangers and Joint Bookrunners

and

ABN AMRO CAPITAL USA LLC,

BNP PARIBAS,

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,

GOLDMAN SACHS BANK USA,

CIBC BANK USA,

PNC BANK, NATIONAL ASSOCIATION

and

STANDARD CHARTERED BANK

as Joint Lead Arrangers

[CS&M Ref. 5334-069]

TABLE OF CONTENTS

Page
ARTICLE I

Definitions

SECTION 1.01.	Defined Terms	1
SECTION 1.02.	Classification of Loans and Borrowings	~~81~~87
SECTION 1.03.	Terms Generally	~~81~~87
SECTION 1.04.	Accounting Terms; GAAP; Borrower Representative; Timing	~~82~~87
SECTION 1.05.	Pro Forma Calculations	~~83~~88
SECTION 1.06.	Interest Rates; ~~LIBOR~~Term SOFR or EURIBOR Notification	~~83~~88
SECTION 1.07.	Limited Condition Transaction	~~84~~89
SECTION 1.08.	Ratio Calculations	~~85~~90
SECTION 1.09.	Change in GAAP	~~85~~90
SECTION 1.10.	Divisions	~~85~~91
SECTION 1.11.	Currency Translation	~~85~~91

ARTICLE II

The Credits

SECTION 2.01.	Commitments	~~86~~91
SECTION 2.02.	Loans and Borrowings	~~86~~91
SECTION 2.03.	Requests for Borrowings	~~87~~92
SECTION 2.04.	Swingline Loans	~~88~~93
SECTION 2.05.	Letters of Credit~~.~~	~~90~~95
SECTION 2.06.	Funding of Borrowings	~~98~~103
SECTION 2.07.	Interest Elections	~~99~~104
SECTION 2.08.	Termination and Reduction of Commitments	~~100~~106
SECTION 2.09.	Repayment of Loans; Evidence of Debt	~~101~~106
SECTION 2.10.	Protective Advances	~~102~~107
SECTION 2.11.	Prepayment of Loans	~~103~~109
SECTION 2.12.	Fees	~~104~~110
SECTION 2.13.	Interest	~~105~~111
SECTION 2.14.	Alternate Rate of Interest	~~106~~112
SECTION 2.15.	Increased Costs	~~107~~113
SECTION 2.16.	Break Funding Payments	~~109~~115
SECTION 2.17.	Taxes	~~110~~116
SECTION 2.18.	Payments Generally; Pro Rata Treatment; Sharing of Setoffs	~~114~~120
SECTION 2.19.	Mitigation Obligations; Replacement of Lenders	~~116~~122

SECTION 2.20.	Defaulting Lenders	~~117~~123
SECTION 2.21.	Incremental Extensions of Credit	~~120~~126
SECTION 2.22.	Extension of Maturity Date	~~123~~130

ARTICLE III

Representations and Warranties

SECTION 3.01.	Organization; Powers	~~126~~132
SECTION 3.02.	Authorization; Due Execution and Delivery; Enforceability	~~126~~132
SECTION 3.03.	Governmental Approvals; No Conflicts	~~126~~133
SECTION 3.04.	Financial Condition; No Material Adverse ~~Change~~ Effect	~~127~~133
SECTION 3.05.	Properties	~~127~~133
SECTION 3.06.	Litigation and Environmental Matters	~~128~~134
SECTION 3.07.	Compliance with Laws	~~128~~134
SECTION 3.08.	Sanctions; Anti-Corruption Laws	~~128~~135
SECTION 3.09.	Investment Company Status	~~129~~135
SECTION 3.10.	Federal Reserve Regulations	~~129~~135
SECTION 3.11.	Taxes	~~129~~135
SECTION 3.12.	ERISA	~~129~~135
SECTION 3.13.	Disclosure	~~129~~135
SECTION 3.14.	Subsidiaries	~~130~~136
SECTION 3.15.	Solvency	~~130~~136
SECTION 3.16.	Collateral Matters	~~130~~136
SECTION 3.17.	Insurance~~.~~	~~131~~137

ARTICLE IV

Conditions

SECTION 4.01.	Effective Date	~~131~~138
SECTION 4.02.	Each Credit Event	~~134~~140

ARTICLE V

Affirmative Covenants

SECTION 5.01.	Financial Statements; Borrowing Base Certificates and Other Information	~~135~~141
SECTION 5.02.	Notices of Material Events	~~137~~143
SECTION 5.03.	Information Regarding Collateral	~~137~~144
SECTION 5.04.	Existence; Conduct of Business	~~138~~144
SECTION 5.05.	Payment of Taxes	~~138~~144
SECTION 5.06.	Maintenance of Properties	~~138~~144
SECTION 5.07.	Insurance	~~138~~144

SECTION 5.08.	[Reserved]	~~139~~145
SECTION 5.09.	Books and Records; Inspection and Audit Rights	~~139~~145
SECTION 5.10.	Compliance with Laws	~~140~~146
SECTION 5.11.	Use of Proceeds; Letters of Credit	~~140~~146
SECTION 5.12.	Additional Subsidiaries	~~140~~147
SECTION 5.13.	Further Assurances	~~141~~147
SECTION 5.14.	Cash Management	~~142~~149
SECTION 5.15.	Post-Effective Date Matters	~~144~~150
SECTION 5.16.	[Reserved]	~~144~~150
SECTION 5.17.	Designation of Subsidiaries	~~144~~150

ARTICLE VI

Negative Covenants

SECTION 6.01.	Indebtedness; Certain Equity Securities	~~145~~151
SECTION 6.02.	Liens	~~150~~157
SECTION 6.03.	Fundamental Changes	~~154~~160
SECTION 6.04.	Investments, Loans, Advances, Guarantees and Acquisitions	~~156~~162
SECTION 6.05.	Asset Sales	~~161~~167
SECTION 6.06.	Sale and Leaseback Transactions	~~163~~169
SECTION 6.07.	Hedging Agreements and Commercial Agreements.	~~163~~169
SECTION 6.08.	Restricted Payments; Certain Payments of Junior Indebtedness	~~164~~170
SECTION 6.09.	Transactions with Affiliates	~~166~~173
SECTION 6.10.	Restrictive Agreements	~~167~~173
SECTION 6.11.	Amendment of Material Documents, Etc.	~~169~~175
SECTION 6.12.	Financial Covenant	~~169~~175
SECTION 6.13.	Changes in Fiscal Periods	~~169~~175

ARTICLE VII

Events of Default

SECTION 7.01.	Events of Default	~~169~~175
SECTION 7.02.	Exclusion of Certain Subsidiaries	~~173~~179

ARTICLE VIII

The Administrative Agent

SECTION 8.01.	Appointment and Other Matters	~~173~~179
SECTION 8.02.	Administrative Agent’s Reliance, Indemnification, Etc.	~~176~~182
SECTION 8.03.	Successor Administrative Agent	~~178~~184
SECTION 8.04.	Acknowledgments of Lenders and Issuing Banks	~~179~~185
SECTION 8.05.	Collateral Matters	~~179~~185

SECTION 8.06.	Certain ERISA Matters	~~182~~188

ARTICLE IX

Miscellaneous

SECTION 9.01.	Notices	~~184~~189
SECTION 9.02.	Waivers; Amendments	~~187~~193
SECTION 9.03.	Expenses; Indemnity; Damage Waiver	~~191~~197
SECTION 9.04.	Successors and Assigns	~~193~~199
SECTION 9.05.	Survival	~~198~~204
SECTION 9.06.	Counterparts; Integration; Effectiveness	~~199~~205
SECTION 9.07.	Severability	~~200~~205
SECTION 9.08.	Right of Setoff	~~200~~206
SECTION 9.09.	Governing Law; Jurisdiction; Consent to Service of Process	~~200~~206
SECTION 9.10.	WAIVER OF JURY TRIAL	~~201~~207
SECTION 9.11.	Headings	~~202~~207
SECTION 9.12.	Confidentiality	~~202~~207
SECTION 9.13.	Interest Rate Limitation	~~203~~208
SECTION 9.14.	Release of Liens and Guarantees	~~203~~209
SECTION 9.15.	USA PATRIOT Act Notice	~~204~~210
SECTION 9.16.	No Fiduciary Relationship	~~204~~210
SECTION 9.17.	Non-Public Information	~~205~~210
SECTION 9.18.	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	~~206~~211
SECTION 9.19.	Judgment Currency	~~206~~212
SECTION 9.20.	Cashless Settlement	~~207~~212
SECTION 9.21.	Acknowledgement Regarding Any Supported QFCs	~~207~~212
SECTION 9.22.	Designated Borrowers	~~207~~213

SCHEDULES:

Schedule 1.02	—	Mortgaged Property
Schedule 1.03	—	Designated Borrowers
Schedule 1.04	—	Existing Letters of Credit
Schedule 1.05	—	Excluded Subsidiaries
Schedule 1.06	—	Location of Inventory
Schedule 1.07	—	Eligible Accounts Concentration Limits
Schedule 2.01	—	Commitments and LC Commitments
Schedule 3.14	—	Subsidiaries
Schedule 5.15	—	Post-Closing Undertakings
Schedule 6.01	—	Existing Indebtedness
Schedule 6.02	—	Existing Liens
Schedule 6.04	—	Existing Investments
Schedule 6.10	—	Existing Restrictions

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EXHIBITS:

Exhibit A	—	Form of Assignment and Assumption
Exhibit B-1	—	Form of ABL/Notes Intercreditor Agreement
Exhibit B-2	—	Form of Second Lien Intercreditor Agreement
Exhibit C	—	Form of Collateral Agreement
Exhibit D	—	Form of Perfection Certificate
Exhibit E	—	Form of Guarantee Agreement
Exhibit F	—	Form of Global Intercompany Note
Exhibit I	—	Form of Maturity Date Extension Request
Exhibit J-1	—	Form of U.S. Tax Compliance Certificate for Foreign Lenders that are not Partnerships for U.S. Federal Income Tax Purposes
Exhibit J-2	—	Form of U.S. Tax Compliance Certificate for Non-U.S. Participants that are Partnerships for U.S. Federal Income Tax Purposes
Exhibit J-3	—	Form of U.S. Tax Compliance Certificate for Non-U.S. Participants that are not Partnerships for U.S. Federal Income Tax Purposes
Exhibit J-4	—	Form of U.S. Tax Compliance Certificate for Foreign Lenders that are Partnerships for U.S. Federal Income Tax Purposes
Exhibit K	—	Form of Secured Supply Chain Financing Designation
Exhibit L	—	Form of Solvency Certificate
Exhibit M	—	Form of Borrowing Request
Exhibit N-1	—	Form of Designated Borrower Joinder
Exhibit N-2	—	Form of Designated Borrower Termination
Exhibit O	—	Form of Borrowing Base Certificate

CREDIT AGREEMENT dated as of May 13, 2020 (this “Agreement”), among ARCONIC CORPORATION, a Delaware corporation (the “Borrower”), the DESIGNATED BORROWERS party hereto from time to time, the LENDERS and ISSUING BANKS party hereto, DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent.

The Borrower has requested that the Revolving Lenders extend credit in the form of Revolving Loans, the Swingline Lender extend credit in the form of Swingline Loans and the Issuing Banks issue Letters of Credit, in each case at any time and from time to time during the Revolving Availability Period to the Borrower such that the Aggregate Revolving Exposure will not exceed $800,000,000 at any time. The proceeds of the Revolving Loans and the Swingline Loans will be used for working capital and other general corporate purposes (including acquisitions and other Investments and Restricted Payments permitted by this Agreement) of the Borrower and the Restricted Subsidiaries. Letters of Credit will be used by the Borrower and the Restricted Subsidiaries for general corporate purposes.

The Lenders are willing to extend such credit to the Borrower, and the Issuing Banks are willing to issue Letters of Credit for the account of the Borrower, on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABL/Notes Intercreditor Agreement” means the Intercreditor Agreement dated as of the Effective Date, among the Administrative Agent, U.S. Bank National Association, in its capacity as trustee and collateral agent under the First Lien Notes Documents, and the Loan Parties, substantially in the form of Exhibit B-1, as amended, amended and restated, supplemented, replaced or otherwise modified from time to time in accordance with the terms of this Agreement.

“ABL Priority Collateral” has the meaning assigned to such term in the ABL/Notes Intercreditor Agreement.

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acceptable Appraisal and Field Exam” means (a) the most recent appraisal of Inventory received by the Administrative Agent and (b) the most recent field examination of the Collateral and related reporting and control systems, in each case of clause (a) and (b), (i) from an appraisal company or field examiner, as the case may be, satisfactory to the Administrative Agent, (ii) the scope and methodology (including, to the extent relevant, any sampling procedure employed by such appraisal company) of which are satisfactory to the Administrative Agent, and (iii) the results of which are satisfactory to the Administrative Agent, in each case, in the Administrative Agent’s Permitted Discretion. The initial Acceptable Appraisal and Field Exam delivered hereunder may be completed through video or other similar medium acceptable to the appraisal firm or field examination firm, as applicable.

“Acceptable Intercreditor Agreement” means a customary intercreditor agreement in form and substance reasonably satisfactory to the Administrative Agent and the Borrower.

“Account” has the meaning assigned to such term in the UCC.

“Account Debtor” means any Person who is obligated on an Account, chattel paper, or a general intangible.

“Additional Lender” has the meaning assigned to such term in Section 2.21(c).

“Adjusted ~~LIBO Rate~~Term SOFR” means, with respect to any ~~Eurocurrency~~SOFR Borrowing for any Interest Period ~~(or, solely for purposes of clause (c) of the defined term “Alternate Base Rate”, for purposes of determining the Alternate Base Rate as of any date), an interest rate per annum (rounded upwards, if necessary,~~equal to the ~~next 1/100~~sum of ~~1%) equal to~~ (a) ~~for Borrowings denominated in dollars,~~Term SOFR and (~~i~~b ) the ~~LIBO Rate for dollars for such Interest Period (or such date, as applicable) multiplied by (ii) the Statutory Reserve Rate and (b) for Borrowings denominated in a Permitted Foreign Currency (other than Euro), the LIBO Rate for such currency for such Interest Period~~applicable SOFR Spread Adjustment. Notwithstanding the foregoing, in no event shall ~~the~~ Adjusted ~~LIBO Rate~~Term SOFR at any time be less than 0.75% per annum.

“Administrative Agent” means DBNY (including its branches and affiliates), in its capacity as administrative agent and collateral agent hereunder and under the other Loan Documents, and its successors in such capacity as provided in Article VIII.

“Administrative Agent Account” has the meaning assigned to such term in Section 2.09(e)(i).

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any U.K. Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly, Controls or is Controlled by or is under common Control with the Person specified. The word “Affiliated” shall have a correlative meaning.

“Aggregate Revolving Commitment” means, at any time, the sum of the Revolving Commitments of all the Revolving Lenders at such time.

“Aggregate Revolving Exposure” means, at any time, the sum of the Revolving Exposures of all the Revolving Lenders at such time.

“Agreement” has the meaning assigned to such term in the introductory statement to this Agreement.

“Agreement Currency” has the meaning assigned to such term in Section 9.19.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus 1/2 of 1% and (c) ~~the~~ Adjusted ~~LIBO Rate~~Term SOFR for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%~~,~~; provided that for the purpose of this definition, ~~the~~ Adjusted ~~LIBO Rate~~Term SOFR for any day shall be based on the ~~applicable Screen Rate (or if that Screen Rate is not available for such one month Interest Period, the Interpolated Rate)~~Term SOFR Reference Rate at approximately ~~11:00~~6:00 a.m. ~~London~~New York City time on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the Term SOFR Administrator in the Term SOFR Reference Rate methodology). Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or ~~the~~ Adjusted ~~LIBO Rate~~Term SOFR shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or ~~the~~ Adjusted ~~LIBO Rate~~Term SOFR, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.14 hereof, then the Alternate Base Rate shall be the greater of clause (a) and (b) above and shall be determined without reference to clause (c) above. Notwithstanding the foregoing, in no event shall the Alternate Base Rate at any time be less than 1.75% per annum.

“Anti-Corruption Laws” means all anti-bribery or anti-corruption laws, and regulations of any Governmental Authority applicable to the Borrower or any of its Subsidiaries.

“Applicable Commitment Fee Rate” means, on any day, with respect to the commitment fees payable hereunder at any time, the applicable rate per annum set forth below based upon the Average Utilization for the most recently ended fiscal quarter of the Borrower; provided that until the last day of the first full fiscal quarter ending after the Effective Date, the Applicable Commitment Fee Rate shall be the rate per annum set forth in Level II below.

Level	Average Utilization	Applicable Commitment Fee Rate
I	≥ 50%	0.250%
II	< 50%	0.375%

The Applicable Commitment Fee Rate shall be determined at the commencement of each fiscal quarter based upon Average Utilization for the preceding fiscal quarter, with any changes to the Applicable Commitment Fee Rate resulting from a change in Average Utilization becoming effective on the first day of the subsequent fiscal quarter.

“Applicable Parties” has the meaning given to such term in Section 9.01(d)(iii).

“Applicable Percentage” means, at any time with respect to any Revolving Lender, the percentage of the Aggregate Revolving Commitment represented by such Lender’s Revolving Commitment at such time (or, if the Revolving Commitments have terminated or expired, such Revolving Lender’s share of the total Revolving Exposure at that time); provided that, at any time any Revolving Lender shall be a Defaulting Lender, for purposes of Section 2.20(d)(ii), “Applicable Percentage” shall mean the percentage of the total Revolving Commitments (disregarding any such Defaulting Lender’s Revolving Commitment) represented by such Lender’s Revolving Commitment. If the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments of Revolving Loans, LC Exposures and Swingline Exposures that occur after such termination or expiration and to any Lender’s status as a Defaulting Lender at the time of determination.

“Applicable Rate” means, for any day, with respect to any Revolving Loan, Swingline Loan or Protective Advance, the applicable rate per annum set forth below in the “Eurocurrency and SOFR Loans” or “ABR Loans” column, as applicable, based upon the Average Excess Availability for the immediately preceding fiscal quarter; provided that prior to the end of the fourth full fiscal quarter of the Borrower after the Effective Date, the Applicable Rate shall be that set forth below in Level III:

Level	Average Excess Availability			Eurocurrency and SOFR Loans	ABR Loans
I	≥	66.7%		1.75%	0.75%
II	≥	33.3	% but < 66.7%	2.00%	1.00%
III		< 33.3%		2.25%	1.25%

The Average Excess Availability used in a determination of the Applicable Rate shall be determined based on the delivery of a quarterly pricing certificate (the “Quarterly Pricing Certificate”) of the Borrower by a Financial Officer of the Borrower to the Administrative Agent (with a copy to be sent by the Administrative Agent to each Lender), within 15 Business Days after the last day of each fiscal quarter of the Borrower, which certificate shall set forth the calculation of the Average Excess Availability for such fiscal quarter and the Applicable Rate which shall be thereafter applicable (until same are changed or cease to apply in accordance with the following sentences). The Applicable Rate so determined shall apply, except as set forth in the succeeding sentence, from the first day of the subsequent fiscal quarter (the “Start Date”) to the last day of the fiscal quarter immediately preceding the date on which the next Quarterly Pricing Certificate is delivered to the Administrative Agent (the “End Date”); provided that (x) if no such subsequent Quarterly Pricing Certificate is delivered on or prior to the date which is 15 Business Days following the last day of the fiscal quarter in which the previous Start Date occurred, the Applicable Rate shall be that set forth in Level III above from and after the applicable Start Date (provided that no failure to deliver a Quarterly Pricing Certificate shall in itself be deemed a Default or Event of Default) and (y) (A) if the Borrower shall fail to deliver any Borrowing Base Certificate by the date specified for such delivery under Section 5.01(e) for the relevant period and (B) at any other time that an Event of Default has occurred and is continuing, in each case, a new Start Date shall be deemed to have commenced, and the Applicable Rate shall automatically adjust to those that correspond to an Average Excess Availability at Level III set forth above; provided further that if any Quarterly Pricing Certificate shall prove to have been inaccurate at any time that this Agreement is in effect and any Loans or Commitments are outstanding hereunder, and such inaccuracy shall have resulted in the payment of interest or letter of credit fees hereunder at rates lower than those that were in fact applicable for any period had there been no such inaccuracy, then (a) the Borrower shall promptly deliver to the Administrative Agent a corrected Quarterly Pricing Certificate for the applicable period and (b) the Borrower shall promptly pay to the Administrative Agent, for distribution to the Lenders at such time, the accrued interest and letter of credit fees that should have been paid but was not paid as a result of such inaccuracy; provided that payment of interest or letter of credit fees at rates lower than those that were in effect applicable as a result of such inaccuracy shall not in any event be deemed retroactively to be an Event of Default pursuant to clause (b) of Article VII, and such amount payable shall be calculated without giving effect to any additional interest payable on overdue amounts under Section 2.12(c) if paid promptly on demand. Nothing in this paragraph shall limit the rights of the Administrative Agent or any Lender under Article VII.

“Appraisal Thresholds” has the meaning given to such term in Section 5.09(b).

“Approved Fund” means, with respect to any Lender or Eligible Assignee, any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in commercial loans and similar extensions of credit in the ordinary course of its activities and that is administered, advised or managed by (a) such Lender or Eligible Assignee, (b) an Affiliate of such Lender or Eligible Assignee or (c) an entity or an Affiliate of an entity that administers, advises or manages such Lender or Eligible Assignee.

“Arrangers” means, collectively, Deutsche Bank Securities Inc., Citibank, N.A. and SunTrust Robinson Humphrey, Inc., in their capacities as joint lead arrangers and joint bookrunners, and ABN AMRO Capital USA LLC, BNP Paribas, Credit Suisse AG, Cayman Islands Branch, Goldman Sachs Bank USA, PNC Bank, National Association and Standard Chartered Bank, in their capacities as joint lead arrangers, for the credit facility provided for herein.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any Person whose consent is required by Section 9.04) and accepted by the Administrative Agent, substantially in the form of Exhibit A or any other form (including electronic records generated by the use of an electronic platform) approved by the Administrative Agent.

“Audited Financial Statements” the audited combined balance sheets of the Borrower dated December 31, 2019, December 31, 2018 and December 31, 2017, and the related audited combined statements of operations, comprehensive income, equity (deficit) and cash flows as of and for the fiscal years ended December 31, 2019, December 31, 2018 and December 31, 2017.

“Average Excess Availability” means, with respect to any fiscal quarter, (a) (i) the sum of Excess Availability for each day during such fiscal quarter, divided by (ii) the number of days in such fiscal quarter, divided by (b)(i) the sum of the Line Cap for each day during such fiscal quarter divided by (ii) the number of days in such fiscal quarter.

“Average Utilization” means, with respect to any fiscal quarter, an amount equal to (a) the daily average Aggregate Revolving Exposure for such period (excluding any portion thereof attributable to Swingline Loans) divided by (b) the daily average Aggregate Revolving Commitments for such period.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of any Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Back to Back Arrangements” means any aggregated exposure transactions between or among the Borrower or any Restricted Subsidiaries, in connection with facilitating any Hedging Agreements; provided that, for such arrangements to constitute Back to Back Arrangements, such arrangements must be settled in cash, which for this purpose shall include netting of obligations, on or prior to the date that is (a) if a Restricted Subsidiary organized under the laws of the Russian Federation is a party to such arrangement, 110 calendar days and (b) in all other cases, on or prior to the date that is 45 calendar days, in each case after the date of any corresponding settlement with the third party counterparty to such Hedging Agreement.

“Bankruptcy Event” means, with respect to any Person, that such Person has become the subject of a bankruptcy, insolvency proceeding or Bail-In Action, or has had a receiver, conservator, trustee, administrator, custodian, examiner, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in, any such proceeding or appointment or has become the subject of a Bail-In Action; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or an Undisclosed Administration; provided further that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Benchmark Replacement” means the sum of: (a) the alternate benchmark rate ~~(which may be a SOFR-Based Rate)~~ that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body and/or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to ~~the LIBO Rate~~Term SOFR or the EURIBO Rate, as the case may be, for syndicated credit facilities denominated in dollars or ~~the applicable Permitted Foreign Currency~~Euro, respectively and (b) the Benchmark Replacement Adjustment; provided that, notwithstanding the foregoing, in no event shall the Benchmark Replacement at any time be less than 0.75% per annum; provided further that any such Benchmark Replacement shall be administratively feasible as determined by the Administrative Agent in its reasonable discretion.

“Benchmark Replacement Adjustment” means the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of ~~the LIBO Rate~~Term SOFR or the EURIBO Rate, as the case may be, with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of ~~the LIBO Rate~~Term SOFR or the EURIBO Rate, as the case may be, with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in dollars or ~~the applicable Permitted Foreign Currency~~Euro, respectively, at such time (for the avoidance of doubt, such Benchmark Replacement Adjustment shall not be in the form of a reduction to the Applicable Rate).

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that the Administrative Agent decides in its reasonable discretion, after consultation with the Borrower, may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides, after consultation with the Borrower, is reasonably necessary in connection with the administration of this Agreement).

“Benchmark Replacement Date” means the earlier to occur of the following events with respect to ~~the LIBO Rate~~Term SOFR or the EURIBO Rate:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the Term SOFR Administrator or administrator of the ~~applicable~~EURIBO Screen Rate permanently or indefinitely ceases to provide Term SOFR or the ~~applicable~~EURIBO Screen Rate, respectively; or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to ~~the LIBO Rate~~Term SOFR or the EURIBO Rate:

(1) a public statement or publication of information by or on behalf of the Term SOFR Administrator or administrator of the ~~applicable~~EURIBO Screen Rate announcing that such administrator has ceased or will cease to provide the applicable ~~Screen Rate~~rate, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the applicable ~~Screen Rate~~rate;

(2) a public statement or publication of information by the regulatory supervisor for the Term SOFR Administrator or administrator of the ~~applicable~~EURIBO Screen Rate, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the Term SOFR Administrator or administrator for the ~~applicable~~EURIBO Screen Rate, a resolution authority with jurisdiction over the Term SOFR Administrator or administrator for the ~~applicable~~EURIBO Screen Rate or a court or an entity with similar insolvency or resolution authority over the Term SOFR Administrator or administrator for the ~~applicable~~EURIBO Screen Rate, in each case which states that the Term SOFR Administrator or administrator of the ~~applicable~~EURIBO Screen Rate has ceased or will cease to provide Term SOFR or the ~~applicable~~EURIBO Screen Rate permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide Term SOFR or the ~~applicable~~EURIBO Screen Rate; and/or

(3) a public statement or publication of information by the regulatory supervisor for the Term SOFR Administrator or administrator of the ~~applicable~~EURIBO Screen Rate announcing that Term SOFR or the ~~applicable~~EURIBO Screen Rate is no longer representative.

“Benchmark Transition Start Date” means (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by the Administrative Agent, the Borrower, or the Required Lenders, as applicable, by notice to the Borrower, the Administrative Agent (in the case of such notice by the Required Lenders) and the Lenders.

“Benchmark Unavailability Period” means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to ~~the LIBO Rate~~Term SOFR or the EURIBO Rate, as the case may be, and solely to the extent that ~~the LIBO Rate~~Term SOFR or the EURIBO Rate, as the case may be, has not been replaced with a Benchmark Replacement, the period (x) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced ~~the LIBO Rate~~Term SOFR or the EURIBO Rate, as applicable, for all purposes hereunder in accordance with Section 2.14 and (y) ending at the time that a Benchmark Replacement has replaced ~~the LIBO Rate~~Term SOFR or the EURIBO Rate, as applicable, for all purposes hereunder pursuant to Section 2.14.

“Beneficial Ownership Certification” means a certification regarding individual beneficial ownership solely to the extent expressly required by 31 C.F.R. § 1010.230 (the “Beneficial Ownership Regulation”).

“Beneficial Ownership Regulation” has the meaning specified in the definition of Beneficial Ownership Certification.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Borrower” has the meaning assigned to such term in the introductory statement to this Agreement.

“Borrowing” means (a) Revolving Loans of the same Class, Type and currency, made, converted or continued on the same date and, in the case of Eurocurrency Loans and SOFR Loans, as to which a single Interest Period is in effect, (b) Swingline Loans made on the same date and (c) Protective Advances made on the same date.

“Borrowing Base” means, as of any date of determination, the sum of:

(a) 85% of the amount of Eligible Accounts, plus

(b) the lesser of:

(i) the product of 75% multiplied by the value (calculated at the lower of cost or market on a first-in-first-out basis or weighted average basis consistent with the Loan Parties’ historical accounting practices) of Eligible Inventory at such time, and

(ii) the product of 85% multiplied by the Net Recovery Percentage identified in the most recent Acceptable Appraisal and Field Exam, multiplied by the value (calculated at the lower of cost or market on a first-in-first-out basis or weighted average basis consistent with the Loan Parties’ historical accounting practices) of Eligible Inventory (such determination may be made as to different categories of Eligible Inventory based upon the Net Recovery Percentage applicable to such categories) at such time, minus

(c) the aggregate amount of Reserves, if any, established by the Administrative Agent from time to time in its Permitted Discretion.

Notwithstanding the foregoing, until the earlier of the (i) the date that is 90 days after the Effective Date (or such later date as the Required Lenders may agree; provided that to the extent such delay has arisen as a result of circumstances relating to the COVID-19 pandemic, the Required Lenders shall agree to appropriate extensions in light of such circumstances) and (ii) the date of delivery to the Administrative Agent of the initial Acceptable Appraisal and Field Exam, together with a Borrowing Base Certificate reflecting the results thereof, the Borrowing Base shall be $500,000,000; provided that, in the event that the Administrative Agent has not received the initial Acceptable Appraisal and Field Exam and related Borrowing Base Certificate by such date (the “Borrowing Base Reduction Date”) and such delay has not arisen as a result of circumstances relating to the COVID-19 pandemic, then until the earlier of (i) the date on which the initial Acceptable Appraisal and Field Exam and related Borrowing Base Certificate are delivered to the Administrative Agent and (ii) the date that is 180 days after the Effective Date (or such later date as the Required Lenders may agree), the Borrowing Base shall be deemed to equal the aggregate face amount of Letters of Credit outstanding hereunder on the Borrowing Base Reduction Date; provided further that if the initial Acceptable Appraisal and Field Exam and related Borrowing Base Certificate shall not have been delivered to the Administrative Agent within such 180-day period (or such longer period as is agreed by the Required Lenders), the Borrowing Base shall be $0 from the end of such period until such time as the initial Acceptable Appraisal and Field Exam and related Borrowing Base Certificate have been delivered (but such non-delivery shall not itself constitute a Default or Event of Default).

“Borrowing Base Certificate” means a certificate substantially in the form of Exhibit O to this Agreement, which form may be amended, restated, supplemented or otherwise modified from time to time (including without limitation, changes to the format thereof) by the Borrower, as approved by the Administrative Agent in its sole discretion, including as may be appropriate to reflect the results of the initial Acceptable Appraisal and Field Exam, together with all attachments and supporting documentation contemplated thereby.

“Borrowing Minimum” means (a) in the case of a SOFR Borrowing, $1,000,000, (b) in the case of a Eurocurrency Borrowing ~~(i) denominated in dollars, $1,000,000, (ii)~~ denominated in Euro, €1,000,000 ~~and~~, (~~iii~~c) in the case of a Borrowing denominated in a Permitted Foreign Currency other than Euro, the smallest amount that is a multiple of 1,000,000 units of such currency and that has a Dollar Equivalent of $1,000,000 or more and (~~b~~d) in the case of an ABR Borrowing, $1,000,000.

“Borrowing Multiple” means (a) in the case of a SOFR Borrowing, $250,000, (b) in the case of a Eurocurrency Borrowing ~~(i) denominated in dollars, $250,000, (ii) denominated in Euro~~, €250,000 ~~and~~, (~~iii~~c) in the case of a Borrowing denominated in a Permitted Foreign Currency other than Euro, the smallest amount that is a multiple of 500,000 units of such currency and that has a Dollar Equivalent of $250,000 or more and (~~b~~d) in the case of an ABR Borrowing, $100,000.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03, which shall be substantially in the form of Exhibit M (or such other form approved by the Administrative Agent and otherwise consistent with the requirements of Section 2.03).

“Business Day” means any day that is not a Saturday, a Sunday or any other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that (a) when used in connection with a ~~Eurocurrency~~SOFR Loan ~~(other than any Loan denominated in Euro)~~, Interpolated Term SOFR, Term SOFR or SOFR, the term “Business Day” shall also exclude any day ~~on which banks are not open for dealings in deposits in the applicable currency in the London interbank market or any day on which banks in London are not open for general business~~that is not a U.S. Government Securities Business Day and (b) when used in connection with a Eurocurrency Loan denominated in Euro, the term “Business Day” shall also exclude any day that is not a TARGET day.

“Calculation Date” shall mean (a) each date (with such date to be reasonably determined by the Administrative Agent) that is on or about the date of (i) a Borrowing Request or an Interest Election Request with respect to any Revolving Loan or Swingline Loan, (ii) the issuance of a Letter of Credit or (iii) the date on which any reimbursement of an LC Disbursement is required to be made, (b) the last Business Day of each calendar quarter, (c) if an Event of Default has occurred and is continuing, any other Business Day as determined by the Administrative Agent in its sole discretion, and (d) any other Business Day as determined by the Administrative Agent in its reasonable discretion.

“Capital Expenditures” means, with respect to any Person for any period, the aggregate of all expenditures by such Person and its consolidated Subsidiaries during such period which, in accordance with GAAP, are or should be included in “capital expenditures”.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases or finance leases on a balance sheet of such Person under GAAP (subject to the provisions of Section 1.04), and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP (subject to the provisions of Section 1.04).

“Captive Insurance Subsidiary” means a Subsidiary of the Borrower established for the purpose of, and to be engaged solely in the business of, insuring the businesses or facilities owned or operated by the Borrower or any of its Subsidiaries or joint ventures.

“Cash Dominion Event” means the occurrence of either of the following: (a) the occurrence and continuance of any Event of Default, or (b) Excess Availability shall have been less than the greater of (i) 12.5% of the Line Cap and (ii) $62,500,000 for five consecutive Business Days.

“Cash Dominion Period” means the period commencing after the occurrence of a Cash Dominion Event and continuing until the date when (a) in the case of a Cash Dominion Event described in clause (a) of the definition thereof, no Event of Default shall exist and be continuing, or (b) in the case of a Cash Dominion Event described in clause (b) of the definition thereof, Excess Availability is greater than the greater of (i) 12.5% of the Line Cap and (ii) $62,500,000 for 30 consecutive days.

“Cash Management Financing Facilities” has the meaning assigned to such term in the definition of “Secured Cash Management Obligations”.

“Cash Management Services” means the treasury management services (including controlled disbursements, zero balance arrangements, cash sweeps, automated clearinghouse transactions, return items, overdrafts, single entity or multi-entity multicurrency notional pooling structures, temporary advances, interest and fees and interstate depository network services), netting services, employee credit or purchase card programs and similar programs, in each case provided to the Borrower or any Restricted Subsidiary.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act and the rules of the SEC thereunder), of 35% or more of the Voting Equity Interests in the Borrower; provided, however, that this clause (a) shall not include any transaction where (x) the Borrower becomes a direct or indirect wholly owned subsidiary of a holding company, and (y) no Person or group (within the meaning of the Exchange

Act and the rules of the SEC thereunder) owns, directly or indirectly, beneficially or of record, 35% or more of the Voting Equity Interests in such holding company; or (b) the occurrence of a “Change in Control” as defined in the First Lien Notes Documents or the Second Lien Notes Documents.

For purposes of this definition, (i) “beneficial ownership” shall be as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act and (ii) the phrase Person or “group” is within the meaning of Section 13(d) or 14(d) of the Exchange Act, but excluding any employee benefit plan of such Person or “group” and its subsidiaries and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan provided that a Person shall not be deemed to have beneficial ownership of securities subject to a stock purchase agreement, merger agreement or similar agreement solely by virtue of such agreement until the consummation of the transactions contemplated by such agreement.

“Change in Law” means the occurrence, after the Effective Date (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives promulgated thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States of America or foreign regulatory authorities, in each case pursuant to Basel III, in each case shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted, promulgated or issued.

“Charges” has the meaning assigned to such term in Section 9.13.

“Class”, when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Incremental Revolving Loans, Swingline Loans or Protective Advances, (b) any Commitment, refers to whether such Commitment is a Revolving Commitment, a Commitment in respect of any Incremental Revolving Loans or a Swingline Commitment and (c) any Lender, refers to whether such Lender has a Loan or Commitment with respect to a particular Class. Additional Classes of Loans, Borrowings, Commitments and Lenders may be established pursuant to Section 2.22.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means any and all assets, whether real or personal, tangible or intangible, on which Liens are purported to be granted pursuant to the Security Documents as security for the Obligations, but excluding, for the avoidance of doubt, the Excluded Property.

“Collateral Access Agreement” means a landlord waiver, bailee letter, or acknowledgement agreement of any lessor, warehouseman, processor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in any Loan Party’s or its Subsidiaries’ books and records or Inventory, in each case, in form and substance reasonably satisfactory to the Administrative Agent.

“Collateral Agreement” means the ABL Collateral Agreement among the Loan Parties and the Administrative Agent, substantially in the form of Exhibit C, or any other collateral agreement reasonably requested (in accordance with the Collateral and Guarantee Requirement) by the Administrative Agent.

“Collateral and Guarantee Requirement” means, at any time, the requirement that:

(a) the Administrative Agent shall have received from the Borrower, each other Loan Party and each Designated Subsidiary (i) a counterpart of each Security Document to which such Person is a party duly executed and delivered on behalf of such Person or (ii) in the case of any Subsidiary that becomes a Loan Party or a Designated Subsidiary after the Effective Date, a supplement to the Collateral Agreement in substantially the form attached as Exhibit I thereto, a supplement to the Guarantee Agreement in substantially the form attached as Exhibit I thereto, a Patent Security Agreement, Trademark Security Agreement and/or Copyright Security Agreement (each as defined in the Collateral Agreement, and to the extent applicable) and other security documents reasonably requested by the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent (consistent with the Security Documents in effect on the Effective Date), duly executed and delivered on behalf of such Person, in each case, together with opinions and documents of the type referred to in Sections 4.01(b) and (c) with respect to such Person as may be reasonably requested by the Administrative Agent;

(b) (i) all outstanding Equity Interests (other than any Equity Interest constituting Excluded Property) of each Restricted Subsidiary that is a Material Subsidiary, in each case owned by any Loan Party, shall have been pledged pursuant to the Collateral Agreement; provided that the Loan Parties shall not be required to pledge Excluded Property and (ii) the Administrative Agent (or any other person acting as bailee for the Administrative Agent pursuant to the ABL/Notes Intercreditor Agreement or an Acceptable Intercreditor Agreement) shall, to the extent required by the Collateral Agreement, have received certificates or other instruments representing all such Equity Interests of any Restricted Subsidiary (other than any Equity Interest constituting Excluded Property) held by any Loan Party, together with undated stock powers or other appropriate instruments of transfer with respect thereto endorsed in blank (to the extent applicable and provided that no Loan Party shall have any obligation to deliver a certificate or other instrument representing any such Equity Interest if such Equity Interest is uncertificated);

(c) (i) all Indebtedness of the Borrower and each Subsidiary that is owing to any Loan Party shall be evidenced by, at the Loan Party’s option, a Global Intercompany Note or one or more standalone promissory notes (in each case to the extent required by Section 6.04(f)), and shall be Collateral pursuant to the applicable Security Documents; and (ii) the Administrative Agent (or any other person acting as bailee for the Administrative Agent pursuant to the ABL/Notes Intercreditor Agreement or an Acceptable Intercreditor Agreement) shall have received the Global Intercompany Note and all such promissory notes with a principal amount of $25,000,000 or more, together with undated instruments of transfer with respect thereto endorsed in blank;

(d) all financing statements and other appropriate filings or recordings, including Uniform Commercial Code financing statements, required by law or specified in the Security Documents to be filed, registered or recorded on the Effective Date (or on the applicable date the Collateral and Guarantee Requirement is required to be satisfied with respect to the relevant assets pursuant to Sections 5.12, 5.13 and 5.15 hereof or applicable provisions in the Security Documents) shall have been so filed, registered or recorded or delivered to the Administrative Agent for such filing, registration or recording;

(e) the Administrative Agent shall have received (i) counterparts of a Mortgage with respect to each Mortgaged Property duly executed and delivered by the record owner of such Mortgaged Property (provided that if the Mortgaged Property is in a jurisdiction that imposes a mortgage recording or similar tax on the amount secured by such Mortgage, then the amount secured by such Mortgage shall be limited to the fair market value, as reasonably determined by the Borrower in good faith, of such Mortgaged Property), (ii) a policy or policies of title insurance issued by a nationally recognized title insurance company insuring the Lien of each such Mortgage as a valid and enforceable first Lien on the Mortgaged Property described therein, free of any other Liens except as expressly permitted by Section 6.02, together with such endorsements, coinsurance and reinsurance as the Administrative Agent may reasonably request to the extent available in the applicable jurisdiction at commercially reasonable rates (it being agreed that the Administrative Agent shall accept zoning reports from a nationally recognized zoning company in lieu of zoning endorsements to such title insurance policies), in an amount equal to the fair market value of such Mortgaged Property as reasonably determined by the Borrower in good faith, provided that in no event will the Borrower be required to obtain independent appraisals or other third-party valuations of such Mortgaged Property, unless required by FIRREA or other applicable law, provided, however, the Borrower shall provide to the title company such supporting information with respect to its determination of Fair Market Value as may be reasonably required by the title company, (iii) with respect to each Mortgaged Property located in the United States, a completed “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination (together with a notice about special flood hazard area status and flood disaster assistance, which, if applicable, shall be duly executed by the applicable Loan Party relating to such Mortgaged Property), and, if any such Mortgaged Property is located in an area determined by the Federal Emergency Management Agency to have special flood hazards, evidence of such flood insurance as may be required under the Flood Insurance Laws and (iv) such customary surveys (or existing surveys together with no-change affidavits of such Mortgaged Property or survey alternatives, including express maps or ZipMaps), abstracts, legal opinions, title documents and other documents as the Administrative Agent or the Required Lenders may reasonably request with respect to any such Mortgage or Mortgaged Property; provided that (x) the Loan Parties shall use their reasonable best efforts to comply with the requirements of the foregoing clauses (i), (ii), (iii) and (iv) on or before, (1) in the case of Mortgaged Property owned on the Effective Date, the date that is 120 days after the Effective Date (or such longer period as the Administrative Agent may, in its reasonable discretion, agree (such approval or consent not to be unreasonably withheld or delayed)) in accordance with Section 5.15; provided that the Borrower shall have the right to a 90-day extension if the Borrower reasonably determines that it is impracticable to meet the foregoing deadline in light of restrictions related to the COVID-19 pandemic) or (2) in the case of other Mortgaged Property, the date required by Section 5.12(a) or 5.13(a), as applicable, (y) legal opinions referred to in the foregoing clause (iv) shall be limited to the purposes of obtaining customary legal opinions from counsel qualified to opine in the jurisdiction where such Mortgaged Property is located regarding solely the enforceability of the Mortgage for such Mortgaged Property and such other customary matters as may be in form and substance reasonably satisfactory to the Administrative Agent; and (z) no delivery of new surveys shall be required for any Mortgaged Property where the title company will issue a lender’s title policy with the standard survey exception omitted from such title policy and there are no affirmative endorsements to such title policy that require a survey;

(f) the Administrative Agent shall have received a counterpart, duly executed and delivered by the applicable Loan Party and the applicable depositary bank or securities intermediary, as applicable, of a Control Agreement with respect to (i) each deposit account maintained by any Loan Party with any depositary bank (other than any Excluded Deposit Account) and (ii) each securities account maintained by any Loan Party with any securities intermediary (other than any Excluded Securities Account), and the requirements of this Agreement and the Collateral Agreement relating to the concentration and application of collections on accounts shall have been satisfied; provided that the requirements of this clause (f) shall be complied with within 90 days following the Effective Date (or such longer period as the Administrative Agent may agree; provided that the Administrative Agent shall take into account the impact of the COVID-19 pandemic on the ability of the Loan Parties to deliver such items within such time);

(g) each Loan Party shall have used commercially reasonable efforts to deliver all Collateral Access Agreements requested of it pursuant to this Agreement provided that, with respect to Collateral Access Agreements requested for properties leased by any Loan Party as of the Effective Date, such Collateral Access Agreements shall not be required to be delivered prior to 90 days following the Effective Date (or such longer period as the Administrative Agent may agree and the Administrative Agent shall take into account the impact of the COVID-19 pandemic on the ability of the Loan Parties to deliver such items within such time); and

(h) to the extent required by the terms hereof or by the Security Documents, each Loan Party shall have obtained all consents and approvals required to be obtained by it in connection with the execution and delivery of all Security Documents to which it is a party, the performance of its obligations thereunder and the granting by it of the Liens thereunder.

Notwithstanding anything to the contrary, subject to the proviso set forth in the following sentence, no Loan Party shall be required, nor shall the Administrative Agent be authorized, to perfect pledges, security interests or mortgages of Collateral of Loan Parties by any means other than by (A) filings pursuant to the Uniform Commercial Code, in the office of the Secretary of State (or similar central filing office) of the relevant jurisdiction where the grantor is located (as determined pursuant to the Uniform Commercial Code) and filings in the applicable real estate records with respect to Mortgaged Properties, (B) with respect to IP Rights, filings in the United States Patent and Trademark Office and the United States Copyright Office as expressly required in the Security Documents, (C) delivery to the Administrative Agent, to be held in its possession, of the Global Intercompany Note and all Collateral consisting of intercompany notes in a principal amount of $25,000,000 or more, owed by a single obligor, stock certificates of Restricted Subsidiaries and instruments, in each case as expressly required in the Security Documents and (D) the entry into control agreements with respect to cash and Permitted Investments, other deposit accounts, securities accounts or commodities accounts. For the avoidance of doubt, and notwithstanding anything to the contrary, including the foregoing, (x) no actions (including filings or searches) shall be required in order to create or perfect any security interest in any assets held or located outside of the United States of the Loan Parties (including any IP Rights registered or applied-for in, or otherwise located in, protected or arising under the laws of any jurisdiction outside the United States), (y) no foreign law security or pledge agreements or foreign law mortgages or deeds shall be required outside of the United States with respect to any Loan Party and (z) with respect to any Collateral other than ABL Priority Collateral, no actions (including filings or searches) shall be required in order to create or perfect any security interest in such Collateral to the extent such actions are not required under the terms of the Indebtedness that is secured by a Lien on such Collateral that is senior in priority to the Liens on such Collateral securing the Obligations; provided that in no event shall this clause (z) operate to exclude, render ineffective or remove from the Collateral, or limit any obligation to create or perfect any Lien thereon, to the extent the same is required pursuant to the First Lien Notes Documents as in effect on the Effective Date.

Notwithstanding anything herein to the contrary, any provision of this Agreement that limits perfection requirements to perfection under U.S. law, filings of Uniform Commercial Code financing statements or filings with the United States Patent and Trademark Office or the United States Copyright Office shall not apply to any assets (other than Excluded Property) of any Foreign Subsidiary that becomes a Loan Party at the Borrower’s option pursuant to Section 5.12 and, in the event the Borrower, at its option, elects to cause a Foreign Subsidiary to become a Loan Party pursuant to Section 5.12, such Foreign Subsidiary shall complete filings or take actions necessary to create and perfect security interests in assets of such Foreign Subsidiary (other than Excluded Property (including any additional categories of excluded assets that may be customary or necessary under the requirements of law in the applicable jurisdiction of such Foreign Subsidiary and of any applicable asset of such Foreign Subsidiary, as reasonably agreed between the Administrative Agent and the Borrower)) in the jurisdiction in which such Foreign Subsidiary or any other Loan Party is organized or in the jurisdiction in which the assets of such Foreign Subsidiary is located, including, in each case, the execution and delivery of security agreements or pledge agreements relating to such assets of such Foreign Subsidiary and governed by the laws of the jurisdiction in which such Foreign Subsidiary is organized or in the jurisdiction in which such assets of such Foreign Subsidiary is located.

“Collection Account” shall mean any deposit account of any Loan Party located with a depositary bank that is a Lender or other depositary bank in the United States of America and into which any payments or remittances with respect to any Accounts of any Loan Party are made.

“Commercial Agreement” shall mean any commodity prepayment contract, contract with payment or performance delays or any other equivalent agreement, in each case, relating to a commodity transaction that is not a Hedging Agreement, resulting in a performance risk or credit exposure, as applicable.

“Commitment” means (a) with respect to any Lender, such Lender’s Revolving Commitment or commitment in respect of any Incremental Revolving Loans and (b) with respect to any Swingline Lender, its Swingline Commitment.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.) and any successor statute.

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to this Agreement or any other Loan Document or the transactions contemplated herein or therein that is distributed to the Administrative Agent, any Lender or any Issuing Bank by means of electronic communications pursuant to Section 9.01, including through the Platform.

~~“Compounded SOFR” means the compounded average of SOFRs for the applicable Corresponding Tenor, with the rate, or methodology for this rate, and conventions for this rate (which may include compounding in arrears with a lookback and/or suspension period as a mechanism to determine the interest amount payable prior to the end of each Interest Period) being established by the Administrative Agent in accordance with:~~

~~(1) the rate, or methodology for this rate, and conventions for this rate selected or recommended by the Relevant Governmental Body for determining compounded SOFR; provided that:~~

~~(2) if, and to the extent that, the Administrative Agent determines that Compounded SOFR cannot be determined in accordance with clause (1) above, then the rate, or methodology for this rate, and conventions for this rate that the Administrative Agent determines in its reasonable discretion are substantially consistent with any evolving or then-prevailing market convention for determining compounded SOFR for syndicated credit facilities denominated in dollars or the applicable Permitted Foreign Currency at such time;~~

~~provided, further, that if the Administrative Agent decides that any such rate, methodology or convention determined in accordance with clause (1) or clause (2) is not administratively feasible for the Administrative Agent, then Compounded SOFR will be deemed unable to be determined for purposes of the definition of “Benchmark Replacement.”~~

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consenting Lender” has the meaning assigned to such term in Section 2.22(a).

“Consolidated Debt” means, as of any date, the aggregate principal amount of Indebtedness of the type specified in the following clauses of the definition of “Indebtedness”: clause (a), clause (b), clause (c), clause (e), clause (h), clause (i) (but only to the extent drawn and unreimbursed after one Business Day), clause (j), clause (l) and clauses (f) and (g) (but in each case of clause (f) and (g) only to the extent supporting Indebtedness of the types referred to above), in each case relating to the Restricted Group outstanding as of such date determined on a consolidated basis.

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period plus

(a) without duplication and to the extent deducted in determining such Consolidated Net Income for such period, the sum of:

(i) total interest expense for such period, and, to the extent not reflected in such total interest expense, the sum of (A) premium payments, debt discount, fees, charges and related expenses incurred in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, plus (B) the portion of rent expense with respect to such period under Capital Leases that is treated as interest expense in accordance with GAAP, plus (C) any losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income and gains on such hedging obligations or such derivative instruments, plus (D) bank and letter of credit fees and costs of surety bonds in connection with financing activities, plus (E) any commissions, discounts, yield and other fees and charges (including any interest expense) related to any Permitted Receivables Facility, plus (F) amortization or write-off of deferred financing fees, debt issuance costs, debt discount or premium, terminated hedging obligations and other commissions, financing fees and expenses and, adjusted, to the extent included, to exclude any refunds or similar credits received in connection with the purchasing or procurement of goods or services under any purchasing card or similar program,

(ii) provision for Taxes based on income, profits, revenue or capital for such period, including, without limitation, state, franchise, excise, gross receipts, value added, margins, and similar taxes and foreign withholding taxes (including penalties and interest related to taxes or arising from tax examinations),

(iii) depreciation and amortization expense for such period,

(iv) costs and expenses incurred or attributed to the Borrower and its Subsidiaries in connection with the Spin-Off, including but not limited to severance costs, relocation costs, repositioning and other restructuring costs, integration and facilities’ opening costs and other business optimization expenses and operating improvements and establishment costs, recruiting fees, signing costs, retention or completion bonuses, transition costs, costs related to closure/consolidation of facilities, internal costs in respect of Spin-Off related initiatives and curtailments or modifications to pension and post-retirement employee benefit plans (including any settlement of pension liabilities), contract terminations and professional and consulting fees incurred in connection with any of the foregoing, in each case incurred in connection with the Spin-Off during such period to the extent such incurrence occurs prior to the one-year anniversary of the Spin-Off (but excluding, for the avoidance of doubt, any costs or expenses arising out of or relating to the Grenfell Tower Fire),

(v) fees, costs and expenses incurred during such period in connection with any proposed or actual permitted merger, acquisition, Investment, asset sale or other disposition, debt incurrence or refinancing or other capital markets transaction, without regard to the consummation thereof,

(vi) unusual, non-recurring, or exceptional expenses, losses or charges incurred during such period,

(vii) [reserved],

(viii) any non-cash charges, losses or expenses for such period (but excluding any non-cash charge, loss or expense in respect of an item that was included in Consolidated Net Income in a prior period and any non-cash charge, loss or expense that relates to the write-down or write-off of inventory, other than any write-down or write-off of inventory as a result of purchase accounting adjustments in respect of any acquisition permitted by the credit facilities provided for under this Agreement); provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period will be deducted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period,

(ix) any non-cash loss attributable to the mark to market movement in the valuation of any Equity Interests, and hedging obligations or other derivative instruments;

(x) (A) any losses relating to amounts paid in cash prior to the stated settlement date of any hedging obligation that has been reflected in Consolidated Net Income for such period, (B) any losses during such period attributable to early extinguishment of indebtedness or obligations under any Hedging Agreement and (C) any gain relating to hedging obligations associated with transactions realized in the current period that has been reflected in Consolidated Net Income in prior periods and excluded from Consolidated EBITDA pursuant to clauses (b)(iv) below,

(xi) any losses during such period resulting from the sale or disposition of any asset outside the ordinary course of business,

(xii) the (A) amount of cost savings, operating expense reductions, synergies and other operating improvements projected by the Borrower in good faith to be realized as a result of Permitted Acquisitions and similar investments, operational changes, business realignment projects or initiatives, restructurings, reorganizations or similar actions reasonably expected to be realized within 18 months of the date the applicable event is consummated (which cost savings, expense reductions, synergies or operating improvements shall be subject only to certification by management of the Issuer and shall be calculated on a pro forma basis as though such cost savings, expense reductions, synergies or improvements had been realized on the first day of such period); provided that such cost savings, expense reductions, synergies or improvements (I) are reasonably identifiable and factually supportable, net of the amount of actual benefits realized during such period from such actions, (II) shall not exceed 20.0% of Consolidated EBITDA (calculated based on Consolidated EBITDA prior to giving effect to such cost savings, operating expense reductions, synergies and improvements) and (III) shall not be added pursuant to this clause (a)(xii) to the extent duplicative of any cost savings, expenses reductions, synergies or improvements otherwise added to Consolidated EBITDA; (B) business optimization expenses (including consolidation initiatives, severance costs and other costs relating to initiatives aimed at profitability improvement); and (C) restructuring charges or reserves (including restructuring costs related to acquisitions after the Effective Date and to closure and/or consolidation of facilities and to exiting lines of business), and

(xiii) non-cash, non-service pension expenses,

minus

(b) without duplication and to the extent included in determining such Consolidated Net Income, the sum of

(i) interest income for such period,

(ii) any non-cash gains for such period (other than any such non-cash gains (A) in respect of which cash was received in a prior period or will be received in a future period and (B) that represent the reversal of any accrual in a prior period for, or the reversal of any cash reserves established in a prior period for, anticipated cash charges),

(iii) all gains during such period resulting from the sale or disposition of any asset outside the ordinary course of business,

(iv) (A) any gains relating to amounts received in cash prior to the stated settlement date of any hedging obligation that has been reflected in Consolidated Net Income for such period, (B) any gains during such period attributable to early extinguishment of Indebtedness or obligations under any Hedging Agreement and (C) any loss relating to hedging obligations associated with transactions realized in the current period that has been reflected in Consolidated Net Income in prior periods and excluded from Consolidated EBITDA pursuant to clause (a)(x) above,

(v) any non-cash gain attributable to the mark to market movement in the valuation of any Equity Interests, and hedging obligations or other derivative instruments, and

(vi) all unusual, non-recurring or exceptional gains for such period.

In the event any Subsidiary shall be a subsidiary that is not wholly owned by the Borrower, all amounts added back in computing Consolidated EBITDA for any period pursuant to clause (a) above, and all amounts subtracted in computing Consolidated EBITDA pursuant to clause (b) above, to the extent such amounts are, in the reasonable judgment of a Financial Officer of the Borrower, attributable to such subsidiary, shall be reduced by the portion thereof that is attributable to the non-controlling interest in such subsidiary.

Notwithstanding the foregoing and any requirements of GAAP to the contrary, Consolidated EBITDA shall be deemed to equal (a) $198,000,000 for the fiscal quarter ended June 30, 2019, (b) $199,000,000 for the fiscal quarter ended September 30, 2019, (c) $186,000,000 for the fiscal quarter ended December 31, 2019 and (d) $213,000,000 for the fiscal quarter ended March 31, 2020 (it being understood that such amounts are subject to adjustments, as and to the extent otherwise contemplated in this Agreement, in connection with any calculation on a Pro Forma Basis).

“Consolidated Interest Expense” means for any period, the excess of (a) the interest expense (including imputed interest expense in respect of Capital Lease Obligations) of the Restricted Group for such period paid in cash during such period, determined on a consolidated basis in accordance with GAAP, minus (b) interest income of the Restricted Group for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Income” means, for any period, (a) the net income or loss of the Restricted Group for such period determined in accordance with GAAP as set forth on the consolidated financial statements of the Restricted Group for such period ((x) excluding any impact of costs and expenses (including legal fees) or gain or loss (including as the result of insurance recoveries received directly from the insurance company or indirectly from Howmet Aerospace Inc.) in each case arising from or attributable to the Grenfell Tower Fire and (y) reduced for any cash payments made during such period, whether or not such cash payments would be required to reduce net income in accordance with GAAP, resulting from costs and expenses (including legal fees) arising from or attributable to the Grenfell Tower Fire except to the extent such payments either (i) have been reimbursed in cash directly from an insurance provider or indirectly from Howmet or (ii) are expected to be covered and reimbursed (A) in cash within 365 days directly by an insurance provider that is financially sound and reputable and has not disputed coverage or (B) indirectly by Howmet (in each case of (A) and (B), as determined by the Borrower in good faith); provided that to the extent such amounts are not so reimbursed within such 365 day period or are no longer expected to be covered and reimbursed or are disputed, then such unreimbursed amount shall reduce net income for such period), excluding (b) any Transaction Costs incurred during such period and excluding (c) fees and expenses incurred during such period in connection with any proposed or actual permitted merger, acquisition, Investment, asset sale, other disposition or capital markets transaction, without regard to the consummation thereof and any gains (loss) and all fees and expenses or charges relating thereto for such period attributable to early extinguishment of Indebtedness or obligations under any Hedging Agreement; provided that there shall be excluded (i) the income of any Person that is not a member of the Restricted Group, except to the extent of the amount of cash dividends or other cash distributions (or, in the case of non-cash distributions, to the extent converted into cash) actually paid by such Person to the Borrower or any Restricted Subsidiary of the Borrower during such period, (ii) any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss, (iii) any unrealized or realized gain or loss due solely to fluctuations in currency values and the related tax effects, determined in accordance with GAAP, and (iv) the cumulative effect of a change in accounting principles in such period, if any.

“Consolidated Secured Debt” means, at any date, the aggregate principal amount of Consolidated Debt that is secured by a Lien on any asset of the Borrower or any Restricted Subsidiary.

“Consolidated Secured Leverage Ratio” means, as of the last day of any fiscal quarter, the ratio of (a) Consolidated Secured Debt minus Unrestricted Cash to (b) Consolidated EBITDA for the four consecutive fiscal quarters of the Borrower ended on such date.

“Consolidated Total Assets” means the total assets of the Restricted Group determined in accordance with GAAP.

“Consolidated Total Leverage Ratio” means, as of the last day of any fiscal quarter, the ratio of (a) Consolidated Debt minus Unrestricted Cash to (b) Consolidated EBITDA for the four consecutive fiscal quarters of the Borrower ended on such date.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, or the dismissal or appointment of the management, of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Control Agreement” means a control agreement, in form and substance reasonably satisfactory to the Administrative Agent, executed and delivered by a Loan Party or one of its Subsidiaries, the Administrative Agent, and the applicable securities intermediary (with respect to a Securities Account) or depositary bank (with respect to a Deposit Account).

“Control Notice” has the meaning assigned to such term or any similar term (including “Shifting Control Notice”, “Exclusive Access Notice” and “Activation Notice”) in each Control Agreement.

“Convertible Indebtedness” means Indebtedness of the Borrower (which may be guaranteed by Loan Parties but not by Subsidiaries that are not Loan Parties) permitted to be incurred under the terms of this Agreement that is either (a) convertible into common Equity Interests of the Borrower (and cash in lieu of fractional shares) and/or cash (in an amount determined by reference to the price of such common Equity Interests) or (b) sold as units with call options, warrants or rights to purchase (or substantially equivalent derivative transactions) that are exercisable for common Equity Interests of the Borrower and/or cash (in an amount determined by reference to the price of such common Equity Interests).

“Copyrights” has the meaning assigned to such term in the Collateral Agreement.

~~“Corresponding Tenor” with respect to a Benchmark Replacement means a tenor (including overnight) having approximately the same length (disregarding business day adjustment) as the applicable tenor for the applicable Interest Period with respect to the LIBO Rate.~~

“Covenant Testing Period” means a period (a) commencing on the last day of the fiscal quarter of the Borrower most recently ended prior to a Covenant Trigger Event for which the Borrower was required to deliver to the Administrative Agent quarterly or annual financial statements pursuant to Section 5.01(a) or (b) of this Agreement, and (b) continuing through and including the first day after such Covenant Trigger Event that Excess Availability has equaled or exceeded the greater of (i) 10% of the Line Cap and (ii) $50,000,000 for 30 consecutive days.

“Covenant Trigger Event” means if at any time Excess Availability is less than the greater of (i) 10% of the Line Cap at such time, and (ii) $50,000,000.

“Covered Entity” means any of the following:

(i)	a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)	a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)	a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning assigned to it in Section 9.21.

“Credit Party” means the Administrative Agent, each Issuing Bank, each Lender and each Swingline Lender.

“DBNY” means Deutsche Bank AG New York Branch.

“Deadline” has the meaning assigned to such term in Section 2.11(d).

“Default” means any event or condition that constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, constitute an Event of Default.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means any Revolving Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit, Swingline Loans or Protective Advances or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Revolving Lender notifies the Administrative Agent in writing that such failure is the result of such Revolving Lender’s good faith determination that a condition precedent to funding (specifically identified in such writing, including, if applicable, by reference to a specific Default) has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Revolving Lender’s good faith determination that a condition precedent to funding (specifically identified in such writing, including, if applicable, by reference to a specific Default) cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Credit Party, made in good faith, to provide a certification in writing from an authorized officer of such Revolving Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit, Swingline Loans and Protective Advances; provided that such Revolving Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent or (d) has, or has a direct or indirect parent company that has, become the subject of a Bankruptcy Event. Any determination by the Administrative Agent that a Revolving Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Revolving Lender shall be deemed to be a Defaulting Lender (subject to Section 2.20) upon delivery of written notice of such determination to the Borrower, each Issuing Bank, each Swingline Lender and each other Lender.

“Deposit Account” has the meaning assigned to such term in the UCC.

“Designated Borrower” means any wholly owned Subsidiary of the Borrower that (i) is listed as a Designated Borrower on Schedule 1.03 and (ii) has become a party hereto as a borrower in accordance with Section 9.22, other than any Subsidiary that has ceased to be a Designated Borrower pursuant to Section 9.22; provided that, with respect to each such listed Subsidiary, its status as a Designated Borrower hereunder shall not be effective until (a) such Subsidiary shall have executed and delivered a Designated Borrower Joinder pursuant to which such Subsidiary shall for all purposes of this Agreement be a party to and a Designated Borrower under this Agreement and the other Loan Documents and (b) to the extent not already provided, such Subsidiary shall have entered into security documents securing such Subsidiary’s monetary obligations as a Designated Borrower and the Subsidiaries of such Subsidiary (other than any such Subsidiaries which are Excluded Subsidiaries) shall have entered into guarantee documents guaranteeing, and security documents securing, the Obligations, in each case in form and substance reasonably satisfactory to the Administrative Agent.

“Designated Borrower Joinder” means a joinder agreement with respect to a Designated Borrower substantially in the form of Exhibit N-1, with such changes thereto as are reasonable satisfactory to the Administrative Agent.

“Designated Borrower Termination” means a Designated Borrower Termination substantially in the form of Exhibit N-2.

“Designated Jurisdiction” means Australia, Canada (and any province thereof), England and Wales, Germany, Hungary, Luxembourg, the Netherlands and New Zealand and any other jurisdiction in which a Designated Subsidiary is organized (i) that is reasonably satisfactory to the Administrative Agent in its reasonable discretion (taking into account the value to be realized by, and the enforceability of, a Guarantee by a Restricted Subsidiary organized in such jurisdiction of the Obligations and the grant of a security interest in the assets of such Restricted Subsidiary to secure the Obligations).

“Designated Non-Cash Consideration” means the fair market value of non-cash consideration received by the Borrower or a Subsidiary in connection with a disposition pursuant to Section 6.05(k) that is designated as Designated Non-Cash Consideration pursuant to a certificate of an executive officer, setting forth the basis of such valuation (which amount will be reduced by the fair market value of the portion of the non-cash consideration converted to cash within 180 days following the consummation of such disposition).

“Designated Pari Additional Secured Obligations” means any Secured Cash Management Obligations, Secured Commercial Obligations, Secured Hedging Obligations and Secured Supply Chain Financing Obligations that shall have been designated by written notice from the Borrower and the applicable Secured Party to the Administrative Agent as “Designated Secured Cash Management Obligations”, “Designated Secured Commercial Obligations”, “Designated Secured Hedging Obligations” or “Designated Secured Supply Chain Financing Obligations”, as the case may be, for all purposes hereof, so long as such notice specifies the Designated Pari Amount with respect thereto and on the date of such designation (or, in the event the Designated Pari Amount with respect thereto shall increase as contemplated by the definition of such term, on the date of effectiveness of such increase), the establishment of a Designated Pari Additional Secured

Obligations Reserve in the amount of the Designated Pari Amount with respect thereto would not result in the Aggregate Revolving Exposure exceeding the Line Cap (after giving pro forma effect to the establishment of such Designated Pari Additional Secured Obligations Reserve). The Administrative Agent shall have no responsibility or liability for the calculation of the exposure owing by the Loan Parties under any such Secured Cash Management Obligations, Secured Commercial Obligations, Secured Hedging Obligations or Secured Supply Chain Financing Obligations, and shall be entitled in all cases to rely on the applicable Secured Party party to such agreement for the calculation thereof as notified to the Administrative Agent hereunder from time to time.

“Designated Pari Additional Secured Obligations Reserves” means, as of any date of determination, those reserves established by the Administrative Agent in its Permitted Discretion in respect of Secured Cash Management Obligations, Secured Commercial Obligations, Secured Hedging Obligations and Secured Supply Chain Financing Obligations that have been designated as Designated Pari Additional Secured Obligations (based upon the applicable Secured Party’s determination of the Designated Pari Amount in respect thereof).

“Designated Pari Amount” means, with respect to any Secured Cash Management Obligations, Secured Commercial Obligations, Secured Hedging Obligations and Secured Supply Chain Financing Obligations, an amount (up to the maximum possible amount of obligations of the Borrower and the Restricted Subsidiaries in respect thereof) specified by written notice from the Borrower and the applicable Secured Party to the Administrative Agent, which amount may be increased or decreased by further written notice to the Administrative Agent from time to time; provided that in any event, the applicable Secured Party shall provide written notice to the Administrative Agent of the Designated Pari Amount with respect to the applicable Secured Cash Management Obligations, Secured Commercial Obligations, Secured Hedging Obligations and Secured Supply Chain Financing Obligations, as the case may be, within five Business Days following the end of each fiscal quarter and promptly following the request of the Administrative Agent from time to time (but any applicable Secured Party’s failure to deliver such notice shall not constitute a Default or Event of Default).

“Designated Subsidiary” has the meaning assigned to such term in Section 5.12(b).

“Disqualified Equity Interest” means any Equity Interest that (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests) or subject to mandatory repurchase or redemption or repurchase at the option of the holders thereof, in each case in whole or in part and whether upon the occurrence of any event, pursuant to a sinking fund obligation on a fixed date or otherwise, prior to the date that is 91 days after the Latest Maturity Date (determined as of the date of issuance thereof or, in the case of any such Equity Interests outstanding on the date hereof, as of the date hereof), other than (i) upon payment in full of the Loan Document Obligations, reduction of the LC Exposure to zero and termination of the Commitments or (ii) upon a “change in control” or asset sale or casualty or condemnation event; provided that any payment required pursuant to this clause (ii) shall be subject to the prior repayment in full of the Loan Document Obligations, reduction of the LC Exposure to zero and termination of the Commitments or (b) is convertible or exchangeable, automatically or at the option of any holder thereof, into (i) any Indebtedness (other than any Indebtedness described in clause (k) of the definition thereof) or (ii) any Equity Interests other than Qualified Equity Interests, in each case at any time prior to the date that is 91 days after the Latest Maturity Date (determined as of the date of issuance thereof or, in the case of any such Equity Interests outstanding on the date hereof, as of the date hereof); provided that an Equity Interest in any Person that is issued to any employee or to any plan for the benefit of employees or by any such plan to such employees shall not constitute a Disqualified Equity Interest solely because it may be required to be repurchased by such Person or any of its subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.

“Disqualified Institution” means (i) (x) the competitors of the Borrower and their respective subsidiaries and (y) the banks, financial institutions and other institutional lenders and persons, in each case set forth in a list provided to the Administrative Agent prior to the Effective Date (and, solely with respect to clause (i)(x), as such list may be updated by the Borrower following the Effective Date by written notice to the Administrative Agent from time to time; provided that any such list provided (or, in the case of clause (i)(x), any modifications, deletions or supplements thereto) shall become effective the following Business Day after such delivery and (ii) any of their Affiliates that are clearly identifiable solely on the basis of such Affiliates’ name (other than any such Affiliates that are primarily engaged in making, purchasing, holding or otherwise investing in commercial loans in the ordinary course of their business (other than any Affiliates excluded pursuant to clause (i)(y)) (provided that the exclusion as to Disqualified Institutions shall not apply retroactively to disqualify any entity that has previously acquired an assignment or participation interest in the Commitments or Loans to the extent such entity was not a Disqualified Institution at the time of the applicable assignment or participation, as the case may be, but such Person may not acquire additional assignments or participations hereunder).

“Distribution Agreement” means the Separation and Distribution Agreement dated as of March 31, 2020, between Howmet and the Borrower, as amended, amended and restated, supplemented, replaced or otherwise modified from time to time in accordance with the terms of this Agreement.

“Distribution Date” means April 1, 2020, which was the date of the distribution of the shares of common stock of the Borrower to shareholders of record of Arconic pursuant to the Spin-Off.

“Dollar Equivalent” means, on any date of determination, (a) with respect to any amount in dollars, such amount, and (b) with respect to any amount in any currency other than dollars, the equivalent in dollars of such amount, determined by the Administrative Agent pursuant to Section 1.11 using the Exchange Rate with respect to such currency for such amount on such date under the provisions of Section 1.11. The Dollar Equivalent at any time of the amount of any Loan, Letter of Credit or LC Disbursement shall be the amount most recently determined as provided in Section 1.11.

“dollars” or “$” refers to lawful currency of the United States of America.

“Early Opt-in Election” means the occurrence of:

(1) (i) a determination by the Administrative Agent or the Borrower (as notified to the Administrative Agent) or (ii) a notification by the Required Lenders to the Administrative Agent (with a copy to the Borrower) that the Required Lenders have determined that syndicated credit facilities denominated in dollars or ~~the applicable Permitted Foreign Currency~~Euro being executed at such time, or that include language similar to that contained in Section 2.14 are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace ~~the LIBO Rate~~Term SOFR or the EURIBO Rate, as applicable, and

(2) (i) the election by the Administrative Agent or the Borrower or (ii) the election by the Required Lenders to declare that an Early Opt-in Election has occurred and the provision, as applicable, by the Administrative Agent of written notice of such election to the Borrower and the Lenders or by the Required Lenders of written notice of such election to the Administrative Agent and the Borrower.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means May 13, 2020.

“Electronic Signature” means an electronic sound, symbol or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record

“Eligible Accounts” means, at any time, the Accounts owned by the Loan Parties reflected in the most recent Borrowing Base Certificate, except any Account:

(a) which is not subject to a first-priority perfected security interest in favor of the Administrative Agent (for the benefit of the Secured Parties);

(b) which is subject to any Lien other than (i) a Lien in favor of the Administrative Agent (for the benefit of the Secured Parties), (ii) (x) a Permitted Encumbrance or (y) a Lien securing the First Lien Notes, the Second Lien Notes, Refinancing Indebtedness in respect of either of the foregoing or other Indebtedness that is expressly permitted hereunder to be secured by a Lien on the Collateral, in the case of clauses (x) and (y) which ranks junior to the Lien in favor of the Administrative Agent (for the benefit of the Secured Parties) and, in the case of clause (y), which is subject to the ABL Intercreditor Agreement, the Second Lien Intercreditor Agreement or an Acceptable Intercreditor Agreement, as appropriate or (iii) Permitted Encumbrances arising by operation of law as described in clauses (a) or (e) of the definition thereof; provided that, in the case of clause (iii), unless such Permitted Encumbrances (A) are junior to the Lien in favor of the Administrative Agent and (B) do not impair directly or indirectly the ability of the Administrative Agent to realize on or obtain the full benefit of the Collateral, the Administrative Agent may, in the exercise of Permitted Discretion, establish a Reserve with respect to any Accounts subject to such Permitted Encumbrances in an amount not to exceed (on an aggregate basis for all Accounts from time to time subject to such Permitted Encumbrances) (1) in the case of Accounts subject to Liens described in clause (a) of the definition of Permitted Encumbrances, the amount of such Taxes, fees, assessments, duties or other charges and (2) in the case of Accounts subject to Liens described in clause (e) of the definition of Permitted Encumbrances, the amount specified in such judgments or notices; provided that in each case under this clause (iii) the amount of the applicable obligation in respect of which such Lien has been taken shall have been specified by the Borrower in the Borrowing Base Certificate or otherwise by prompt notice to the Administrative Agent;

(c) which is unpaid (i) in the case of an Investment-Grade Domestic Account Debtor, more than 180 days after the date of the original invoice therefor (or more than 60 days after the original due date therefor), or (ii) in the case of any other Account Debtor, more than 120 days after the date of the original invoice therefor (or more than 60 days after the original due date therefor);

(d) which is owing by an Account Debtor for which more than 50% of the Accounts owing from such Account Debtor and its Affiliates are ineligible under this Agreement (other than as a result of the operation of clause (e) below);

(e) which is owing by an Account Debtor to the extent that the aggregate amount of Accounts owing from such Account Debtor and its Affiliates to all the Loan Parties exceeds 25% or, in the case of Investment-Grade Domestic Account Debtors, 35% (or such other percentage set forth on Schedule 1.07 with respect to any Account Debtor specified therein, as such schedule may be amended from time to time by the Borrower with the consent of the Administrative Agent in its Permitted Discretion) of the aggregate amount of Eligible Accounts of all the Loan Parties, provided that (i) any such percentage as applied to a particular Account Debtor or group of Affiliated Account Debtors will be subject to reduction by the Administrative Agent in its Permitted Discretion if the creditworthiness of such Account Debtor or group of Affiliated Account Debtors deteriorates, and (ii) in each such case, only those Accounts owing by such Account Debtor or group of Affiliated Account Debtors that are in excess of 25% or, in the case of Investment-Grade Domestic Account Debtors, 35% (or such other percentage then applicable thereto as set forth on Schedule 1.07) of the aggregate amount of Eligible Accounts as set forth in the most recent Borrowing Base Certificate delivered hereunder shall be deemed ineligible as a result of this clause (e);

(f) with respect to which any (i) covenant has been breached in any material respect or (ii) representation or warranty is not true in all material respects, in each case to the extent contained in this Agreement or the Collateral Agreement; provided that each such representation and warranty shall be true and correct in all respects to the extent it is already qualified by a materiality standard;

(g) which (i) does not arise from the sale of goods or performance of services in the ordinary course of business; (ii) is not evidenced by an invoice or other documentation reasonably satisfactory to the Administrative Agent which has been sent to the Account Debtor; (iii) represents a progress billing; (iv) is contingent upon the applicable Loan Party’s completion of any further performance (other than product returns in the ordinary course of business); (v) represents a guaranteed sale, sale-and-return, sale on approval, consignment, cash-on-delivery or any other repurchase or return basis (excluding Accounts that are subject to returns in the ordinary course of business); (vi) represents a sale on a bill-and-hold; provided that such Account shall be deemed eligible if (A) the applicable Account Debtor with respect to such Account has delivered an agreement (in form and substance acceptable to the Administrative Agent) among such Account Debtor, the applicable Loan Party and the Administrative Agent, pursuant to which such Account Debtor unconditionally agrees to accept delivery of such goods and waives any rights of set-off with respect to such Account or (B) such Account Debtor unconditionally agrees to pay in cash for such Account in the event that such Account Debtor elects not to take delivery); or (vii) relates to payments of interest;

(h) for which the goods giving rise to such Account have not been shipped to the Account Debtor or for which the services giving rise to such Account have not been performed by the applicable Loan Party (other than bill-and-hold Accounts which satisfy the requirements set forth in the proviso to clause (g)(vi) above); provided, however, that this clause (h) shall not exclude portions of Accounts relating to nonrefundable “capacity reservation fees”;

(i) with respect to which any check or other instrument of payment has been returned uncollected for any reason;

(j) which is owed by an Account Debtor which (i) has applied for, suffered or consented to the appointment of any receiver, custodian, trustee or liquidator of its assets; (ii) has had possession of all or a material part of its property taken by any receiver, custodian, trustee or liquidator; (iii) is subject to an Insolvency Proceeding; (iv) has admitted in writing its inability, or is generally unable to, pay its debts as they become due; (v) is not solvent (within the meaning set forth in Section 3.15); or (vi) has ceased operation of its business; provided that, notwithstanding the foregoing, the Administrative Agent may determine, in its Permitted Discretion, that post-petition Accounts owing by an Account Debtor that is a debtor-in-possession under Federal bankruptcy laws shall not be deemed ineligible;

(k) which is owed by any Account Debtor which has sold all or a substantially all of its assets;

(l) which is owed by an Account Debtor which (i) does not maintain its chief executive office in the United States, the United Kingdom or Canada or (ii) is not organized under applicable law of the United States, any state of the United States, the United Kingdom, Canada or any province of Canada unless, in either case, such Account is (A) backed by a Letter of Credit acceptable to the Administrative Agent which is in the possession of, and is directly drawable by, the Administrative Agent, (B) owed by an Account Debtor that has been approved by the Administrative Agent in its Permitted Discretion or (C) owed by an Account Debtor listed on Schedule 1.07, as such schedule may be amended from time to time by the Borrower with the consent of the Administrative Agent in its Permitted Discretion; provided that with respect to clauses (B) and (C), the aggregate amount of such Accounts owed by all such Account Debtors in an aggregate shall not exceed the greater of (x) $35,000,000 and (y) 15% of Eligible Accounts;

(m) which is owed in any currency other than Dollars, Euros, British pound sterling, Canadian dollars or any other currency specified by Agent in its Permitted Discretion; provided that the amount of all such Accounts payable in Euros, British pound sterling, Canadian dollars or any other currency specified by Agent shall not exceed $30,000,000 in the aggregate; and provided, further, that, with respect to Accounts owed in any currency other than Dollars, the value of such Accounts for purposes of calculating the Borrowing Base shall be expressed in Dollars as of the date of the applicable Borrowing Base Certificate, each such value to be calculated on a basis acceptable to Agent in its Permitted Discretion;

(n) which is owed by (i) the government (or any department, agency, public corporation, or instrumentality thereof) of any country other than the United States unless such Account is backed by a Letter of Credit acceptable to Agent which is in the possession of the Administrative Agent, or (ii) the government of the United States, or any department, agency, public corporation, or instrumentality thereof, unless the Federal Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq. and 41 U.S.C. § 15 et seq.), and any other steps necessary to perfect the Lien of the Administrative Agent in such Account have been complied with to the Administrative Agent’s satisfaction;

(o) which is owed by any Affiliate, employee, officer or director of any Loan Party;

(p) which is owed by an Account Debtor or any Affiliate of such Account Debtor to which any Loan Party is indebted, unless the Account Debtor has entered into an agreement that the Administrative Agent has accepted in writing in its reasonable discretion to waive set-off rights, but only to the extent of such indebtedness or is subject to any security, deposit, progress payment, retainage or other similar advance made by or for the benefit of an Account Debtor, in each case to the extent thereof;

(q) which is subject to any counterclaim, deduction, defense, setoff or dispute, unless the Account Debtor has entered into an agreement that the Administrative Agent has accepted in writing in its reasonable discretion to waive set-off rights, but only to the extent of any such counterclaim, deduction, defense, setoff or dispute;

(r) which is evidenced by any promissory note, chattel paper, or instrument;

(s) which is (i) owed by an Account Debtor located in any jurisdiction which requires filing of a “Notice of Business Activities Report” or other similar report in order to permit such Loan Party to seek judicial enforcement in such jurisdiction of payment of such Account, unless such Loan Party has filed such report or qualified to do business in such jurisdiction or (ii) owed by an Account Debtor that is a Sanctioned Person;

(t) with respect to which such Loan Party has made any agreement with the Account Debtor for any reduction thereof, other than discounts and adjustments given in the ordinary course of business, or any Account which was partially paid and such Loan Party created a new receivable for the unpaid portion of such Account;

(u) which does not comply in all material respects with the requirements of all applicable laws and regulations, whether federal, state or local, including without limitation the Federal Consumer Credit Protection Act, the Federal Truth in Lending Act and Regulation Z of the Board;

(v) which is for goods that have been sold under a purchase order or pursuant to the terms of a contract or other agreement or understanding (written or oral) that indicates or purports that any Person other than such Loan Party has or has had an ownership interest in such goods, or which indicates any party other than such Loan Party as payee or remittance party; or

(w) which the Administrative Agent otherwise determines in its Permitted Discretion is unacceptable for any reason whatsoever.

The Administrative Agent may, in its Permitted Discretion, impose additional eligibility criteria after consultation with the Borrower, based on the results of the initial Acceptable Appraisal and Field Exam delivered hereunder to the extent arising from facts or events first occurring, or first discovered, by the Administrative Agent, after the Effective Date in connection with such Acceptable Appraisal and Field Exam. In addition, the Administrative Agent reserves the right, at any time and from time to time after the Effective Date, to adjust any of the exclusionary criteria set forth above and to establish new criteria, in its Permitted Discretion (based on an analysis of facts or events first occurring, or first discovered by the Administrative Agent, after the Effective Date).

In determining the amount of an Eligible Account, the face amount of an Account may, in the Administrative Agent’s Permitted Discretion, be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that any Loan Party may be obligated to rebate to an Account Debtor pursuant to the terms of any agreement or understanding (written or oral)) and (ii) the aggregate amount of all cash received in respect of such Account but not yet applied by the applicable Loan Party to reduce the amount of such Account.

If any Account at any time ceases to be an Eligible Account, then such Account shall promptly be excluded from the calculation of the Borrowing Base; provided, however, that if any Account ceases to be an Eligible Account because of the adjustment of or imposition of new exclusionary criteria pursuant to the succeeding paragraph, the Administrative Agent will not require exclusion of such Account from the Borrowing Base until fifteen days following the date on which the Administrative Agent gives notice to the Borrower of such ineligibility.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person, other than, in each case, a natural person, a Defaulting Lender, the Borrower, any Subsidiary, any other Affiliate of the Borrower and to the extent posted to the Lenders, a Disqualified Institution.

“Eligible Inventory” means, at any time, the Inventory owned by the Loan Parties reflected in the most recent Borrowing Base Certificate, except any Inventory:

(a) which is not subject to a first-priority perfected Lien in favor of the Administrative Agent (for the benefit of the Secured Parties);

(b) which is subject to any Lien other than (i) a Lien in favor of the Administrative Agent (for the benefit of the Secured Parties), (ii) (x) a Permitted Encumbrance or (y) a Lien securing the First Lien Notes, the Second Lien Notes, Refinancing Indebtedness in respect of either of the foregoing or other Indebtedness that is expressly permitted hereunder to be secured by a Lien on the Collateral, in each case of clauses (x) and (y) which ranks junior to the Lien in favor of the Administrative Agent (for the benefit of the Secured Parties) and, in the case of clause (y), which is subject to the ABL Intercreditor Agreement, the Second Lien Intercreditor Agreement or an Acceptable Intercreditor Agreement, as appropriate or (iii) Permitted Encumbrances arising by operation of law as described in clauses (a), (b), (e) or (l) of the definition thereof; provided that, in the case of clause (iii), unless such Permitted Encumbrances (A) are junior to the Lien in favor of the Administrative Agent and (B) do not impair directly or indirectly the ability of the Administrative Agent to realize on or obtain the full benefit of the Collateral, the Administrative Agent may, in the exercise of Permitted Discretion, establish a Reserve with respect to any Inventory subject to such Permitted Encumbrances in an amount not to exceed (on an aggregate basis for all Inventory from time to time subject to such Permitted Encumbrances) (1) in the case of Inventory subject to Liens described in clause (b) of the definition of Permitted Encumbrances, the greater of (x) an amount equal to the amount which would have to be paid to such Lien claimant in order to obtain a release of such Liens, and (y) with respect to landlords’ liens, an amount equal to 90 days’ rent for the properties or facilities on or at which the applicable Inventory is located unless such property or facility is subject to a Collateral Access Agreement, and (2) in the case of Inventory subject to Liens described in clause (a) or (l) of the definition of Permitted Encumbrances, the amount of such Taxes, fees, assessments, duties or other charges and (3) in the case of Inventory described in clause (e) of the definition of Permitted Encumbrances, the amount specified in such judgments or notices; provided that in each case under this clause (iii) the amount of the applicable obligation in respect of which such Lien has been taken shall have been specified by the Borrower in the Borrowing Base Certificate or otherwise by prompt notice to the Administrative Agent;

(c) which is, in the Administrative Agent’s opinion, applying its Permitted Discretion, slow moving, obsolete, unmerchantable, defective, unfit for sale, not salable or unacceptable due to age, type, category and/or quantity;

(d) with respect to which any covenant has been breached in any material respect or representation or warranty is not true in all material respects, in each case to the extent contained in this Agreement or the Collateral Agreement (provided that each such representation and warranty shall be true and correct in all respects to the extent it is already qualified by a materiality standard) and which does not conform in any material respect to all standards imposed by any Governmental Authority;

(e) in which any Person other than such Loan Party shall (i) have any direct or indirect ownership, interest or title to such Inventory or (ii) be indicated on any purchase order or invoice with respect to such Inventory as having or purporting to have an interest therein;

(f) which constitutes packaging and shipping material or stores and supplies, displays or display items, bill-and-hold goods, goods that are returned or marked for return, repossessed goods, defective or damaged goods, goods held on consignment, or goods which are not of a type held for sale in the ordinary course of business;

(g) other than Inventory not in excess of $30,000,000 at any time, which is (i) not located at one of the locations in the continental United States set forth on Schedule 1.06 to this Agreement (as such Schedule 1.06 may be amended from time to time in accordance with Section 5.13) (or in-transit from one such location to another such location), or (ii) in-transit to or from a location of a Loan Party (other than in-transit from one location set forth on Schedule 1.06 to this Agreement to another location set forth on Schedule 1.06 to this Agreement (as such Schedule 1.06 may be amended from time to time in accordance with Section 5.13));

(h) which is located in any location leased by such Loan Party unless (i) the lessor has delivered to the Administrative Agent a Collateral Access Agreement or (ii) a Landlord Reserve with respect to such facility has been established by the Administrative Agent in its Permitted Discretion, but without duplication of any Landlord Reserves pursuant to any other provision of this Agreement;

(i) which is located in any third party warehouse or is in the possession of a bailee (other than a third party processor) unless (i) such warehouseman or bailee has delivered to the Administrative Agent a Collateral Access Agreement and such other documentation as the Administrative Agent may require in its Permitted Discretion (provided that up to $30,000,000 of such Inventory may be included in the Borrowing Base even if Collateral Access Agreements and such other documentation as the Administrative Agent may require have not been obtained with respect to such Inventory) or (ii) an appropriate Reserve has been established by the Administrative Agent in its Permitted Discretion;

(j) which is being processed offsite at a third party location or outside processor, or is in-transit to or from said third party location or outside processor; provided that Inventory located at a third-party processor shall not be ineligible pursuant to this clause (j) if the applicable third-party processor has entered into, on terms reasonably satisfactory to the Administrative Agent, a Collateral Access Agreement or such other documentation as the Administrative Agent may reasonably require;

(k) which is the subject of a consignment by such Loan Party as consignor or which any Loan Party has placed on consignment with another Person (other than a Person that is a third party processor of such Inventory, in which case such Inventory may be included as Eligible Inventory to the extent provided in clause (j) above);

(l) which contains or bears any intellectual property rights licensed to such Loan Party unless the Administrative Agent is satisfied, in its Permitted Discretion, that it may sell or otherwise dispose of such Inventory without (i) infringing the rights of such licensor, (ii) violating any contract with such licensor, or (iii) incurring any liability with respect to payment of royalties other than royalties incurred pursuant to sale of such Inventory under the current licensing agreement;

(m) for which reclamation rights have been asserted by the seller;

(n) which has been acquired from a Sanctioned Person; or

(o) which the Administrative Agent otherwise determines in its Permitted Discretion is unacceptable for any reason whatsoever.

The Administrative Agent may, in its Permitted Discretion, impose additional eligibility criteria after consultation with the Borrower, based on the results of the initial Acceptable Appraisal and Field Exam delivered hereunder to the extent arising from facts or events first occurring, or first discovered, by the Administrative Agent, after the Effective Date in connection with such Acceptable Appraisal and Field Exam. In addition, the Administrative Agent reserves the right, at any time and from time to time after the Effective Date, to adjust any of the exclusionary criteria set forth above and to establish new criteria, in its Permitted Discretion (based on an analysis of facts or events first occurring, or first discovered by the Administrative Agent, after the Effective Date).

“Employee Matters Agreement” means the Employee Matters Agreement dated as of March 31, 2020, between Howmet and the Borrower, as amended, amended and restated, supplemented, replaced or otherwise modified from time to time in accordance with the terms of this Agreement.

“Environmental Law” means any treaty, law (including common law), rule, regulation, code, ordinance, order, decree, judgment, injunction, notice or binding agreement issued, promulgated or entered into by or with any Governmental Authority, relating in any way to (a) the protection of the environment, (b) the preservation or reclamation of natural resources, (c) the generation, management, Release or threatened Release of any hazardous material or (d) health and safety matters, to the extent relating to the exposure to hazardous materials.

“Environmental Liability” means any liability, obligation, loss, claim, action, order or cost, contingent or otherwise (including any liability for damages, costs of medical monitoring, costs of environmental remediation or restoration, administrative oversight costs, consultants’ fees, fines, penalties and indemnities), directly or indirectly resulting from or based upon (a) any actual or alleged violation of any Environmental Law or permit, license or approval required thereunder, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials, or (e) any legally binding contract or written agreement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests (whether voting or non-voting) in, or interests in the income or profits of, a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing (other than, prior to the date of such conversion, Convertible Indebtedness and any other debt security that is convertible into or exchangeable for Equity Interests of such Person).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or 414(c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043(c) of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived), (b) any failure by any Plan to satisfy the minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, whether or not waived, (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, (d) a determination that any Plan is, or is expected to be, in “at risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4)(A) of the Code), (e) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan under Section 4041 or 4041(A) of ERISA, respectively, (f) the receipt by the Borrower or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan under Section 4041 or 4041A of ERISA, respectively, or to appoint a trustee to administer any Plan, (g) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan, (h) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any of its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent within the meaning of Title IV of ERISA, or in endangered or critical status, within the meaning of Section 305 of ERISA or (i) any Foreign Benefit Event.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Euro” or “€” means the single currency of the participating member states of the European Union in accordance with the legislation of the European Union relating to Economic and Monetary Union.

“EURIBO Rate” means, with respect to any Eurocurrency Borrowing denominated in Euro for any Interest Period, the ~~applicable~~EURIBO Screen Rate as of the Specified Time on the Quotation Day; provided that with respect to an Impacted Interest Period, the EURIBO Rate shall be the Interpolated Rate. Notwithstanding the foregoing, in no event shall the EURIBO Rate at any time be less than 0.75% per annum.

“EURIBO Screen Rate” means in respect of the EURIBO Rate for any Interest Period, the rate per annum determined by the European Money Market Institute (or any other Person that takes over the administration of such rate) as the rate at which interbank deposits in Euro are being offered by one prime bank to another within the EMU zone for such Interest Period, as set forth on the Reuters screen page that displays such rate (currently EURIBOR01) (or, in the event such rate does not appear on a page of the Reuters screen, on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion); provided that (i) if no EURIBO Screen Rate shall be available for a particular period at such time but the EURIBO Screen Rate shall be available for maturities both longer and shorter than such period at such time, then the EURIBO Screen Rate for such period shall be the Interpolated Rate as of such time and (ii) if the EURIBO Screen Rate, determined as provided above, would be less than zero, the EURIBO Screen Rate shall be deemed to be zero for all purposes of this Agreement.

“Eurocurrency”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to ~~the Adjusted LIBO Rate or~~ the EURIBO Rate.

“Event of Default” has the meaning assigned to such term in Section 7.01.

“Excess Availability” means, at any time, an amount equal to (a) the Line Cap minus (b) the Aggregate Revolving Exposure, in each case at such time.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended from time to time.

“Exchange Rate” means, as of any date of determination, for purposes of determining the Dollar Equivalent of any currency other than dollars, the rate at which such currency may be exchanged into dollars at the time of determination on such day as last provided (either by publication or as may otherwise be provided to the Administrative Agent) by the applicable Reuters source on the Business Day (New York City time) immediately preceding such day of determination. In the event that Reuters ceases to provide such rate of exchange or such rate does not appear on the applicable Reuters source, the Exchange Rate shall be determined by reference to such other publicly available information service for displaying such rate of exchange at such time as shall be selected by the Administrative Agent from time to time in its reasonable discretion.

“Excluded Deposit Account” means (a) any deposit account the funds in which are used solely for the payment of salaries and wages, workers’ compensation and similar expenses in the ordinary course of business, (b) any deposit account that is a disbursement account that is swept on a daily basis to a deposit account that is not an Excluded Deposit Account subject to a Control Agreement in accordance with the terms of this Agreement, (c) any segregated deposit account the funds in which consist solely of (i) funds held by the Borrower or any Restricted Subsidiary in trust for any director, officer or employee of the Borrower or any Restricted Subsidiary or any employee benefit plan maintained by the Borrower or any Restricted Subsidiary, (ii) funds representing deferred compensation for the directors and employees of the Borrower or any Restricted Subsidiary, (iii) funds held as part of escrow arrangements permitted under the terms of this Agreement, (iv) withheld income taxes and federal, state or local employment taxes and (v) payroll funds and (e) all other accounts containing less than $10,000,000 individually and in the aggregate for all such other accounts.

“Excluded Property” means all the following assets and property of any Loan Party:

(i) all leasehold interests (other than the Specified Property) and any fee-owned real property other than Material Real Property (including requirements to deliver landlord waivers, estoppels and collateral access letters with respect to any real property, including Material Real Property);

(ii) any building, structure or improvement located in an area determined by the Federal Emergency Management Agency to have special flood hazards (a “Flood Zone”);

(iii) aircraft, rolling stock, motor vehicles and other assets subject to certificates of title, letter-of-credit rights (except to the extent perfection can be obtained by filing of Uniform Commercial Code financing statements) and commercial tort claims (x) for which a complaint or a counterclaim has not yet been filed in a court of competent jurisdiction or (y) reasonably expected to result in a judgment not in excess of $20,000,000;

(iv) “margin stock” (within the meaning of Regulation U), and pledges and security interests prohibited by applicable law, rule or regulation;

(v) Equity Interests in (A) any Excluded Subsidiary of the type described in clauses (a), (b), (to the extent (1) requiring the consent of one or more third parties (other than the Borrower or any of its Subsidiaries or any director, officer or employee thereof), (2) triggering a right of first refusal or co-sale rights or similar rights of third parties or (3) prohibited by the terms of any applicable organizational documents, joint venture agreement or shareholder’s agreement (provided that such requirement existed on the Effective Date or at the time of the acquisition of such Equity Interests and was not incurred in contemplation of the entry into this Agreement or the acquisition of such Equity Interests (it being understood that the foregoing shall not be construed to prohibit customary provisions in joint venture agreements)), (d), (e) or (h) of the definition thereof or (B) any Person other than wholly owned Subsidiaries to the extent (1) requiring the consent of one or more third parties (other than the Borrower or any of its Subsidiaries or any director, officer or employee thereof), (2) triggering a right of first refusal or co-sale rights or similar rights of third parties or (3) the pledge thereof is not permitted or would require consent of a third party by the terms of such Person’s organizational documents, joint venture documents or similar contractual obligations;

(vi) assets to the extent a security interest in such assets would result in material adverse tax consequences to the Borrower or any of its Subsidiaries (as reasonably determined in good faith by the Borrower);

(vii) rights, title or interest in any lease, license, sublicense or other agreement or in any equipment or property subject to a purchase money security interest, capitalized lease obligation or similar arrangement to the extent that a grant of a security interest therein would violate or invalidate such lease, license, sublicense or agreement or purchase money arrangement, capitalized lease obligation or similar arrangement or require the consent of any Person or create a right of termination in favor of any other party thereto (other than a Loan Party or any of its subsidiaries) after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code or equivalent law, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code or equivalent law notwithstanding such prohibition;

(viii) assets a pledge of which (A) is prohibited by applicable law, rule or regulation or would require governmental (including regulatory) consent, approval, license or authorization or (B) is contractually prohibited on the Effective Date or the date of acquisition of such asset (or on the date an Excluded Subsidiary becomes a Loan Party by guaranteeing the Obligations), so long as such prohibition is not created in contemplation of such transaction, and unless such consent, approval, license or authorization has been received, in each case, after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code and other applicable requirements of law;

(ix) any (A) intent-to-use trademark application filed in the United States Patent and Trademark Office pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. Section 1051, prior to the accepted filing of a “Statement of Use” and issuance of a “Certificate of Registration” pursuant to Section 1(d) of the Lanham Act or an accepted filing of an “Amendment to Allege Use” whereby such intent-to-use trademark application is converted to a “use in commerce” application pursuant to Section 1(c) of the Lanham Act or (B) other IP Rights in any jurisdiction where such pledge or security interest would cause the invalidation or abandonment of such IP Rights under applicable law;

(x) accounts primarily holding funds received from insurance companies in connection with the third party claims of management and handling business of the Borrower and the Restricted Subsidiaries (together with the funds held in such accounts);

(xi) Excluded Deposit Accounts;

(xii) Excluded Securities Accounts;

(xiii) any governmental licenses or state or local franchises, charters and authorizations, to the extent security interests in favor of the Administrative Agent in such licenses, franchises, charters or authorizations are prohibited or restricted thereby or under applicable law, after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code and other applicable requirements of law; provided that in the event of the termination or elimination of any such prohibition or restriction contained in any applicable license, franchise, charter or authorization or applicable law, a security interest in such licenses, franchises, charters or authorizations shall be automatically and simultaneously granted under the applicable Security Documents and such license, franchise, charter or authorization shall be included as Collateral;

(xiv) assets or rights (including IP Rights) located in, protected, registered, applied for or arising under the laws of any jurisdiction outside of the United States owned by the Loan Parties (but excluding assets owned by a Loan Party organized under the laws of the United States in which a security interest can be perfected by the filing of a Uniform Commercial Code financing statement or by delivery of certificates evidencing Equity Interests);

(xv) (A) voting Equity Interests in excess of 65% of the issued and outstanding voting Equity Interests and (B) to the extent such pledge would result in material adverse tax consequences (as determined by the Borrower in its reasonable judgment), non-voting Equity Interests in excess of 65% of the issued and outstanding non-voting Equity Interests, in each case of any Foreign Subsidiary or any Foreign Subsidiary Holding Company,

(xvi) cash and Permitted Investments securing Hedging Agreements in the ordinary course of business submitted for clearing in accordance with applicable Requirements of Law and

(xvii) those assets as to which the Administrative Agent and the Borrower reasonably agree that the cost or other consequences of obtaining such a security interest or perfection thereof are excessive in relation to the benefit to the Lenders of the security to be afforded thereby. For the avoidance of doubt, any Parent Asset (as defined in the Distribution Agreement) shall also constitute Excluded Property.

Notwithstanding the foregoing, in the event that the Borrower designates a Foreign Subsidiary as a Designated Subsidiary, the definition of “Excluded Property” with respect to the security interests to be granted by such Designated Subsidiary may be modified as the Administrative Agent and the Borrower shall reasonably agree (including both to include as Collateral assets that would otherwise constitute Excluded Property, and to specify any additional exclusions from the Collateral agreed by the Administrative Agent and the Borrower pursuant to clause (xvii) above, in each case as may be appropriate in light of the laws of the jurisdiction of organization of such Designated Subsidiary).

“Excluded Refinanced Debt” has the meaning assigned to such term in the definition of “Refinancing Indebtedness”.

“Excluded Securities Account” means (a) any securities account the funds in which are used solely for the payment of salaries and wages, workers’ compensation and similar expenses in the ordinary course of business, (b) any securities account the funds or assets in which consist solely of (i) funds or assets held by the Borrower or any Restricted Subsidiary in trust for any director, officer or employee of the Borrower or any Restricted Subsidiary or any employee benefit plan maintained by the Borrower or any Restricted Subsidiary, (ii) funds or assets representing deferred compensation for the directors and employees of the Borrower or any Restricted Subsidiary or (iii) funds held as part of escrow arrangements to the extent permitted under the terms of this Agreement and (c) all other securities accounts containing less than $10,000,000 individually and in the aggregate for all such other accounts.

“Excluded Subsidiary” means (a) (i) as of the date hereof, each Subsidiary specified in Schedule 1.05 and (ii) each Subsidiary designated by the Borrower for the purpose of this clause (a) from time to time, for so long as any such Subsidiary does not constitute a Material Subsidiary as of the most recently ended four fiscal quarters of the Borrower; provided that if such Subsidiary would constitute a Material Subsidiary as of the end of such four fiscal quarter period, the Borrower shall cause such Subsidiary to become a Loan Party pursuant to Section 5.12, (b) each Subsidiary that is not a wholly owned Subsidiary or otherwise constitutes a joint venture (for so long as such Subsidiary remains a non-wholly owned Subsidiary or joint venture), (c) each Subsidiary that is prohibited by any applicable law, regulation or contract to provide the Guarantee required by the Collateral and Guarantee Requirement (so long as any such contractual restriction is not incurred in contemplation of such Person becoming a Subsidiary) (unless such prohibition is removed or any necessary consent, approval, waiver or authorization has been received), or would require governmental (including regulatory) consent, approval, license or authorization to provide such Guarantee, unless such consent, approval, license or authorization has been received (and for so long as such restriction or any replacement or renewal thereof is in effect), (d) each Unrestricted Subsidiary, (e) any special purpose entity (including any Receivables Entity) or broker-dealer entity, (f) any Subsidiary to the extent that the guarantee of the Obligations by such entity would result in material adverse tax or accounting consequences (as reasonably determined in good faith by the Borrower), (g) any Captive Insurance Subsidiary, (h) any non-profit Subsidiary, (i) any Subsidiary of the Borrower that is, or would become as a result of providing the Guarantee required by the Collateral and Guarantee Requirement, an “investment company” as defined in, or subject to regulation under, the Investment Company Act, (j) any Foreign Subsidiary or Foreign Subsidiary Holding Company or (k) any other Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent and the Borrower, the cost, burden, difficulty or other consequence of guaranteeing the Obligations shall be excessive in view of the benefits to be obtained by the Secured Parties therefrom; provided that a Subsidiary that has become a Designated Subsidiary or a Designated Borrower shall not constitute an Excluded Subsidiary. As of the Effective Date, Arconic Automotive Castings and Structural Laminates Company have been designated by the Borrower as Excluded Subsidiaries pursuant to clause (a)(ii) above.

“Excluded Swap Guarantor” means any Loan Party all or a portion of whose Guarantee of, or grant of a security interest to secure, any Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof).

“Excluded Swap Obligations” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Loan Party or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.19(b) or 9.02(c)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.17(f) and (d) any withholding Taxes imposed under FATCA.

“Existing Credit Agreement” means the Credit Agreement dated as of March 25, 2020, among the Borrower, the Designated Borrowers from time to time party thereto, the lenders and issuing banks party thereto and JPMorgan Chase Bank, N.A., as administrative agent.

“Existing Letters of Credit” means those certain letters of credit, bank guarantees or similar instruments (if any) issued prior to the Effective Date, in effect on the Effective Date, and listed on Schedule 1.04.

“Existing Maturity Date” has the meaning assigned to such term in Section 2.22(a).

“Existing Revolving Borrowings” has the meaning assigned to such term in Section 2.21(d).

“Extension Effective Date” has the meaning assigned to such term in Section 2.22(a).

“Fair Market Value” or “fair market value” means, with respect to any asset or group of assets on any date of determination, the value of the consideration obtainable in a sale of such asset at such date of determination assuming a sale by a willing seller to a willing purchaser dealing at arm’s length and arranged in an orderly manner over a reasonable period of time taking into account the nature and characteristics of such asset, as reasonably determined by the Borrower in good faith.

“FATCA” means Sections 1471 through 1474 of the Code, as of the Effective Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention entered into in connection with the implementation of such Sections of the Code (or any such amended or successor version thereof).

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as shall be set forth on the Federal Reserve Bank of New York’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Federal Reserve Bank of New York’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Federal Reserve Board” means the Federal Reserve Board of the Federal Reserve System of the United States of America.

“FILO Tranche Incremental Revolving Commitment” has the meaning assigned to such term in Section 2.21(a).

“Financial Officer” means, with respect to any Person, the chief financial officer, principal accounting officer, treasurer or controller of such Person, or any other officer of such Person performing the duties that are customarily performed by a chief financial officer, principal accounting officer, treasurer or controller and with respect to limited liability companies that do not have officers, the manager, sole member, managing member or general partner thereof, the chief financial officer, principal accounting officer, treasurer, assistant treasurer or controller of such Person, or any other officer of such Person performing the duties that are customarily performed by a chief financial officer, principal accounting officer, treasurer or controller. For purposes of Borrowing Requests and Interest Election Requests, “Financial Officer” shall include any assistant treasurer, assistant controller or other authorized signatory of such Person who has been designated in writing to the Administrative Agent as a “Financial Officer” by the chief financial officer, principal accounting officer, treasurer or controller of such Person.

“First Lien Notes” means the Borrower’s senior first lien secured notes due 2025 in an aggregate principal amount of $700,000,000.

“First Lien Notes Collateral Agreement” means the Notes Collateral Agreement dated as of May 13, 2020, among the Loan Parties and U.S. Bank National Association, as collateral agent under the First Lien Notes Documents, as may be amended, amended and restated, supplemented, replaced or otherwise modified from time to time in accordance with the terms of this Agreement.

“First Lien Notes Documents” means the First Lien Notes Indenture, the First Lien Notes Collateral Agreement, all instruments, agreements and other documents evidencing or governing the First Lien Notes, providing for any Guarantee, security or other right in respect thereof, and all schedules, exhibits and annexes to each of the foregoing, as may be amended, amended and restated, supplemented, replaced or otherwise modified from time to time in accordance with the terms of this Agreement.

“First Lien Notes Indenture” means the Indenture dated as of May 13, 2020, among, inter alia, the Borrower and U.S. Bank National Association, as trustee, in respect of the First Lien Notes, as may be amended, amended and restated, supplemented, replaced or otherwise modified from time to time in accordance with the terms of this Agreement.

“Fixed Amounts” has the meaning specified in Section 1.08.

“Fixed Charge Coverage Ratio” means the ratio, determined as of the end of any period, of (a) Consolidated EBITDA for the period of determination minus Net Capital Expenditures for such period of determination, minus income taxes paid in cash during such period (net of cash payments received with respect to income taxes during such period), minus dividends or other distributions paid in cash to holders of Equity Interests in the Borrower in respect thereof during such period, to (b) Fixed Charges for such period of determination, all calculated for the Borrower and its Restricted Subsidiaries on a consolidated basis in accordance with GAAP.

“Fixed Charges” means, for the Borrower and its Restricted Subsidiaries on a consolidated basis, with reference to any period, without duplication, Consolidated Interest Expense paid in cash during such period, plus scheduled cash principal payments (other than payments due upon final maturity) on Indebtedness (including rent or other cash payments on Capital Lease Obligations other than imputed interest components thereof) made during such period. For the avoidance of doubt, Fixed Charges for any period prior to the Effective Date shall be calculated on a Pro Forma Basis giving effect to the Transactions as if they had been consummated on the first day of such period.

“Flood Insurance Laws” means, collectively, (i) the National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973) as now or hereafter in effect or any successor statute thereto, (ii) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (iii) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

“Foreign Benefit Event” means, with respect to any Foreign Pension Plan, (a) the failure to make or, if applicable, accrue in accordance with GAAP, any employer or employee contributions under Requirements of Law or by the terms of such Foreign Pension Plan; (b) the failure to register or loss of good standing with applicable regulatory authorities of any such Foreign Pension Plan required to be registered; (c) the failure of any Foreign Pension Plan to comply with any material Requirements of Law or with the material terms of such Foreign Pension Plan; or (d) the receipt of a notice by a Governmental Authority relating to the intention to terminate any such Foreign Pension Plan or to appoint a trustee or similar official to administer any such Foreign Pension Plan, or alleging the insolvency of any such Foreign Pension Plan, in each case, which would reasonably be expected to result in the Borrower or any Restricted Subsidiary becoming subject to a material funding or contribution obligation with respect to such Foreign Pension Plan.

“Foreign Lender” means a Lender that is not a U.S. Person for U.S. federal income tax purposes.

“Foreign Pension Plan” means any defined benefit pension plan, trust, insurance contract, fund (including, without limitation, any superannuation fund) or other similar program established or maintained by the Borrower or any one or more of its Restricted Subsidiaries primarily for the benefit of employees or other service providers of the Borrower or such Restricted Subsidiaries, as applicable, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, in each case which are funded by the Borrower or one or more Restricted Subsidiaries, and which plan is not subject to ERISA or the Code.

“Foreign Prepayment Event” has the meaning assigned to such term in Section 2.11(b).

“Foreign Subsidiary” means each Subsidiary that is not a U.S. Subsidiary.

“Foreign Subsidiary Holding Company” means any U.S. Subsidiary that has no material assets other than Equity Interests (or Equity Interests and/or debt) of one or more Foreign Subsidiaries or other Foreign Subsidiary Holding Companies.

“Form 10” means the registration statement on Form 10 publicly filed by the Borrower with the SEC on December 17, 2019, as amended on January 22, 2020, as further amended on February 7, 2020 and on February 13, 2020.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time (unless the Borrower elects to change to IFRS pursuant to Section 1.07, upon the effective date of which GAAP shall subsequently refer to IFRS); provided, however, that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Effective Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

“Global Intercompany Note” means the global intercompany note substantially in the form of Exhibit F pursuant to which intercompany obligations and advances owed by any Loan Party are subordinated to the Obligations.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether State or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supranational bodies exercising such powers or functions, such as the European Union or the European Central Bank).

“Grenfell Tower Fire” means the June 2017 fire at the Grenfell Tower in London, England.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or other obligation; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount, as of any date of determination, of any Guarantee shall be the principal amount outstanding on such date of the Indebtedness or other obligation guaranteed thereby (or, in the case of (i) any Guarantee the terms of which limit the monetary exposure of the guarantor or (ii) any Guarantee of an obligation that does not have a principal amount, the maximum monetary exposure as of such date of the guarantor under such Guarantee (as determined, in the case of clause (i), pursuant to such terms or, in the case of clause (ii), reasonably and in good faith by a Financial Officer of the Borrower)). The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantee Agreement” means the ABL Guarantee Agreement dated as of the Effective Date, by and among the Administrative Agent and the Loan Parties from time to time party thereto, substantially in the form of Exhibit E, as may be amended, amended and restated, supplemented, replaced or otherwise modified from time to time in accordance with the terms of this Agreement.

“Hazardous Materials” means all explosive, radioactive, hazardous or toxic substances, materials, wastes or other pollutants, including petroleum or petroleum by-products or distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, chlorofluorocarbons and other ozone-depleting substances or mold, or any or materials or substances which are defined or regulated as “toxic,” or “hazardous,” or words of similar import, pursuant to any Environmental Law.

“Hedging Agreement” means any agreement with respect to any swap, forward, future or derivative transaction, or any option or similar agreement, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of the foregoing transactions; provided that “Hedging Agreement” shall not include (i) phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of any member of the Restricted Group, (ii) Convertible Indebtedness or any Permitted Bond Hedge Transaction, (iii) any accelerated share repurchase contract, share call option or similar contract with respect to the Borrower’s Equity Interests entered into to consummate a repurchase of such Equity Interests, (iv) any forward sale contract with respect to the Borrower’s Equity Interests or (v) put and call options and forward arrangements entered into in connection with joint ventures and other business investments, acquisitions and dispositions permitted under this Agreement.

“Howmet” means Howmet Aerospace Inc. (formerly known as Arconic Inc.), a Delaware corporation.

“IFRS” means international financial reporting standards and interpretations issued by the International Accounting Standards Board or any successor thereto (or the Financial Accounting Standards Board, the Accounting Principles Board of the American Institute of Certified Public Accountants or any successor to either such Board, or the SEC, as the case may be), as in effect from time to time.

“Impacted Interest Period” means, at any time with respect to an Interest Period for a Eurocurrency Borrowing ~~denominated in a specified currency~~, that the EURIBO Screen Rate ~~for such currency~~ is not available at such time for such Interest Period.

“Incremental Extensions of Credit” has the meaning assigned to such term in Section 2.21(a).

“Incremental Facilities” has the meaning assigned to such term in Section 2.21(a).

“Incremental Facility Amendment” has the meaning assigned to such term in Section 2.21(c).

“Incremental Revolving Loans” has the meaning assigned to such term in Section 2.21(a).

“Incurrence-Based Amounts” has the meaning specified in Section 1.08.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person in respect of securitization financings, including any Permitted Receivables Facility, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding (x) trade accounts payable and other accrued or cash management obligations, in each case incurred in the ordinary course of business, (y) any earn-out obligation unless such obligation is not paid promptly after becoming due and payable and (z) Taxes and other accrued expenses), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed by such Person, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (k) net obligations of such Person under any Hedging Agreement and (l) all Disqualified Equity Interests in such Person, valued, as of the date of determination, at the greater of (i) the maximum aggregate amount that would be payable upon maturity, redemption, repayment or repurchase thereof (or of Disqualified Equity Interests or Indebtedness into which such Disqualified Equity Interests are convertible or exchangeable) and (ii) the maximum liquidation preference of such Disqualified Equity Interests; provided that the term “Indebtedness” shall not include (A) deferred or prepaid revenue, (B) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty, indemnity or other unperformed obligations of the seller, (C) any obligations attributable to the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto, (D) obligations in respect of any residual value guarantees on equipment leases, (E) any take-or-pay or similar obligation to the extent such obligation is not shown as a liability on the balance sheet of such Person in accordance with GAAP, (F) asset retirement obligations and obligations in respect of reclamation and workers’ compensation (including pensions and retiree medical care) and (G) obligations in respect of any Supply Chain Financing. The amount of Indebtedness of any Person for purposes of clause (f) above shall (unless such Indebtedness has been assumed by such Person or such Person has otherwise become liable for the payment thereof) be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith .

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under this Agreement or any other Loan Document and (b) to the extent not otherwise described in clause (a) of this definition, Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 9.03(b).

“Intellectual Property Security Agreements” has the meaning assigned to such term in the Collateral Agreement.

“Interest Election Request” means a request by the Borrower to convert or continue a Revolving Borrowing or Term Borrowing in accordance with Section 2.07, which shall be in a form approved by the Administrative Agent and otherwise consistent with the requirements of Section 2.07.

“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan or a Protective Advance), the last day of each March, June, September and December, (b) with respect to any Eurocurrency Loan or SOFR Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing or SOFR Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and (c) with respect to any Swingline Loan or Protective Advance, the day that such Loan is required to be repaid.

“Interest Period” means, with respect to any Eurocurrency Borrowing or SOFR Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, ~~two (other than in the case of a Eurocurrency Borrowing denominated in Euro),~~ three or six months thereafter (or any other period if, at the time of the relevant Borrowing, all Lenders participating therein agree to make an interest period of such duration available), as the Borrower may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the immediately preceding Business Day and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interpolated Rate” means, with respect to ~~any currency at any time~~Euro, for any Interest Period, ~~or with respect to any determination of the Alternate Base Rate pursuant to clause (c) of the definition thereof,~~ the rate per annum (rounded to the same number of decimal places as the ~~applicable~~EURIBO Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the ~~applicable~~EURIBO Screen Rate for the longest period for which a EURIBO Screen Rate is available for the applicable currency that is shorter than the Impacted Interest Period; and (b) the ~~applicable~~EURIBO Screen Rate for the shortest period for which ~~that~~the EURIBO Screen Rate is available ~~for the applicable currency~~ that exceeds the Impacted Interest Period, in each case, at such time.

“Interpolated Term SOFR” means, at any time, the rate per annum determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) Term SOFR for the longest available period that is shorter than the Interest Period and (b) Term SOFR for the shortest available period that exceeds the Interest Period, in each case, at approximately 5:00 p.m. (New York City time) two Business Days prior to the commencement of such Interest Period.

“Inventory” has the meaning assigned to such term in the UCC.

“Inventory Reserves” means, as of any date of determination, (a) Landlord Reserves in respect of Inventory, and (b) those reserves that the Administrative Agent deems necessary or appropriate, in its Permitted Discretion and subject to the provisions set forth in the definition of the term “Reserves”, to establish and maintain (including reserves for slow moving Inventory and Inventory shrinkage) with respect to Eligible Inventory, including based on the results of appraisals.

“Investment Company Act” means the United States Investment Company Act of 1940, as amended from time to time.

“Investment-Grade Domestic Account Debtor” means an Account Debtor (a) that is organized (or whose direct or indirect parent entity is organized) under the laws of the United States, any state thereof, or the District of Columbia, and (b) that is rated (or whose direct or indirect parent entity is rated) BBB- or better by S&P or Baa3 or better by Moody’s.

“Investments” means, as to any Person, any direct or indirect acquisition or investment by such Person, consisting of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. The amount, as of any date of determination, of (a) any Investment in the form of a loan or an advance shall be the principal amount thereof outstanding on such date, minus any principal repayment of such Investment and any cash payments actually received by such investor representing interest in respect of such Investment (to the extent any such payment to be deducted does not exceed the remaining principal amount of such Investment and without duplication of amounts increasing Investment capacity under this Agreement), but without any adjustment for write-downs or write-offs (including as a result of forgiveness of any portion thereof) with respect to such loan or advance after the date thereof, (b) any Investment in the form of a Guarantee shall be equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof, as determined in good faith by a financial officer, (c) any Investment in the form of a transfer of Equity Interests or other non-cash property by the investor to the investee, including any such transfer in the form of a capital contribution, shall be the fair market value (as determined in good faith by a Financial Officer) of such Equity Interests or other property as of the time of the transfer, minus any payments actually received by such investor representing a return of capital of, or dividends or other distributions in respect of, such Investment (to the extent such payments do not exceed, in the aggregate, the original amount of such Investment and without duplication of amounts increasing Investment capacity under this Agreement), but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the date of such Investment, and (d) any Investment by the specified Person in the form of a purchase or other acquisition for value of any Equity Interests, evidences of Indebtedness or other securities of any other Person shall be the original cost of such Investment (including any Indebtedness assumed in connection therewith), plus (i) the cost of all additions thereto and minus (ii) the amount of any portion of such Investment that has been repaid to the investor in cash as a repayment of principal or a return of capital, and of any cash payments actually received by such investor representing interest, dividends or other distributions in respect of such Investment (to the extent the amounts referred to in clause (ii) do not, in the aggregate, exceed the original cost of such Investment plus the costs of additions thereto and without duplication of amounts increasing the Investment capacity under this Agreement), but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the date of such Investment. If an Investment involves the acquisition of more than one Person, the amount of such Investment shall be allocated among the acquired Persons in accordance with GAAP; provided that pending the final determination of the amounts to be so allocated in accordance with GAAP, such allocation shall be as reasonably determined by a Financial Officer.

“IP Rights” means Trademarks, domain names, Copyrights, rights in software, Patents, trade secrets, database rights, design rights and any and all other intellectual property or similar proprietary rights throughout the world and all registrations and applications for registrations therefor.

“IRS” means the United States Internal Revenue Service.

“Issuing Banks” means (a) DBNY, (b) Citibank, N.A., (c) Goldman Sachs Bank USA, (d) Truist Bank, (e) each Revolving Lender that shall have become an Issuing Bank hereunder as provided in Section 2.05(j) (other than any Person that shall have ceased to be an Issuing Bank as provided in Section 2.05(k)) and (g) solely with respect to any Existing Letters of Credit, each Revolving Lender (or an Affiliate thereof that shall have executed and delivered a signature page to this Agreement as an Issuing Bank with respect to such Existing Letters of Credit) that is an issuer thereof as listed on Schedule 1.04, each in its capacity as an issuer of Letters of Credit hereunder. Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Judgment Currency” has the meaning assigned to such term in Section 9.19.

“Landlord Reserve” means, as to each location at which a Loan Party has Inventory or books and records located and as to which a Collateral Access Agreement has not been received by the Administrative Agent, a reserve in an amount equal to three months’ rent, storage charges, fees or other amounts under the lease or other applicable agreement relative to such location or, if greater and the Administrative Agent so elects, in its Permitted Discretion, the number of months’ rent, storage charges, fees or other amounts for which the landlord, bailee, warehouseman or other property owner will have, under applicable law, a Lien in the Inventory of such Loan Party to secure the payment of such amounts under the lease or other applicable agreement relative to such location.

“Latest Maturity Date” means, at any time, the latest of the Revolving Maturity Dates in respect of the Classes of Loans and Commitments that are outstanding at such time.

“LC Commitment” means, with respect to an Issuing Bank, the aggregate maximum amount of Letters of Credit at any time outstanding that it will be required to issue hereunder. The LC Commitment of each Issuing Bank existing on the Effective Date is set forth with respect to such Issuing Bank on Schedule 2.01 hereto, and the LC Commitment of each Lender designated as an Issuing Bank after the Effective Date will be specified in the agreement with respect to such designation contemplated by Section 2.05(j). The LC Commitment of any Issuing Bank may be increased or reduced by written agreement between such Issuing Bank and the Borrower, provided that a copy of such written agreement shall have been delivered to the Administrative Agent.

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the Dollar Equivalent of the aggregate undrawn amount of all outstanding Letters of Credit at such time and (b) the Dollar Equivalent of the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Revolving Lender at any time shall be such Lender’s Applicable Percentage of the aggregate LC Exposure at such time, adjusted to give effect to any reallocation under Section 2.20(d) of the LC Exposure of Defaulting Lenders in effect at such time.

“LC Sublimit” means an amount equal to $300,000,000.

“LCT Election” means the Borrower’s election to test the permissibility of a Limited Condition Transaction in accordance with the methodology set forth in Section 1.07.

“LCT Test Date” has the meaning specified in Section 1.07.

“Lender Presentation” means that certain lender presentation delivered by the Borrower to the Administrative Agent on April 28, 2020.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, an Incremental Facility Amendment or a Refinancing Facility Agreement, other than any such Person that shall have ceased to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lenders, the Issuing Banks and the Administrative Agent, in its capacity as the lender of Protective Advances.

“Letters of Credit” means any letter of credit (or with respect to any Issuing Bank, any bank guarantee (or similar instrument) as such Issuing Bank may in its sole discretion approve) denominated in dollars or in a Permitted Foreign Currency issued pursuant to this Agreement by an Issuing Bank under the Revolving Commitments and shall include any Existing Letter of Credit (which shall be deemed issued hereunder on the Effective Date), other than any such letter of credit that shall have ceased to be a “Letter of Credit” outstanding hereunder pursuant to Section 9.05.

~~“LIBO Rate” means, with respect to any Eurocurrency Borrowing and for any Interest Period, the applicable Screen Rate at the Specified Time on the Quotation Day; provided that with respect to an Impacted Interest Period, the LIBO Rate shall be the Interpolated Rate.~~

“Lien” means, with respect to any asset, (a) any mortgage, lien, pledge, hypothecation, charge, security interest or other encumbrance in, on or of such asset or (b) the interest of a vendor or a lessor under any conditional sale agreement or title retention agreement (or any capital lease or financing lease having substantially the same economic effect as any of the foregoing) relating to such asset; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Limited Condition Transaction” means (i) any acquisition of any assets, business or person, or a merger or consolidation, in each case involving third parties, or similar Investment permitted hereunder (subject to Section 1.07) by the Borrower or one or more of the Restricted Subsidiaries, including by way of merger or amalgamation, whose consummation is not conditioned on the availability of, or on obtaining, third party financing (or, if such condition does exist, the Borrower or any Restricted Subsidiary, as applicable, would be required to pay any fee, liquidated damages or other amount or be subject to any indemnity, claim or other liability as a result of such third party financing not having been available or obtained) or (ii) any redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness requiring irrevocable notice in advance of such redemption, repurchase, defeasance, satisfaction and discharge or repayment, and, in the case of clauses (i) and (ii), any transactions being consummated in connection therewith.

“Line Cap” means, as of any date of determination, the lesser of (a) the Aggregate Revolving Commitment and (b) the Borrowing Base, in each case as of such date of determination.

“Loan Document Obligations” means (a) the due and punctual payment by the Borrower of (i) the principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by the Borrower under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral and (iii) all other monetary obligations of the Borrower under this Agreement and each of the other Loan Documents, including obligations to pay fees, expense reimbursement obligations (including with respect to attorneys’ fees) and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) and (b) the due and punctual payment of all the obligations of each other Loan Party under or pursuant to each of the Loan Documents (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding).

“Loan Documents” means this Agreement, any Incremental Facility Amendment, any Security Document, the ABL/Notes Intercreditor Agreement, the Second Lien Intercreditor Agreement, any Acceptable Intercreditor Agreement, any Designated Borrower Joinder, any Designated Borrower Termination, any agreement designating an additional Issuing Bank as contemplated by Section 2.05(j), any agreement designating an additional Swingline Lender as contemplated by Section 2.04(d) and, except for purposes of Section 9.02, the Global Intercompany Note and any promissory notes delivered pursuant to Section 2.09(d) (and, in each case, any amendment, restatement, waiver, supplement or other modification to any of the foregoing) and any document designated as a Loan Document by the Administrative Agent and the Borrower.

“Loan Parties” means, collectively, the Borrower, any Designated Borrower, and each other Subsidiary that guarantees any Obligations or is a party to any Security Document.

“Loans” means the loans (including Protective Advances) made by the Lenders to the Borrower pursuant to this Agreement, including pursuant to any Incremental Facility Amendment or any Refinancing Facility Agreement.

“Local Time” means (a) with respect to a dollar-denominated Borrowing or Letter of Credit, New York City time and (b) with respect to a Borrowing or Letter of credit denominated in a Permitted Foreign Currency, London time.

“Majority in Interest”, when used in reference to Lenders of any Class, means, at any time, (a) Lenders having Revolving Exposures and unused Revolving Commitments representing more than 50% of the sum of the Aggregate Revolving Exposure and the unused Aggregate Revolving Commitment at such time; provided that whenever there are one or more Defaulting Lenders, the total outstanding Revolving Exposures of, and the unused Commitments of, each Defaulting Lender of any Class shall be excluded for purposes of making a determination of Majority in Interest.

“Market Capitalization” means an amount equal to (i) the total number of issued and outstanding shares of common Equity Interests of the Borrower on the date of the declaration of a Restricted Payment multiplied by (ii) the arithmetic mean of the closing prices per share of such common Equity Interests on the principal securities exchange on which such common Equity Interests are traded for the 30 consecutive trading days immediately preceding the date of declaration of such Restricted Payment.

“Material Adverse Effect” means a material adverse effect on (a) the business, financial condition or results of operations of the Borrower and the Restricted Subsidiaries, taken as a whole, (b) the ability of the Loan Parties (taken as a whole) to perform their material obligations to the Lenders or the Administrative Agent under this Agreement or any other Loan Document or (c) the material rights of, or remedies available to, the Administrative Agent or the Lenders under this Agreement or any other Loan Document (other than as a result of circumstances unique to any Lender).

“Material Indebtedness” means Indebtedness (other than the Loans, the Letters of Credit and the Guarantees under the Loan Documents), or obligations in respect of one or more Hedging Agreements, of any one or more of the Borrower and the Restricted Subsidiaries in an aggregate principal amount exceeding $100,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Restricted Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Restricted Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

“Material Real Property” means (a) as of the date hereof, each fee-owned real property specified in Schedule 1.02, (b) after the date hereof, any fee-owned real property with a Fair Market Value of more than $30,000,000 that is acquired after the date hereof by any Loan Party or owned by a Subsidiary that becomes a Loan Party pursuant to Section 5.12 and (c) the Specified Property (it being understood that no action shall be required with respect to the Specified Property prior to January 1, 2022 and that, within 90 days of such date (or such later time as the Administrative Agent may agree in its reasonable discretion), Arconic Tennessee LLC (or its successors or assigns) shall either (i) use commercially reasonable efforts to deliver a leasehold mortgage with respect to the Specified Property if the Specified Property remains subject to the existing leasehold arrangement with The Industrial Development Board of Blount County and the Cities of Alcoa and Maryville, Tennessee at that time or (ii) deliver a fee mortgage with respect to the Specified Property if such existing leasehold arrangement has been terminated and Arconic Tennessee LLC (or its successors or assigns) has re-acquired fee title to the Specified Property); provided that, in the absence of an appraisal (without requirement of delivery of an appraisal or other third party valuation), the book value of such real property may be used for the Fair Market Value of such real property.

“Material Subsidiary” means each Restricted Subsidiary (a) the Consolidated Total Assets of which equal 5.0% or more of the Consolidated Total Assets of the Borrower and the Restricted Subsidiaries or (b) the consolidated revenues of which equal 5.0% or more of the consolidated revenues of the Borrower and the Restricted Subsidiaries, in each case as of the end of or for the most recent period of four consecutive fiscal quarters of the Borrower for which financial statements have been delivered pursuant to Section 5.01(a) or 5.01(b) (or, prior to the first delivery of any such financial statements, as of the end of or for the period of four consecutive fiscal quarters of the Borrower most recently ended prior to the date of this Agreement); provided that if, at the end of or for any such most recent period of four consecutive fiscal quarters, the combined Consolidated Total Assets or combined consolidated revenues of all Restricted Subsidiaries that under clauses (a) and (b) above would not constitute Material Subsidiaries (not including any Designated Subsidiary or any Restricted Subsidiary that constitutes an Excluded Subsidiary pursuant to another clause other than clause (a) of the definition of “Excluded Subsidiary”) shall have exceeded 7.5% of the Consolidated Total Assets of the Borrower and the Restricted Subsidiaries or 7.5% of the consolidated revenues of the Borrower and the Restricted Subsidiaries, respectively, then one or more of such excluded Restricted Subsidiaries shall for all purposes of this Agreement be designated by the Borrower to be Material Subsidiaries, until such excess shall have been eliminated.

“Maturity Date Extension Request” means a request by the Borrower, substantially in the form of Exhibit I hereto or such other form as shall be approved by the Administrative Agent, for the extension of the Revolving Maturity Date pursuant to Section 2.22.

“Maximum Rate” has the meaning assigned to such term in Section 9.13.

“MNPI” means material information concerning the Borrower, any Subsidiary or any Affiliate of any of the foregoing or their respective securities that has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD under the Securities Act and the Exchange Act. For purposes of this definition, “material information” means information concerning the Borrower, the Subsidiaries or any Affiliate of any of the foregoing or any of their respective securities that could reasonably be expected to be material for purposes of the United States Federal and State securities laws and, where applicable, foreign securities laws.

“Moody’s” means Moody’s Investors Service, Inc., and any successor to its rating agency business.

“Mortgage” means a mortgage, deed of trust or other security document granting a Lien on any Mortgaged Property owned by a Loan Party to secure the Obligations. Each Mortgage shall be reasonably satisfactory in form and substance to the Administrative Agent.

“Mortgaged Property” means, as of the date hereof, each parcel of Material Real Property identified on Schedule 1.02 and, thereafter, shall also include each parcel of Material Real Property with respect to which a Mortgage is required to be granted pursuant to Section 5.12 or 5.13, as applicable.

“Multiemployer Plan” means a “multiemployer plan”, as defined in Section 4001(a)(3) of ERISA, and in respect of which the Borrower or any of its ERISA Affiliates makes or is obligated to make contributions or with respect to which any of them has any ongoing obligation or liability, contingent or otherwise.

“Net Capital Expenditures” means, with respect to any Person and any period, as of any date of determination, the total Capital Expenditures of such period minus that portion of such Capital Expenditures that (a) are financed with Indebtedness permitted under Section 6.01 (other than Indebtedness incurred under the Loan Documents) and (b) are financed with insurance proceeds received in respect of any casualty, provided such insurance proceeds are reinvested in assets of a substantially similar nature as those subject to any such casualty.

“Net Proceeds” means, with respect to any event, (a) the cash proceeds received in respect of such event, including (i) any cash received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment or earnout, but excluding any interest payments), but only as and when received, (ii) in the case of a casualty, insurance proceeds and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, minus (b) the sum, without duplication, of (i) all fees and out-of-pocket expenses paid in connection with such event by the

Restricted Group (including attorney’s fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, underwriting discounts and commissions, other customary expenses and brokerage, consultant, accountant and other customary fees), (ii) in the case of a sale, transfer, lease or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), (x) the amount of all payments that are permitted hereunder and are made by the Restricted Group as a result of such event to repay Indebtedness (other than the Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event, (y) the pro rata portion of net cash proceeds thereof attributable to minority interests and not available for distribution to or for the account of the Borrower and the Restricted Subsidiaries as a result thereof and (z) the amount of any liabilities directly associated with such asset and retained by the Borrower or any Restricted Subsidiary and including pension and other post-employment benefit liabilities and liabilities related to environmental matters, and (iii) the amount of all taxes paid (or reasonably estimated to be payable), and the amount of any reserves established in accordance with GAAP to fund purchase price adjustment, indemnification and other liabilities (other than any earnout obligations, but including pension and other post-employment benefit liabilities and liabilities related to environmental matters) reasonably estimated to be payable, as a result of the occurrence of such event (including, without duplication of the foregoing, the amount of any distributions in respect thereof pursuant to Section 6.08(a)(xiii)) (as determined reasonably and in good faith by a Financial Officer of the Borrower). For purposes of this definition, in the event any contingent liability reserve established with respect to any event as described in clause (b)(iii) above shall be reduced, the amount of such reduction shall, except to the extent such reduction is made as a result of a payment having been made in respect of the contingent liabilities with respect to which such reserve has been established, be deemed to be receipt, on the date of such reduction, of cash proceeds in respect of such event.

“Net Recovery Percentage” means, as of any date of determination, the percentage of the book value of the Loan Parties’ Inventory that is estimated to be recoverable in an orderly liquidation of such Inventory net of all associated costs and expenses of such liquidation, such percentage to be determined as to each category of Inventory and to be as specified in the most recent appraisal of Inventory which qualifies as an Acceptable Appraisal and Field Exam.

“Non-Consenting Lender” means a Lender whose consent to a Proposed Change is not obtained.

“Non-Guarantor Investment Basket” means a shared basket in an amount not to exceed the greater of $150,000,000 and 20% of Consolidated EBITDA for the most recently ended Test Period at any time outstanding that may be used for (A) certain Investments permitted under Sections 6.04(b), 6.04(e), 6.04(f), 6.04(g) and 6.04(r) and (B) certain Guarantees permitted under Section 6.04(g) (without duplication of amounts previously included or utilized under clause (A) above); provided that the Non-Guarantor Investment Basket shall be deemed increased on a dollar-for-dollar basis by the amount of any distributions, returns of capital and repayments made in cash by Restricted Subsidiaries that are not Loan Parties to Loan Parties in respect of Investments of the Loan Parties in

Restricted Subsidiaries that are not Loan Parties (x) existing as of the Effective Date and (y) made after the Effective Date, in each case up to the original amount of such Investment, and without duplication of any amount deducted from the calculation of Investments or applied to increase Investment capacity under this Agreement.

“Non-Loan Party Restricted Subsidiary” means a Restricted Subsidiary that is not a Loan Party.

“Notes Priority Collateral” has the meaning assigned to such term in the ABL/Notes Intercreditor Agreement.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Obligations” means, collectively, (a) all the Loan Document Obligations, (b) all the Secured Cash Management Obligations, (c) all the Secured Hedging Obligations, (d) all the Secured Commercial Obligations and (e) all the Secured Supply Chain Financing Obligations. For the avoidance of doubt, Obligations shall not include any Excluded Swap Obligations.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Other Connection Tax” means, with respect to any Recipient, a Tax imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced this Agreement or any other Loan Document, or sold or assigned an interest in this Agreement or any other Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19(b)).

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight ~~Eurocurrency borrowings~~eurodollar transactions denominated in Dollars by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the Federal Reserve Bank of New York’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Participant” has the meaning assigned to such term in Section 9.04(c).

“Participant Register” has the meaning assigned to such term in Section 9.04(c).

“Patent License Agreements” means (x) the Patent Know-How and Trade Secret License Agreement dated March 31, 2020, between Howmet or one of its Affiliates and the Borrower and (y) the Patent Know-How and Trade Secret License Agreement dated March 31, 2020, between the Borrower and Howmet or one of its Affiliates.

“Patents” has the meaning assigned to such term in the Collateral Agreement.

“Payment Conditions” means, with respect to any proposed action on any date, the conditions that (a) no Default or Event of Default has occurred and is continuing or would result after giving effect to such action and (b) (i) after giving effect to such proposed action, Excess Availability calculated on a Pro Forma Basis is greater than the greater of (A) 17.5% of the Line Cap, and (B) $87,500,000, or (ii) both (A) after giving effect to such proposed action, Excess Availability calculated on a Pro Forma Basis is greater than the greater of (1) 15% of the Line Cap, and (2) $75,000,000, and (B) the Fixed Charge Coverage Ratio, calculated on a Pro Forma Basis after giving effect to such proposed action for the period of four consecutive fiscal quarters ending on the last day of the most recently ended fiscal quarter of the Borrower for which financial statements have been delivered pursuant to Section 5.01(a) or (b), is greater than 1.00 to 1.00.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Perfection Certificate” means a certificate in the form of Exhibit D or any other form approved by the Administrative Agent.

“Permitted Additional Debt” means any Indebtedness incurred by the Borrower in the form of one or more series of senior secured notes, bonds or debentures and/or term loans secured on a pari passu basis with the First Lien Notes or a pari passu or junior basis to the Second Lien Notes or senior unsecured notes or term loans or senior subordinated notes or any bridge facility; provided that (i) in any event, such Indebtedness may only be secured (x) by the ABL Priority Collateral on a junior basis to the Loan Document Obligations and (y) by the Notes Priority Collateral in accordance with the priorities described above and is not secured by any property or assets of any member of the Restricted Group other than the Collateral, (ii) (x) in the case of any such Indebtedness that is secured, the Consolidated Secured Leverage Ratio, calculated on a Pro Forma Basis after giving effect thereto, shall not exceed 3:50 to 1.00 and (y) in the case of any such Indebtedness that is unsecured, the Consolidated Total Leverage Ratio, calculated on a Pro Forma Basis after giving effect thereto, does not exceed 5.00:1.00, (iii) such Indebtedness does not mature or have scheduled amortization or payments of principal prior to the date that is 91 days after the Latest Maturity Date at the time such Indebtedness is incurred (except, in each case, upon the occurrence of an event of default, a change in control, an event of loss or an asset disposition or in the case of Indebtedness secured by the Notes Priority Collateral on a pari passu basis with the First Lien Notes, amortization not in excess of 1.00% per annum); provided that the requirements set forth in this clause (iii) shall not apply to any Indebtedness consisting of a customary bridge facility so long as such bridge facility, subject to customary conditions, would either automatically be converted into or required to be exchanged for permanent refinancing that does not mature earlier than the date that is 91 days after the Latest Maturity Date, and (iv) such Indebtedness is not guaranteed by any Subsidiaries other than the Loan Parties.

“Permitted Bond Hedge Transaction” means any call or capped call option (or substantively equivalent derivative transaction) on the Borrower’s common Equity Interests purchased by the Borrower in connection with the issuance of any Convertible Indebtedness; provided that the purchase price for such Permitted Bond Hedge Transaction does not exceed the net proceeds received by the Borrower from the sale of such Convertible Indebtedness issued in connection with the Permitted Bond Hedge Transaction.

“Permitted Discretion” means a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset based lender) business judgment.

“Permitted Encumbrances” means, with respect to any Person:

(a) Liens imposed by law for Taxes, assessments or governmental charges that (i) are not yet overdue for a period of more than 30 days or not subject to penalties for nonpayment, (ii) are being contested in good faith by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP or (iii) for property taxes on property such Person or one of its subsidiaries has determined to abandon if the sole recourse for such tax, assessment, charge, levy or claim is to such property;

(b) Liens with respect to outstanding motor vehicle fines and carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlords’, construction contractors’ and other like Liens imposed by law or landlord liens specifically created by contract, arising in the ordinary course of business and securing obligations that are not overdue by more than 45 days or are being contested in good faith by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP or other Liens arising out of or securing judgments or awards against such Person with respect to which such Person shall be proceeding with an appeal or other proceedings for review if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(c) pledges and deposits made (i) in the ordinary course of business in compliance with workers’ compensation, unemployment insurance, health, disability or employee benefits and other social security laws or similar legislation or regulations and (ii) in respect of letters of credit, bank guarantees or similar instruments issued for the account of the Borrower or any Subsidiary in the ordinary course of business supporting obligations of the type set forth in clause (i) above;

(d) pledges and deposits made (i) to secure the performance of bids, tenders, trade contracts (other than for payment of Indebtedness), governmental contracts, leases (other than Capital Lease Obligations), public or statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations), in each case in the ordinary course of business and (ii) in respect of letters of credit, bank guarantees or similar instruments issued for the account of the Borrower or any Subsidiary in the ordinary course of business supporting obligations of the type set forth in clause (i) above;

(e) judgment and attachment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Section 7.01 and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(f) easements, survey exceptions, charges, ground leases, protrusions, encroachments on use of real property or reservations of, or rights of others for, licenses, servitudes, sewers, electric lines, drains, telegraph and telephone and cable television lines, gas and oil pipelines and other similar purposes, any zoning, building or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property, servicing agreements, site plan agreements, developments agreements, contract zoning agreements, subdivision agreements, facilities sharing agreements, cost sharing agreements and other agreements pertaining to the use or development of any of the real property of the Borrower and the Restricted Subsidiaries, restrictions, rights-of-way and similar encumbrances (including, without limitation, minor defects or irregularities in title and similar encumbrance) on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not individually or in the aggregate materially interfere with the ordinary conduct of business of the Borrower or any Subsidiary, leases, subleases, licenses, sublicenses, occupancy agreements or assignments of or in respect of real or personal property, or which are set forth in the title insurance policy delivered with respect to the Mortgaged Property and are “insured over” in such insurance policy;

(g) [reserved];

(h) banker’s liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with depository institutions and securities accounts and other financial assets maintained with a securities intermediary; provided that such deposit accounts or funds and securities accounts or other financial assets are not established or deposited for the purpose of providing collateral for any Indebtedness;

(i) Liens arising by virtue of Uniform Commercial Code financing statement filings (or similar filings under applicable law) regarding operating leases, accounts or consignments entered into by the Borrower and the Restricted Subsidiaries or purported Liens evidenced by filings of precautionary Uniform Commercial Code (or similar filings under applicable law) financing statements or similar public filings;

(j) Liens of a collecting bank arising in the ordinary course of business under Section 4-208 (or the applicable corresponding section) of the Uniform Commercial Code in effect in the relevant jurisdiction covering only the items being collected upon;

(k) (i) Liens representing any interest or title of a licensor, lessor or sublicensor or sublessor, or a licensee, lessee or sublicensee or sublessee, in the property or rights (other than IP Rights) subject to any lease, sublease, license or sublicense or concession agreement held by the Borrower or any Restricted Subsidiary in the ordinary course of business and (ii) deposits of cash with the owner or lessor of premises leased and operated by the Borrower or any of its Subsidiaries in the ordinary course of business of the Borrower and such Subsidiary to secure the performance of the Borrower’s or such Subsidiary’s obligations under the terms of the lease for such premises;

(l) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(m) Liens that are contractual rights of set-off;

(n) Liens (i) of a collection bank arising under Section 4-208 of the New York Uniform Commercial Code or Section 4-210 of the Uniform Commercial Code applicable in other states on items in the course of collection, (ii) attaching to pooling accounts, commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, or (iii) in favor of a banking or other financial institutions or entities, or electronic payment service providers, arising as a matter of law or under general terms and conditions encumbering deposits, deposit accounts, securities accounts, cash management arrangements (including the right of setoff and netting arrangements) or other funds maintained with such institution or in connection with the issuance of letters of credit, bank guarantees or other similar instruments and which are within the general parameters customary in the banking or finance industry;

(o) Liens encumbering customary initial deposits and margin deposits and similar Liens attaching to brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(p) [reserved];

(q) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s accounts payable or similar obligations in respect of bankers’ acceptances or letters of credit entered into in the ordinary course of business issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods; provided that in any event, no such inventory or other goods and proceeds shall constitute Eligible Inventory unless such Liens are contractually junior to the Liens in favor of the Administrative Agent;

(r) deposits made or other security provided in the ordinary course of business to secure liability to insurance brokers, carriers, underwriters or under self-insurance arrangements in respect of such obligations;

(s) Liens on the Equity Interests or other securities of Unrestricted Subsidiaries to the extent securing obligations of such Unrestricted Subsidiaries, which obligations shall be non-recourse to the Restricted Group;

(t) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(u) Liens on accounts receivable and related assets of the type specified in the definition of “Permitted Receivables Facility Assets” in each case generated and owned by Foreign Subsidiaries that are not Loan Parties incurred pursuant to a Permitted Receivables Facility, including Liens on such accounts receivable and Permitted Receivables Facility Assets resulting from precautionary Uniform Commercial Code (or equivalent statutes) filings or from recharacterization of any such sale as a financing or loan;

(v) (i) non-exclusive licenses, sublicenses or other similar grants of IP Rights granted in the ordinary course of business or (ii) other licenses, sublicenses or other similar grants of IP Rights granted in the ordinary course of business, in each case that do not materially interfere with the business of the Borrower or any Restricted Subsidiary;

(w) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto or on funds received from insurance companies on account of third party claims handlers and managers;

(x) agreements to subordinate any interest of the Borrower or any Restricted Subsidiary in any accounts receivable or other proceeds arising from consignment of inventory by the Borrower or any Restricted Subsidiary pursuant to an agreement entered into in the ordinary course of business;

(y) with respect to any entities that are not Loan Parties, other Liens and privileges arising mandatorily by law;

(z) Liens arising pursuant to Section 107(l) of the Comprehensive Environmental Response, Compensation and Liability Act or similar lien provision of any other environmental statute;

(aa) Liens on cash or Permitted Investments securing Hedging Agreements in the ordinary course of business submitted for clearing in accordance with applicable Requirements of Law;

(bb) rights of recapture of unused real property (other than any Material Real Property of Loan Parties) in favor of the seller of such property set forth in customary purchase agreements and related arrangements with any Governmental Authority;

(cc) Liens on the property of (x) any Loan Party in favor of any other Loan Party and (y) any Restricted Subsidiary that is not a Loan Party in favor of the Borrower or any Restricted Subsidiary;

(dd) Liens or security given to public utilities or to any municipality or Governmental Authority when required by the utility, municipality or Governmental Authority in connection with the supply of services or utilities to the Borrower and any other Restricted Subsidiaries; and

(ee) receipt of progress payments and advances from customers in the ordinary course of business to the extent the same creates a Lien on the related inventory and proceeds thereof.

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness, other than Liens referred to in clauses (c), (d), (s), (u) and (cc) above.

“Permitted Existing LC Foreign Currency” means pounds sterling and Hungarian forint.

“Permitted Foreign Currency” means (a) Euro and (b) (i) with respect to any Revolving Loan, any foreign currency reasonably requested by the Borrower from time to time and in which each Revolving Lender has agreed, in accordance with its policies and procedures in effect at such time, to lend Revolving Loans and which has been approved by the Administrative Agent and (ii) with respect to any Letter of Credit, any foreign currency included in clause (i) that is reasonably requested by the Borrower from time to time and that has been agreed to by the applicable Issuing Bank.

“Permitted Investments” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, (i) the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), (ii) England and Wales, (iii) Canada or (iv) Switzerland, in each case maturing within one year from the date of acquisition thereof;

(b) investments in commercial paper and variable and fixed rate notes maturing within 12 months from the date of acquisition thereof and having, at such date of acquisition, a rating of at least A-2 by S&P or P-2 by Moody’s;

(c) investments in certificates of deposit, banker’s acceptances and demand or time deposits, in each case maturing within 12 months from the date of acquisition thereof, issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

(e) “money market funds” that (i) comply with the criteria set forth in Rule 2a-7 of the Investment Company Act, (ii) are rated AAA- by S&P and Aaa3 by Moody’s and (iii) have portfolio assets of at least $5,000,000,000;

(f) asset-backed securities rated AAA by Moody’s or S&P, with weighted average lives of 12 months or less (measured to the next maturity date);

(g) readily marketable direct obligations issued by any state, commonwealth or territory of the United States, England and Wales, Canada or Switzerland or any political subdivision or taxing authority thereof having a rating equal to or higher than Baa3 (or the equivalent) by Moody’s or BBB- (or the equivalent) by S&P, and in each such case with a “stable” or better outlook, with maturities of 24 months or less from the date of acquisition;

(h) Investments with average maturities of 24 months or less from the date of acquisition in money market funds rated “AAA” (or the equivalent thereof) or better by S&P or “Aaa3” (or the equivalent thereof) or better by Moody’s (or reasonably equivalent ratings of another internationally recognized rating agency);

(i) investment funds investing at least 95% of their assets in securities of the types described in clauses (a) through (h) above;

(j) in the case of any Foreign Subsidiary, other short-term investments that are analogous to the foregoing, are of comparable credit quality and are customarily used by companies in the jurisdiction of such Foreign Subsidiary for cash management purposes; and

(k) dollars, euros, Canadian dollars, pounds sterling, Swiss francs, any Permitted Foreign Currency or any other readily tradable currency held by it from time to time in the ordinary course of business of the Borrower or any of its Restricted Subsidiaries.

“Permitted Receivables Facility” means one or more receivables facilities created under Permitted Receivables Facility Documents providing for (a) the factoring, sale or pledge by one or more Foreign Subsidiaries that are not Loan Parties (each a “Receivables Seller”) of Permitted Receivables Facility Assets (thereby providing financing to the Receivables Sellers) to a Receivables Entity (either directly or through another Receivables Seller), which in turn shall sell or pledge interests in the respective Permitted Receivables Facility Assets to third-party lenders or investors pursuant to the Permitted Receivables Facility Documents (with the Receivables Entity permitted to issue investor certificates, purchased interest certificates or other similar documentation evidencing interests in the Permitted Receivables Facility Assets) in return for the cash used by the Receivables Entity to purchase the Permitted Receivables Facility Assets from the respective Receivables Sellers or (b) the factoring, sale or pledge by one or more Receivables Sellers of Permitted Receivables Facility Assets to third-party lenders or investors pursuant to the Permitted Receivables Facility Documents in connection with Receivables-backed financing programs, in each case as more fully set forth in the Permitted Receivables Facility Documents; provided that in each case of clause (a) and clause (b), such facilities are not recourse to the Borrower or any Restricted Subsidiary (other than a Receivables Entity) in any way other than pursuant to Standard Securitization Undertakings.

“Permitted Receivables Facility Assets” means (i) accounts receivable (whether now existing or arising in the future) generated and owned by any Foreign Subsidiary that is not a Loan Party which are transferred or pledged to a Receivables Entity pursuant to a Permitted Receivables Facility and any related Permitted Receivables Related Assets which are also so transferred or pledged to a Permitted Receivables Facility and all proceeds thereof and (ii) loans to Foreign Subsidiaries that are not Loan Parties secured by accounts receivables (whether now existing or arising in the future) and any Permitted Receivables Related Asset of such Subsidiaries which are made pursuant to a Permitted Receivables Facility.

“Permitted Receivables Facility Documents” means each of the documents and agreements entered into in connection with a Permitted Receivables Facility, including all documents and agreements relating to the issuance, funding and/or purchase of certificates and purchased interests, all of which documents and agreements shall be in form and substance reasonably customary for transactions of this type as determined in good faith by the Borrower.

“Permitted Receivables Related Assets” means any other assets that are customarily transferred or in respect of which security interests are customarily granted in connection with receivables securitization transactions or similar financings involving accounts receivable, as determined in good faith by the Borrower and including, for the avoidance of doubt, any deposit accounts into which solely collections on such accounts receivable are received (and not containing any other amounts (other than de minimis amounts)), the Equity Interests of any Receivables Entity, and any collections or proceeds of any of the foregoing.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee pension benefit plan”, as defined in Section 3(2) of ERISA (other than a Multiemployer Plan), that is subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any of its ERISA Affiliates is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Plan Asset Regulations” means 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.

“Platform” has the meaning assigned to such term in Section 9.01(d).

“Prime Rate” means the rate of interest last quoted by DBNY as its “Prime Rate” or, if DBNY ceases to quote such rate, the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Private-Siders” has the meaning assigned to such term in Section 9.17(b).

“Pro Forma Basis” means, with respect to the calculation of the financial covenants contained in Section 6.12 or any other calculations hereunder or otherwise for purposes of determining the Consolidated Total Leverage Ratio, Consolidated Secured Leverage Ratio, Fixed Charge Coverage Ratio or Consolidated EBITDA as of any date, that such calculation shall give pro forma effect to:

(i) if such calculation is being made for the purposes described in clause (ii)(y) below, the transaction or event with respect to which the calculation of any such amount or ratio is to be made pursuant to this Agreement, as applicable (and, to the extent applicable, the use of proceeds thereof and the incurrence or repayment of any Indebtedness in connection therewith); and

(ii) all other acquisitions, designations of Restricted Subsidiaries as Unrestricted Subsidiaries, all designations of Unrestricted Subsidiaries as Restricted Subsidiaries, all issuances, incurrences or assumptions or repayments and prepayments of Indebtedness (with any such Indebtedness being deemed to be amortized over the applicable testing period in accordance with its terms) (in each case, other than Indebtedness incurred or repaid under any revolving credit facility in the ordinary course of business) and all sales, transfers or other dispositions of any Equity Interests in a Restricted Subsidiary or all or substantially all assets of a Restricted Subsidiary or division or line of business of a Restricted Subsidiary outside the ordinary course of business (and any related prepayments or repayments of Indebtedness),

(x) if such calculation is being made for the purposes of determining actual compliance (and not compliance on a pro forma basis as per the requirements of any other provision of this Agreement) with the financial covenants contained in Section 6.12, that have occurred during the four consecutive fiscal quarter period of the Borrower with respect to which such calculation is being made, or

(y) if such calculation is being made for the purpose of determining whether any transaction or event subject to the limitations in Article VI or any other relevant limitations in this Agreement is permitted, that have occurred since the beginning of the four consecutive fiscal quarter period of the Borrower most recently ended on or prior to such date as if they occurred on the first day of such four consecutive fiscal quarter period.

Pro forma calculations made pursuant to the provisions of this definition shall be determined in good faith by a Financial Officer of the Borrower. Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of the Borrower, to reflect adjustments in connection with such pro forma event consistent with those set forth in the definition of Consolidated EBITDA (which adjustments shall be without duplication and subject to all caps set forth therein).

If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Hedging Agreement applicable to such Indebtedness).

“Pro Rata Share” means, with respect to a Revolving Lender or Issuing Bank, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the Revolving Commitments of such Revolving Lender or Issuing Bank in its capacity as Revolving Lender and the denominator of which is the aggregate Revolving Commitments of all Revolving Lenders.

“Proposed Change” means a proposed amendment, modification, waiver or termination of any provision of this Agreement or any other Loan Document.

“Protective Advance” has the meaning assigned to it in Section 2.10.

“Protective Advance Exposure” means, at any time, the aggregate principal amount of all Protective Advances outstanding at such time. The Protective Advance Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the Total Protective Advance Exposures at such time, adjusted to give effect to any reallocation under Section 2.20 of the Protective Advance Exposure of Defaulting Lenders in effect at such time.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public-Siders” has the meaning assigned to such term in Section 9.17(b).

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning assigned to it in Section 9.21.

“Qualified Equity Interests” means Equity Interests of the Borrower, other than Disqualified Equity Interests.

“Quotation Day” means ~~(a) in respect of the determination of the Adjusted LIBO Rate or LIBO Rate for any Interest Period for Loans denominated in dollars or any Permitted Foreign Currency (other than Euro), the day that is two Business Days prior to the first day of such Interest Period, and (b)~~ in respect of the determination of the EURIBO Rate for any Interest Period for Loans denominated in Euro, the day that is two TARGET Days prior to the first day of such Interest Period, ~~in each case~~ unless market practice differs for loans in the applicable currency priced by reference to rates quoted in the relevant interbank market, in which case the Quotation Day for such currency shall be determined by the Administrative Agent in accordance with market practice for such loans priced by reference to rates quoted in the relevant interbank market (and if quotations would normally be given by leading banks for such loans priced by reference to rates quoted in the relevant interbank market on more than one day, the Quotation Day shall be the last of those days).

“Receivables Entity” means a wholly owned Subsidiary of the Borrower that is not a Loan Party (or another Person formed for the purposes of engaging in a Permitted Receivables Facility in which the Borrower or any of its Subsidiaries makes an Investment and to which one or more Foreign Subsidiaries that are not Loan Parties transfer Permitted Receivables Facility Assets) which engages in no activities other than in connection with the financing of Receivables of the Receivables Sellers and which is designated (as provided below) as the “Receivables Entity” (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Borrower or any Restricted Subsidiary other than another Receivables Entity (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness)) pursuant to Standard Securitization Undertakings, (ii) is recourse to or obligates the Borrower or any Restricted Subsidiary (other than another Receivables Entity) in any way (other than pursuant to Standard Securitization Undertakings) or (iii) subjects any property or asset of the Borrower or any Restricted Subsidiary (other than another Receivables Entity), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings, (b) with which neither the Borrower nor any Restricted Subsidiary (other than another Receivables Entity) has any contract, agreement, arrangement or understanding (other than pursuant to the Permitted Receivables Facility Documents (including with respect to fees payable in the ordinary course of business in connection with the servicing of Receivables and related assets)) on terms less favorable to the Borrower or such Restricted Subsidiary than those that might be obtained at the time from persons that are not Affiliates of the Borrower (as determined by the Borrower in good faith), and (c) to which neither the Borrower, nor any Restricted Subsidiary (other than another Receivables Entity) has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results. Any such designation shall be evidenced to the Administrative Agent by a certificate of a Financial Officer of the Borrower certifying that, to the best of such officer’s knowledge and belief after consultation with counsel, such designation complied with the foregoing conditions.

“Receivable Reserves” means, as of any date of determination, those reserves that the Administrative Agent deems necessary or appropriate, in its Permitted Discretion and subject to the provisions set forth in the definition of the term “Reserves”, to establish and maintain (including Landlord Reserves for books and records locations and reserves for rebates, discounts, warranty claims, returns and dilution) with respect to the Eligible Accounts.

“Receivables Seller” has the meaning assigned to such term in the definition of “Permitted Receivables Facility”.

“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) any Issuing Bank, as applicable.

~~“Reference Rate” means, for any day, the Adjusted LIBO Rate as of such day for a Eurocurrency Borrowing with an Interest Period of three months’ duration (without giving effect to the last sentence of the definition of the term “Adjusted LIBO Rate” herein).~~

“Refinancing Indebtedness” means, in respect of any Indebtedness (the “Original Indebtedness”), any Indebtedness that extends, renews, replaces or refinances such Original Indebtedness (or any Refinancing Indebtedness in respect thereof); provided that (a) the principal amount (or accreted value, if applicable) of such Refinancing Indebtedness shall not exceed the principal amount (or accreted value, if applicable) of such Original Indebtedness except by an amount no greater than accrued and unpaid interest with respect to such Original Indebtedness and any fees, premium and expenses relating to such extension, renewal, replacement or refinancing; (b) either (i) the stated final maturity of such Refinancing Indebtedness shall not be earlier than that of such Original Indebtedness or (ii) such Refinancing Indebtedness shall not be required to mature or to be repaid, prepaid, redeemed, repurchased or defeased, whether on one or more fixed dates, upon the occurrence of one or more events or at the option of any holder thereof (except, in each case, upon the occurrence of an event of default, asset sale or a change in control or as and to the extent such repayment, prepayment, redemption, repurchase or defeasance would have been required pursuant to the terms of such Original Indebtedness) prior to the date 91 days after the Latest Maturity Date in effect on the date of such extension, renewal, replacement or refinancing; provided that, notwithstanding the foregoing, scheduled amortization payments (however denominated) of such Refinancing Indebtedness shall be permitted so long as the weighted average life to maturity of such Refinancing Indebtedness shall be no shorter than the weighted average life to maturity of such Original Indebtedness remaining as of the date of such extension, renewal or refinancing (or, if shorter, 91 days after the Latest Maturity Date in effect on the date of such extension, renewal or refinancing); (c) such Refinancing Indebtedness shall not constitute an obligation (including pursuant to a Guarantee) of the Borrower or any Subsidiary, in each case that shall not have been (or, in the case of after-acquired Subsidiaries, shall not have been required to become pursuant to the terms of the Original Indebtedness) an obligor in respect of such Original Indebtedness, and shall not constitute an obligation of the Borrower if the Borrower shall not have been an obligor in respect of such Original Indebtedness; (d) if such Original Indebtedness shall have been subordinated to the Loan Document Obligations, such Refinancing Indebtedness shall also be subordinated to the Loan Document Obligations on terms not less favorable in any material respect to the Lenders (as determined in good faith by the Borrower); (e) such Refinancing Indebtedness shall not be secured (x) by any Lien on any asset other than the assets that secured such Original Indebtedness (or would have been required to secure such Original Indebtedness pursuant to the terms thereof) or (y) in the event Liens securing such Original Indebtedness shall have been contractually subordinated to any Lien securing the Loan Document Obligations, by any Lien that shall not have been contractually subordinated to at least the same extent (as determined in good faith by the Borrower); and (f) if the proceeds of any Refinancing Indebtedness in respect of any Original Indebtedness are not applied to refinance, repurchase or redeem such Original Indebtedness immediately upon the incurrence thereof, (x) the proceeds of such Refinancing Indebtedness are applied to so refinance, repurchase or redeem such Original Indebtedness on or prior to the ninetieth day (or in the case of capital markets Indebtedness, 120 days) following the date of the incurrence of such Refinancing Indebtedness and (y) to the extent the proceeds are segregated and held in escrow prior to their application to refinance, repurchase or redeem such Original Indebtedness, then from and after the date of the incurrence of such Refinancing Indebtedness, such Original Indebtedness shall be deemed not to be outstanding for the purposes of computation of any ratios hereunder (such Indebtedness described in this clause (f), “Excluded Refinanced Debt”).

“Register” has the meaning assigned to such term in Section 9.04(b).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents, trustees, managers, advisors, representatives and controlling persons of such Person or Affiliates.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within or upon any building, structure, facility or fixture.

“Relevant Governmental Body” means the Federal Reserve Board and/or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto.

“Required Lenders” means, at any time, Lenders having Revolving Exposures and unused Commitments (other than Swingline Commitments) representing more than 50% of the sum of the Aggregate Revolving Exposure (with the aggregate of each Lender’s risk participation and funded participation in Letters of Credit being deemed “held” by such Lender for purposes of this definition) and unused Commitments at such time; provided that whenever there is one or more Defaulting Lenders, the total outstanding Revolving Exposures of, and the unused Commitments of, each Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Requirement of Law” means, with respect to any Person, (a) the charter, articles or certificate of organization or incorporation and bylaws or other organizational or governing documents of such Person and (b) any law (including common law), statute, ordinance, treaty, rule, regulation, order, decree, writ, injunction, settlement agreement or determination of any arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserves” means, as of any date of determination, Inventory Reserves, Receivable Reserves, Designated Pari Additional Secured Obligations Reserves and those other reserves that the Administrative Agent deems necessary or appropriate, in its Permitted Discretion and subject to the provisions of the following paragraph, to establish and maintain (including reserves with respect to (a) sums that any Loan Party or its Subsidiaries are required to pay under any Section of this Agreement or any other Loan Document (such as taxes, assessments, insurance premiums, or, in the case of leased assets, rents or other amounts payable under such leases) and has failed to pay, (b) amounts owing by any Loan Party or its Subsidiaries to any Person to the extent secured by a Lien on, or trust over, any of the Collateral (other than Liens permitted under Section 6.02, which Lien or trust, in the Permitted Discretion of the Administrative Agent likely would have a priority superior to the Administrative Agent’s Liens (such as Liens or trusts in favor of landlords, warehousemen, carriers, mechanics, materialmen, laborers, or suppliers, or Liens or trusts for ad valorem, excise, sales, or other taxes where given priority under applicable law) in and to such item of the Collateral) with respect to the Borrowing Base and (c) any factor which the Administrative Agent reasonably determines will or reasonably could be expected to adversely affect in any material respect the value of any Eligible Accounts and Eligible Inventory, including the enforceability or priority of the Administrative Agent’s Liens thereon or the amount which any Secured Party would be likely to receive (after giving consideration to delays in payment and costs of enforcement) in the liquidation of such Eligible Accounts and Eligible Inventory.

Notwithstanding anything to the contrary in this Agreement, the Administrative Agent shall have the right (but not the obligation) at any time, in the exercise of its Permitted Discretion, to establish and increase or decrease Reserves against the Borrowing Base; provided, that the Administrative Agent shall notify the Borrower at least three Business Days prior to the date on which any such reserve is to be established or increased; provided, further, that (a) the Borrower may not borrow any new Revolving Loans (including Swingline Loans) or request the issuance of any Letters of Credit (or the amendment of any outstanding Letter of Credit that would increase the face amount thereof) to the extent that such Revolving Loan (including Swingline Loan) or Letter of Credit would cause the Aggregate Revolving Exposure to exceed the Line Cap after giving effect to the establishment or increase of such Reserve as set forth in such notice; (b) no such prior notice shall be required for changes to any Reserves resulting solely by virtue of mathematical calculations of the amount of the Reserve in accordance with the methodology of calculation set forth in this Agreement or previously utilized; (c) no such prior notice shall be required during the continuance of any Event of Default and (d) no such prior notice shall be required with respect to any Reserve established in respect of any Lien that has priority over the Administrative Agent’s Liens on the Collateral. The amount of any Reserve established by the Administrative Agent, and any changes to the eligibility criteria set forth in the definitions of Eligible Accounts and Eligible Inventory, as applicable, shall have a reasonable relationship to the event, condition, other circumstance, or fact that is the basis for such reserve or change in eligibility, and shall not be duplicative of any other reserve established and currently maintained or eligibility criteria.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any U.K. Financial Institution, a U.K. Resolution Authority.

“Restricted Debt Payments” has the meaning assigned to such term in Section 6.08(b).

“Restricted Group” means the Borrower and the Restricted Subsidiaries.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) by the Borrower or any Restricted Subsidiary with respect to its Equity Interests, or any payment or distribution (whether in cash, securities or other property) by the Borrower or any Restricted Subsidiary, including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancelation or termination of its Equity Interests.

“Restricted Subsidiary” means each Subsidiary of the Borrower other than an Unrestricted Subsidiary.

“Resulting Revolving Borrowings” has the meaning assigned to such term in Section 2.21(d).

“Revolving Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Revolving Maturity Date and the date of termination of all the Revolving Commitments.

“Revolving Borrowing” means Revolving Loans of the same Class, Type and currency, made, converted or continued on the same date and, in the case of Eurocurrency Revolving Loans or SOFR Revolving Loans, as to which a single Interest Period is in effect.

“Revolving Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans and to acquire participations in Letters of Credit, Swingline Loans and Protective Advances hereunder, expressed as an amount representing the maximum possible aggregate amount of such Lender’s Revolving Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08, (b) increased from time to time pursuant to Section 2.21 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Revolving Commitment is set forth on Schedule 2.01 or in the Assignment and Assumption or Incremental Facility Amendment pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable. The initial aggregate amount of the Lenders’ Revolving Commitments is $800,000,000.

“Revolving Commitment Increase” has the meaning assigned to such term in Section 2.21(a).

“Revolving Commitment Increase Lender” means, with respect to any Revolving Commitment Increase, each Additional Lender providing a portion of such Revolving Commitment Increase.

“Revolving Exposure” means, with respect to any Revolving Lender at any time, the sum of (a) the Dollar Equivalent of the outstanding principal amount of such Revolving Lender’s Revolving Loans, (b) such Revolving Lender’s LC Exposure, (c) such Lender’s Swingline Exposure and (d) such Lender’s Protective Advance Exposure, in each case, at such time.

“Revolving Lender” means a Lender with a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with Revolving Exposure.

“Revolving Lender Parent” means, with respect to any Revolving Lender, any Person as to which such Revolving Lender is, directly or indirectly, a subsidiary.

“Revolving Loan” means a Loan made pursuant to clause (b) of Section 2.01.

“Revolving Maturity Date” means the date that is five years after the Effective Date, as the same may be extended pursuant to Section 2.22; provided that in the event that (i) the First Lien Notes or any Refinancing Indebtedness in respect thereof or (ii) any other Indebtedness of the Borrower or any other Loan Party of the type specified in clauses (a), (b), (l), (f) and (g) (but in the case of clauses (f) and (g), only to the extent supporting Indebtedness of the type specified in clauses (a), (b) and (l)) of the definition of the term “Indebtedness” in an aggregate principal amount in excess of $500,000,000, in each case of clause (i) and (ii), shall have a final stated maturity that is on or prior to the Revolving Maturity Date, the Revolving Maturity Date shall be the date that 91 days prior to the final stated maturity of such Indebtedness; provided further that, in each case, if any such day is not a Business Day, the Revolving Maturity Date shall be the Business Day immediately preceding such day.

“S&P” means S&P Global Ratings, and any successor to its rating agency business.

“Sanctioned Country” means, a country, region or territory which is itself the subject or target of any Sanctions that broadly and comprehensively prohibit dealings with such country, region or territory (at the time of this Agreement, Crimea, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means, at any time, a Person with whom dealings are restricted or prohibited under any Sanctions, including as a result of (a) being named on any Sanctions-related list of designated Persons maintained by the U.S. government, including those administered by OFAC, the U.S. Department of State, the United Nations

Security Council, the European Union or any European Union member state, Canada or Her Majesty’s Treasury of the United Kingdom, (b) being located, organized or resident in a Sanctioned Country or (c) any direct or indirect relationship of ownership or control with any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the United States, including those administered by OFAC or the U.S. Department of State, the United Nations Security Council, the European Union, any European Union member state, Canada or Her Majesty’s Treasury of the United Kingdom.

~~“Screen Rate” means (a) in respect of the LIBO Rate for any Interest Period, or in respect of any determination of the Alternate Base Rate pursuant to clause (c) of the definition thereof, a rate per annum equal to the London interbank offered rate as administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for deposits in the applicable currency (for delivery on the first day of such Interest Period) with a term equivalent to the relevant period as displayed on the Reuters screen page that displays such rate (currently page LIBOR01 or LIBOR02) (or, in the event such rate does not appear on a page of the Reuters screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion), and (b) in respect of the EURIBO Rate for any Interest Period, the rate per annum determined by the European Money Market Institute (or any other Person that takes over the administration of such rate) as the rate at which interbank deposits in Euro are being offered by one prime bank to another within the EMU zone for such Interest Period, as set forth on the Reuters screen page that displays such rate (currently EURIBOR01) (or, in the event such rate does not appear on a page of the Reuters screen, on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion); provided that (i) if, as to any currency, no Screen Rate shall be available for a particular period at such time but Screen Rates shall be available for maturities both longer and shorter than such period at such time, then the Screen Rate for such period shall be the Interpolated Rate as of such time and (ii) if the Screen Rate, determined as provided above, would be less than zero, the Screen Rate shall be deemed to be zero for all purposes of this Agreement.~~

“SEC” means the United States Securities and Exchange Commission or any Governmental Authority succeeding to any of its principal functions.

“Second Lien Intercreditor Agreement” means the Amended and Restated Intercreditor Agreement dated as of the Effective Date, among the Administrative Agent, U.S. Bank National Association, in its capacities as trustee and collateral agent under the First Lien Notes Documents and trustee and collateral agent under the Second Lien Notes Documents, and the Loan Parties, substantially in the form of Exhibit B-2, as may be amended, amended and restated, supplemented, replaced or otherwise modified from time to time in accordance with the terms of this Agreement.

“Second Lien Notes” means the Borrower’s senior second lien secured notes due 2028 in an aggregate principal amount of $600,000,000.

“Second Lien Notes Collateral Agreement” means the Notes Collateral Agreement dated as of March 30, 2020, among the Loan Parties and U.S. Bank National Association, as collateral agent under the Second Lien Notes Indenture, as may be amended, amended and restated, supplemented, replaced or otherwise modified from time to time in accordance with the terms of this Agreement.

“Second Lien Notes Documents” means the Second Lien Notes Indenture, the Second Lien Notes Collateral Agreement, all instruments, agreements and other documents evidencing or governing the Second Lien Notes, providing for any Guarantee, security or other right in respect thereof, and all schedules, exhibits and annexes to each of the foregoing, as may be amended pursuant to the terms hereof.

“Second Lien Notes Indenture” means the Indenture dated as of February 7, 2020, among, inter alia, the Borrower and U.S. Bank National Association, as trustee, in respect of the Second Lien Notes, as may be amended, amended and restated, supplemented, replaced or otherwise modified from time to time in accordance with the terms of this Agreement.

“Secured Cash Management Obligations” means the due and punctual payment of any and all obligations of (x) the Borrower and each Loan Party and (y) each Restricted Subsidiary that is not a Loan Party, in each case whether absolute or contingent and however and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) arising in respect of Cash Management Services or in the case of clause (y) above only, local working capital and/or bilateral credit facilities that are secured by the Collateral (such local working capital and/or bilateral credit facilities, the “Cash Management Financing Facilities”), in each case that (a) (i) are owed to the Administrative Agent or an Affiliate thereof, or to any Person that was the Administrative Agent or an Affiliate thereof at the time the agreements in respect of such obligations were entered, incurred or that becomes the Administrative Agent or an Affiliate thereof thereafter, (ii) are owed on the Effective Date to a Person that is a Lender or an Affiliate of a Lender as of the Effective Date or (iii) are owed to a Person that is a Lender or an Affiliate of a Lender at the time such obligations are incurred or becomes a Lender or an Affiliate of a Lender thereafter and (b) are secured by the Collateral.

“Secured Commercial Obligations” shall mean the due and punctual payment and performance of any and all obligations of the Borrower and each Restricted Subsidiary arising under each Commercial Agreement that (a)(i) is with a counterparty that is the Administrative Agent or an Arranger or an Affiliate thereof, or any Person that was the Administrative Agent or an Arranger or an Affiliate thereof at the time such Commercial Agreement was entered into or that becomes the Administrative Agent or an Arranger or an Affiliate thereof thereafter, (ii) is in effect on the Effective Date with a counterparty that is a Lender or an Affiliate of a Lender as of the Effective Date or (iii) is entered into after the Effective Date with a counterparty that is a Lender or an Affiliate of a Lender at the time such Commercial Agreement is entered into or that becomes a Lender or an Affiliate of a Lender thereafter and (b) are secured by the Collateral.

“Secured Hedging Obligations” means the due and punctual payment of any and all obligations of the Borrower and each Restricted Subsidiary arising under each Hedging Agreement that (a)(i) is with a counterparty that is the Administrative Agent or an Arranger or an Affiliate thereof, or any Person that was the Administrative Agent or an Arranger or an Affiliate thereof at the time such Hedging Agreement was entered into or that becomes the Administrative Agent or an Arranger or an Affiliate thereof thereafter, (ii) is in effect on the Effective Date with a counterparty that is a Lender or an Affiliate of a Lender as of the Effective Date or (iii) is entered into after the Effective Date with a counterparty that is a Lender or an Affiliate of a Lender at the time such Hedging Agreement is entered into or that becomes a Lender or an Affiliate of a Lender thereafter and (b) are secured by the Collateral. Notwithstanding the foregoing, in the case of any Excluded Swap Guarantor, “Secured Hedging Obligations” shall not include Excluded Swap Obligations of such Excluded Swap Guarantor.

“Secured Parties” means, collectively, (a) the Lenders, (b) the Administrative Agent, (c) each Issuing Bank, (d) each Swingline Lender, (e) each provider of Cash Management Services the obligations under which constitute Secured Cash Management Obligations, (f) each counterparty to any Hedging Agreement the obligations under which constitute Secured Hedging Obligations, (g) each counterparty to any Commercial Agreement the obligations under which constitute Secured Commercial Obligations, (h) each Supply Chain Bank in a Secured Supply Chain Financing and (i) the successors and assigns of each of the foregoing.

“Secured Supply Chain Financing” means any Supply Chain Financing that is entered into by and between the Borrower or any Restricted Subsidiary and any Supply Chain Bank, including any such Supply Chain Financing that is in effect on the Effective Date; provided that the Borrower and the applicable Supply Chain Bank shall have designated such Supply Chain Financing as a Secured Supply Chain Financing in writing delivered to the Administrative Agent in substantially the form of Exhibit K (other than with respect to any Supply Chain Financings where the Administrative Agent or an Affiliate thereof is the Supply Chain Bank).

“Secured Supply Chain Financing Obligations” means all obligations of the Borrower and the Restricted Subsidiaries in respect of any Secured Supply Chain Financing.

“Securities Act” means the United States Securities Act of 1933.

“Security Documents” means the Guarantee Agreement, the Collateral Agreement, the ABL/Notes Intercreditor Agreement, the Second Lien Intercreditor Agreement, any Acceptable Intercreditor Agreement, each Mortgage, each Intellectual Property Security Agreement, each Control Agreement and each other security agreement or other instrument or document executed and delivered by any Loan Party pursuant to any of the foregoing or pursuant to Section 5.12 or 5.13.

“SOFR” means, with respect to any ~~day means~~U.S. Government Securities Business Day, a rate per annum equal to the secured overnight financing rate for such U.S. Government Securities Business Day published ~~for such day~~ by the ~~NYFRB, as the administrator of the benchmark (or a successor administrator), on the Federal Reserve Bank of New York’s Website.~~SOFR Administrator on the SOFR Administrator’s Website on the immediately succeeding U.S. Government Securities Business Day. When used in reference to any Loan or Borrowing, “SOFR” refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to Adjusted Term SOFR.

~~“SOFR-Based Rate” means SOFR, Compounded SOFR or Term SOFR.~~

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Spread Adjustment” means with respect to interest calculated with respect to any SOFR Borrowing, a rate determined by reference to the applicable tenor of the Interest Period with respect thereto as set forth below:

Interest Period	Rate
One Month	0.10% (10 basis points)
Three Months	0.15% (15 basis points)
Six Months	0.25% (25 basis points)

“Specified Property” means the tracts of land and the structure located at 1101 East Hunt Road, Alcoa, TN 37701, that are subject to a sale-leaseback arrangement dated as of December 31, 2015 between Arconic Tennessee LLC (as successor-in-fact to Alcoa Inc.) and The Industrial Development Board of Blount County and the Cities of Alcoa and Maryville, Tennessee.

“Specified Time” means ~~(a) with respect to the LIBO Rate, 11:00 a.m., London time, and (b) with respect to the EURIBO Rate,~~ 11:00 a.m., Brussels time.

“Spin-Off” means the spin-off of the Borrower from Howmet on the Distribution Date, as more fully described in the Form 10.

“Spin-Off Documents” means the Distribution Agreement, the Tax Matters Agreement, the Employee Matters Agreement, the Patent License Agreements, the Trademark License Agreements, the Master Agreement for Product Supply, the Metal Supply & Tolling Agreement, the Use Agreement, the Land Use Right Agreements, the Service Level Agreement for Central Engineering and Maintenance, the Service Level Agreement for Energy, Steam and Water, the Second Supplemental Tax and Project Certificate and Agreement and the Lease and Property Management Agreement, in each case, between Howmet or Affiliates thereof, on the one hand, and the Borrower or Affiliates thereof, on the other hand, each on substantially the terms described in the Form 10, together with any other agreements, instruments or other documents entered into in connection with any of the foregoing, each as amended, restated, amended and restated, supplemented or modified from time to time in accordance with this Agreement.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by any Foreign Subsidiary that is not a Loan Party in connection with the Permitted Receivables Facility which are customary in an accounts receivable financing transaction.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Federal Reserve Board and any other banking authority (domestic or foreign) to which the Administrative Agent or any Lender (including any branch, Affiliate or fronting office making or holding a Loan) is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Federal Reserve Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. ~~Eurocurrency~~SOFR Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held (unless parent does not Control such entity) or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent; provided, however, that a joint venture shall not be deemed to be a subsidiary solely as a result of this clause (b).

“Subsidiary” means any direct or indirect subsidiary of the Borrower.

“Successor Borrower” has the meaning assigned to such term in Section 6.03(a)(v).

“Supermajority Lenders” means, at any time, Lenders having Revolving Exposures and unused Commitments (other than Swingline Commitments) representing more than 66-2/3% of the sum of the Aggregate Revolving Exposure (with the aggregate of each Lender’s risk participation and funded participation in Letters of Credit being deemed “held” by such Lender for purposes of this definition) and unused Commitments at such time; provided that whenever there is one or more Defaulting Lenders, the total outstanding Revolving Exposures of, and the unused Commitments of, each Defaulting Lender shall be excluded for purposes of making a determination of Supermajority Lenders.

“Supply Chain Bank” means any Person that (a) at the time it enters into a Supply Chain Financing (or on the Effective Date), is the Administrative Agent, an Arranger, a Lender or an Affiliate of any such Person, in each case, in its capacity as a party to such Supply Chain Financing and (b) any Supply Chain Bank Purchaser.

“Supply Chain Bank Purchaser” means any subsequent purchaser of any trade payables that had been initially acquired by a Person that was a Supply Chain Bank pursuant clause (a) of the definition thereof pursuant to a Secured Supply Chain Financing; provided that such subsequent purchaser is designated as such in writing delivered to the Administrative Agent in substantially the form of Exhibit K.

“Supply Chain Financing” means any agreement under which any bank, financial institution or other Person may from time to time provide any financial accommodation to any of the Borrower or any Restricted Subsidiary in connection with trade payables of the Borrower or any Restricted Subsidiary, in each case issued for the benefit of any such bank, financial institution or such other person that has acquired such trade payables pursuant to “supply chain” or other similar financing for vendors and suppliers of the Borrower or any Restricted Subsidiaries, so long as (a) other than in the case of Secured Supply Chain Financing Obligations, such Indebtedness is unsecured and (b) such Indebtedness represents amounts not in excess of those which the Borrower or any of its Restricted Subsidiaries would otherwise have been obligated to pay to its vendor or supplier in respect of the applicable trade payables.

“Supported QFC” has the meaning assigned to it in Section 9.21.

“Swap Obligations” means, with respect to the Borrower or any other Loan Party, an obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of § 1a(47) of the Commodity Exchange Act.

“Swingline Borrowing” means a Borrowing of Swingline Loans.

“Swingline Commitment” means, with respect to each Swingline Lender, the commitment of such Swingline Lender to make Swingline Loans pursuant to Section 2.04, expressed as an amount representing the maximum aggregate principal amount of such Swingline Lender’s outstanding Swingline Loans hereunder. The initial amount of each Swingline Lender’s Swingline Commitment is set forth on Schedule 2.04 or in the joinder agreement pursuant to which it became a Swingline Lender hereunder. The aggregate amount of the Swingline Commitments on the date hereof is $25,000,000.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Revolving Lender at any time shall be the sum of (a) its Applicable Percentage of the aggregate principal amount of all Swingline Loans outstanding at such time (excluding, in the case of any Revolving Lender that is a Swingline Lender, Swingline Loans made by it and outstanding at such time to the extent that the other Lenders shall not have funded their respective participations in such Swingline Loans), adjusted to give effect to any reallocation under Section 2.20 of the Swingline Exposure of Defaulting Lenders in effect at such time, and (b) in the case of any Lender that is a Swingline Lender, the aggregate principal amount of all Swingline Loans made by such Lender and outstanding at such time to the extent that the other Revolving Lenders shall not have funded their respective participations in such Swingline Loans.

“Swingline Lender” means each of (a) DBNY and (b) each Revolving Lender that shall have become a Swingline Lender hereunder as provided in Section 2.04(d) (other than any Person that shall have ceased to be a Swingline Lender as provided in Section 2.04(d) or Section 2.04(e), in each case except as otherwise provided in such Section), each in its capacity as a lender of Swingline Loans hereunder, and any other Revolving Lender designated as a Swingline Lender pursuant to a joinder agreement executed by the Borrower and such Revolving Lender and reasonably satisfactory to the Administrative Agent, in each case in its capacity as a lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.04.

“TARGET” means the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET2) payment system (or, if such payment system ceases to be operative, such other payment system (if any) reasonably determined by the Administrative Agent to be a suitable replacement for purposes hereof).

“TARGET Day” means any day on which both (a) banks in London are open for general business and (b) the TARGET is open for the settlement of payments in Euro.

“Tax Matters Agreement” means the Tax Matters Agreement dated March 31, 2020, between Howmet and the Borrower.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term SOFR” means the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day, such rate is not available for any reason, then “Term SOFR” with respect to such Interest Period shall be the Interpolated Term SOFR.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR ~~that has been selected or recommended by the Relevant Governmental Body~~.

“Test Period” means, at date of determination, the period of four consecutive fiscal quarters of the Borrower then last ended as of such time for which financial statements have been delivered pursuant to Section 5.01(a) or (b); provided that for any date of determination before the delivery of the first financial statements pursuant to Section 5.01(a) or (b), the Test Period shall be the period of four consecutive fiscal quarters of the Borrower then last ended as of such time for which financial statements are publicly available or have been provided to the Administrative Agent.

“Trademark License Agreements” means (x) the Trademark License Agreement dated March 31, 2020, between Howmet or one of its Affiliates and the Borrower and (y) the Trademark License Agreement dated March 31, 2020, between Howmet or one of its Affiliates and the Borrower.

“Trademarks” has the meaning assigned to such term in the Collateral Agreement.

“Transaction Costs” means all fees, costs and expenses incurred or payable by the Borrower or any Subsidiary in connection with the Transactions.

“Transactions” means, collectively, (a) the execution, delivery and performance by each Loan Party of the Loan Documents (including this Agreement) to which it is to be a party, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder, (b) the execution, delivery and performance by each Loan Party of the First Lien Notes Documents to which it is to be a party, the issuance of the First Lien Notes and the use of the proceeds thereof, (c) the repayment in full of all loans outstanding under the Existing Credit Agreement, together with all interest, fees and other amounts owing in respect thereof, and the termination of the Existing Credit Agreement and all guarantees and security arrangements relating thereto and (d) the payment of the Transaction Costs.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to ~~the~~ Adjusted ~~LIBO Rate or~~Term SOFR, the EURIBO Rate~~, as applicable,~~ or the Alternate Base Rate.

“U.K. Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“U.K. Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any U.K. Financial Institution.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code or any Person that is disregarded as an entity separate from any such United States person for U.S. federal income tax purposes.

“U.S. Subsidiary” means any Subsidiary organized under the laws of the United States of America, any State thereof or the District of Columbia.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(f)(ii)(B)(3).

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment; provided that, if the Unadjusted Benchmark Replacement as so determined would be less than zero, the Unadjusted Benchmark Replacement will be deemed to be zero for the purposes of this Agreement.

“Undisclosed Administration” means, with respect to any Lender or its parent company, the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian, or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender or parent company is subject to home jurisdiction supervision, if the applicable law of such country requires that such appointment not be publicly disclosed.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York.

“Unrestricted Cash” shall mean, as of any date of determination, the aggregate amount of all cash and cash equivalents on the consolidated balance sheet of the Borrower and the Restricted Subsidiaries as of such date that is not “restricted” for purposes of GAAP and that is not controlled by or subject to any Lien or other preferential arrangement in favor of any creditor, other than Liens created under the Loan Documents and Liens permitted by clauses (i) or (ix) of Section 6.02(a) or Permitted Encumbrances of the type referred in clause (h) of the definition of such term.

“Unrestricted Subsidiaries” means (a) any Subsidiary (other than a Designated Borrower) that is formed or acquired after the Effective Date and is designated as an Unrestricted Subsidiary by the Borrower pursuant to Section 5.17 subsequent to the Effective Date and (b) any Subsidiary of an Unrestricted Subsidiary. As of the Effective Date, there are no Unrestricted Subsidiaries.

“Unrestricted Subsidiary Reconciliation Statement” means in connection with the delivery of financial statements pursuant to Section 5.01(a) or (b) (solely to the extent required under Section 5.01(c)), an unaudited financial statement (in substantially the same form) prepared on the basis of consolidating the accounts of the Borrower and the Restricted Subsidiaries and treating Unrestricted Subsidiaries as if they were not consolidated with the Borrower and otherwise eliminating all accounts of Unrestricted Subsidiaries, together with an explanation of reconciliation adjustments in reasonable detail.

“U.S. Special Resolution Regime” has the meaning assigned to it in Section 9.21.

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.

“Voting Equity Interests” of any Person means the Equity Interests of such Person ordinarily having the power to vote for the election of the directors of such Person.

“wholly owned Subsidiary” means, with respect to any Person at any date, a subsidiary of such Person of which securities or other ownership interests representing 100% of the Equity Interests (other than directors’ qualifying shares) are, as of such date, owned, controlled or held by such Person or one or more wholly owned Subsidiaries of such Person or by such Person and one or more wholly owned Subsidiaries of such Person.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means any Loan Party, the Administrative Agent and, in the case of any U.S. federal withholding Tax, any other withholding agent, if applicable.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any U.K. Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurocurrency Loan”) or by Class and Type (e.g., a “Eurocurrency Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurocurrency Borrowing”) or by Class and Type (e.g., a “Eurocurrency Revolving Borrowing”).

SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise or except as expressly provided herein, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, supplemented, replaced or otherwise modified (subject to any restrictions on such amendments, supplements, replacements or modifications set forth in the Loan Documents), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), unless otherwise expressly stated to the contrary, (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04. Accounting Terms; GAAP; Borrower Representative; Timing. (a) Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that (i) if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision (including any definition) hereof to eliminate the effect of any change occurring after the Effective Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith, (ii) notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159, The Fair Value Option for Financial Assets and Financial Liabilities, or any successor thereto (including pursuant to Accounting Standard Codifications), to value any Indebtedness of the Borrower or any Subsidiary at “fair value”, as defined therein and (iii) notwithstanding any other provision contained herein, all obligations of any person that are or would have been treated as operating leases for purposes of GAAP prior to the issuance by the Financial Accounting Standards Board on February 25, 2016 of an Accounting Standards Update (the “ASU”) (or any other Financial Accounting Standard having a similar result or effect) shall continue to be accounted for as operating leases for purposes of the Loan Documents (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with the ASU (on a prospective or retroactive basis or otherwise) to be treated as capitalized or finance lease obligations in the Borrower’s financial statements (provided that the only financial statements required to be delivered shall be those filed with the SEC).

(b) The Borrower is hereby authorized to act as an agent and representative of the other Loan Parties in providing and receiving notices, consents, certificates, other writing or statements on behalf of the other Loan Parties for purposes hereof (including for purposes of Article II). Unless otherwise provided therein, the Administrative Agent may assume any notice, consent, certificate, other writing or statement received from the Borrower is made on behalf of the other Loan Parties, and shall be entitled to rely on, and shall incur no liability by acting upon, any such notice, consent, certificate, other writing or statement accordingly.

(c) Unless otherwise specified herein, when the payment of any obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day.

SECTION 1.05. Pro Forma Calculations. For purposes of determining compliance with the covenant contained in Section 6.12 (or pro forma compliance with the same for purposes of the requirements of any other relevant provision) or otherwise for purposes of determining the Consolidated Total Leverage Ratio, Consolidated Secured Leverage Ratio, Fixed Charges and Consolidated EBITDA, calculations with respect to such period shall be made on a Pro Forma Basis.

SECTION 1.06. Interest Rates; ~~LIBOR~~Term SOFR or EURIBOR Notification. The interest rate on a Loan denominated in dollars or a Permitted Foreign Currency may be derived from an interest rate benchmark that is, or may in the future become, the subject of regulatory reform. Regulators have signaled the need to use alternative benchmark reference rates for some of these interest rate benchmarks and, as a result, such interest rate benchmarks may cease to comply with applicable laws and regulations, may be permanently discontinued, and/or the basis on which they are calculated may change. Upon the occurrence of a Benchmark Transition Event or an Early Opt-In Election, Section 2.14(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent will promptly notify the Borrower, pursuant to Section 2.14(d), of any change to the reference rate upon which the interest rate on Eurocurrency Loans or SOFR Loans is based. However, the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to ~~the London interbank offered~~any rate ~~or other rates~~ in the definition of “~~LIBO Rate~~Term SOFR” or “EURIBO Rate” or with respect to any alternative or successor rate thereto, or replacement rate thereof (including, without limitation, (i) any such alternative, successor or replacement rate implemented pursuant to Section 2.14(b), whether upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, and (ii) the implementation of any Benchmark Replacement Conforming Changes pursuant to Section 2.14(c)), including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, ~~the LIBO Rate~~Term SOFR, the EURIBO Rate or have the same volume or liquidity as did Term SOFR or the ~~applicable~~EURIBO Screen Rate prior to its discontinuance or unavailability.

SECTION 1.07. Limited Condition Transaction. (a) Notwithstanding anything in this Agreement or any Loan Document to the contrary, when calculating any applicable financial ratio or test or determining other compliance with this Agreement (including the determination of compliance with any provision of this Agreement which requires that no Default or Event of Default has occurred, is continuing or would result therefrom) in connection with the consummation of a Limited Condition Transaction, the date of determination of such ratio and determination of whether any Default or Event of Default has occurred, is continuing or would result therefrom or other applicable covenants shall, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), be deemed to be (i) in the case of a Limited Condition Transaction described in clause (i) of the definition thereof, the date the definitive agreements for such Limited Condition Transaction are entered into and (ii) in the case of a Limited Condition Transaction described in clause (ii) of the definition thereof, the date of giving of the irrevocable notice of redemption therefor (the “LCT Test Date”) and if, after such financial ratios and tests and other provisions are measured on a Pro Forma Basis after giving effect to such Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) as if they occurred at the beginning of the applicable period being used to calculate such financial ratio ending prior to the LCT Test Date, the Borrower could have taken such action on the relevant LCT Test Date in compliance with such ratios and provisions, such provisions shall be deemed to have been complied with; provided that at the option of the Borrower, the relevant ratios and baskets may be recalculated at the time of consummation of such Limited Condition Transaction. For the avoidance of doubt, (x) if any of such financial ratios or tests are exceeded (or, with respect to the Consolidated Interest Coverage Ratio, not reached) as a result of fluctuations in such ratio or test (including due to fluctuations in Consolidated

EBITDA or otherwise) at or prior to the consummation of the relevant Limited Condition Transaction, such financial ratios and tests and other provisions will not be deemed to have been exceeded (or, with respect to the Consolidated Interest Coverage Ratio, not reached) as a result of such fluctuations solely for purposes of determining whether the Limited Condition Transaction is permitted hereunder and (y) such financial ratios and tests and other provisions shall not be tested at the time of consummation of such Limited Condition Transaction or related transaction. For the avoidance of doubt, if the Borrower has made an LCT Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any financial ratio or test (excluding, for the avoidance of doubt, any ratio contained in Section 6.12) or basket availability with respect to any Limited Condition Transaction on or following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or, in the case of a Limited Condition Transaction described in clause (i) thereof, the date that the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, for purposes of determining whether such subsequent transaction is permitted under this Agreement or any Loan Document, any such ratio, test or basket shall be required to comply with any such ratio, test or basket on a Pro Forma Basis assuming such Limited Condition Transaction and the other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated until such time as the applicable Limited Condition Transaction has actually closed or the definitive agreement with respect thereto has been terminated or expires.

SECTION 1.08. Ratio Calculations. Notwithstanding anything to the contrary herein, with respect to any amount incurred or transaction entered into or consummated in reliance on a provision of this Agreement that does not require compliance with a financial ratio or test (including, without limitation, any tests based on the Consolidated Total Leverage Ratio, Consolidated Secured Leverage Ratio, Fixed Charge Coverage Ratio or Consolidated EBITDA) (any such amounts, the “Fixed Amounts”) substantially concurrently with any portion of such amount or transaction incurred, entered into or consummated in reliance on a provision of this Agreement that requires compliance with a financial ratio or test (including any tests based on the Consolidated Total Leverage Ratio, Consolidated Secured Leverage Ratio, Fixed Charge Coverage Ratio or Consolidated EBITDA) (any such amounts, the “Incurrence-Based Amounts”), it is understood and agreed that any portion of the amounts incurred, or transactions entered into or consummated, in compliance with any Fixed Amounts shall be disregarded in the calculation of the financial ratio or test applicable to the relevant Incurrence-Based Amounts.

SECTION 1.09. Change in GAAP. Upon written notice to the Administrative Agent, the Borrower and the Restricted Subsidiaries may elect to apply IFRS, in lieu of GAAP, which change shall take effect at the end of such fiscal quarter or year specified by the Borrower and in which case all accounting terms (including financial ratios and other financial calculations for the test period then ended and all subsequent periods) required to be submitted pursuant to this Agreement shall be prepared in conformity with IFRS. As of such effective date, at the request of the Borrower the Administrative Agent shall enter into and is hereby authorized by the Lenders to enter into an amendment to this Agreement which shall provide for and give effect to the change in GAAP.

SECTION 1.10. Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.

SECTION 1.11. Currency Translation. The Administrative Agent shall determine the Dollar Equivalent of any Borrowing, Letter of Credit or LC Disbursement denominated in a Permitted Foreign Currency as of each Calculation Date, in each case using the Exchange Rate for the applicable currency in relation to dollars in effect on such Calculation Date, and each such amount shall be the Dollar Equivalent thereof until the next calculation thereof. The Administrative Agent shall notify the Borrower and the Lenders of each determination of the Dollar Equivalent of each Borrowing, Letter of Credit or LC Disbursement denominated in any Permitted Foreign Currency.

ARTICLE II

The Credits

SECTION 2.01. Commitments. Subject to the terms and conditions set forth herein, each Revolving Lender agrees to make Revolving Loans denominated in dollars or a Permitted Foreign Currency to the Borrower from time to time, in each case during the Revolving Availability Period, in an aggregate principal amount that will not result in such Revolving Lender’s Revolving Exposure exceeding such Lender’s Revolving Commitment or the Aggregate Revolving Exposure exceeding the Line Cap. Revolving Loans denominated in dollars may be ABR Loans or ~~Eurocurrency~~SOFR Loans, and Revolving Loans denominated in ~~a Permitted Foreign Currency~~Euro shall be Eurocurrency Loans, in each case, as further provided herein. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans. Notwithstanding the foregoing, no borrowing of Revolving Loans or Swingline Loans may be made on the Effective Date.

SECTION 2.02. Loans and Borrowings. (a) Each Loan (other than a Swingline Loan or a Protective Advance) shall be made as part of a Borrowing consisting of Loans of the same Class, Type and currency made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. Each Swingline Loan shall be made as part of a Borrowing consisting of Swingline Loans made by the Swingline Lenders ratably in accordance with their respective Swingline Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.14, (i) each Borrowing denominated in dollars shall be comprised entirely of ABR Loans or ~~Eurocurrency~~SOFR Loans as the Borrower may request in accordance herewith and (ii) each Borrowing denominated in ~~a Permitted Foreign Currency~~Euro shall be comprised entirely of Eurocurrency Loans. Each Swingline Loan and each Protective Advance shall be an ABR Loan. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Eurocurrency Borrowing or SOFR Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum; provided that a Eurocurrency Borrowing or SOFR Borrowing that results from a continuation of an outstanding Eurocurrency Borrowing or SOFR Borrowing, as applicable, may be in an aggregate amount that is equal to such outstanding Borrowing. At the time that each ABR Revolving Borrowing or Swingline Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $500,000; provided that a Protective Advance may be in such principal amount as shall be determined by the Administrative Agent pursuant to Section 2.10. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not be more than a total of ten Eurocurrency Borrowings and SOFR Borrowings at any time outstanding unless the Administrative Agent otherwise agrees. Notwithstanding anything to the contrary herein, an ABR Revolving Borrowing or Swingline Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Aggregate Revolving Commitment or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e).

SECTION 2.03. Requests for Borrowings. To request a Revolving Borrowing, the Borrower shall notify the Administrative Agent of such request by submitting a Borrowing Request (a) in the case of a Eurocurrency Borrowing or SOFR Borrowing, not later than 2:00 p.m., Local Time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the date of the proposed Borrowing. Each such Borrowing Request shall be irrevocable (provided that the Borrowing Request in connection with any acquisition or other investment permitted under Section 6.04, may be conditioned on the closing of such acquisition or other investment) and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of a written Borrowing Request signed by a Financial Officer of the Borrower. Each such Borrowing Request shall specify the following information (to the extent applicable, in compliance with Sections 2.01 and 2.02):

(i) the Class of the requested Borrowing;

(ii) the currency and the aggregate amount of such Borrowing;

(iii) the requested date of such Borrowing, which shall be a Business Day;

(iv) whether such Borrowing is to be an ABR Borrowing ~~or~~, a Eurocurrency Borrowing or a SOFR Borrowing;

(v) in the case of a Eurocurrency Borrowing or SOFR Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(vi) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06(a), or, if the Borrowing is being requested to finance the reimbursement of an LC Disbursement in accordance with Section 2.05(e), the identity of the Issuing Bank that made such LC Disbursement; and

(vii) that as of such date Sections 4.02(a), 4.02(b) and 4.02(c) are satisfied.

If no election as to the Type of Borrowing is specified, then, if the specified currency of such Borrowing is (a) dollars, the requested Borrowing shall be an ABR Borrowing, and (b) Euros, the requested Borrowing shall be a Eurocurrency Borrowing. If no Interest Period is specified with respect to any requested Eurocurrency Borrowing or SOFR Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. If no currency is specified with respect to any requested Revolving Loan, the Borrower shall be deemed to have selected dollars. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the applicable Class of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04. Swingline Loans. (a) Subject to the term and conditions set forth herein, each Swingline Lender severally agrees to make Swingline Loans, denominated in Dollars, to the Borrower from time to time during the Revolving Availability Period in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of the outstanding Swingline Loans exceeding $25,000,000, (ii) the aggregate principal amount of outstanding Swingline Loans made by such Swingline Lender exceeding such Swingline Lender’s Swingline Commitment, (iii) such Swingline Lender’s Revolving Exposure exceeding such Swingline Lender’s Revolving Commitment (in its capacity as a Lender), (iv) any Lender’s Revolving Exposure exceeding such Lender’s Revolving Commitment or (v) the Aggregate Revolving Exposure exceeding the Line Cap; provided that (A) no Swingline Lender shall be required to make a Swingline Loan to refinance an outstanding Swingline Loan and (B) each Swingline Loan shall be made as part of a Borrowing consisting of Swingline Loans made by the Swingline Lenders ratably in accordance with their respective Swingline Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans. The failure of any Swingline Lender to make any Swingline Loan required to be made by it shall not relieve any other Swingline Lender of its obligations hereunder; provided that the Swingline Commitments of the Swingline Lenders are several and no Swingline Lender shall be responsible for any other Swingline Lender’s failure to make Swingline Loans as required.

(b) To request a Swingline Borrowing, the Borrower shall submit a Borrowing Request to the Administrative Agent by telecopy or electronic mail not later than 1:00 p.m., New York City time, on the day of the proposed Swingline Borrowing. Each such Borrowing Request shall be irrevocable and shall specify (i) the requested date (which shall be a Business Day), (ii) the amount of the requested Swingline Borrowing, and the location and number of the account of the Borrower to which funds are to be disbursed or, in the case of any Swingline Borrowing requested to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e), the identity of the Issuing Bank that has made such LC Disbursement and (iv) that as of such date Sections 4.02(a), 4.02(b) and 4.02(c) are satisfied. Promptly following the receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Swingline Lender of the details thereof and of the amount of such Swingline Lender’s Swingline Loan to be made as part of the requested Swingline Borrowing. Each Swingline Lender shall make its ratable portion of the requested Swingline Borrowing available to the Borrower by means of a wire transfer to the account specified in such Borrowing Request or to the applicable Issuing Bank, as the case may be, by 3:00 p.m., New York City time, on the requested date of such Swingline Borrowing.

(c) Any Swingline Lender may by written notice given to the Administrative Agent require the Revolving Lenders to acquire participations on such Business Day in all or a portion of its Swingline Loans outstanding. Such notice shall specify the aggregate amount of the Swingline Loans of such Swingline Lender in which the Revolving Lenders will be required to participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Swingline Loans. Each Revolving Lender hereby absolutely and unconditionally agrees to pay, promptly upon receipt of notice as provided above (and, in any event, if such notice is received by 1:00 p.m., New York City time, on a Business Day, not later than 5:00 p.m., New York City time, on such Business Day and if received after 1:00 p.m., New York City time, on a Business Day, not later than 10:00 a.m., New York City time, on the immediately succeeding Business Day), to the Administrative Agent, for the account of such Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Swingline Loans. Each Revolving Lender acknowledges and agrees that, in making any Swingline Loan, each Swingline Lender shall be entitled to rely, and shall not incur any liability for relying, upon the representation and warranty of Holdings and the Borrower deemed made pursuant to Section 4.02. Each Revolving Lender further acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or any reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders pursuant to this paragraph), and the Administrative Agent shall promptly remit to each applicable Swingline Lender the amounts so received by it from the Revolving Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the applicable Swingline Lender. Any amounts received by any Swingline Lender from the Borrower (or other Person on behalf of the Borrower) in respect of a Swingline Loan after receipt by such Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made their payments pursuant to this paragraph and to the applicable Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to such Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not constitute a Loan and shall not relieve the Borrower of its obligation to repay such Swingline Loan.

(d) Any Swingline Lender may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Swingline Lender and the successor Swingline Lender. The Administrative Agent shall notify the Lenders of any such replacement of a Swingline Lender. At the time any such replacement shall become effective, the Borrower shall pay all unpaid interest accrued for the account of the replaced Swingline Lender pursuant to Section 2.13(a). From and after the effective date of any such replacement, (i) the successor Swingline Lender shall have all the rights and obligations of the replaced Swingline Lender under this Agreement with respect to Swingline Loans made thereafter and (ii) references herein to the term “Swingline Lender” shall be deemed to refer to such successor or to any previous Swingline Lender, or to such successor and all previous Swingline Lenders, as the context shall require. After the replacement of a Swingline Lender hereunder, the replaced Swingline Lender shall remain a party hereto and shall continue to have all the rights and obligations of a Swingline Lender under this Agreement and under each other Loan Document with respect to Swingline Loans made by it prior to its replacement, but shall not be required to make additional Swingline Loans.

(e) Subject to the appointment and acceptance of a successor Swingline Lender, any Swingline Lender may resign as a Swingline Lender at any time upon thirty days’ prior written notice to the Administrative Agent, the Borrower and the Lenders, in which case such Swingline Lender may be replaced in accordance with Section 2.04(d).

SECTION 2.05. Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, the Borrower may request (and each Issuing Bank shall issue) Letters of Credit for the Borrower’s own account (or for the account of any Subsidiary so long as such Issuing Bank has completed its customary “know your client” procedures with respect to such Subsidiary), in each case, denominated in dollars or any Permitted Foreign

Currency and in a form reasonably acceptable to the applicable Issuing Bank, at any time and from time to time during the Revolving Availability Period. The Borrower unconditionally and irrevocably agrees that, in connection with any Letter of Credit issued for the account of any Subsidiary as provided above, the Borrower will be fully responsible for the reimbursement of LC Disbursements, the payment of interest thereon and the payment of fees due under Section 2.12(b), in respect thereof to the same extent as if it were the sole account party in respect of such Letter of Credit. Notwithstanding anything contained in any letter of credit application or other agreement (other than this Agreement or any Security Document) submitted by the Borrower to, or entered into by the Borrower with, any Issuing Bank relating to any Letter of Credit, (i) all provisions of such letter of credit application or other agreement purporting to grant Liens in favor of such Issuing Bank to secure obligations in respect of such Letter of Credit shall be disregarded, it being agreed that such obligations shall be secured to the extent provided in this Agreement and in the Security Documents, and (ii) in the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of such letter of credit application or such other agreement, as applicable, the terms and conditions of this Agreement shall control. On the Effective Date (or such later date as referenced on Schedule 1.04), each Existing Letter of Credit shall, without any further action by any Person, be deemed to have been issued as a Letter of Credit hereunder (without any breakage or transfer charges in connection therewith) and shall for all purposes hereof (including paragraphs (d), (e) and (f) of this Section) be treated as and constitute a Letter of Credit.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit or the amendment, renewal or extension of an outstanding Letter of Credit (other than any automatic extension permitted pursuant to paragraph (c) of this Section), the Borrower shall hand deliver or fax (or transmit by electronic communication, if arrangements for doing so have been approved by such Issuing Bank) to the applicable Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the requested date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the currency and amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be requested by the applicable Issuing Bank as necessary to enable such Issuing Bank to prepare, amend, renew or extend such Letter of Credit. If requested by the applicable Issuing Bank, the Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. An Issuing Bank shall not be obligated to issue any trade Letter of Credit (unless it otherwise consents) and no Letter of Credit shall be issued, amended, renewed or extended unless (and upon issuance, amendment, renewal or extension of any Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, (i) the sum of the LC Exposure shall not exceed the LC Sublimit, (ii) the Aggregate Revolving Exposure shall not exceed the Line Cap, (iii) the face amount of the Letters of Credit issued by the applicable Issuing Bank shall not exceed the LC Commitment of such Issuing Bank (unless it otherwise agrees) and (iv) following the effectiveness of any Maturity Date Extension Request with respect to the Revolving Commitments of any Class, the LC Exposure in respect of all Letters of Credit of such Class having an expiration date after the fifth Business Day prior to the applicable Existing Maturity Date shall not exceed the aggregate Revolving Commitments of such Class of the Consenting Lenders extended pursuant to Section 2.22. Each Issuing Bank agrees that it shall not permit any issuance, amendment, renewal or extension of a Letter of Credit to occur unless it shall give to the Administrative Agent written notice thereof as required under paragraph (l) of this Section. Notwithstanding anything herein to the contrary, an Issuing Bank shall have no obligation hereunder to issue any Letter of Credit if (x) any law applicable to such Issuing Bank from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit the issuance of letters of credit generally or the Letter of Credit in particular or (y) such issuance shall violate such Issuing Bank’s internal policies that are applicable to letters of credit generally.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date that is one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after the then-current expiration date at the time of such renewal or extension) and (ii) the date that is five Business Days prior to the Revolving Maturity Date (unless such Letters of Credit have been cash collateralized or backstopped on or prior to such fifth Business Day pursuant to arrangements reasonably satisfactory to the applicable Issuing Bank); provided that (x) any Letter of Credit may, upon the request of the Borrower, include a provision whereby such Letter of Credit shall be extended automatically for additional periods (but not beyond the date that is five Business Days prior to the Revolving Maturity Date (unless such Letters of Credit have been cash collateralized or backstopped on or prior to such fifth Business Day pursuant to arrangements reasonably satisfactory to the applicable Issuing Bank)) unless the applicable Issuing Bank notifies the beneficiary thereof at least 30 days (or such other longer period specified in the applicable Letter of Credit) prior to the then-applicable expiration date that such Letter of Credit will not be renewed and (y) clause (c)(i) above shall not apply to a Letter of Credit if such long-dated Letter of Credit is consented to by the applicable Issuing Bank. For the avoidance of doubt, if the Revolving Maturity Date in respect of any Class of Revolving Commitments shall be extended pursuant to Section 2.22, “Revolving Maturity Date” as referenced in this paragraph shall refer, with respect to the Class of Letters of Credit associated with such Class of Revolving Commitments, to the Revolving Maturity Date in respect of any Class of Revolving Commitments as extended pursuant to Section 2.22; provided that, notwithstanding anything in this Agreement (including Section 2.22 hereof) or any other Loan Document to the contrary, the Revolving Maturity Date, as such term is used in reference to any Issuing Bank or any Letter of Credit issued thereby, may not be extended with respect to any Issuing Bank without the prior written consent of such Issuing Bank.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Lenders, the Issuing Bank that is the issuer of such Letter of Credit hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Revolving Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, such Revolving Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or any reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Lender further acknowledges and agrees that, in issuing, amending, renewing or extending any Letter of Credit, the applicable Issuing Bank shall be entitled to rely, and shall not incur any liability for relying, upon the representation and warranty of the Borrower deemed made pursuant to Section 4.02 unless, at least one Business Day prior to the time such Letter of Credit is issued, amended, renewed or extended (or, in the case of an automatic renewal permitted pursuant to paragraph (c) of this Section, at least one Business Day prior to the time by which the election not to extend must be made by the applicable Issuing Bank), the Majority in Interest of the Revolving Lenders shall have notified the applicable Issuing Bank (with a copy to the Administrative Agent) in writing that, as a result of one or more events or circumstances described in such notice, one or more of the conditions precedent set forth in Section 4.02(a) or 4.02(b) would not be satisfied if such Letter of Credit were then issued, amended, renewed or extended (it being understood and agreed that, in the event any Issuing Bank shall have received any such notice, no Issuing Bank shall have any obligation to issue, amend, renew or extend any Letter of Credit until and unless it shall be satisfied that the events and circumstances described in such notice shall have been cured or otherwise shall have ceased to exist).

(e) Reimbursement. If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, then the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement (payable in the currency of such LC Disbursement), not later than (i) if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., Local Time, on any Business Day, then 12:00 noon, Local Time, on such Business Day, or (ii) otherwise, 12:00 noon, Local Time, on the Business Day immediately following the day that the Borrower receives such notice; provided that, in the case of an LC Disbursement denominated in dollars in an amount equal to or in excess of $500,000, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with an ABR Revolving Borrowing or a Swingline Borrowing in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Borrowing. If the Borrower fails to reimburse any LC Disbursement by the time specified above in this paragraph, then (x) in the case of any LC Disbursement denominated in a Permitted Existing LC Foreign Currency, the obligation of the Borrower to reimburse the applicable LC Disbursement shall automatically be converted into an obligation to reimburse the Dollar Equivalent thereof, calculated as of the date of such LC Disbursement, and (y) in the case of each LC Disbursement, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the currency and amount of the payment then due from the Borrower in respect thereof and such Revolving Lender’s Applicable Percentage thereof. Such payment by the Revolving Lenders shall be made (x) in the case of an LC Disbursement denominated in dollars or a Permitted Foreign Currency, in such currency, and (y) in the case of an LC Disbursement denominated in a Permitted Existing LC Foreign Currency, in dollars in an amount equal to the Dollar Equivalent of such LC Disbursement. Promptly following receipt of such notice, each applicable Revolving Lender shall pay to the Administrative Agent its Applicable Percentage of the amount then due from the Borrower in the currency of the applicable LC Disbursement or, in the case of an LC Disbursement denominated in a Permitted Existing LC Foreign Currency, in dollars, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders under this paragraph), and the Administrative Agent shall promptly remit to the applicable Issuing Bank the amounts so received by it from the applicable Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Revolving Lenders and such Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse an Issuing Bank for any LC Disbursement (other than the funding of an ABR Revolving Borrowing or a Swingline Borrowing as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision thereof or hereof, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by an Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. None of the Administrative Agent, the Lenders, the Issuing Banks or any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit, any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the applicable Issuing Bank; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of an Issuing Bank (as finally determined by a court of competent jurisdiction in a final and nonappealable judgment), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, an Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit, and any such acceptance or refusal shall be deemed not to constitute gross negligence or willful misconduct.

(g) Disbursement Procedures. Each Issuing Bank shall, within the period stipulated by the terms and conditions of each Letter of Credit, following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. If the documents are compliant, after such examination, each Issuing Bank shall promptly notify the Administrative Agent and the Borrower in writing (via hand delivery, facsimile or other electronic imaging) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the applicable Revolving Lenders with respect to any such LC Disbursement in accordance with paragraph (e) of this Section.

(h) Interim Interest. If an Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement in full, at (i) in the case of any LC Disbursement denominated in dollars, and at all times following the conversion to dollars of the reimbursement obligation with respect to any LC Disbursement made in a Permitted Existing LC Foreign Currency pursuant to paragraph (e) of this Section, the rate per annum then applicable to ABR Revolving Loans and (ii) in the case of an LC Disbursement denominated in any Permitted Foreign Currency or, prior to its conversion to dollars pursuant to paragraph (e) of this Section, in any Permitted Letter of Credit Foreign Currency, a rate per annum determined by the applicable Issuing Bank (which determination will be conclusive absent manifest error) to represent its cost of funds plus the Applicable Rate used to determine interest applicable to Eurocurrency Revolving Loans; provided that, if the Borrower fails to reimburse such LC Disbursement in full when due pursuant to paragraph (e) of this Section, then Section 2.13(c) shall apply. Interest accrued pursuant to this paragraph shall be paid to the Administrative Agent, for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment, and shall be payable on demand or, if no demand has been made, on the date on which the Borrower reimburses the applicable LC Disbursement in full.

(i) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day on which the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, a Majority in Interest of the Revolving Lenders) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Revolving Lenders, an amount in cash (in the currency of each applicable Letter of Credit) equal to the LC Exposure of the Revolving Lenders with respect to the Letters of Credit issued on behalf of the Borrower as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Section 7.01. The Borrower also shall deposit cash collateral in accordance with this paragraph as and to the extent required by Section 2.11(b), 2.20(d) or 2.22(c). Each such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Notwithstanding the terms of any Security Document, moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Banks for LC Disbursements for which they have not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to (i) the consent of a Majority in Interest of the Revolving Lenders (treating the Classes of Revolving Commitments and Revolving Loans as one Class) and (ii) in the case of any such application at a time when any Revolving Lender is a Defaulting Lender (but only if, after giving effect thereto, the remaining cash collateral shall be less than the aggregate LC Exposure of all the Defaulting Lenders), the consent of each Issuing Bank), be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived. If the Borrower is required to provide an amount of cash collateral hereunder pursuant to Section 2.11(b), such amount (to the extent not applied as aforesaid) shall be returned to the Borrower to the extent that, after giving effect to such return, the Aggregate Revolving Exposure in respect of the Revolving Commitments or Revolving Loans would not exceed the Aggregate Revolving Commitment and no Default shall have occurred and be continuing. If the Borrower is required to provide an amount of cash collateral hereunder pursuant to Section 2.20(d), such amount (to the extent not applied as aforesaid) shall be returned to the Borrower to the extent that, after giving effect to such return, no Issuing Bank shall have any exposure in respect of any outstanding Letter of Credit that is not fully covered by the Revolving Commitments of the non-Defaulting Lenders and/or the remaining cash collateral and no Default shall have occurred and be continuing.

(j) Designation of Additional Issuing Banks. The Borrower may, at any time and from time to time with notice to the Administrative Agent, designate as additional Issuing Banks one or more Revolving Lenders, that agree to serve in such capacity as provided below. The acceptance by a Revolving Lender of an appointment as an Issuing Bank hereunder shall be evidenced by an agreement, which shall be in form and substance reasonably satisfactory to the Administrative Agent and the Borrower and shall specify the LC Commitment of such Issuing Bank, executed by the Borrower, the Administrative Agent and such designated Revolving Lender and, from and after the effective date of such agreement, (i) such Revolving Lender shall have all the rights and obligations of an Issuing Bank under this Agreement and (ii) references herein to the term “Issuing Bank” shall be deemed to include such Revolving Lender in its capacity as an issuer of Letters of Credit hereunder. In addition, solely with respect to the Existing Letters of Credit set forth on Schedule 1.04, each issuing bank thereof may, to the extent it is not an Issuing Bank under this Agreement on the Effective Date, become an Issuing Bank hereunder with respect to the Existing Letters of Credit issued by it by executing and delivering to the Administrative Agent a duly executed counterpart to this Agreement, whereupon such issuing bank shall constitute an Issuing Bank for all purposes hereof with respect to such Existing Letters of Credit as if originally a party hereto in such capacity.

(k) Resignation or Termination of an Issuing Bank. Any Issuing Bank may resign as a “Issuing Bank” hereunder upon 30 days’ prior written notice to the Administrative Agent, the Lenders, and the Borrower; provided that on or prior to the expiration of such 30-day period with respect to such resignation, the relevant Issuing Bank shall have identified a successor Issuing Bank reasonably acceptable to the Borrower willing to accept its appointment as successor Issuing Bank and the effectiveness of such resignation shall be conditioned upon such successor assuming the rights and duties of the Issuing Bank. In the event of any such resignation as Issuing Bank, the Borrower shall be entitled to appoint from among the Lenders a successor Issuing Bank hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of the resigning Issuing Bank except as expressly provided above. The Borrower may terminate the appointment of any Issuing Bank as an “Issuing Bank” hereunder by providing a written notice thereof to such Issuing Bank, with a copy to the Administrative Agent. Any such termination shall become effective upon the earlier of (i) such Issuing Bank acknowledging receipt of such notice and (ii) the third Business Day following the date of the delivery thereof; provided that no such termination shall become effective until and unless the LC Exposure attributable to Letters of Credit issued by such Issuing Bank (or its Affiliates) shall have been reduced to zero. At the time any such resignation or termination shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the resigning or terminated Issuing Bank pursuant to Section 2.12(b). Notwithstanding the effectiveness of any such resignation or termination, the resigning or terminated Issuing Bank shall remain a party hereto and shall continue to have all the rights of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such resignation or termination, but shall not be required to issue any additional Letters of Credit.

(l) Issuing Bank Reports to the Administrative Agent. Unless otherwise agreed by the Administrative Agent, each Issuing Bank shall, in addition to its notification obligations set forth elsewhere in this Section, report in writing to the Administrative Agent (i) periodic activity (for such period or recurrent periods as shall be requested by the Administrative Agent) in respect of Letters of Credit issued by such Issuing Bank, including all issuances, extensions, amendments and renewals, all expirations and cancelations and all disbursements and reimbursements, (ii) reasonably prior to the time that such Issuing Bank issues, amends, renews or extends any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the stated amount of the Letters of Credit issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension (and whether the amounts thereof shall have changed), (iii) on each Business Day on which such Issuing Bank makes any LC Disbursement, the date, amount and currency of such LC Disbursement, (iv) on any Business Day on which the Borrower fails to reimburse an LC Disbursement required to be reimbursed to such Issuing Bank on such day, the date of such failure and the currency and amount of such LC Disbursement and (v) on any other Business Day, such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such Issuing Bank.

(m) LC Exposure Determination. For all purposes of this Agreement, the amount of a Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at the time of determination.

SECTION 2.06. Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:00 p.m., Local Time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans and Protective Advances shall be made as provided in Section 2.04 and Section 2.10, respectively. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower and designated by the Borrower in the applicable Borrowing Request; provided that (i) ABR Revolving Loans made to finance the reimbursement of an LC Disbursement denominated in dollars as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to Section 2.05(e) to reimburse such Issuing Bank, then to such Revolving Lenders and such Issuing Bank as their interests may appear and (ii) the proceeds of any Protective Advance shall be retained by the Administrative Agent and applied, on behalf of the Borrower, for the purpose for which such Protective Advance has been made.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption and in its sole discretion, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, (A) in the case of Loans denominated in dollars, the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (B) in the case of Loans denominated in a Permitted Foreign Currency, the rate determined by the Administrative Agent to be the cost to it of funding such amount (which determination will be conclusive absent manifest error) or (ii) in the case of the Borrower, the interest rate applicable to (A) in the case of Loans denominated in dollars, ABR Loans of the applicable Class and (B) in the case of Loans denominated in a Permitted Foreign Currency, the interest rate applicable to the subject Loan pursuant to Section 2.13. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.07. Interest Elections. (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request or designated by Section 2.03 and, in the case of a Eurocurrency Borrowing or SOFR Borrowing, shall have an initial Interest Period as specified in such Borrowing Request or designated by Section 2.03. Thereafter, the Borrower may elect to convert such Borrowing to a Borrowing of a different Type (provided that Eurocurrency Borrowings ~~denominated in a Permitted Foreign Currency~~ may not be converted into ABR Borrowings but instead must be prepaid in the original currency of such Loan) or to continue such Borrowing and, in the case of a Eurocurrency Borrowing or SOFR Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings or Protective Advances, which may not be converted or continued.

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election in writing by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery, facsimile or other electronic transmission to the Administrative Agent of a written Interest Election Request signed by a Financial Officer of the Borrower.

(c) Each Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing ~~or~~, a Eurocurrency Borrowing or a SOFR Borrowing; and

(iv) if the resulting Borrowing is to be a Eurocurrency Borrowing or SOFR Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurocurrency Borrowing or SOFR Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the applicable Class of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing or SOFR Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period (i) in the case of a ~~Eurocurrency~~SOFR Borrowing ~~denominated in dollars~~, such Borrowing shall be converted to an ABR Borrowing and (ii) in the case of a Eurocurrency Borrowing ~~denominated in a Permitted Foreign Currency~~, such Borrowing shall be continued as a Borrowing ~~of the applicable Type~~ for an Interest Period of one month. Notwithstanding any contrary provision hereof, if an Event of Default under clause (h) or (i) of Section 7.01 has occurred and is continuing with respect to the Borrower, or if any other Event of Default has occurred and is continuing and the Administrative Agent, at the request of a Majority in Interest of the Lenders of any Class has notified the Borrower of the election to give effect to this sentence on account of such other Event of Default, then, in each such case, so long as such Event of Default is continuing, (i) no outstanding Borrowing (or Borrowing of the applicable Class, as applicable) denominated in dollars may be converted to or continued as a ~~Eurocurrency~~SOFR Borrowing, (ii) unless repaid, each ~~Eurocurrency~~SOFR Borrowing

~~(or Eurocurrency Borrowing of the applicable Class, as applicable)~~ shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto and (iii) unless repaid, each Eurocurrency Borrowing ~~denominated in a Permitted Foreign Currency~~ shall be continued as a Eurocurrency Borrowing with an Interest Period of one month’s duration.

SECTION 2.08. Termination and Reduction of Commitments. (a) Unless previously terminated, the Revolving Commitments shall automatically terminate and be reduced to $0 on the Revolving Maturity Date.

(b) The Borrower may at any time terminate, or from time to time permanently reduce, the Commitments of any Class; provided that (i) each partial reduction of the Commitments of any Class shall be in an amount that is an integral multiple of $500,000 and not less than $1,000,000 and (ii) the Borrower shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans, Swingline Loans and Protective Advances in accordance with Section 2.11, the Aggregate Revolving Exposure would exceed the Aggregate Revolving Commitment or the Revolving Exposure of any Lender would exceed its Revolving Commitment.

(c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the applicable Class of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination or reduction of the Revolving Commitments delivered under this paragraph may state that such notice is conditioned upon the occurrence of one or more events specified therein, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments of any Class shall be permanent. Each reduction of the Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Commitments of such Class.

SECTION 2.09. Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Revolving Lender the then unpaid principal amount of each Revolving Loan made by such Revolving Lender to the Borrower on the Revolving Maturity Date, (ii) to the Administrative Agent for the account of each Swingline Lender the then unpaid principal amount of each Swingline Loan made by such Swingline Lender on the earlier of the Revolving Maturity Date and the fifth Business Day after such Swingline Loan is made; provided that on each date that a Revolving Borrowing is made, the Borrower shall repay all Swingline Loans that were outstanding on such date and (iii) to the Administrative Agent the then unpaid principal amount of each Protective Advance on the earlier of the Revolving Maturity Date and demand by the Administrative Agent in respect of such Protective Advance.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder. The records maintained by the Administrative Agent and the Lenders shall be prima facie evidence of the existence and amounts of the obligations of the Borrower in respect of Loans made to the Borrower, LC Disbursements, interest and fees due or accrued, in each case, with respect to the Borrower hereunder; provided that the failure of the Administrative Agent or any Lender to maintain such records or any error therein shall not in any manner affect the obligation of the Borrower to pay any amounts due hereunder in accordance with the terms of this Agreement. In the event of any inconsistency between the entries made pursuant to paragraphs (b) and (c) of this Section 2.09, the accounts maintained by the Administrative Agent maintained pursuant to paragraph (c) of this Section 2.09 shall control.

(c) The Administrative Agent shall, in connection with maintenance of the Register in accordance with Section 9.04(b)(iv) maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal, premium, interest or fees due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) Any Lender may request that Loans of any Class made by it be evidenced by a promissory note. In such event, the Borrower of such Loans shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.10. Protective Advances. (a) Subject to the limitations set forth below, in the event the Borrower is unable to comply with the Borrowing Base limitations set forth in this Agreement or the Borrower is unable to satisfy the conditions precedent to the making of Revolving Loans set forth in Section 4.02, in either case, the Lenders hereby authorize the Administrative Agent, for the account of the Lenders, from time to time in the Administrative Agent’s sole discretion (but shall have absolutely no obligation to), to make Loans to the Borrower, on behalf of all Lenders, which the Administrative Agent, in its Permitted Discretion, deems necessary or desirable (i) to preserve or protect the Collateral, or any portion thereof, (ii) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations or (iii) to pay any other amount chargeable to or required to be paid by the Borrower pursuant to the terms of this Agreement, including payments of reimbursable expenses (including costs, fees, and expenses as described in Section 9.03 and other sums payable under the Loan Documents (any of such Loans are herein referred to as “Protective Advances”) for a period commencing on the date the Administrative Agent receives a Borrowing Request requesting a Protective Advance until the earliest of (x) the twentieth Business Day after such date, (y) the date the Borrower is again able to comply with the Borrowing Base limitations and the conditions precedent set forth in Section 4.02, or obtains an amendment or waiver with respect thereto and (z) the date the Required Lenders instruct the Administrative Agent to cease making Protective Advances (the “Protective Advance Period”); provided that the Administrative Agent shall not make any Protective Advance to the extent that at the time of the making of such Protective Advance, the amount of such Protective Advance (I) when added to the aggregate outstanding amount of all other Protective Advances made to the Borrower at such time, would exceed 5.0% of the Borrowing Base at such time (based on the Borrowing Base Certificate last delivered) (the “Protective Advance Amount”) or (II) when added to the Aggregate Revolving Exposure as then in effect (immediately prior to the incurrence of such Protective Advance), would exceed the Aggregate Revolving Commitment at such time. The Administrative Agent’s authorization to make Protective Advances may be revoked at any time by the Required Lenders. Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof. Protective Advances shall be subject to periodic settlement with the Lenders pursuant to Section 2.10(b).

(b) The Administrative Agent may by notice given not later than 12:00 noon, New York City time, on any Business Day require the Lenders to acquire participations on such Business Day in all or a portion of the Protective Advances outstanding. Such notice shall specify the aggregate principal amount of Protective Advances in which the Lenders will be required to participate and each Lender’s Applicable Percentage of such Protective Advances. Each Lender hereby absolutely and unconditionally agrees to pay, promptly upon receipt of notice as provided above (and in any event, if such notice is received by 12:00 noon, New York City time, on a Business Day, no later than 2:00 p.m., New York City time on such Business Day and if received after 12:00 noon, New York City time, on a Business Day, no later than 10:00 a.m., New York City time, on the immediately succeeding Business Day), to the Administrative Agent such Lender’s Applicable Percentage of such Protective Advances. Each Lender acknowledges and agrees that its obligation to acquire participations in Protective Advances pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including nonsatisfaction of any of the conditions precedent set forth in Section 4.02, the occurrence and continuance of a Default or any reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders pursuant to this paragraph). Any amounts received by the Administrative Agent from the Borrower (or other Person on behalf of the Borrower) in respect of a Protective Advance after receipt by the Administrative Agent of the proceeds of a sale of participations therein shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph to the extent of their interests therein; provided that any such payment so remitted shall be repaid to the Administrative Agent if and to the extent such payment is required to be refunded to a Borrower for any reason. The purchase of participations in a Protective Advance pursuant to this paragraph shall not constitute a Loan and shall not relieve the Borrower of its obligation to repay such Protective Advance.

SECTION 2.11. Prepayment of Loans. (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, without premium or penalty, subject to Section 2.16.

(b) In the event and on each occasion that the Aggregate Revolving Exposure exceeds the lesser of (i) the sum of (A) the Borrowing Base then in effect and (B) the Protective Advance Exposures and (ii) the Aggregate Revolving Commitment, the Borrower shall promptly, and in any event within one Business Day, first, prepay any Protective Advances that may be outstanding and second, prepay Revolving Borrowings or Swingline Borrowings (or, if no such Borrowings are outstanding, deposit cash collateral in an account with the Administrative Agent in accordance with Section 2.05(i)) in an aggregate amount equal to such excess.

(c) Prior to any optional prepayment of Borrowings under this Section, the Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment delivered pursuant to paragraph (d) of this Section.

(d) The Borrower shall notify the Administrative Agent (and, in the case of prepayment of Swingline Loans, the applicable Swingline Lender) in writing (via hand delivery, facsimile or other electronic imaging) of any optional prepayment and, to the extent practicable, any mandatory prepayment hereunder (i) in the case of a prepayment of a Eurocurrency Borrowing or SOFR Borrowing, not later than 1:00 p.m., Local Time, three Business Days before the date of prepayment, (ii) in the case of a prepayment of an ABR Borrowing, not later than 1:00 p.m., New York City time, one Business Day before the date of prepayment or (iii) in the case of prepayment of a Swingline Borrowing, not later than 12:00 noon, New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment; provided that if a notice of optional prepayment is given in connection with a conditional notice of termination of the Revolving Commitments as contemplated by Section 2.08, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.08. Promptly following receipt of any such notice (other than a notice relating solely to Swingline Loans), the Administrative Agent shall advise the Lenders of the applicable Class of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.

SECTION 2.12. Fees. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender (other than a Defaulting Lender) in accordance with its Pro Rata Share of the Aggregate Revolving Commitments for the period from and including the Effective Date to but excluding the date on which the Revolving Commitments terminate (or are otherwise reduced to zero), a commitment fee which shall accrue at the Applicable Commitment Fee Rate on the average daily unused amount of the aggregate Revolving Commitment of such Revolving Lender. Such accrued commitment fees accrued through and including the last day of March, June, September and December of each year shall be payable in arrears on the fifteenth day following such last day and on the date on which all the Revolving Commitments terminate, commencing on the first such date to occur after the Effective Date. For purposes of computing commitment fees, a Revolving Commitment of a Lender shall be deemed to be used to the extent of the outstanding Revolving Loans and LC Exposure of such Lender (and the Swingline Exposure and Protective Advance Exposure of such Lender shall be disregarded for such purpose).

(b) The Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate then used to determine the interest rate applicable to ~~Eurocurrency~~SOFR Revolving Loans on the average daily amount of such Lender’s aggregate LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which all of such Lender’s Revolving Commitments terminate and the date on which such Lender ceases to have any LC Exposure and (ii) to each Issuing Bank a fronting fee, which shall accrue at a rate per annum equal to 0.125% on the average daily amount of the LC Exposure attributable to Letters of Credit issued by such Issuing Bank (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of all the Revolving Commitments and the date on which there ceases to be any such LC Exposure, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the fifteenth day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which all the Revolving Commitments terminate and any such fees accruing after the date on which all the Revolving Commitments terminate shall be payable on demand. Any other fees payable to an Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand.

(c) The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(d) The Borrower agrees to pay to the Arrangers and the Administrative Agent, for the account of each applicable Arranger and Lender, such other fees as shall have been separately agreed upon in writing (including pursuant to any fee letters entered into between the Administrative Agent, the Arrangers or their respective affiliates and the Borrower, and including upfront fees, which may be in the form of original issues discounts to the Loans) in the amounts and at the times so specified.

(e) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the applicable Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Revolving Lenders entitled thereto. Fees paid hereunder shall not be refundable under any circumstances.

(f) All commitment fees, participation fees, fronting fees and other fees payable pursuant to this Section 2.12 and all interest shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

SECTION 2.13. Interest. (a) The Loans comprising each ABR Borrowing (including each Swingline Loan and each Protective Advance) shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b) The Loans comprising each Eurocurrency Borrowing shall bear interest at ~~the Adjusted LIBO Rate or~~ the EURIBO Rate~~, as applicable,~~ for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) The Loans comprising each SOFR Borrowing shall bear interest at Adjusted Term SOFR for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(d) ~~(c)~~ Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, and an Event of Default under Section 7.01(a), (b), (h) or (i) shall have occurred and be continuing, such overdue amount shall bear interest, on and from such date, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2.00% per annum plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other overdue amount, 2.00% per annum plus the rate applicable to ABR Revolving Loans as provided in paragraph (a) of this Section. Payment or acceptance of the increased rates of interest provided for in this paragraph (c) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Administrative Agent, any Issuing Bank or any Lender.

(e) ~~(d)~~ Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of a Revolving Loan of any Class or a Swingline Loan or Protective Advance, upon termination of the Revolving Commitments of the applicable Class; provided that (i) interest accrued pursuant to paragraph (c) of this Section and interest accrued on any Protective Advance shall be payable on demand, (ii)

in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Revolving Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of a Eurocurrency Loan or SOFR Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

SECTION 2.14. Alternate Rate of Interest. (a) If prior to the commencement of any Interest Period for a Eurocurrency Borrowing or SOFR Borrowing:

(i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining ~~the~~ Adjusted ~~LIBO Rate, the LIBO Rate~~Term SOFR or the EURIBO Rate, as applicable (including because the ~~applicable~~Term SOFR Reference Rate or the EURIBO Screen Rate is not available or published on a current basis), for the applicable currency and such Interest Period; provided that no Benchmark Transition Event shall have occurred at such time; or

(ii) the Administrative Agent is advised by the Required Lenders that ~~the~~ Adjusted ~~LIBO Rate, the LIBO Rate~~Term SOFR or the EURIBO Rate, as applicable, for the applicable currency and such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for the applicable currency and such Interest Period;

the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone, facsimile or electronic mail as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (A) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Eurocurrency Borrowing or SOFR Borrowing, as applicable, made by reference to such rate shall be ineffective and (B) if any Borrowing Request requests a ~~Eurocurrency~~SOFR Revolving Borrowing ~~denominated in dollars~~ made by reference to such rate, such Borrowing shall be made as an ABR Borrowing; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.

(b) Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, the Administrative Agent and the Borrower may amend this Agreement to replace ~~the LIBO Rate~~Term SOFR or the EURIBO Rate, as applicable, with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all Lenders and the

Borrower, so long as the Administrative Agent has not received, by such time, written notice of objection to such proposed amendment from Lenders comprising the Required Lenders of each Class~~; provided that, with respect to any proposed amendment containing any SOFR-Based Rate, the Lenders shall be entitled to object only to the Benchmark Replacement Adjustment contained therein~~. Any such amendment with respect to an Early Opt-in Election will become effective on the date that Lenders comprising the Required Lenders of each Class have delivered to the Administrative Agent written notice that such Required Lenders accept such amendment. No replacement of ~~LIBO Rate~~Term SOFR or the EURIBO Rate with a Benchmark Replacement will occur prior to the applicable Benchmark Transition Start Date.

(c) In connection with the implementation of a Benchmark Replacement, the Administrative Agent and the Borrower will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(d) The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes and (iv) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or Lenders pursuant to this Section 2.14, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 2.14.

(e) Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, (i) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Eurocurrency Borrowing or a SOFR Borrowing shall be ineffective and (ii) if any Borrowing Request requests a ~~Eurocurrency~~SOFR Revolving Borrowing ~~denominated in dollars~~, such Borrowing shall be made as an ABR Borrowing.

SECTION 2.15. Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender ~~(except any such reserve requirement reflected in the Adjusted LIBO Rate)~~ or any Issuing Bank;

(ii) impose on any Lender or any Issuing Bank ~~or the London interbank market~~ any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein; or

(iii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender, such Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit, Swingline Loan or Protective Advance) or to reduce the amount of any sum received or receivable by such Lender, such Issuing Bank or such other Recipient hereunder (whether of principal, interest or otherwise), then, from time to time upon request of such Lender, such Issuing Bank or such other Recipient, the Borrower will pay to such Lender, such Issuing Bank or such other Recipient, as applicable, such additional amount or amounts as will compensate such Lender, such Issuing Bank or such other Recipient, as applicable, for such additional costs or expenses incurred or reduction suffered.

(b) If any Lender or any Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has had or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit, Swingline Loans or Protective Advances held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy), then, from time to time upon the request of such Lender or such Issuing Bank, the Borrower will pay to such Lender or such Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or an Issuing Bank setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as applicable, as specified in paragraph (a) or (b) of this Section and the calculation thereof shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or such Issuing Bank, as applicable, the amount shown as due on any such certificate within 30 days after receipt thereof.

(d) Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or expenses incurred or reductions suffered more than 180 days prior to the date that such Lender or such Issuing Bank, as applicable, notifies the Borrower of the Change in Law giving rise to such increased costs or expenses or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or expenses or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(e) Notwithstanding any other provision of this Section, no Lender or Issuing Bank shall demand compensation for any increased cost or reduction pursuant to this Section 2.15 if (i) it shall not at the time be the general policy or practice of such Lender or Issuing Bank to demand such compensation in similar circumstances under comparable provisions of other credit agreements and (ii) such increased cost or reduction is due to market disruption, unless such circumstances generally affect the banking market and when the Required Lenders have made such a request.

SECTION 2.16. Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan or SOFR Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Loan or SOFR Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurocurrency Loan or SOFR Loan on the date specified in any notice delivered pursuant hereto (whether or not such notice may be revoked in accordance with the terms hereof) or (d) the assignment of any Eurocurrency Loan or SOFR Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19(b) or 9.02(c), then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event (excluding loss of profit). ~~In the case of a Eurocurrency Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate, that would have been applicable to such Loan (but not including the Applicable Rate applicable thereto), for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate that such Lender would bid were it to bid, at the commencement of such period, for deposits in the applicable currency of a comparable amount and period from other banks in the London interbank market.~~ A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section and the reasons therefor, and showing the calculation thereof, shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof. Notwithstanding the foregoing, this Section 2.16 will not apply to losses, costs or expenses resulting from Taxes.

SECTION 2.17. Taxes. (a) Payment Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under this Agreement or any other Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then an additional amount shall be payable by the applicable Loan Party as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.17) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by the Loan Parties. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent reimburse it for the payment of, any Other Taxes.

(c) Evidence of Payment. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.17, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d) Indemnification by the Loan Parties. The Loan Parties shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case that are payable or paid by the Administrative Agent in connection with this Agreement or any other Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document or otherwise payable by the Administrative Agent to such Lender from any other source against any amount due to the Administrative Agent under this paragraph.

(f) Status of Lenders. (i) Any Lender that is entitled to an exemption from, or reduction of, withholding Tax with respect to payments made under this Agreement or any other Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(f)(ii)(A), 2.17(f)(ii)(B) or 2.17(f)(ii)(D)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Notwithstanding the foregoing, in the case of an applicable Borrower, Designated Borrower or any other applicable Loan Party that, in each case, is not a U.S. Person, the applicable Lender will not be subject to the requirements of this paragraph (f)(i) unless it has received written notice from such Borrower, such Designated Borrower or such other Loan Party advising it of the availability of an exemption or reduction of withholding Tax under the laws of the jurisdiction in which such Borrower, such Designated Borrower or such other Loan Party is located and containing all applicable documentation (together, if requested by such Lender, with a certified English translation thereof) required to be completed by such Lender in order to receive any such exemption or reduction, and such Lender is legally able to provide such documentation to such Borrower, such Designated Borrower or such other Loan Party.

(ii) Without limiting the generality of the foregoing:

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding Tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under this Agreement or any other Loan Document, executed originals of IRS Form W-8BEN or Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under this Agreement or any other Loan Document, IRS Form W-8BEN or Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed originals of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c)(3)(B) of the Code, (x) a certificate substantially in the form of Exhibit J-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10-percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or Form W-8BEN-E; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-2 or Exhibit J-3, IRS Form W-9 and/or another certification document from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-4 on behalf of each such direct or indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from, or a reduction in, U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under this Agreement or any other Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the Effective Date.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including by the payment of additional amounts paid pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.17 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph, in no event will any indemnified party be required to pay any amount to any indemnifying party pursuant to this paragraph the payment of which would place such indemnified party in a less favorable net after-Tax position than such indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) For purposes of this Section 2.17, the term “Lender” includes any Issuing Bank and the term “applicable law” includes FATCA.

SECTION 2.18. Payments Generally; Pro Rata Treatment; Sharing of Setoffs. (a) The Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 1:00 p.m., New York City time), on the date when due, in immediately available funds, without any defense, setoff, recoupment or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to such account or accounts as may be specified by the Administrative Agent, except that payments required to be made directly to any Issuing Bank or any Swingline Lender shall be so made, payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payment received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment under this Agreement or any other Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder of principal or interest in respect of any Loan or LC Disbursement shall, except as otherwise expressly provided herein, be made in the currency of such Loan or LC Disbursement; all other payments hereunder and under each other Loan Document shall be made in dollars.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c) If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans, or participations in LC Disbursements, Swingline Loans or Protective Advances resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans, and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall notify the Administrative Agent of such fact and shall purchase (for cash at face value) participations in the Revolving Loans and participations in LC Disbursements, Swingline Loans and Protective Advances of other Lenders to the extent necessary so that the aggregate amount of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and participations in LC Disbursements, Swingline Loans and Protective Advances; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements, Swingline Loans or Protective Advances to any Eligible Assignee, to the Borrower or any Subsidiary or other Affiliate thereof in a transaction that complies with the terms of Section 9.04(e) or (f), as applicable. The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Banks hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption and in its sole discretion, distribute to the Lenders or the Issuing Banks, as applicable, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Banks, as applicable, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(d) or (e), 2.06(a) or (b), 2.17(e), 2.18(d) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations in respect of such payment until all such unsatisfied obligations have been discharged and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

SECTION 2.19. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.15, or if any Loan Party is required to pay any Indemnified Taxes or additional amounts to any Lender or to any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or its participation in any Letter of Credit affected by such event, or to assign and delegate its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment and delegation (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as applicable, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not be inconsistent with its internal policies or otherwise be disadvantageous to such Lender in any material respect. The Borrower hereby agree to pay all reasonable and documented assignment fees in connection with any such designation or assignment and delegation.

(b) If (i) any Lender has requested compensation under Section 2.15, (ii) the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, (iii) any Lender has become a Defaulting Lender, (iv) any Lender has become a Declining Lender under Section 2.22 or (v) any Lender is a Disqualified Institution, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than its existing rights to payments pursuant to Section 2.15 or 2.17) and obligations under this Agreement and the other Loan Documents (or, in the case of any such assignment and delegation resulting from a Lender having become a Declining Lender, all its interests, rights and obligations under this Agreement and the other Loan Documents as a Lender of the applicable Class with respect to which such Lender is a Declining Lender) to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment and delegation); provided that (A) the Borrower shall have received the prior written consent of the Administrative Agent to the extent such consent would be required under Section 9.04(b) for an assignment of Loans or Commitments, as applicable (and, if a Revolving Commitment is being assigned, each Issuing Bank and each Swingline Lender), which consent shall not unreasonably be withheld or delayed, (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and unreimbursed participations in LC Disbursements, Swingline Loans and Protective Advances, accrued interest thereon, accrued but unpaid fees and all other amounts payable to it hereunder (if applicable, in each case only to the extent such amounts relate to its interest as a Lender of a particular Class) from the assignee (in the case of such principal and accrued interest and fees or the Borrower, (C) the Borrower or such assignee shall have paid (unless waived) to the Administrative Agent the processing and recordation fee specified in Section 9.04(b),

(D) in the case of any such assignment and delegation resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a material reduction in such compensation or payments and (E) such assignment and delegation does not conflict with applicable law. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver or consent by such Lender or otherwise (including as a result of any action taken by such Lender under paragraph (a) above), the circumstances entitling the Borrower to require such assignment and delegation have ceased to apply. Each party hereto agrees that an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee and that the Lender required to make such assignment need not be a party thereto.

SECTION 2.20. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Revolving Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Revolving Lender is a Defaulting Lender:

(a) commitment fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.12(a);

(b) any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank or Swingline Lender hereunder; third, to cash collateralize the Issuing Banks’ LC Exposure with respect to such Defaulting Lender in accordance with this Section; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) cash collateralize the Issuing Banks’ future LC Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with this Section; sixth, to the payment of any amounts owing to the Lenders, the Issuing Banks or Swingline Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any Issuing Bank or any Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or LC Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Disbursements owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in the Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure and Swingline Loans is held by the Lenders pro rata in accordance with the Commitments without giving effect to clause (d) below. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto;

(c) the Revolving Commitment and Revolving Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders or any other requisite Lenders have taken or may take any action hereunder or under any other Loan Document (including any consent to any amendment, waiver or other modification pursuant to Section 9.02); provided that any amendment, waiver or other modification requiring the consent of all Lenders or all Lenders adversely affected thereby shall, except as otherwise provided in Section 9.02, require the consent of such Defaulting Lender in accordance with the terms hereof;

(d) if any Swingline Exposure, Protective Advance Exposure or LC Exposure exists at the time a Revolving Lender becomes a Defaulting Lender, then:

(i) [reserved];

(ii) all or any part of the Swingline Exposure (other than (x) any portion thereof with respect to which such Defaulting Lender shall have funded its participation as contemplated by Section 2.04(c) and (y) the portion of the Swingline Exposure referred to in clause (b) of the definition thereof), Protective Advance Exposure (other than any portion thereof with respect to which such Defaulting Lender shall have funded its participation as contemplated by Section 2.10(b), and LC Exposure (other than any portion thereof attributable to unreimbursed LC Disbursements with respect to which such Defaulting Lender shall have funded its participation as contemplated by Sections 2.05(e) and 2.05(f)) of such Defaulting Lender shall be reallocated among the non-Defaulting Revolver Lenders in accordance with their respective Applicable Percentages but only to the extent that (x) the sum of all non-Defaulting Revolving Lenders’ Revolving Exposures plus such Defaulting Lender’s Swingline Exposure, Protective Advance Exposure and LC Exposure does not exceed the sum of all non-Defaulting Revolving Lenders’ Revolving Commitments and (y) such reallocation does not cause the aggregate Revolving Exposure of any non-Defaulting Lender to exceed such non-Defaulting Lender’s Revolving

Commitment; provided that, subject to Section 9.18, no reallocation under this clause (ii) shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a non-Defaulting Lender as a result of such non-Defaulting Lender’s increased exposure following such reallocation;

(iii) if the reallocation described in clause (ii) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Administrative Agent (A) first, prepay the portion of such Defaulting Lender’s Swingline Exposure and/or Protective Advance Exposure that has not been reallocated and (B) second, cash collateralize for the benefit of the Issuing Banks the portion of such Defaulting Lender’s LC Exposure that has not been reallocated in accordance with the procedures set forth in Section 2.05(i) for so long as such LC Exposure is outstanding;

(iv) if any portion of such Defaulting Lender’s LC Exposure is cash collateralized pursuant to clause (iii) above, the Borrower shall not be required to pay participation fees to such Defaulting Lender pursuant to Section 2.12(b) with respect to such portion of such Defaulting Lender’s LC Exposure for so long as such Defaulting Lender’s LC Exposure is cash collateralized;

(v) if any portion of the LC Exposure of such Defaulting Lender is reallocated pursuant to clause (ii) above, then the fees payable to the Lenders pursuant to Sections 2.12(a) and 2.12(b) shall be adjusted to give effect to such reallocation;

(vi) [reserved]; and

(vii) if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (ii) or (iii) above, then, without prejudice to any rights or remedies of any Issuing Bank or any other Lender hereunder, all participation fees payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Banks (and allocated among them ratably based on the amount of such Defaulting Lender’s LC Exposure attributable to Letters of Credit issued by each Issuing Bank) until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and

(e) so long as such Revolving Lender is a Defaulting Lender, no Swingline Lender shall be required to fund any Swingline Loan and no Issuing Bank shall be required to issue, amend, renew or extend any Letter of Credit unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding Swingline Exposure (other than the portion of such Swingline Exposure referred to in clause (b) of the definition of such term) or LC Exposure, as applicable will be fully covered by the Revolving Commitments of the non-Defaulting Revolving Lenders and/or cash collateral provided by the Borrower in accordance with Section 2.20(d), and participating interests in any such funded Swingline Loan or in any such issued, amended, renewed or extended Letter of Credit will be allocated among the non-Defaulting Revolving Lenders in a manner consistent with Section 2.20(d)(ii) (and such Defaulting Lender shall not participate therein).

In the event that (i) a Bankruptcy Event with respect to a Revolving Lender Parent shall occur following the Effective Date and for so long as such Bankruptcy Event shall continue or (ii) any Swingline Lender or any Issuing Bank has a good faith belief that any Revolving Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, such Swingline Lender shall not be required to fund any Swingline Loan and such Issuing Bank shall not be required to issue, amend, renew or extend any Letter of Credit, unless such Swingline Lender or such Issuing Bank, as applicable, shall have entered into arrangements with the Borrower or the applicable Revolving Lender, satisfactory to such Swingline Lender or such Issuing Bank, as applicable, to defease any risk to it in respect of such Lender hereunder.

In the event that the Administrative Agent, the Borrower, each Swingline Lender and each applicable Issuing Bank each agrees that a Defaulting Lender has adequately remedied all matters that caused the applicable Revolving Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the Revolving Lenders shall be readjusted to reflect the inclusion of such Revolving Lender’s Revolving Commitment and on such date such Revolving Lender shall purchase at par such of the Revolving Loans of the applicable Class of the other Revolving Lenders of such Class as the Administrative Agent shall determine may be necessary in order for such Revolving Lender to hold such Revolving Loans of such Class in accordance with its Applicable Percentage; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Revolving Lender was a Defaulting Lender; provided further that, except as otherwise expressly agreed by the affected parties, no change hereunder from a Defaulting Lender to a non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Revolving Lender’s having been a Defaulting Lender.

SECTION 2.21. Incremental Extensions of Credit. (a) At any time and from time to time, during the Revolving Availability Period, the Borrower may, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders), request (i) one or more increases in the aggregate amount of the Revolving Commitments (each such increase, a “Revolving Commitment Increase” or (ii) one or more additional tranches of revolving commitments in the form of a “first in, last out” tranche subject to customary terms and conditions satisfactory to the Administrative Agent (each, a “FILO Tranche Incremental Revolving Commitment” and, together with any Revolving Commitment Increase, the “Incremental Extensions of Credit” or the “Incremental Facilities”), in an aggregate amount not to exceed the sum of (x) $350,000,000 plus (y) the amount of any voluntary permanent reductions in the amount of the Revolving Commitments; provided that, at the time of each such request and upon the effectiveness of each Incremental Facility Amendment, (A) no Default or Event of Default has occurred and is continuing or shall result therefrom (or, in the event the proceeds of any Incremental Extension of Credit in the form of a FILO Tranche Incremental Revolving Commitment are to be used to finance any Limited Condition Transaction permitted hereunder for which the Borrower has made an LCT Election, no Default or Event of Default shall exist and be continuing as of the LCT Test Date for such Limited Condition Transaction), (B) the representations and warranties of the Borrower and each other Loan Party, as applicable, set forth in the Loan Documents (other than the representation and warranty set forth in Section 3.04(b)) would be true and correct in all material respects (or, in the case of representations and warranties qualified as to materiality or Material Adverse Effect, in all respects) on and as of the date of, and immediately after giving effect to, the incurrence of such Incremental Facility (provided that (x) the representation and warranty set forth in Section 3.04(a) shall be deemed to refer to the financial statements most recently delivered pursuant to Section 5.01(a) and (b), (y) the representation set forth in Section 3.15 shall be made as of the date of such Incremental Facility Amendment) and (z) in the event the proceeds of any Incremental Extension of Credit in the form of a FILO Tranche Incremental Revolving Commitment are to be used to finance any Investment permitted hereunder, such condition precedent related to the making and accuracy of such representations and warranties relating to the drawing of such FILO Tranche Incremental Revolving Commitments may be waived or limited as agreed between the Borrower and the Lenders providing such Incremental Extension of Credit, without the consent of any other Lenders) and (C) the Borrower shall have delivered a certificate of a Financial Officer or legal officer to the effect set forth in clauses (A) and (B) above. Each Incremental Facility shall be in an integral multiple of $1,000,000 and be in an aggregate principal amount that is not less than $10,000,000; provided that such amount may be less than $10,000,000 if such amount represents all the remaining availability under the aggregate amount of Incremental Extensions of Credit permitted to be established hereunder as set forth above.

(b) The Incremental Facilities (i) shall be documented pursuant to an Incremental Facility Amendment and rank pari passu in right of payment in respect of the Collateral and with the Obligations in respect of the Revolving Commitments (other than any FILO Tranche Incremental Revolving Commitment, which shall be subordinate in right of payment to the extent set forth in the applicable Incremental Facility Amendment), (ii) shall not have a borrower other than the Borrower, (iii) shall not be secured by any property or assets of the Borrower or any Restricted Subsidiary other than the Collateral or guaranteed by any Subsidiaries other than the Loan Parties, and (iv) shall be subject to the same terms and conditions as the Revolving Commitments; provided that (x) any FILO Tranche Incremental Revolving Commitment (A) shall be subject to customary “first in last out” terms acceptable to the Administrative Agent, including with respect to greater advance rates under the Borrowing Base and the making and prepayment and repayment of the loans thereunder and (B) shall be subject to such pricing and fees as are agreed between the Borrower and the Lenders in respect of such tranche and (y) the pricing and fees with respect to any Revolving Commitment Increase may be greater than those applicable to the existing Revolving Commitments so long as the pricing or fees, as the case may be, with respect to all Revolving Commitments are increased to such greater amount.

(c) Any additional bank, financial institution, existing Lender or other Person that elects to extend Incremental Extensions of Credit (i) shall, to the extent a consent would be required under Section 9.04 if such additional bank, financial institution, existing Lender or other Person were taking an assignment of Loans or Commitments, be approved by the Borrower, the Administrative Agent, each Issuing Bank and each Swingline Lender (such approval not be unreasonably withheld) (any such bank, financial institution, existing Lender or other Person being called an “Additional Lender”) and (ii) if not already a Lender, shall become a Lender under this Agreement pursuant to an amendment (an “Incremental Facility Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, each such Additional Lender and the Administrative Agent. No Lender shall be obligated to provide any Incremental Extension of Credit unless it so agrees. Commitments in respect of any Incremental Extension of Credit shall become Commitments (or in the case of any Revolving Commitment Increase to be provided by an existing Revolving Lender, an increase in such Lender’s Revolving Commitment) under this Agreement upon the effectiveness of the applicable Incremental Facility Amendment. An Incremental Facility Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement or to any other Loan Document as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section (including, with respect to any FILO Tranche Incremental Revolving Commitments, such modifications to the borrowing, prepayment, commitment reduction and waterfall provisions of this Agreement and the other Loan Documents as are appropriate to reflect the “first in, last out” nature of such tranche). The effectiveness of any Incremental Facility Amendment shall be subject to the satisfaction on the effective date thereof of each of the conditions set forth in clauses (a) and (b) of Section 4.02 (it being understood and agreed that all references to a Borrowing in clauses (a) and (b) of Section 4.02 shall be deemed to refer to the applicable Incremental Facility Amendment); provided that if the proceeds of the applicable Incremental Extension of Credit in the form of a FILO Tranche Incremental Revolving Commitment are to be used to finance a Limited Condition Transaction, then (i) the condition precedent set forth in Section 4.02(a) relating to the drawing of such FILO Tranche Incremental Revolving Commitment may be limited to (x) customary specified representations and warranties and (y) customary specified acquisition agreement representations and warranties with respect to the Person to be acquired and (ii) the condition precedent set forth in Section 4.02(b) relating to the drawing of such FILO Tranche Incremental Revolving Commitment may be limited to Defaults described in clauses (a), (b), (h) and (i) of Section 7.01).

(d) On the date of effectiveness of any Revolving Commitment Increase, (i) the aggregate principal amount of the Revolving Loans outstanding (the “Existing Revolving Borrowings”) immediately prior to the effectiveness of such Revolving Commitment Increase shall be deemed to be repaid, (ii) each Revolving Commitment Increase Lender that shall have had a Revolving Commitment prior to the effectiveness of such Revolving Commitment Increase shall pay to the Administrative Agent in same day funds an amount equal to the amount, if any, by which (A) (1) such Revolving Commitment Increase Lender’s Applicable Percentage (calculated after giving effect to the effectiveness of such Revolving Commitment Increase) multiplied by (2) the aggregate principal amount of the Resulting Revolving Borrowings (as hereinafter defined)

exceeds (B) (1) such Revolving Commitment Increase Lender’s Applicable Percentage (calculated without giving effect to the effectiveness of such Revolving Commitment Increase) multiplied by (2) the aggregate principal amount of the Existing Revolving Borrowings, (iii) each Revolving Commitment Increase Lender that shall not have had a Revolving Commitment prior to the effectiveness of such Revolving Commitment Increase shall pay to the Administrative Agent in same day funds an amount equal to (1) such Revolving Commitment Increase Lender’s Applicable Percentage (calculated after giving effect to the effectiveness of such Revolving Commitment Increase) multiplied by (2) the aggregate principal amount of the Resulting Revolving Borrowings, (iv) after the Administrative Agent receives the funds specified in clauses (ii) and (iii) above, the Administrative Agent shall pay to each Revolving Lender of the applicable Class the portion of such funds that is equal to the amount, if any, by which (A) (1) such Revolving Lender’s Applicable Percentage (calculated without giving effect to the effectiveness of such Revolving Commitment Increase) multiplied by (2) the aggregate principal amount of the Existing Revolving Borrowings, exceeds (B) (1) such Revolving Lender’s Applicable Percentage (calculated after giving effect to the effectiveness of such Revolving Commitment Increase) multiplied by (2) the aggregate principal amount of the Resulting Revolving Borrowings, (v) after the effectiveness of such Revolving Commitment Increase, the Borrower shall be deemed to have made new Revolving Borrowings (the “Resulting Revolving Borrowings”) in an aggregate principal amount equal to the aggregate principal amount of the Existing Revolving Borrowings and of the Types and for the Interest Periods specified in a Borrowing Request delivered to the Administrative Agent in accordance with Section 2.03 (and the Borrower shall deliver such Borrowing Request), (vi) each Revolving Lender of the applicable Class shall be deemed to hold its Applicable Percentage of each Resulting Revolving Borrowing (calculated after giving effect to the effectiveness of such Revolving Commitment Increase) and (vii) the Borrower shall pay each Revolving Lender any and all accrued but unpaid interest on its Loans comprising the Existing Revolving Borrowings. The deemed payments of the Existing Revolving Borrowings made pursuant to clause (i) above shall be subject to compensation by the Borrower pursuant to the provisions of Section 2.16 if the date of the effectiveness of such Revolving Commitment Increase occurs other than on the last day of the Interest Period relating thereto. Upon each Revolving Commitment Increase pursuant to this Section, each Revolving Lender immediately prior to such increase will automatically and without further act be deemed to have assigned to each Revolving Commitment Increase Lender, and each such Revolving Commitment Increase Lender will automatically and without further act be deemed to have assumed, a portion of such Revolving Lender’s participations hereunder in outstanding Letters of Credit and Swingline Loans such that, after giving effect to such Revolving Commitment Increase and each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding participations hereunder in Letters of Credit and Swingline Loans held by each Revolving Lender (including each such Revolving Commitment Increase Lender) will equal such Revolving Lender’s Applicable Percentage.

SECTION 2.22. Extension of Maturity Date.

(a) The Borrower may, by delivery of a Maturity Date Extension Request to the Administrative Agent (which shall promptly deliver a copy thereof to each of the Lenders) not less than 30 days prior to the then-existing Revolving Maturity Date for the applicable Class of Commitments and/or Loans hereunder to be extended (the “Existing Maturity Date”), request that the Lenders extend the Existing Maturity Date in accordance with this Section; provided that, for the avoidance of doubt, each Lender may elect to agree or not agree, in its sole discretion, to an extension of a Revolving Maturity Date. Each Maturity Date Extension Request shall (i) specify the applicable Class of Commitments and/or Loans hereunder to be extended, (ii) specify the date to which the applicable Revolving Maturity Date is sought to be extended, (iii) specify the changes, if any, to the Applicable Rate to be applied in determining the interest payable on the Loans of, and fees payable hereunder to, Consenting Lenders (as defined below) in respect of that portion of their Commitments and/or Loans extended to such new Revolving Maturity Date and the time as of which such changes will become effective (which may be prior to the Existing Maturity Date) and (iv) specify any other amendments or modifications to this Agreement to be effected in connection with such Maturity Date Extension Request; provided that no such changes or modifications requiring approvals pursuant to the provisos to Section 9.02(b) shall become effective prior to the Existing Maturity Date unless such other approvals have been obtained. In the event a Maturity Date Extension Request shall have been delivered by the Borrower, each Lender shall have the right to agree to the extension of the Existing Maturity Date and other matters contemplated thereby on the terms and subject to the conditions set forth therein (each Lender agreeing to the Maturity Date Extension Request being referred to herein as a “Consenting Lender” and each Lender not agreeing thereto being referred to herein as a “Declining Lender”), which right may be exercised by written notice thereof, specifying the maximum amount of the Commitment and/or Loans of such Lender with respect to which such Lender agrees to the extension of the Revolving Maturity Date, delivered to the Borrower (with a copy to the Administrative Agent) not later than a day to be agreed upon by the Borrower and the Administrative Agent following the date on which the Maturity Date Extension Request shall have been delivered by the Borrower (it being understood and agreed that any Lender that shall have failed to exercise such right as set forth above shall be deemed to be a Declining Lender). If a Lender elects to extend only a portion of its then existing Commitment and/or Loans, it will be deemed for purposes hereof to be a Consenting Lender in respect of such extended portion and a Declining Lender in respect of the remaining portion of its Commitment and/or Loans, and the aggregate principal amount of each Type and currency of Loans of the applicable Class of such Lender shall be allocated ratably among the extended and non-extended portions of the Loans of such Lender based on the aggregate principal amount of such Loans so extended and not extended. If Consenting Lenders shall have agreed to such Maturity Date Extension Request in respect of Commitments and/or Loans held by them, then, subject to paragraph (d) of this Section, on the date specified in the Maturity Date Extension Request as the effective date thereof (the “Extension Effective Date”), (i) the Existing Maturity Date of the applicable Commitments and/or Loans shall, as to the Consenting Lenders, be extended to such date as shall be specified therein, (ii) the terms and conditions of the applicable Commitments and/or Loans of the Consenting Lenders (including interest and fees (including Letter of Credit fees) payable in respect thereof) shall be modified as set forth in the Maturity Date Extension Request and (iii) such other modifications and amendments hereto specified in the Maturity Date Extension Request shall (subject to any required approvals (including those of the Required Lenders) having been obtained) become effective. For the avoidance of doubt, the obligation of any Issuing Bank to issue Letters of Credit under this Agreement shall not be extended beyond the Revolving Maturity Date applicable thereto without the consent of such Issuing Bank.

(b) Notwithstanding the foregoing, the Borrower shall have the right, in accordance with the provisions of Sections 2.19(b) and 9.04, at any time prior to the Existing Maturity Date, to replace a Declining Lender (for the avoidance of doubt, only in respect of that portion of such Lender’s Commitment and/or Loans subject to a Maturity Date Extension Request that it has not agreed to extend) with a Lender or other financial institution that will agree to such Maturity Date Extension Request, and any such replacement Lender shall for all purposes constitute a Consenting Lender in respect of the Commitment and/or Loans assigned to and assumed by it on and after the effective time of such replacement.

(c) If a Maturity Date Extension Request has become effective hereunder:

(i) not later than the fifth Business Day prior to the Existing Maturity Date, the Borrower shall make prepayments of Revolving Loans and Swingline Loans and shall provide cash collateral in respect of Letters of Credit, in each case, in the manner set forth in Section 2.05(i), such that, after giving effect to such prepayments and such provision of cash collateral, the Aggregate Revolving Exposure as of such date will not exceed the aggregate Revolving Commitments of the Consenting Lenders extended pursuant to this Section (and the Borrower shall not be permitted thereafter to request any Revolving Loan or Swingline Loan or any issuance, amendment, renewal or extension of a Letter of Credit if, after giving effect thereto, the Aggregate Revolving Exposure would exceed the aggregate amount of the Revolving Commitments so extended); and

(ii) on the Existing Maturity Date, the Revolving Commitment of each Declining Lender shall, to the extent not assumed, assigned or transferred as provided in paragraph (b) of this Section, terminate, and the Borrower shall repay all the Revolving Loans made by each Declining Lender to the Borrower to the extent such Loans shall not have been so purchased, assigned and transferred, in each case together with accrued and unpaid interest and all fees and other amounts owing to such Declining Lender hereunder, it being understood and agreed that, subject to satisfaction of the conditions set forth in Section 4.02, such repayments may be funded with the proceeds of new Revolving Borrowings made simultaneously with such repayments by the Consenting Lenders, which such Revolving Borrowings shall be made ratably by the Consenting Lenders in accordance with their extended Revolving Commitments.

(d) Notwithstanding the foregoing, no Maturity Date Extension Request shall become effective hereunder unless, on the Extension Effective Date, the conditions set forth in clauses (a) and (b) of Section 4.02 shall be satisfied (with all references in such Section to a Borrowing being deemed to be references to such Maturity Date Extension Request) and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Financial Officer of the Borrower.

(e) Notwithstanding any provision of this Agreement to the contrary, it is hereby agreed that no extension of an Existing Maturity Date in accordance with the express terms of this Section, or any amendment or modification of the terms and conditions of the Commitments and the Loans of the Consenting Lenders effected pursuant thereto, shall be deemed to (i) violate the last sentence of Section 2.08(c) or Section 2.18(b) or 2.18(c) or any other provision of this Agreement requiring the ratable reduction of Commitments or the ratable sharing of payments or (ii) require the consent of all Lenders or all affected Lenders under Section 9.02(b).

(f) The Borrower, the Administrative Agent and the Consenting Lenders may enter into an amendment to this Agreement to effect such modifications as may be necessary to reflect the terms of any Maturity Date Extension Request that has become effective in accordance with the provisions of this Section.

ARTICLE III

Representations and Warranties

The Borrower (with respect to itself and, where applicable, the Restricted Subsidiaries) represents and warrants to the Administrative Agent, each of the Issuing Banks, each of the Swingline Lenders and each of the Lenders that, as of the Effective Date, and as of each date on which such representations and warranties are expressly required to be made hereunder:

SECTION 3.01. Organization; Powers. Each of the Borrower and the Restricted Subsidiaries (a) is duly organized, validly existing and, to the extent that such concept is applicable in the relevant jurisdiction, in good standing (to the extent such concept exists in the relevant jurisdictions) under the laws of the jurisdiction of its organization (except, in the case of any Restricted Subsidiary, to the extent the failure to be in good standing could not (either individually or in the aggregate) reasonably be expected to result in a Material Adverse Effect), (b) has the corporate or other organizational power and authority to carry on its business as now conducted, to execute, deliver and perform its obligations under this Agreement and each other Loan Document and (c) except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and, to the extent that such concept exists in the relevant jurisdiction, is in good standing in, every jurisdiction where such qualification is required.

SECTION 3.02. Authorization; Due Execution and Delivery; Enforceability. This Agreement has been duly authorized, executed and delivered by the Borrower and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of the Borrower or such Loan Party, as applicable, enforceable against such Person in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03. Governmental Approvals; No Conflicts. Except as set forth on Schedule 3.03, the execution, delivery and performance by each Loan Party of each Loan Document to which it is a party (a) as of the date such Loan Document is executed, do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except (i) filings necessary to perfect Liens created under the Loan Documents or (ii) where failure to obtain such consent or approval, or make such registration or filing, in the aggregate, would not reasonably be expected to have a Material Adverse Effect, (b) will not violate any Requirement of Law applicable to the Borrower or any Restricted Subsidiary, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any Restricted Subsidiary or their respective assets, or give rise to a right thereunder to require any payment, repurchase or redemption to be made by the Borrower or any Restricted Subsidiary or give rise to a right of, or result in, termination, cancelation or acceleration of any obligation thereunder, except with respect to any violation, default, payment, repurchase, redemption, termination, cancellation or acceleration under this clause (c) or clause (b) above that would not reasonably be expected to have a Material Adverse Effect and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any Restricted Subsidiary, except Liens created under the Loan Documents or permitted by Section 6.02.

SECTION 3.04. Financial Condition; No Material Adverse Effect. (a) The Audited Financial Statements present fairly, in all material respects, the financial position of the Borrower and the Subsidiaries on a combined consolidated basis as of such dates and their results of operations and cash flows for the period covered thereby, and were prepared in accordance with GAAP consistently applied throughout the period covered thereby except as otherwise expressly noted therein, subject to normal year-end audit adjustments and, in the case of any unaudited financial statements, the absence of footnotes.

(b) Except as set forth in the financial statements referred to in this Section 3.04 and except, with respect to the impacts of the COVID-19 pandemic on the business, financial condition and results of operations of the Borrower and the Restricted Subsidiaries taken as a whole as disclosed in the Borrower’s public filings with the SEC or otherwise in writing by the Borrower to the Administrative Agent and the Lenders prior to April 28, 2020, since December 31, 2019, no event, change or condition has occurred that has had, or would reasonably be expected to have, a Material Adverse Effect.

SECTION 3.05. Properties. (a) Each of the Borrower and the Restricted Subsidiaries has good title to, or valid leasehold (or license or similar) interests in or other limited property interests in, all its real and personal property necessary for the conduct of its business (including the Mortgaged Properties), (i) free and clear of Liens, other than

Liens expressly permitted by Section 6.02 and (ii) except for minor defects in title or interest that do not interfere with its ability to conduct its business as currently conducted or as proposed to be conducted or to utilize such properties for their intended purposes, in each case, except where the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) To the knowledge of the Borrower or any Restricted Subsidiary, (i) each of the Borrower and the Restricted Subsidiaries owns, or has a valid and enforceable right to use all IP Rights that are used in its business as currently conducted, and (ii) the use thereof by the Borrower and each Restricted Subsidiary does not infringe upon, misappropriate or otherwise violate the rights of any other Person, except, in each case of (i) and (ii), for any such failures to own or have rights to use, or any such infringements, misappropriations or other violations that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No claim or litigation regarding any IP Rights owned or used by the Borrower or any Restricted Subsidiary is pending or, to the knowledge of the Borrower or any Restricted Subsidiary, threatened in writing against the Borrower or any Restricted Subsidiary that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect.

SECTION 3.06. Litigation and Environmental Matters. Except as set forth in the financial statements referred to in Section 3.04 and the Borrower’s Annual Report on Form 10-K for the year ending December 31, 2019:

(a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened in writing against or affecting the Borrower or any Restricted Subsidiary that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(b) Except with respect to any matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, none of the Borrower or any Restricted Subsidiary (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability or, to the knowledge of the Borrower or any Restricted Subsidiary, there is a reasonable basis for any such Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability, or (iv) is reasonably expected to incur any Environmental Liability with respect to any Release on, at or from any real property now or previously owned, leased or operated by it.

SECTION 3.07. Compliance with Laws. Each of the Borrower and the Restricted Subsidiaries is in compliance with all Requirements of Law, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.08. Sanctions; Anti-Corruption Laws. The Borrower has implemented and maintains in effect policies and procedures designed to promote compliance by the Borrower, the Restricted Subsidiaries and their respective directors, officers and employees with Anti-Corruption Laws and applicable Sanctions, and the Borrower and the Restricted Subsidiaries and their respective directors, officers and employees (when acting in their role as directors, officers and employees) are in material compliance with Anti-Corruption Laws and applicable Sanctions. None of the Borrower, any Restricted Subsidiary or any of their respective directors, officers or, to the Borrower’s knowledge, employees is a Sanctioned Person.

SECTION 3.09. Investment Company Status. None of the Borrower or any other Loan Party is required to register as an “investment company” under the Investment Company Act.

SECTION 3.10. Federal Reserve Regulations. None of the Borrower or any Restricted Subsidiary is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U of the Federal Reserve Board) or extending credit for the purpose of purchasing or carrying margin stock. No part of the proceeds of the Loans will be used, directly or indirectly, for any purpose that violates the provisions of Regulations U or X of the Federal Reserve Board.

SECTION 3.11. Taxes. Except to the extent that failure to do so would not reasonably be expected to result in a Material Adverse Effect, each of the Borrower and each Restricted Subsidiary (a) has timely filed or caused to be filed all Tax returns and reports required to have been filed by it and (b) has paid or caused to be paid all Taxes required to have been paid by it, except where the validity or amount thereof is being contested in good faith by appropriate proceedings and where the Borrower or such Restricted Subsidiary, as applicable, has set aside on its books adequate reserves therefor in conformity with GAAP.

SECTION 3.12. ERISA. (a) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, no ERISA Event has occurred or is reasonably expected to occur.

(b) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (i) each Foreign Pension Plan is in compliance in all material respects with all Requirements of Law applicable thereto and the respective requirements of the governing documents for such plan, (ii) with respect to each Foreign Pension Plan, none of the Borrower, its Affiliates or any of their respective directors, officers, employees or agents has engaged in a transaction that could subject the Borrower or any Restricted Subsidiary, directly or indirectly, to a tax or civil penalty and (iii) with respect to each Foreign Pension Plan, any underfunding has been reflected in the financial statements furnished to Lenders in accordance with GAAP.

SECTION 3.13. Disclosure. As of the Effective Date, none of the reports, financial statements, certificates or other written information furnished by or on behalf of the Borrower or any Restricted Subsidiary to the Arrangers, the Administrative Agent, any Issuing Bank or any Lender on or before the Effective Date in connection with the negotiation of this Agreement or any other Loan Document, included herein or therein or furnished hereunder or thereunder (as modified or supplemented by other information so furnished), when taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, the Borrower represents only that such information, when taken as a whole, was prepared in good faith based upon assumptions believed by it to be reasonable at the time so furnished (it being understood and agreed that (i) such projected financial information is merely a prediction as to future events and are not to be viewed as facts, (ii) such projected financial information is subject to significant uncertainties and contingencies, many of which are beyond the control of the Borrower or any of the Restricted Subsidiaries and (iii) no assurance can be given that any particular projected financial information will be realized and that actual results during the period or periods covered by any such projected financial information may differ significantly from the projected results and such differences may be material).

SECTION 3.14. Subsidiaries. As of the Effective Date, Schedule 3.14 sets forth the name of, and the ownership interest of the Borrower and each Subsidiary in, each Subsidiary and identifies each Subsidiary that is a Loan Party.

SECTION 3.15. Solvency. As of the Effective Date, after giving effect to the Transactions and the rights of indemnification, subrogation and contribution under the Security Documents, (a) the fair value of the assets of the Borrower and the Restricted Subsidiaries, taken as a whole, at a fair valuation, will exceed their debts and liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the property of the Borrower and the Restricted Subsidiaries, taken as a whole, will be greater than the amount that will be required to pay the probable liability of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) the Borrower and the Restricted Subsidiaries, taken as a whole, will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured and (d) the Borrower and the Restricted Subsidiaries, taken as a whole, will not have unreasonably small capital with which to conduct the business in which they are engaged as such business is now conducted and is proposed to be conducted following the Distribution Date. For purposes of this Section, the amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

SECTION 3.16. Collateral Matters. (a) Each Security Document, is effective to create (to the extent described therein) in favor of the Administrative Agent for the benefit of the Secured Parties a legal, valid, enforceable security interest in the Collateral to the extent intended to be created thereby and (x) when all financing statements and other appropriate filings or recordings are made in the appropriate offices as may be required under applicable law and filings and recordation with the United States Patent and Trademark Office and the United States Copyright Office (which filings or recordings shall be made to the extent required by the applicable Security Document) and (y) when the taking of possession by the Administrative Agent of such Collateral with respect to which a security interest may be perfected by possession (which possession shall be given to the Administrative Agent to the extent possession by the Administrative Agent is required by the applicable Security Document) occurs, then the security interests created by the Security Documents shall constitute so far as possible under relevant law fully perfected Liens on, and security interests in (in each case with respect to such Liens and security interests, to the extent intended to be created thereby and required to be perfected under the Loan Documents) all right, title and interest of the Loan Parties in such Collateral in each case free and clear of any Liens other than Liens permitted under Section 6.02 (it being understood and agreed, in respect of Collateral constituting IP Rights, that subsequent recordings in the United States Patent and Trademark Office or the United States Copyright Office may be necessary pursuant to Section 4.05(e) of the Collateral Agreement or to perfect a security interest in such IP Rights included in the Collateral acquired by the Loan Parties after the Effective Date), in each case, with the priorities required by the Loan Documents.

(b) Each Mortgage, upon execution and delivery thereof by the parties thereto, will create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in all the applicable mortgagor’s right, title and interest in and to the Mortgaged Properties subject thereto and the proceeds thereof under the laws of the relevant jurisdiction as indicated in the Mortgage, and when the Mortgages have been filed in the jurisdictions specified therein, the Mortgages will constitute a fully perfected security interest in all right, title and interest of the mortgagors in the Mortgaged Properties and the proceeds thereof under the laws of the relevant jurisdiction as indicated in the Mortgage, prior and superior in right to any other Person, but subject to Liens permitted under Section 6.02 and to the ABL/Notes Intercreditor Agreement and any Acceptable Intercreditor Agreement.

(c) As of the date of any Borrowing Base Certificate, no Account included in the calculation of Eligible Accounts in such Borrowing Base Certificate is excluded as ineligible by virtue of one or more of the excluding criteria (other than any Administrative Agent-discretionary criteria) set forth in the definition of Eligible Accounts, and no Inventory included in the calculation of Eligible Inventory in such Borrowing Base Certificate is excluded as ineligible by virtue of one or more of the excluding criteria (other than any Administrative Agent-discretionary criteria) set forth in the definition of Eligible Inventory.

SECTION 3.17. Insurance. All material policies of insurance of any kind or nature owned by or issued to any of the Loan Parties are in full force and effect in all material respects and are of a nature and provide such coverage as the Borrower reasonably believes is customarily carried by companies of the size and character of the Loan Parties.

ARTICLE IV

Conditions

SECTION 4.01. Effective Date. The obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence reasonably satisfactory to the Administrative Agent (which may include facsimile transmission or other electronic imaging of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b) The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders) of each of (i) Sullivan & Cromwell LLP, special New York counsel for the Loan Parties, (ii) K&L Gates LLP, special Pennsylvania counsel for the Loan Parties and (iii) Ryan Rapp Underwood & Pacheco, PLC, special Arizona counsel for the Loan Parties, in each case (A) dated as of the Effective Date and (B) in form and substance reasonably satisfactory to the Administrative Agent.

(c) The Administrative Agent shall have received a copy of (i) each organizational document of each Loan Party certified, to the extent applicable, as of a recent date by the applicable Governmental Authority, (ii) signature and incumbency certificates of the responsible officers of each Loan Party executing the Loan Documents to which it is a party, (iii) copies of resolutions of the board of directors or managers, shareholders, partners, and/or similar governing bodies of each Loan Party approving and authorizing the execution, delivery and performance of Loan Documents to which it is a party, certified as of the Effective Date by a secretary, an assistant secretary or a responsible officer of such Loan Party as being in full force and effect without modification or amendment and (iv) a good standing certificate (to the extent such concept, or an analogous concept, exists) from the applicable Governmental Authority of each Loan Party’s jurisdiction of incorporation, organization or formation.

(d) After giving effect to the consummation of the Transactions, the conditions precedent set forth in paragraphs (a) and (b) of Section 4.02 shall have been satisfied, and the Administrative Agent shall have received a certificate, dated the Effective Date and signed by a Financial Officer or the President or a Vice President of the Borrower, confirming compliance therewith.

(e) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced at least three Business Days prior to the Effective Date (or such shorter period agreed by the Borrower in its sole discretion), reimbursement or payment of all reasonable, documented and invoiced out-of-pocket expenses (including fees, charges and disbursements of counsel) required to be reimbursed or paid by any Loan Party hereunder, under any other Loan Document or under any other agreement entered into by any of the Arrangers, the Administrative Agent and the Lenders, on the one hand, and any of the Loan Parties, on the other hand.

(f) The ABL/Notes Intercreditor Agreement and the Second Lien Intercreditor Agreement shall have been duly executed by each party thereto and shall be in full force and effect.

(g) The Lenders shall have received the unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Borrower for each fiscal quarter ended at least 45 days prior to the Effective Date.

(h) (i) The Administrative Agent shall have received, at least five Business Days prior to the Effective Date, all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA PATRIOT Act, that has been requested at least ten Business Days prior to the Effective Date and (ii) to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation and a Lender has requested in a written notice to the Borrower at least ten Business Days prior to the Effective Date a Beneficial Ownership Certification in relation to the Borrower, such Lender shall have received such Beneficial Ownership Certification with respect to the Borrower at least five Business Days prior to the Effective Date (provided that, upon the execution and delivery by such Lender of its signature page to this Agreement, the conditions set forth in this clause (h) shall be deemed to be satisfied).

(i) Except as provided by Section 5.15 herein, the Collateral and Guarantee Requirement shall have been satisfied, and the Administrative Agent, on behalf of the Secured Parties, shall have a perfected security interest in the Collateral of the type and priority described in each Security Document (except as otherwise set forth in the Collateral and Guarantee Requirement or Section 5.15). The Administrative Agent shall have received a completed Perfection Certificate dated the Effective Date and signed by a Financial Officer or legal officer of Borrower, together with all attachments contemplated thereby.

(j) The Administrative Agent shall have received evidence that the insurance required by Section 5.07 and the Security Documents is in effect.

(k) The Lenders shall have received a certificate from a Financial Officer of the Borrower, substantially in the form of Exhibit L, certifying as to the solvency of the Borrower and its Restricted Subsidiaries as of the Effective Date on a consolidated basis after giving effect to the Transactions.

(l) The First Lien Notes shall have been (or substantially simultaneously with the closing of the Facility shall be) issued and the Borrower shall have received no less than $700,000,000 of gross proceeds therefrom.

(m) All amounts outstanding under the Existing Credit Agreement shall have been (or substantially simultaneously with the occurrence of the Effective Date shall be) repaid in full and the Existing Credit Agreement and all guarantees and security arrangements relating thereto shall have been terminated, and the Borrower shall have delivered to the Administrative Agent a customary payoff letter with respect thereto. After giving effect to the Transactions and the other transactions contemplated hereby, the Borrower and its Subsidiaries shall have outstanding no Indebtedness other than (a) Letters of Credit outstanding under this Agreement, (b) the First Lien Notes and the Second Lien Notes and (c) other Indebtedness permitted under the Loan Documentation.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 11:59 p.m., New York City time, on the Effective Date.

SECTION 4.02. Each Credit Event. On or after the Effective Date, the obligations of the Lenders to make Loans on the occasion of any Borrowing (except for (i) any conversion or continuation of a Borrowing and (ii) the Borrowings under any Incremental Facility in the form of a FILO Tranche Incremental Revolving Commitment, which may be limited to the extent otherwise provided in the applicable Incremental Facility Amendment in accordance with Section 2.21(c)), and of the Issuing Banks to issue, amend, renew or extend any Letter of Credit, is subject to receipt of the request therefor in accordance herewith and to the satisfaction of the following conditions:

(a) The representations and warranties of each Loan Party set forth in the Loan Documents (other than, with respect to any extension of credit after the Effective Date, the representation and warranty set forth in Section 3.04(b)) shall be true and correct in all material respects (or, in the case of representations and warranties qualified as to materiality or Material Adverse Effect, in all respects) on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except in the case of any such representation and warranty that expressly relates to a prior date, in which case such representation and warranty shall be true and correct in all material respects (or in all respects, as applicable) as of such earlier date, and except that for purposes of this Section 4.02, the representation and warranty contained in Section 3.04(a) shall be deemed to refer to the most recent financial statements delivered pursuant to Section 5.01(a) and (b).

(b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default or Event of Default shall have occurred and be continuing.

(c) After giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, the Aggregate Revolving Exposure shall not exceed the Line Cap.

(d) The Borrower shall have delivered to the Administrative Agent a request for Borrowing that complies with the requirements set forth in Section 2.03 or Section 2.04, as applicable.

(e) Each Borrowing (provided that a conversion or a continuation of a Borrowing shall not constitute a “Borrowing” for purposes of this Section 4.02), and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a), (b) and (c) of this Section 4.02.

ARTICLE V

Affirmative Covenants

From and including the Effective Date and until the Commitments shall have expired or been terminated and the principal of and interest on each Loan and all fees, expenses and other amounts (other than contingent amounts not yet due) payable under this Agreement or any other Loan Document shall have been paid in full and all Letters of Credit (other than those collateralized or back-stopped on terms reasonably satisfactory to the applicable Issuing Bank) shall have expired or been terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

SECTION 5.01. Financial Statements; Borrowing Base Certificates and Other Information. The Borrower will furnish to the Administrative Agent, which shall furnish to each Lender, the following:

(a) within 90 days after the end of each fiscal year of the Borrower (or such later date as Form 10-K of the Borrower is required to be filed with the SEC taking into account any extension granted by the SEC, including any extensions relating to the COVID-19 pandemic), its audited combined balance sheet and audited statements of combined operations, shareholders’ equity and cash flows as of the end of and for such fiscal year, and related notes thereto, setting forth in each case in comparative form the figures for the previous fiscal year, prepared in accordance with generally accepted auditing standards and reported on by an independent public accountants of recognized national standing (without a “going concern” or like qualification, exception or statement and without any qualification or exception as to the scope of such audit, but may contain a “going concern” or like qualification that is due to (i) an upcoming maturity date of any Indebtedness occurring within one year from the time such opinion is delivered or (ii) any potential inability to satisfy a financial maintenance covenant on a future date or in any future period) to the effect that such financial statements present fairly in all material respects the financial condition, results of operations and cash flow of the Borrower and its Subsidiaries on a consolidated basis as of the end of and for such fiscal year and accompanied by a narrative report describing the financial position, results of operations and cash flow of the Borrower and its consolidated Subsidiaries;

(b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower (or such later date as Form 10-Q of the Borrower is required to be filed with the SEC taking into account any extension granted by the SEC, including any extensions relating to the COVID-19 pandemic), its unaudited combined balance sheet and unaudited combined statements of operations and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Financial Officer of the Borrower as presenting fairly in all material respects the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries on a consolidated basis as of the end of and for such fiscal quarter and such portion of the fiscal year in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes, and accompanied by a narrative report describing the financial position, results of operations and cash flow of the Borrower and its consolidated Subsidiaries;

(c) commencing with the fiscal period ending June 30, 2020, concurrently with each delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Borrower (i) certifying as to whether a Default has occurred and is continuing and, if a Default has occurred and is continuing, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations of the Fixed Charge Coverage Ratio (whether or not the financial covenant set forth in Section 6.12 is then required to be complied with) and (iii) at any time when there is any Unrestricted Subsidiary, including as an attachment with respect to each such financial statement, an Unrestricted Subsidiary Reconciliation Statement (except to the extent that the information required thereby is separately provided with the public filing of such financial statement);

(d) within 100 days after the end of each fiscal year of the Borrower (or such longer period as permitted under Section 5.01(a)), a detailed consolidated budget for the current fiscal year setting forth such information as the Borrower customarily prepares for its internal reporting purposes or use and setting forth the assumptions used for purposes of preparing such budget;

(e) as soon as available, but in any event (i) within 15 Business Days after the end of each fiscal month or (ii) if a Cash Dominion Period is in effect, within three Business Days of the end of each calendar week (it being understood that a calendar week ends on Sunday), as of the last day of the immediately preceding fiscal month or calendar week, as the case may be, a Borrowing Base Certificate which calculates the Borrowing Base as of the end of applicable period then ended, together with supporting information in connection therewith, together with any additional reports with respect to the Borrowing Base as the Administrative Agent may reasonably request;

(f) promptly after the same becomes publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Restricted Subsidiary with the SEC;

(g) promptly following any request therefor, but subject to the limitations set forth in the proviso to the last sentence of Section 5.09 and Section 9.12, such other information regarding the operations, business affairs, assets, liabilities (including contingent liabilities) and financial condition of the Borrower or any Restricted Subsidiary, or compliance with the terms of this Agreement or any other Loan Document, as the Administrative Agent, any Issuing Bank or any Lender may reasonably request; provided that none of the Borrower or any Restricted Subsidiary will be required to provide any information (i) that constitutes non-financial trade secrets or non-financial proprietary information of the Borrower or any Restricted Subsidiary or any of their respective customers and suppliers, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or any of their respective representatives) is prohibited by applicable Requirements of Law or (iii) the revelation of which would violate any confidentiality obligations owed to any third party by the Borrower or any Restricted Subsidiary (not created in contemplation thereof); provided, further, that if any information is withheld pursuant to clause (i), (ii), or (iii) above, the Borrower or any Restricted Subsidiary shall promptly notify the Administrative Agent of such withholding of information and the basis therefor; and

(h) promptly after any Loan Party obtains knowledge thereof, notice of a material portion of Eligible Accounts or Eligible Inventory becoming ineligible under the Borrowing Base.

Notwithstanding anything to the contrary herein, information required to be furnished pursuant to clause (a), (b), (f) or (g) of this Section shall be deemed to have been furnished if such information, or one or more annual or quarterly reports containing such information, shall have been posted by the Administrative Agent on the Platform or shall be available on the website of the SEC at http://www.sec.gov. Information required to be furnished pursuant to this Section may also be furnished by electronic communications pursuant to procedures approved by the Administrative Agent.

SECTION 5.02. Notices of Material Events. The Borrower will furnish to the Administrative Agent, which shall furnish to each Issuing Bank and each Lender, promptly after a responsible officer of the Borrower or any Designated Borrower obtains knowledge thereof, written notice of the following:

(a) the occurrence of any Default;

(b) to the extent permitted by the Requirements of Law, the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or, to the knowledge of a Financial Officer or another executive officer of the Borrower or any Restricted Subsidiary, affecting the Borrower or any Restricted Subsidiary, that in each case would reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any Environmental Liability or ERISA Event that has resulted, or would reasonably be expected to result, in a Material Adverse Effect; and

(d) any other development that has resulted, or would reasonably be expected to result, in a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a written statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03. Information Regarding Collateral. The Borrower will furnish to the Administrative Agent written notice within 30 days thereafter of any change (i) in any Loan Party’s legal name, as set forth in such Loan Party’s organizational documents, (ii) in the jurisdiction of incorporation or organization of any Loan Party, (iii) in the form of organization of any Loan Party or (iv) in any Loan Party’s organizational identification number, if any, or, with respect to a Loan Party organized under the laws of a jurisdiction that requires such information to be set forth on the face of a Uniform Commercial Code financing statement (or the equivalent thereof in each applicable jurisdiction), the Federal Taxpayer Identification Number of such Loan Party.

SECTION 5.04. Existence; Conduct of Business. The Borrower will, and will cause each of its Restricted Subsidiaries to, do or cause to be done all things necessary to maintain, preserve, protect, enforce, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises and IP Rights in each case to the extent necessary for the conduct of its business, except if (A) in the reasonable business judgment of the Borrower, it is in the best economic interest of the Loan Parties, taken as a whole, not to preserve and maintain such legal existence, rights, licenses, permits, privileges, franchises or IP Rights or (B) other than with respect to maintaining the legal existence of the Borrower, such failure to preserve the same would not, in the aggregate, reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit (i) any merger, consolidation, liquidation or dissolution permitted under Section 6.03 or (ii) any sale, transfer, lease or other disposition of any assets permitted under Section 6.05.

SECTION 5.05. Payment of Taxes. The Borrower will, and will cause each of its Restricted Subsidiaries to, pay its Tax liabilities before the same shall become delinquent or in default, except where (a) (i) the validity or amount thereof is being contested in good faith by appropriate proceedings and (ii) the Borrower or such Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (b) the failure to make payment would not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.06. Maintenance of Properties. Except if failure to do so would not reasonably be expected to have a Material Adverse Effect, the Borrower will, and will cause each of its Restricted Subsidiaries to, keep and maintain all property necessary for the conduct of its business in good working order and condition, ordinary wear and tear excepted and casualty and condemnation excepted.

SECTION 5.07. Insurance. The Borrower will, and will cause each of its Restricted Subsidiaries to, maintain, with financially sound and reputable insurance companies (or, to the extent consistent with past practices of the Loan Parties and otherwise in accordance with applicable laws and good business practices, self-insurance; provided that in any event, liability insurance (including general, umbrella, product, employers’, and automobile liability insurance), property insurance and business interruption insurance shall be maintained with such third party insurance companies), insurance with risk retentions in such amounts and against such risks as are consistent with the past practices of the Loan Parties or otherwise as is customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations. The Borrower shall cause the main property and liability policies (including any renewals thereof) maintained by or on behalf of the Borrower to (a) name the Administrative Agent, on behalf of the Secured Parties, as an additional insured thereunder and (b) contain a loss payable clause or endorsement (unless such policy does not provide for such a clause or endorsement) that names the Administrative Agent, on behalf of the Secured Parties, as the loss payee thereunder, and the Borrower shall deliver to the Administrative Agent insurance certificates and accompanying endorsements in connection with any renewal of any insurance policies evidencing the foregoing. With respect to each Mortgaged Property that is located in an area determined by the Federal Emergency Management Agency to have special flood hazards, the applicable Loan Party has obtained, and will maintain, with financially sound and reputable insurance companies, such flood insurance as is required under the Flood Insurance Laws. The Borrower will furnish to the Lenders, upon reasonable request of the Administrative Agent, information in reasonable detail as to the insurance so maintained; provided that no Loan Party shall be required to deliver original copies of any insurance policies.

SECTION 5.08. [Reserved].

SECTION 5.09. Books and Records; Inspection and Audit Rights. (a) The Borrower will, and will cause each of its Restricted Subsidiaries to, keep proper books of record and accounts in conformity with GAAP (or, in the case of any Foreign Subsidiary, the local accounting rules applicable to such Person) in all material respects. The Borrower will, and will cause each of its Restricted Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, provided that, unless an Event of Default shall have occurred and be continuing, the Borrower shall be provided an opportunity to participate in any such discussions with such accountants, all at such reasonable times during regular office hours but no more often than one (1) time during any calendar year absent the existence of an Event of Default; provided that excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Lenders may exercise visitation and inspection rights of the Administrative Agent and the Lenders under this Section 5.09; provided, further that none of the Borrower or any Restricted Subsidiary will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Requirement of Law or any binding agreement (not created in contemplation thereof) or (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product.

(b) (i) No more than once during any consecutive 12-month period or, if the Borrower fails to maintain Excess Availability of at least the greater of (A) $100,000,000 and (B) 20% of the Line Cap in effect at such time for five consecutive Business Days, no more than twice during any 12-month period in which such failure occurs, and (ii) at any time that any Event of Default exists and is continuing, as often as the Administrative Agent may reasonably request, the Borrower will, and will cause each of its Subsidiaries to, permit officers and designated representatives of the Administrative Agent or any third-party appraiser or consultant reasonably satisfactory to the Administrative Agent to visit and inspect (at the Borrower’s expense), under guidance of officers of the Borrower or such Subsidiary, any of the properties of the Borrower or such Subsidiary and to verify Eligible Accounts and/or Eligible Inventory in order to complete a field examination and inventory appraisal of the Loan Parties, and in connection therewith the Borrower shall provide the Administrative Agent and any field examiner or appraiser reasonable access to the books and records and the Collateral and shall reasonably cooperate with such field examiner or appraiser with respect to the foregoing. The Loan Parties shall reimburse the Administrative Agent for all reasonable charges, costs and expenses related to all such appraisals and field examinations. In addition, the Loan Parties shall have the right (but not the obligation), at their expense, at any time and from time to time (but not more than once per year) to provide the Administrative Agent with additional appraisals or updates thereof of any or all of the Collateral from one or more appraisers or consultants reasonably satisfactory to the Administrative Agent, and prepared in a form and on a basis reasonably satisfactory to the Administrative Agent, in which case such appraisals or updates shall be used in connection with the determination of the Net Recovery Percentage and the calculation of the Borrowing Base hereunder.

SECTION 5.10. Compliance with Laws. The Borrower will, and will take reasonable action to cause each of its Restricted Subsidiaries to, comply with all Requirements of Law (including ERISA, Environmental Laws and the USA PATRIOT Act) with respect to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.11. Use of Proceeds; Letters of Credit. (a) The proceeds of the Revolving Loans and the Swingline Loans will be used for working capital and other general corporate purposes, including acquisitions and other Investments and Restricted Payments permitted by this Agreement, of the Borrower and the Restricted Subsidiaries. No part of the proceeds of any Loan will be used in violation of the representation set forth in Section 3.10. Letters of Credit will be used by the Borrower and the Restricted Subsidiaries for general corporate purposes.

(b) The Borrower will not request any Borrowing or any Letter of Credit, and the Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers and employees shall not use, the proceeds of any Borrowing or Letter of Credit (A) in furtherance of an offer, payment, promise to pay or authorization of the payment or giving of money, or anything else of value, to any Person in material violation of any Anti-Corruption Laws by the Borrower or any of its Subsidiaries or (B) for (i) the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, except to the extent permitted for a Person required to comply with Sanctions, or (ii) in any other manner , in each case if such would result in the violation of any Sanctions applicable to any party hereto in connection with the transactions contemplated by this Agreement.

SECTION 5.12. Additional Subsidiaries. (a) If any additional Subsidiary (other than any Excluded Subsidiary) is formed or acquired or if any Subsidiary becomes a Designated Subsidiary, in each case after the Effective Date, the Borrower will within 90 days (or in the case of a Designated Subsidiary that is a Foreign Subsidiary, 120 days, or in each case, such longer period as the Administrative Agent may agree in its reasonable discretion) after such Subsidiary is formed or acquired or becomes a Designated Subsidiary, notify the Administrative Agent thereof and, to the extent applicable, cause the Collateral and Guarantee Requirement to be satisfied with respect to such Subsidiary (and any Material Real Property owned by such Subsidiary) and with respect to any Equity Interest in or Indebtedness of such Subsidiary owned by or on behalf of any Loan Party and such other documents, certificates and opinions consistent with those delivered pursuant to Sections 4.01(b) and (c) that the Administrative Agent may reasonably request with respect to such Subsidiary.

(b) At its option, the Borrower may designate by writing to the Administrative Agent any wholly owned Restricted Subsidiary that is (x) a U.S. Subsidiary and otherwise an Excluded Subsidiary as a Designated Subsidiary or (y) a Foreign Subsidiary that is organized under the laws of a Designated Jurisdiction and is otherwise an Excluded Subsidiary as a Designated Subsidiary (each such Restricted Subsidiary, a “Designated Subsidiary”); provided that unless this Agreement shall have been amended in accordance with Section 9.02 in order to permit such inclusion, in no event shall the assets of any Designated Subsidiary that is not a U.S. Subsidiary be included in the Borrowing Base, and any reference to the “Loan Parties” in the definitions of the terms “Borrowing Base”, “Eligible Accounts”, “Eligible Inventory” or any component definitions thereof, shall not be deemed to include a reference to any such Designated Subsidiary.

SECTION 5.13. Further Assurances. (a) The Borrower will, and will cause each of its Subsidiaries that is a Loan Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents, and the recording of instruments in the United States Patent and Trademark Office and the United States Copyright Office), that may be required under any applicable law, or that the Administrative Agent or the Required Lenders may reasonably request, to cause the Collateral and Guarantee Requirement to be and remain satisfied and are necessary in the applicable jurisdiction in order for Liens in the Collateral to remain perfected, all at the expense of the Loan Parties. Notwithstanding anything contained in this Agreement, no Mortgage shall be executed and delivered to the Administrative Agent with respect to any real property located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a “special flood hazard area” with respect to which flood insurance has been made available under Flood Insurance Laws unless and until each Lender has received, at least 30 calendar days prior to such execution and delivery, a “Life-of-Loan” Federal Emergency Management Agency

Standard Flood Hazard Determination (together with a notice about special flood hazard area status and flood disaster assistance duly executed by the Borrower and each applicable mortgagor relating thereto) (provided, that in no event shall the Borrower be required to deliver more than one flood determination to the Lenders as a whole) and each such lender has confirmed to the Administrative Agent that flood insurance due diligence and flood insurance compliance has been completed to its reasonable satisfaction (such written confirmation not to be unreasonably withheld or delayed); provided however that the time period for execution and delivery of any such Mortgage (and any related documents pursuant to the Collateral and Guarantee Requirement) by the applicable Loan Party shall, to the extent necessary, be automatically extended to the date on which the Administrative Agent is permitted under this Section 5.13 to enter into such Mortgage.

(b) If any material assets (other than Excluded Property) including any Material Real Property and any IP Rights (other than Excluded Property) that, individually or in the aggregate, are material, for which any additional action to perfect is required under the Security Documents are acquired by a Loan Party after the Effective Date (other than assets constituting Collateral under the applicable Security Document that become subject to the Lien created by such Security Document upon acquisition thereof), the Borrower will notify the Administrative Agent and the Lenders thereof (to the extent applicable, within any timeframe specified therefor in the Collateral Agreement), and, if requested by the Administrative Agent or the Required Lenders, the Borrower will cause such assets to be subjected to a Lien securing the Obligations and will, subject to the Collateral and Guarantee Requirement, take, and cause the Loan Parties to take, such actions as shall be necessary to grant and perfect such Liens, including actions described in paragraph (a) of this Section, and otherwise cause the Collateral and Guarantee Requirement to be satisfied, all at the expense of the Loan Parties.

(c) Notwithstanding anything herein to the contrary, with respect to pledges of, or grants of security interests in, assets acquired by a Loan Party after the Effective Date (including Equity Interests of newly-acquired or designated Restricted Subsidiaries and Material Real Property) or that cease to be Excluded Property after the Effective Date, the Loan Parties shall have the timeframe set forth in the definition of “Collateral and Guarantee Requirement”, or provided for in the Collateral Agreement or other applicable Security Document, or if no timeframe is so provided, ninety (90) days (or such longer period as the Administrative Agent may, in its reasonable discretion, agree (such approval or consent not to be unreasonably withheld or delayed) after the date of such acquisition (or after the date such assets cease to be Excluded Property) to comply with the requirements of clauses (a) and (b) above.

(d) Each Loan Party shall, upon the reasonable request of the Administrative Agent, use commercially reasonable efforts to obtain, within 90 days after the Effective Date (or within 90 days after the date on which the applicable Collateral becomes located at a leased property, as the case may be) (or, in each case, such later date as the Administrative Agent may agree in its Permitted Discretion; provided that to the extent such delay has arisen as a result of circumstances relating to the COVID-19 pandemic, the Administrative Agent shall agree to appropriate extensions in light of such circumstances), a Collateral Access Agreement, in form and substance reasonably acceptable to the Administrative Agent, from the landlord of such leased property.

SECTION 5.14. Cash Management. (a) With respect to each Deposit Account (other than Excluded Deposit Accounts), within 90 days (or such later date as Administrative Agent may agree in its reasonable discretion; provided that the Administrative Agent shall take into account the impact of the COVID-19 pandemic on the ability of the Loan Parties to deliver such items within such time) of the Effective Date (as such date may be extended, the “Account Control Date”) (or, with respect to any Deposit Account other than Excluded Deposit Accounts opened or acquired following the Effective Date, within the later of the Account Control Date and 60 days of the opening or establishment of such Deposit Account (or of the acquisition of a Loan Party having such Deposit Account) (in each case, or such later date as the Administrative Agent may agree in its reasonable discretion)), (A) each Loan Party shall cause each bank or other depository institution at which any Deposit Account other than any Excluded Deposit Account is maintained by such Loan Party, to enter into a Control Agreement that provides for such bank or other depository institution to transfer to the Administrative Agent Account, on a daily basis, all balances in each Deposit Account (other than any Excluded Deposit Account maintained by any Loan Party with such depository institution) for application to the Obligations of the Loan Parties then outstanding following the receipt by such bank or other depository institution of a Control Notice (it being understood that the Administrative Agent shall reasonably promptly deliver a copy of such Control Notice to the Borrower), (B) each Loan Party irrevocably appoints the Administrative Agent as such Loan Party’s attorney-in-fact to collect such balances during a Cash Dominion Period to the extent any such transfer is not so made and (C) each Loan Party shall instruct each Account Debtor of a Loan Party (to the extent such Account Debtor is not already making payments to any such Deposit Account) to make all payments with respect to proceeds of ABL Priority Collateral owned by any Loan Party into (x) Deposit Accounts of Loan Parties subject to (or that will be subject to as provided herein) Control Agreements or (y) an Excluded Deposit Account of the type described in clause (b) of the definition thereof that is swept daily to a Deposit Account subject to a Control Agreement.

(b) Upon the commencement and during the continuance of a Cash Dominion Period:

(i) the Administrative Agent shall instruct any or each depositary bank with which any Loan Party shall have any Deposit Account and which is party to any Control Agreement to transfer on each Business Day (or with such other frequency as shall be specified by the Administrative Agent) to one or more accounts of the Administrative Agent or any of its Affiliates specified by it (collectively, the “Administrative Agent Account”) all funds then on deposit in the Deposit Account or Deposit Accounts of any Loan Party subject to such Control Agreement; provided that the Administrative Agent shall not be required to give such instructions with respect to one or more of such Deposit Accounts if, and to the extent that, the Administrative Agent shall have determined that the aggregate amount of funds that would otherwise be required to be transferred pursuant to instructions given in accordance with this clause (i) on any Business Day would exceed the aggregate principal amount of Loans and LC Exposure (other than LC Exposure that shall have been theretofore cash collateralized in accordance with Section 2.05(i)) outstanding on such Business Day; and

(ii) on each Business Day immediately following the day of receipt by the Administrative Agent of any funds pursuant to a transfer referred to in clause (i) above, the Administrative Agent shall, subject to Section 2.18(b), apply the amounts so received first, to prepay Protective Advances made to the Borrower, second, to prepay Revolving Loans and Swingline Loans made to the Borrower, third, to cash collateralize outstanding LC Exposure in accordance with Section 2.05(i), and, following such application thereof, shall remit the remaining funds, if any, to the applicable Loan Party;

provided that upon the occurrence and during the continuance of an Event of Default such funds may be applied as provided in Section 2.18(b) if so determined as provided in such Section (and, pending such application, may be held as cash collateral). The Borrower hereby directs the Administrative Agent to determine the order of application of such funds as among the individual Borrowings and LC Exposures of the Borrower.

SECTION 5.15. Post-Effective Date Matters. As promptly as practicable, and in any event within the time period specified in Schedule 5.15 (or such longer period as the Administrative Agent may agree in its reasonable discretion), after the Effective Date, (i) the Borrower shall, and shall cause each of its subsidiaries that is a Loan Party to, deliver all Mortgages that are required to be delivered pursuant to, and otherwise satisfy, the Collateral and Guarantee Requirement (if any), except to the extent otherwise agreed by the Administrative Agent pursuant to its authority as set forth in the definition of the term “Collateral and Guarantee Requirement” and (ii) the Borrower shall deliver, or cause to be delivered, the items specified in Schedule 5.15 hereof or complete such undertakings described on Schedule 5.15 hereof, if any, on or before the dates specified with respect to such items, or such later dates as may be agreed to by, or as may be waived by, the Administrative Agent in its reasonable discretion.

SECTION 5.16. [Reserved].

SECTION 5.17. Designation of Subsidiaries. The Borrower may at any time designate any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (a) immediately before and after such designation, no Default or Event of Default shall have occurred and be continuing or would result from such designation, (b) immediately after giving effect to such designation, the Payment Conditions are satisfied and (c) no Subsidiary may be designated as an Unrestricted Subsidiary if it is a “restricted subsidiary” or a “guarantor” (or any similar designation) for the First Lien Notes, the Second Lien Notes or any Material Indebtedness that is subordinated in right of payment to the Obligations. The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the parent company of such Subsidiary therein under Section 6.04 at the date of designation in an amount equal to the fair market value of such parent company’s investment therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (i)

the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary, and the making of an Investment by such Subsidiary in any Investments of such Subsidiary, in each case existing at such time, and (ii) a return on any Investment in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the fair market value at the date of such designation of the Borrower’s or its Subsidiary’s (as applicable) Investment in such Subsidiary.

ARTICLE VI

Negative Covenants

Until the Commitments shall have expired or been terminated and the principal of and interest on each Loan and all fees, expenses and other amounts (other than contingent amounts not yet due) payable under this Agreement or any other Loan Document have been paid in full, and all Letters of Credit (other than those collateralized or back-stopped on terms reasonably satisfactory to the applicable Issuing Bank) have expired or been terminated and all LC Disbursements shall have been reimbursed:

SECTION 6.01. Indebtedness; Certain Equity Securities. (a) The Borrower will not, nor will the Borrower permit any of the Restricted Subsidiaries to, create, incur, assume or permit to exist any Indebtedness, except:

(i) Indebtedness created hereunder and under the other Loan Documents;

(ii) (A) the Second Lien Notes and (B) Refinancing Indebtedness in respect of the Second Lien Notes (it being understood and agreed that, for purposes of this Section, any Indebtedness that is incurred for the purpose of repurchasing or redeeming any Second Lien Notes (or any Refinancing Indebtedness in respect thereof) shall, if otherwise meeting the requirements set forth in the definition of the term “Refinancing Indebtedness”, be deemed to be Refinancing Indebtedness in respect of the Second Lien Notes (or such Refinancing Indebtedness), and shall be permitted to be incurred and be in existence pursuant to this Section 6.01(a) notwithstanding that the proceeds of such Refinancing Indebtedness shall not be applied to make such repurchase or redemption of the Second Lien Notes (or such Refinancing Indebtedness) immediately upon the incurrence thereof, if the proceeds of such Refinancing Indebtedness are applied to make such repurchase or redemption no later than 120 days following the date of the incurrence thereof;

(iii) Indebtedness (and Guarantees thereof) existing on the Effective Date and to the extent having a principal amount in excess of $5,000,000 individually or $10,000,000 in the aggregate, set forth in Schedule 6.01 (in each case, except for intercompany Indebtedness), any Refinancing Indebtedness in respect thereof;

(iv) Indebtedness of the Borrower to any Restricted Subsidiary and of any Restricted Subsidiary to the Borrower or any other Restricted Subsidiary so long as (A) such Indebtedness of any Subsidiary that is not a Loan Party to the Borrower or any other Loan Party shall be permitted under Section 6.04 and (B) such Indebtedness of the Borrower or any other Loan Party owing to any Restricted Subsidiary that is not a Loan Party shall be subordinated in right of payment to the Obligations on the terms set forth in the Global Intercompany Note (or any other promissory note or agreement with substantially similar terms of subordination reasonably satisfactory to the Administrative Agent); provided that Restricted Subsidiaries that are not Loan Parties shall not be required to become party to the Global Intercompany Note (or any other promissory note or agreement referred to above in this clause providing for such subordination) until the 120th day after the latest of (x) the Effective Date, (y) the date such Person becomes a Restricted Subsidiary and (z) the date such Restricted Subsidiary becomes the obligor or lender in respect of intercompany Indebtedness (other than in respect of Investments made pursuant to Section 6.04(ee)) owed by or to a Loan Party (or, in each case, such longer period as the Administrative Agent may agree in its reasonable discretion);

(v) Guarantees by the Borrower of Indebtedness of any Restricted Subsidiary and by any Restricted Subsidiary of Indebtedness of the Borrower or any other Restricted Subsidiary (other than Indebtedness incurred pursuant to clause (a)(iii) or (a)(vii) of this Section 6.01); provided that (A) the Indebtedness so Guaranteed is permitted by this Section, (B) Guarantees by the Borrower or any other Loan Party of Indebtedness of any Subsidiary that is not a Loan Party shall be subject to Section 6.04, (C) Guarantees permitted under this clause (v) shall be subordinated to the Obligations of the applicable Restricted Subsidiary to the same extent and on the same terms as the Indebtedness so Guaranteed is subordinated to the Obligations (if such Indebtedness is subordinated to the Obligations) and (D) none of the First Lien Notes or the Second Lien Notes (or any Refinancing Indebtedness in respect thereof) shall be Guaranteed by any Subsidiary unless such Subsidiary is a Loan Party;

(vi) (A) Indebtedness of any member of the Restricted Group incurred to finance the acquisition, construction, repair, replacement or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed by any member of the Restricted Group in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof; provided that such Indebtedness is incurred prior to or within 270 days after such acquisition or the completion of such construction, repair, replacement or improvement, and (B) Refinancing Indebtedness in respect of Indebtedness incurred or assumed pursuant to clause (A) above; provided further that at the time of incurrence thereof, the aggregate principal amount of Indebtedness permitted by this clause (vi), together with any Indebtedness in respect of sale and leaseback transactions incurred pursuant to Section 6.06, shall not exceed the greater of (x) $125,000,000 and (y) 17.5% of Consolidated EBITDA for the most recently ended Test Period.

(vii) (A) Indebtedness of any Person that becomes a Restricted Subsidiary (or of any Person not previously a Restricted Subsidiary that is merged or consolidated with or into a Restricted Subsidiary in a transaction permitted hereunder) after the Effective Date, or Indebtedness of any Person that is assumed by any Restricted Subsidiary in connection with an acquisition of assets by such Restricted Subsidiary in an acquisition permitted by Section 6.04; provided that such Indebtedness exists at the time such Person becomes a Restricted Subsidiary (or is so merged or consolidated) or such assets are acquired and is not created in contemplation of or in connection with such Person becoming a Restricted Subsidiary (or such merger or consolidation) or such assets being acquired and (B) Refinancing Indebtedness in respect of Indebtedness incurred or assumed, as applicable, pursuant to clause (A) above;

(viii) other Indebtedness in an aggregate principal amount outstanding under this clause (viii) at any time not exceeding the greater of (x) $250,000,000 and (y) 32.5% of Consolidated EBITDA for the most recently ended Test Period,

(ix) (A) the First Lien Notes and (B) Refinancing Indebtedness in respect of the First Lien Notes (it being understood and agreed that, for purposes of this Section, any Indebtedness that is incurred for the purpose of repurchasing or redeeming any First Lien Notes (or any Refinancing Indebtedness in respect thereof) shall, if otherwise meeting the requirements set forth in the definition of the term “Refinancing Indebtedness”, be deemed to be Refinancing Indebtedness in respect of the First Lien Notes (or such Refinancing Indebtedness), and shall be permitted to be incurred and be in existence pursuant to this Section 6.01(a) notwithstanding that the proceeds of such Refinancing Indebtedness shall not be applied to make such repurchase or redemption of the First Lien Notes (or such Refinancing Indebtedness) immediately upon the incurrence thereof, if the proceeds of such Refinancing Indebtedness are applied to make such repurchase or redemption no later than 120 days following the date of the incurrence thereof;

(x) customary Indebtedness and obligations in respect of self-insurance incurred in the ordinary course of business and obligations in respect of bids, tenders, trade contracts (other than for payment of Indebtedness), leases (other than Capital Lease Obligations), public or statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature and similar obligations or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case provided in the ordinary course of business;

(xi) Indebtedness in respect of Hedging Agreements and Commercial Agreements permitted by Section 6.07 (including any Back to Back Arrangements);

(xii) Indebtedness in respect of any overdraft facilities, employee credit card programs, netting services, automated clearinghouse arrangements and other cash management and similar arrangements in the ordinary course of business;

(xiii) Indebtedness in the form of contingent indemnification obligations, obligations in respect of purchase price adjustments, earnouts, non-competition agreements and other similar contingent arrangements incurred in connection with any acquisition or other investment permitted under this Agreement;

(xiv) Indebtedness of Foreign Subsidiaries that are not Loan Parties incurred pursuant to Permitted Receivables Facilities; provided that the Indebtedness outstanding in reliance on this clause (xiv) shall not exceed, at the time of incurrence thereof, the greater of (x) $300,000,000 and (y) 40.0% of Consolidated EBITDA for the most recently ended Test Period in the aggregate;

(xv) Permitted Additional Debt;

(xvi) Indebtedness representing deferred compensation to directors, officers, consultants or employees of the Borrower and the Restricted Subsidiaries incurred in the ordinary course of business;

(xvii) Indebtedness consisting of promissory notes issued by any Loan Party to current or former officers, directors, consultants and employees or their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of the Borrower permitted by Section 6.08;

(xviii) Indebtedness of any Foreign Subsidiary in an aggregate principal amount at any time outstanding not exceeding the greater of (x) $100,000,000 and (y) 12.5% of Consolidated EBITDA for the most recently ended Test Period at the time of incurrence;

(xix) Indebtedness of Restricted Subsidiaries that are not Loan Parties under bilateral local law credit and other working capital facilities that are not secured by the Collateral in an aggregate principal amount at any time outstanding not to exceed the greater of (x) $150,000,000 and (y) 20% of Consolidated EBITDA for the most recently ended Test Period at the time of incurrence; provided, further that any such Indebtedness secured by a Letter of Credit issued hereunder in a principal amount not to exceed the face amount of such Indebtedness shall not count toward the aggregate amount permitted under this Section 6.01(a)(xix) (including the Non-Guarantor Debt Basket);

(xx) other Indebtedness of the Borrower or any of its Restricted Subsidiaries so long as (A) at the time of and after giving effect thereto on a Pro Forma Basis, the Payment Conditions are satisfied, and (B) such Indebtedness to the extent incurred by Loan Parties shall be unsecured;

(xxi) Indebtedness constituting obligations arising in respect of Cash Management Services;

(xxii) [reserved];

(xxiii) Indebtedness consisting of (A) the financing of insurance premiums or (B) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(xxiv) Indebtedness constituting Secured Supply Chain Financing Obligations;

(xxv) Indebtedness incurred by a Restricted Subsidiary in connection with bankers’ acceptances, discounted bills of exchange or the discounting or factoring of receivables for credit management purposes, in each case incurred or undertaken in the ordinary course of business on arm’s length commercial terms on a non-recourse basis;

(xxvi) Indebtedness incurred by the Borrower or any of the Restricted Subsidiaries in respect of letters of credit, bank guarantees, bankers’ acceptances or similar instruments issued or created in the ordinary course of business or consistent with past practice, in each case, in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other reimbursement-type obligations regarding workers’ compensation claims;

(xxvii) Indebtedness in respect of obligations of the Borrower or any Restricted Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided that such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms in the ordinary course of business and not in connection with the borrowing of money;

(xxviii) Indebtedness to a customer to finance the acquisition of any equipment necessary to perform services for such customer; provided that the terms of such Indebtedness are consistent with those entered into with respect to similar Indebtedness prior to the Effective Date, including that (x) the repayment of such Indebtedness is conditional upon such customer ordering a specific volume of goods and (y) such Indebtedness does not bear interest or provide for scheduled amortization or maturity;

(xxix) (x) tenant improvement loans and allowances in the ordinary course of business and (y) to the extent constituting Indebtedness, guaranties in the ordinary course of business of the obligations of suppliers, customers, franchisees, lessors and licensees of the Borrower and any Restricted Subsidiary;

(xxx) Indebtedness incurred pursuant to letters of credit issued by any Person other than an Issuing Bank under this Agreement for the account of the Borrower or any Restricted Subsidiary; provided that the aggregate amount of Indebtedness permitted by this clause (xxx) shall not exceed $50,000,000; and

(xxxi) all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (i) through (xxx) above.

(b) For purposes of determining compliance with this Section 6.01, in the event that an item of Indebtedness at any time, whether at the time of incurrence or upon the application of all or a portion of the proceeds thereof or subsequently, meets the criteria of more than one of the categories (other than ratio-based baskets) of Section 6.01(a), the Borrower and the Restricted Subsidiaries shall, in their sole discretion, divide, classify or reclassify, or at any later time divide, classify or reclassify, such item of Indebtedness solely between and among such categories and in each case, that would be permitted to be incurred in reliance on the applicable exception as of the date of such reclassification; provided that (i) Indebtedness incurred hereunder shall only be classified as incurred under Section 6.01(a)(i), (ii) the First Lien Notes shall only be classified as incurred under Section 6.01(a)(ix), and (iii) the Second Lien Notes shall only be classified as incurred under Section 6.01(a)(ii)(A). Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount, the payment of interest or dividends in the form of additional Indebtedness with the same terms, the payment of dividends on Disqualified Equity Interests in the form of additional shares of Disqualified Equity Interests of the same class, the accretion of liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an incurrence of Indebtedness or Disqualified Equity Interests for purposes of this covenant. Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness that are otherwise included in the determination of a particular amount of Indebtedness permitted by this covenant shall not be included in the determination of such amount of Indebtedness; provided that the incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this covenant.

(c) For purposes of determining compliance with any dollar-denominated restriction on the incurrence of Indebtedness, the principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed or first incurred (at the Borrower’s election), in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced (plus the aggregate amount of premiums (including reasonable tender premiums), defeasance costs and fees, discounts and expenses in connection therewith).

SECTION 6.02. Liens. (a) The Borrower will not, nor will the Borrower permit any of the Restricted Subsidiaries to, create, incur, assume or permit to exist any Lien on any asset now owned or hereafter acquired by it, except:

(i) (A) Liens created under the Loan Documents, (B) Liens securing the First Lien Notes (or Refinancing Indebtedness in respect thereof); provided that Liens incurred under this subclause (B) are subject to the terms of the ABL/Notes Intercreditor Agreement and the Second Lien Intercreditor Agreement (or an Acceptable Intercreditor Agreement) and (C) Liens securing the Second Lien Notes (or Refinancing Indebtedness in respect thereof); provided that Liens incurred under this subclause (C) are subject to the terms of the Second Lien Intercreditor Agreement or an Acceptable Intercreditor Agreement;

(ii) Permitted Encumbrances;

(iii) any Lien on any asset of the Borrower or any Restricted Subsidiary existing on the Effective Date and to the extent securing Indebtedness or obligations (other than intercompany Indebtedness or obligations) having a principal amount in excess of $5,000,000 individually or $10,000,000 in the aggregate, set forth in Schedule 6.02; provided that (A) such Lien shall not apply to any other asset of the Borrower or any Restricted Subsidiary (other than assets financed by the same financing source in the ordinary course of business and after-acquired property that is affixed or incorporated into the asset(s) covered by such Lien) and (B) such Lien shall secure only those obligations that it secures on the Effective Date and extensions, renewals, replacements and refinancings thereof so long as the principal amount of such extensions, renewals, replacements and refinancings does not exceed the principal amount of the obligations being extended, renewed, replaced or refinanced or, in the case of any such obligations constituting Indebtedness, that are permitted under Section 6.01(a)(iii) as Refinancing Indebtedness in respect thereof;

(iv) any Lien existing on any asset prior to the acquisition thereof by the Borrower or any Restricted Subsidiary or existing on any asset of any Person that becomes a Restricted Subsidiary (or of any Person not previously a Restricted Subsidiary that is merged or consolidated with or into a Restricted Subsidiary in a transaction permitted hereunder) after the Effective Date prior to the time such Person becomes a Restricted Subsidiary (or is so merged or consolidated); provided that (A) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Restricted Subsidiary (or such merger or consolidation), (B) such Lien shall not apply to any other asset of the Borrower or any Restricted Subsidiary (other than (x) assets financed by the same financing source in the ordinary course of business and after-acquired property that is affixed or incorporated into the asset(s) covered by such Lien or otherwise required to be pledged pursuant to the provisions governing such Indebtedness as of the time of the relevant acquisition by the Borrower or any Restricted Subsidiary and (y) in the case of any such merger or consolidation, the assets of any special purpose merger Subsidiary that is a party thereto) and (C) such Lien shall secure only those obligations that it secures on the date of such acquisition or the date such Person becomes a Restricted Subsidiary (or is so merged or consolidated) and extensions, renewals, replacements and refinancings thereof so long as the principal amount of such extensions, renewals and replacements does not exceed the principal amount of the obligations being extended, renewed or replaced or, in the case of any such obligations constituting Indebtedness, that are permitted under Section 6.01(a)(vii) as Refinancing Indebtedness in respect thereof;

(v) Liens on fixed or capital assets acquired, constructed, repaired, replaced or improved (including any such assets made the subject of a Capital Lease Obligation incurred) by the Borrower or any Restricted Subsidiary; provided that (A) such Liens secure Indebtedness incurred to finance such acquisition, construction, repair, replacement or improvement and permitted by clause (vi)(A) of Section 6.01(a) or any Refinancing Indebtedness in respect thereof permitted by clause (vi)(B) of Section 6.01(a), (B) such Liens and the Indebtedness secured thereby are incurred prior to or within 270 days after such acquisition or the completion of such construction, repair, replacement or improvement (provided that this clause (B) shall not apply to any Refinancing Indebtedness permitted by clause (vi)(B) of Section 6.01(a) or any Lien securing such Refinancing Indebtedness), (C) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing, repairing, replacing or improving such fixed or capital asset and in any event, the aggregate principal amount of such Indebtedness does not exceed the amount permitted under the second proviso of Section 6.01(a)(vi) at any time outstanding and (D) such Liens shall not apply to any other property or assets of the Borrower or any Restricted Subsidiary (except assets financed by the same financing source in the ordinary course of business);

(vi) customary rights and restrictions contained in agreements relating to such sale or transfer pending the completion thereof in connection with the sale or transfer of any Equity Interests or other assets in a transaction permitted under Section 6.05;

(vii) any encumbrance or restriction (including put and call arrangements, tag, drag, right of first refusal and similar rights) with respect to Equity Interests of any (A) Restricted Subsidiary that is not a wholly owned Subsidiary or (B) joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(viii) Liens on any cash advances or cash earnest money deposits, escrow arrangements or similar arrangements made by the Borrower or any Restricted Subsidiary in connection with any letter of intent or purchase agreement for an acquisition, disposition or other transaction permitted hereunder;

(ix) Liens on the Collateral securing Permitted Additional Debt; provided that (x) any Liens on ABL Priority Collateral securing such Permitted Additional Debt shall be junior to the Liens on the ABL Priority Collateral securing the Obligations and (y) such Liens shall be subject to the ABL/Notes Intercreditor Agreement, the Second Lien Intercreditor Agreement or an Acceptable Intercreditor Agreement, as appropriate;

(x) Liens granted by a Subsidiary that is not a Loan Party in respect of Indebtedness permitted to be incurred by such Subsidiary under Section 6.01;

(xi) Liens not otherwise permitted by this Section to the extent that the aggregate outstanding principal amount of the obligations secured thereby outstanding under this clause (xi) at any time does not exceed the greater of (x) $200,000,000 and (y) 25.0% of Consolidated EBITDA for the most recently ended Test Period; provided that any such Liens on the ABL Priority Collateral shall rank junior in priority to the Liens securing the Obligations and shall be subject to an Acceptable Intercreditor Agreement;

(xii) [reserved];

(xiii) Liens to secure letters of credit issued pursuant to Section 6.01(a)(xxx); provided that the aggregate amount of Indebtedness secured thereby does not exceed $50,000,000; provided that any such Liens on the ABL Priority Collateral shall rank junior in priority to the Obligations and shall be subject to an Acceptable Intercreditor Agreement;

(xiv) [reserved];

(xv) [reserved];

(xvi) Liens on the Collateral securing Secured Cash Management Obligations, Secured Hedging Obligations and Secured Supply Chain Financing Obligations, in each case as contemplated by this Agreement;

(xvii) Liens on cash and Permitted Investments used to satisfy or discharge Indebtedness pursuant to customary escrow or similar arrangements for a period not to exceed 12 months prior to such satisfaction or discharge; provided such satisfaction or discharge is permitted under the terms of this Agreement at the time such escrow or similar arrangements are established;

(xviii) Liens on Equity Interests of any joint venture or Unrestricted Subsidiary (a) securing obligations of such joint venture or Unrestricted Subsidiary or (b) pursuant to the relevant joint venture agreement or arrangement;

(xix) Liens on cash, Permitted Investments or other marketable securities securing letters of credit of any Loan Party that are cash collateralized on or prior to the Effective Date in an amount of cash, Permitted Investments or other marketable securities with a fair market value of up to 105% of the face amount of such letters of credit being secured; and

(xx) any Liens on cash or deposits granted in favor of any Issuing Bank or Swingline Lender to cash collateralize any Defaulting Lender’s participation in Letters of Credit, Swingline Loans or Protective Advances or other obligations in respect of Letters of Credit, Swingline Loans or Protective Advances, in each case as contemplated by this Agreement;

provided that the expansion of Liens by virtue of accretion or amortization of original issue discount, the payment of dividends in the form of Indebtedness, and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an incurrence of Liens for purposes of this Section 6.02. For purposes of determining compliance with this Section 6.02, (x) a Lien need not be incurred solely by reference to one category of Liens described in this Section 6.02 but may be incurred under any combination of such categories (including in part under one such category and in part under any other such category) and (y) in the event that a Lien (or any portion thereof) meets the criteria of one or more of such categories hereof the Borrower and the Restricted Subsidiaries shall, in their sole discretion, classify or reclassify such Lien (or any portion thereof) solely between and among such categories and, in each case, that would be permitted to be incurred in reliance on the applicable exception as of the date of such reclassification.

SECTION 6.03. Fundamental Changes. (a) The Borrower will not, nor will the Borrower permit any of its Restricted Subsidiaries to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, divide or otherwise dispose of all or substantially all of its properties and assets to any Person or group of Persons (which, for the avoidance of doubt, shall not restrict the change in organizational form), except that:

(i) any Restricted Subsidiary may merge into or consolidate with (A) the Borrower so long as the Borrower shall be the continuing or surviving Person (and continues to be organized under the laws of the same jurisdiction), (B) [reserved] and (C) any other Restricted Subsidiary in a transaction in which the surviving entity is a Restricted Subsidiary and, if any party to such merger or consolidation is a Loan Party, either (x) the continuing or surviving entity is a Loan Party or (y) the acquisition of such Loan Party by such continuing or surviving Person is otherwise permitted under 6.04; provided, that, after giving effect to any such activities under this Section 6.03(a)(i), the Loan Parties are in compliance with the Collateral and Guarantee Requirement to the extent required by Sections 5.12 and 5.13;

(ii) any Restricted Subsidiary may dispose of all or any of its properties and assets in a transaction permitted pursuant to Section 6.05, so long as such disposition does not constitute a disposition of all or substantially all of the properties and assets of the Borrower and the Restricted Subsidiaries taken as a whole;

(iii) any Restricted Subsidiary that is not the Borrower may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the business of the Restricted Group and is not materially disadvantageous to the Lenders; provided that any such merger or consolidation involving a Person that is not a wholly owned Restricted Subsidiary immediately prior to such merger or consolidation shall not be permitted unless it is also permitted by Section 6.04 or 6.05;

(iv) any Restricted Subsidiary may engage in a merger, consolidation, dissolution or liquidation, the purpose of which is to effect an Investment permitted pursuant to Section 6.04 or a disposition permitted pursuant to Section 6.05; and

(v) so long as no Event of Default shall have occurred and be continuing, or would result therefrom, the Borrower may merge or consolidate with (or dispose of all or substantially all of its assets to) any other Person; provided that (A) the Borrower shall be the continuing or surviving Person or (B) if (x) the Person formed by or surviving any such merger or consolidation is not the Borrower, (y) the Borrower has been liquidated into another Person or (z) in connection with a disposition of all or substantially all of the Borrower’s assets, the Person that is the transferee of such assets is not the Borrower (any such Person, a “Successor Borrower”), (1) the Successor Borrower shall be an entity organized or existing under the laws of the United States or any state thereof, (2) (i) the

Successor Borrower shall expressly assume all the obligations of the Borrower under this Agreement and the other Loan Documents to which the Borrower is a party pursuant to a supplement, amendment or restatement hereto or thereto in form reasonably satisfactory to the Administrative Agent and (ii) each Guarantor shall have executed and delivered a customary reaffirmation agreement with respect to its obligations under the Loan Documents in form and substance reasonably satisfactory to the Administrative Agent, (3) at least three Business Days prior to such Successor Borrower becoming the Borrower, (i) the Administrative Agent shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA PATRIOT Act, and (ii) any such Successor Borrower that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall deliver a Beneficial Ownership Certification to any Lender that has requested such certification, in each case, to the extent requested at least seven Business Days prior to such date and (4) if reasonably requested by the Administrative Agent, the Borrower shall have delivered to the Administrative Agent an officer’s certificate and an opinion of counsel, each stating that such merger or consolidation and such supplement, amendment or restatement to this Agreement or any Loan Document comply with this Agreement and with respect to such other customary matters as the Administrative Agent may reasonably request including with respect to the enforceability of the obligations of, and the security interests granted by, the Successor Borrower under this Agreement and the other Loan Documents; provided, further, that if the foregoing are satisfied, the Successor Borrower, will succeed to, and be substituted for, the Borrower under this Agreement and the original Borrower will be released.

(b) The Borrower and the Restricted Subsidiaries, taken as a whole, will not engage to any material extent in any business other than businesses of the type conducted by the Borrower and the Restricted Subsidiaries on the Effective Date if as a result thereof the business conducted by the Borrower and the Restricted Subsidiaries, taken as a whole, would be substantially different from the business conducted by the Borrower and the Restricted Subsidiaries, taken as a whole, on the Effective Date; provided that businesses reasonably related, incidental or ancillary thereto to the business conducted by the Borrower and the Restricted Subsidiaries, taken as a whole, on the Effective Date or reasonable extensions thereof shall be permitted hereunder.

SECTION 6.04. Investments, Loans, Advances, Guarantees and Acquisitions. The Borrower will not, nor will the Borrower permit any Restricted Subsidiary to, make any Investment, except:

(a) Permitted Investments and cash;

(b) investments constituting the purchase or other acquisition (in one transaction or a series of related transactions) of all or substantially all of the property and assets or business of any Person or of assets constituting a business unit, a line of business or division of such Person, or the Equity Interests in a Person that, upon the consummation thereof, will be a Restricted Subsidiary if, after giving effect thereto on a Pro Forma Basis, the Payment Conditions are satisfied;

(c) [reserved];

(d) Investments existing on the Effective Date (or in the case of replacement guarantees to be provided by the Borrower in lieu of previously existing Howmet parent guarantees or any novation to the Borrower of existing Investments of Howmet, within 90 days after the Distribution Date (or such longer period as may be reasonably agreed by the Administrative Agent)) and to the extent having a principal amount in excess of $5,000,000 individually or $10,000,000 in the aggregate (other than with respect to intercompany Investments) set forth on Schedule 6.04 and any modification, replacement, renewal, reinvestment or extension thereof (including any capitalization of intercompany loans to equity);

(e) Investments by the Borrower and the Restricted Subsidiaries in Equity Interests of their respective Restricted Subsidiaries; provided that (i) any such Equity Interests held by a Loan Party in any other Loan Party shall be pledged to the extent required by the definition of the term “Collateral and Guarantee Requirement” and (ii) the making of such Investment by any Loan Party in any Restricted Subsidiary that is not a Loan Party shall not, at the time such Investment is made and after giving effect thereto, cause the Non-Guarantor Investment Basket to be exceeded, provided that if any such investment under this subclause (ii) is made for the purpose of making an investment, loan or advance permitted under another clause of this Section, the amount available under this clause (e) shall not be reduced by the amount of any such investment, loan or advance which reduces the basket under another clause of this Section;

(f) loans or advances made by the Borrower to any Restricted Subsidiary and made by any Restricted Subsidiary to the Borrower or any other Restricted Subsidiary; provided that (i) any such loans and advances made by a Loan Party shall be evidenced, on and after the Effective Date, by the Global Intercompany Note or other promissory notes reasonably acceptable to the Administrative Agent, provided, that with respect to loans and advances made after the Effective Date, evidence of such loans and advances by the Global Intercompany Note or other promissory note shall not be required until 120 days after making of such loan or advance and (ii) the outstanding amount of such loans and advances made by Loan Parties to Restricted Subsidiaries that are not Loan Parties at the time such loans or advances are made, and after giving effect thereto, shall not cause the Non-Guarantor Investment Basket to be exceeded, provided that (x) any Investment by any Loan Party in any Non-Loan Party Restricted Subsidiary using (or in the case of any Guarantee, deemed to be using) the proceeds of Investments, dividends, returns on capital or returns of capital from Restricted Subsidiaries that are not Loan Parties for the purpose of funding such Investment which are received no more than 120 days prior to making such Investment, (y) any intercompany advances made by any Loan Party to any Restricted Subsidiary that is not a Loan Party for the sole purpose of funding (or refunding) payments of interest or principal under intercompany loans owing from such Restricted

Subsidiary to such Loan Party which are paid to such Loan Party either prior to or within 90 days of such advance and (z) any intercompany loans or advances made by the Borrower or by Arconic Finance Hungary Kft (including their respective successors, and any entity that is a Loan Party that performs cash-pooling and cash management activities for the Borrower and its Subsidiaries) to any Restricted Subsidiaries that are not Loan Parties in connection with ordinary course cash management activities and having a term not exceeding 90 days, in each case, shall not be taken into account in the calculation of any restriction or basket set forth in this subclause (ii) (including the Non-Guarantor Investment Basket); provided further that if any such loan or advance under this subclause (ii) is made for the purpose of making an investment, loan or advance permitted under another clause of this Section, the amount available under this clause (f) shall not be reduced by the amount of any such investment, loan or advance which reduces the basket under another clause of this Section, provided further that for the purposes of calculating usage under this subclause (ii) and the Non-Guarantor Investment Basket, the amount of any loan or advance made by any Loan Party to a Restricted Subsidiary that is not a Loan Party shall be reduced dollar-for-dollar by any amounts owed by such Loan Party to such Restricted Subsidiary that is not a Loan Party; provided further that the amount of any Investment, dividend, return on capital, return of capital or other amount applied to increase the aggregate amount of Investments that may be made pursuant to this Section 6.04(f) shall be without duplication of any amount deducted from the calculation of Investments or applied to increase Investment capacity under this Agreement;

(g) Guarantees by the Borrower or any Restricted Subsidiary in respect of Indebtedness permitted under Section 6.01 and in respect of other obligations not otherwise contemplated by this Section 6.04, in each case of the Borrower or any Restricted Subsidiary; provided that any such Guarantees of Indebtedness and such other obligations, in each case of Restricted Subsidiaries that are not Loan Parties by any Loan Party (other than with respect to Cash Management Financing Facilities) shall not, at the time any such Guarantee is provided and after giving effect thereto, cause the Non-Guarantor Investment Basket to be exceeded;

(h) loans or advances to directors, officers, consultants or employees of the Borrower or any Restricted Subsidiary made in the ordinary course of business of the Borrower or such Restricted Subsidiary, as applicable, not exceeding the greater of (x) $20,000,000 and (y) 2.5% of Consolidated EBITDA for the most recently ended Test Period in the aggregate outstanding at any time (determined without regard to any write-downs or write-offs of such loans or advances);

(i) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses of the Borrower or any Restricted Subsidiary for accounting purposes and that are made in the ordinary course of business;

(j) investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment, in each case in the ordinary course of business;

(k) investments in the form of Hedging Agreements permitted by Section 6.07 (including any Back to Back Arrangements);

(l) investments of any Person existing at the time such Person becomes a Restricted Subsidiary or consolidates or merges with the Borrower or any Restricted Subsidiary so long as such investments were not made in contemplation of such Person becoming a Restricted Subsidiary or of such consolidation or merger;

(m) investments resulting from pledges or deposits described in clause (c) or (d) of the definition of the term “Permitted Encumbrance”;

(n) investments made as a result of the receipt of noncash consideration from a sale, transfer, lease or other disposition of any asset in compliance with Section 6.05;

(o) investments that result solely from the receipt by the Borrower or any Restricted Subsidiary from any of its Subsidiaries of a dividend or other Restricted Payment in the form of Equity Interests, evidences of Indebtedness or other securities (but not any additions thereto made after the date of the receipt thereof);

(p) receivables or other trade payables owing to the Borrower or a Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided that such trade terms may include such concessionary trade terms as the Borrower or any Restricted Subsidiary deems reasonable under the circumstances;

(q) mergers and consolidations permitted under Section 6.03 that do not involve any Person other than the Borrower and Restricted Subsidiaries that are wholly owned Restricted Subsidiaries;

(r) Investments in the form of letters of credit, bank guarantees, performance bonds or similar instruments or other creditor support or reimbursement obligations made in the ordinary course of business by the Borrower on behalf of any Restricted Subsidiary and made by any Restricted Subsidiary on behalf of the Borrower or any other Restricted Subsidiary; provided that at the time such letters of credit, bank guarantees, performance bonds or similar instruments or other creditor support or reimbursement obligations are made by Loan Parties on behalf of Restricted Subsidiaries that are not Loan Parties pursuant to this clause (r), and after giving effect thereto, such obligations shall not cause the Non-Guarantor Investment Basket to be exceeded;

(s) Guarantees by the Borrower or any Restricted Subsidiary of leases (other than Capital Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(t) Investments, so long as, after giving effect thereto, the Payment Conditions are satisfied;

(u) other Investments by the Borrower or any Restricted Subsidiary (and loans and advances by the Borrower) in an aggregate amount, as valued at cost at the time each such Investment is made and including all related commitments for future Investments (and the principal amount of any Indebtedness that is assumed or otherwise incurred in connection with such Investment), outstanding under this clause (u) at any time in an aggregate amount not exceeding the greater of (x) $400,000,000 and (y) 50.0% of Consolidated EBITDA for the most recently ended Test Period;

(v) Investments consisting of (i) extensions of trade credit and accommodation guarantees in the ordinary course of business and (ii) loans and advances to customers; provided that the aggregate principal amount of such loans and advances outstanding under this clause (ii) at any time shall not exceed the greater of (x) $15,000,000 and (y) 2.0% of Consolidated EBITDA for the most recently ended Test Period;

(w) [reserved];

(x) Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers in the ordinary course of business;

(y) Investments (A) for utilities, security deposits, leases and similar prepaid expenses incurred in the ordinary course of business and (B) in the form of trade accounts created, or prepaid expenses accrued, in the ordinary course of business;

(z) [reserved];

(aa) customary Investments in connection with Permitted Receivables Facilities;

(bb) Investments in joint ventures and Unrestricted Subsidiaries; provided that at the time of any such Investment on a Pro Forma Basis, the aggregate amount at any time outstanding of all such Investments made in reliance on this clause (bb) shall not exceed the greater of $25,000,000 and 3.5% of Consolidated EBITDA for the most recently ended Test Period;

(cc) Investments in the form of loans or advances made to distributors and suppliers in the ordinary course of business;

(dd) to the extent they constitute Investments, guaranties in the ordinary course of business of the obligations of suppliers, customers, franchisees, lessors and licensees of the Borrower and any Restricted Subsidiary;

(ee) [reserved];

(ff) Investments to the extent that payment for such Investments is made solely with the issuance of Equity Interests (other than Disqualified Equity Interests) of the Borrower; and

(gg) Permitted Bond Hedge Transactions to the extent constituting Investments.

For purposes of this Section 6.04, if any Investment (or a portion thereof) would be permitted pursuant to one or more of the provisions described above and/or one or more of the exceptions contained in this Section 6.04, the Borrower and the Restricted Subsidiaries may divide and classify such Investment (or a portion thereof) in any manner that complies with this covenant and may later divide and reclassify any such Investment so long as the Investment (as so divided and/or reclassified) would be permitted to be made in reliance on the applicable exception as of the date of such reclassification.

SECTION 6.05. Asset Sales. The Borrower will not, nor will the Borrower permit any Restricted Subsidiary to, sell, transfer, lease or otherwise dispose of any asset (other than assets sold, transferred, leased or otherwise disposed of in a single transaction or a series of related transactions with a fair market value of $30,000,000 or less), including any Equity Interest owned by it, nor will the Borrower permit any Restricted Subsidiary to issue any additional Equity Interest in such Restricted Subsidiary (other than issuing directors’ qualifying shares and other than issuing Equity Interests to the Borrower or another Restricted Subsidiary), except:

(a) sales, transfers, leases and other dispositions of (i) inventory, (ii) used, obsolete, damaged, worn out or surplus equipment, (iii) property no longer used, useful or economically practicable to maintain in the conduct of the business of the Borrower and the Restricted Subsidiaries (including IP Rights), (iv) immaterial assets, (v) cash and Permitted Investments, in each case in the ordinary course of business and (vi) charitable donations or contributions, in the ordinary course of business;

(b) sales, transfers, leases and other dispositions to the Borrower or a Restricted Subsidiary; provided that any such sales, transfers, leases or other dispositions involving a Restricted Subsidiary that is not a Loan Party shall, to the extent applicable, be made in compliance with Sections 6.04 and 6.09;

(c) sales, transfers and other dispositions or forgiveness of accounts receivable in connection with the compromise, settlement or collection thereof not as part of any accounts receivables financing transaction (including sales to factors and other third parties);

(d) (i) sales, transfers, leases and other dispositions of assets to the extent that such assets constitute an investment permitted by clause (j), (l) or (n) of Section 6.04 or another asset received as consideration for the disposition of any asset permitted by this Section (in each case, other than Equity Interests in a Restricted Subsidiary, unless all Equity Interests in such Restricted Subsidiary (other than directors’ qualifying shares) are sold) and (ii) sales, transfers, and other dispositions of the Equity Interests of a Restricted Subsidiary by the Borrower or a Restricted Subsidiary to the extent such sale, transfer or other disposition would be permissible as an Investment in a Restricted Subsidiary permitted by Section 6.04(e) or (u);

(e) leases, subleases or license agreements entered into in the ordinary course of business, to the extent that they do not materially interfere with the business of the Borrower or any Restricted Subsidiary;

(f) (i) non-exclusive licenses, sublicenses or other similar grants of IP Rights granted in the ordinary course of business or (ii) other licenses or sublicenses of IP Rights granted in the ordinary course of business, in each case that do not materially interfere with the business of the Borrower or any Restricted Subsidiary;

(g) dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, and transfers of property arising from foreclosure or similar action with regard to, any asset of the Borrower or any Restricted Subsidiary;

(h) dispositions of assets to the extent that (i) such assets are exchanged for credit against the purchase price of similar replacement assets or (ii) the proceeds of such disposition are promptly applied to the purchase price of such replacement assets;

(i) dispositions permitted by Section 6.08;

(j) [reserved];

(k) sales, transfers, leases and other dispositions of assets that are not permitted by any other clause of this Section; provided that all sales, transfers, leases and other dispositions permitted hereby shall be made for fair market value (as determined in good faith by the Borrower), and at least 75% of the consideration from each such sale, transfer, lease or other disposition is in the form of cash or Permitted Investments; provided further that (i) any consideration in the form of Permitted Investments that are disposed of for cash consideration within 30 Business Days after such sale, transfer or other disposition shall be deemed to be cash consideration in an amount equal to the amount of such cash consideration for purposes of this proviso, (ii) any liabilities (as shown on the Borrower’s or such Restricted Subsidiary’s most recent balance sheet provided hereunder or in the footnotes thereto) of the Borrower or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the payment in cash of the Obligations, that are assumed by the transferee with respect to the applicable sale, transfer, lease or other disposition and for which the Borrower and all the Restricted Subsidiaries shall have been validly released by all applicable creditors in writing shall be deemed to be cash consideration in an amount equal to the liabilities so assumed and (iii) any Designated Non-Cash Consideration received by the Borrower or such Subsidiary in respect of such sale, transfer, lease or other disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (iii) that is at that time outstanding, not in excess of $50,000,000, with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash consideration;

(l) [reserved];

(m) sales, transfers or other dispositions of any assets (including Equity Interests) (A) acquired in connection with any acquisition or other investment permitted under Section 6.04, which assets are not used or useful to the core or principal business of the Borrower and the Restricted Subsidiaries and/or (B) made to obtain the approval of any applicable antitrust authority in connection with an acquisition permitted under Section 6.04;

(n) sales, transfers or other dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements; and

(o) to the extent constituting a disposition governed by this Section, the unwinding or early termination or settlement of any Hedging Agreement or any Permitted Bond Hedge Transaction or other option, forward or other derivative contract;

provided that the Borrower shall furnish to the Administrative Agent an updated Borrowing Base Certificate within five Business Days after any sale, transfer, lease or other disposition outside the ordinary course of business in a single transaction or series of related transactions of any ABL Priority Collateral having an aggregate book value in excess of $50,000,000 in the aggregate, prepared after giving effect to such sale or other disposition.

SECTION 6.06. Sale and Leaseback Transactions. The Borrower will not, nor will the Borrower, permit any Restricted Subsidiary to, enter into any arrangement, directly or indirectly (other than intercompany arrangements between or among the Borrower and any other Loan Party or between or among Restricted Subsidiaries that are not Loan Parties), whereby it shall sell or transfer any real property used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, except for any such sale or transfer made in accordance with Section 6.05; provided that, if such sale and leaseback results in a Capital Lease Obligation, such Capital Lease Obligation is permitted by Section 6.01(a)(vi) and any Lien made the subject of such Capital Lease Obligation is permitted by Section 6.02(a)(v).

SECTION 6.07. Hedging Agreements and Commercial Agreements. The Borrower shall not, nor shall the Borrower permit any Restricted Subsidiary to, enter into any Hedging Agreement or Commercial Agreements other than Hedging Agreements (including any Back to Back Arrangements) and Commercial Agreements entered into in the ordinary course of business and not for speculative purposes.

SECTION 6.08. Restricted Payments; Certain Payments of Junior Indebtedness. (a) The Borrower will not, nor will the Borrower permit any Restricted Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:

(i) [reserved];

(ii) any Restricted Subsidiary may declare and pay dividends or make other distributions with respect to its Equity Interests, or make other Restricted Payments in respect of its Equity Interests, in each case ratably to the holders of such Equity Interests;

(iii) [reserved];

(iv) the Borrower may declare and pay dividends with respect to its Equity Interests payable solely in shares of Qualified Equity Interests or Disqualified Equity Interests permitted hereunder;

(v) the Borrower may make Restricted Payments, not exceeding the greater of (A) $30,000,000 and (B) 4.0% of Consolidated EBITDA for the most recently ended Test Period (with unused amounts being carried over to the succeeding fiscal years) during any fiscal year, pursuant to and in accordance with stock option plans or other benefit or stock based compensation plans for directors, officers, consultants or employees of the Borrower and the Restricted Subsidiaries;

(vi) so long as no Default or Event of Default exists or would result therefrom, the Borrower may declare and pay dividends with respect to its Equity Interests and/or repurchase its Equity Interests in an aggregate amount per annum not to exceed the greater of (x) $140,000,000 or (y) 6% of Market Capitalization;

(vii) [reserved];

(viii) the Borrower may make cash payments in lieu of the issuance of fractional shares in connection with the exercise or settlement of any warrants or other option or forward contract with respect to the Borrower’s capital stock or the conversion or exchange of Convertible Indebtedness or other securities convertible into or exchangeable for Equity Interests in the Borrower;

(ix) the Borrower may repurchase Equity Interests upon the exercise of stock options if such Equity Interests represent a portion of the exercise price of such stock options (and related redemption or cancellation of shares for payment of taxes or other amounts relating to the exercise under such stock option or other benefit plans);

(x) concurrently with any issuance of Qualified Equity Interests, the Borrower may redeem, purchase or retire any Equity Interests of the Borrower using the proceeds of, or convert or exchange any Equity Interests of the Borrower for, such Qualified Equity Interests;

(xi) the Borrower may declare and make Restricted Payments in an aggregate amount not to exceed, at the time such Restricted Payments are made and after giving effect thereto, the greater of (x) $50,000,000 and (y) 6.25% of Consolidated EBITDA for the most recently ended Test Period; provided that the Borrower may only make Restricted Payments under this clause (xi) if no Event of Default has occurred and is continuing (or would result therefrom);

(xii) the Borrower may declare and make Restricted Payments in an unlimited amount so long as after giving effect thereto on a Pro Forma Basis, the Payment Conditions are satisfied;

(xiii) [reserved];

(xiv) (i) any non-cash repurchases or withholdings of Equity Interests in connection with the exercise of stock options, warrants or similar rights if such Equity Interests represent a portion of the exercise of, or withholding obligations with respect to, such options, warrants or similar rights (for the avoidance of doubt, it being understood that any required withholding or similar tax related thereto may be paid by the Borrower or any Restricted Subsidiary in cash), and (ii) loans or advances to officers, directors and employees of the Borrower or any Restricted Subsidiary in connection with such Person’s purchase of Equity Interests of the Borrower, provided that no cash is actually advanced pursuant to this clause (ii) other than to pay taxes due in connection with such purchase, unless immediately repaid;

(xv) the Borrower may make payments pursuant to and required under the Tax Matters Agreement in an amount not to exceed the payments required thereunder pursuant to the form thereof provided to the Administrative Agent prior to the Effective Date;

(xvi) the Borrower may make cash payments in connection with any conversion or exchange of Convertible Indebtedness in amount equal to the sum of (i) the principal amount of such Convertible Indebtedness and (ii) the proceeds of any payments received by the Borrower or any of its Restricted Subsidiaries pursuant to the exercise, settlement or termination of any related Permitted Bond Hedge Transaction; and

(xvii) the Borrower may make payments in connection with a Permitted Bond Hedge Transaction (i) by delivery of shares of the Borrower’s Equity Interests upon net share settlement thereof or (ii) by (A) set-off against the related Permitted Bond Hedge Transaction and (B) payment of an early termination amount thereof in common Equity Interests of the Borrower upon any early termination thereof;

(b) The Borrower will not, nor will the Borrower permit any Restricted Subsidiary to, prepay, redeem, purchase or otherwise satisfy any Indebtedness that is unsecured or that is secured by a Lien on all or any portion of the Collateral ranking junior to the Lien on the Collateral securing the Obligations (excluding (x) any obligations owing to the Borrower or any Restricted Subsidiary and (y) the First Lien Notes) (collectively, “Restricted Debt Payments”), except for:

(i) any prepayment, redemption, purchase or other satisfaction of Indebtedness so long as the Payment Conditions are satisfied;

(ii) regularly scheduled interest and principal payments as and when due in respect of any such Indebtedness, other than payments in respect of such Indebtedness prohibited by the subordination provisions thereof;

(iii) refinancings of Indebtedness with the proceeds of other Indebtedness permitted under Section 6.01;

(iv) payments of or in respect of Indebtedness in an amount equal to, at the time such payments are made and after giving effect thereto, (A) the greater of (x) $75,000,000 and (y) 9.5% of Consolidated EBITDA for the most recently ended Test Period;

(v) payments required by the terms of the relevant Indebtedness, which terms are designed solely to ensure such instrument would not be treated, at issuance, as an “applicable high yield discount obligation” within the meaning of Section 163(i) of the Code;

(vi) the conversion of such Indebtedness to, or exchange of such Indebtedness for, Qualified Equity Interests of the Borrower; and

(vii) with respect to the Second Lien Notes, any other payments thereof expressly required by the terms of the Second Lien Notes Indenture as in effect on the date hereof.

For purposes of this Section 6.08, if any Restricted Payment (or a portion thereof) would be permitted pursuant to one or more provisions described above and/or one or more of the exceptions contained in this Section 6.08, the Borrower and the Restricted Subsidiaries may divide and classify such Restricted Payment (or a portion thereof) in any manner that complies with this covenant and may later divide and reclassify (other than with respect to ratio-based baskets, if any) any such Restricted Payment so long as the Restricted Payment (as so divided and/or reclassified) would be permitted to be made in reliance on the applicable exception as of the date of such reclassification.

SECTION 6.09. Transactions with Affiliates. The Borrower will not, nor will the Borrower permit any Restricted Subsidiary to, sell, lease or otherwise transfer any assets to, or purchase, lease or otherwise acquire any assets from, or otherwise engage in any other transactions involving aggregate consideration in excess of $30,000,000 with, any of its Affiliates, except (i) transactions that are at prices and on terms and conditions not less favorable to the Borrower or such Restricted Subsidiary, taken as a whole, than could be obtained on an arm’s-length basis from unrelated third parties, (ii) transactions (A) between or among the Loan Parties not involving any other Affiliate or (B) between or among Restricted Subsidiaries that are not Loan Parties, (iii) advances, equity issuances, repurchases, retirements or other acquisitions or retirements of Equity Interests and other Restricted Payments permitted under Section 6.08 and Investments in Subsidiaries (and in any other Person that is an Affiliate of the Borrower solely by virtue of the Borrower owning, directly or indirectly through one or more Subsidiaries, Equity Interests in such Person and Controlling such person) permitted under Section 6.04 and any other transaction involving the Borrower and the Restricted Subsidiaries permitted under Section 6.03 to the extent such transaction is between the Borrower and one or more Restricted Subsidiaries or between two or more Restricted Subsidiaries or Section 6.05 (to the extent such transaction is not required to be for fair market value thereunder), (iv) the payment of reasonable fees to directors of the Borrower or any Restricted Subsidiary who are not employees of the Borrower or any Restricted Subsidiary, and compensation and employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, officers, consultants or employees of the Borrower or the Restricted Subsidiaries in the ordinary course of business, (v) any issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans approved by the Borrower’s board of directors, (vi) employment and severance arrangements entered into in the ordinary course of business between the Borrower or any Restricted Subsidiary and any employee thereof and approved by the Borrower’s board of directors, (vii) payments made to other Restricted Subsidiaries arising from or in connection with any customary tax consolidation and grouping arrangements and (viii) any transaction that has been approved by a majority of the disinterested directors on the Borrower’s board of directors.

SECTION 6.10. Restrictive Agreements. The Borrower will not, nor will the Borrower permit any Restricted Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Restricted Subsidiary to create, incur or permit to exist any Lien upon any of its assets that are Collateral or required to be Collateral to secure the Obligations or (b) the ability of any Restricted Subsidiary that is not a Loan Party to pay dividends or other distributions with respect to any of its Equity Interests, to make or repay loans or advances to the Borrower or any Loan Party or to transfer any of its properties or assets to the Borrower or any Restricted Subsidiary or to grant Liens on its assets (including Equity Interests) to the Administrative Agent; provided that (i) the foregoing shall not apply to (A) restrictions and conditions imposed by law or by this Agreement, any Spin-Off Document in the form thereof provided to the Administrative Agent prior to the Effective Date, any other Loan Document, any Incremental Facility Amendment, or any document governing Permitted Additional Debt, (B) restrictions and conditions imposed by the First Lien Notes Documents or the Second

Lien Notes Documents as in effect on the Effective Date or any agreement or document evidencing Refinancing Indebtedness in respect of the First Lien Notes Documents or the Second Lien Notes Documents permitted under clause (ix) and clause (ii) of Section 6.01(a), respectively; provided that the restrictions and conditions contained in any such agreement or document taken as a whole are not materially less favorable (as determined by the Borrower in good faith) to the Lenders than the restrictions and conditions imposed by the First Lien Notes Documents or the Second Lien Notes Documents, as the case may be, or restrictions otherwise customary for the relevant type of Indebtedness (which may be in the form of “high-yield-style” notes or term loans), (C) in the case of any Restricted Subsidiary that is not a wholly owned Restricted Subsidiary, restrictions and conditions imposed by its organizational documents or any related joint venture or similar agreements; provided that such restrictions and conditions apply only to such Restricted Subsidiary and to the Equity Interests of such Restricted Subsidiary, (D) customary restrictions and conditions contained in agreements relating to the sale of a Restricted Subsidiary or any assets of the Borrower or any Restricted Subsidiary, in each case pending such sale; provided that such restrictions and conditions apply only to such Restricted Subsidiary or the assets that are to be sold and, in each case, such sale is permitted hereunder, (E) restrictions and conditions existing on the Effective Date and identified on Schedule 6.10 (and any extension or renewal of, or any amendment, modification or replacement of the documents set forth on such schedule that do not expand the scope of, any such restriction or condition in any material respect), (F) restrictions and conditions imposed by any agreement relating to Indebtedness of any Restricted Subsidiary in existence at the time such Restricted Subsidiary became a Restricted Subsidiary and otherwise permitted by clause (vii) of Section 6.01(a) or to any restrictions in any Indebtedness of a Restricted Subsidiary that is not a Loan Party permitted by Section 6.01(a), in each case if such restrictions and conditions apply only to such Restricted Subsidiary and its subsidiaries, (G) customary prohibitions, restrictions and conditions (as determined by the Borrower in good faith) contained in agreements relating to a Permitted Receivables Facility, (H) any encumbrance or restriction under documentation governing other Indebtedness of the Borrower and any Restricted Subsidiaries permitted to be incurred pursuant to Section 6.01, provided that such encumbrances or restrictions will not materially impair (as determined by the Borrower in good faith) (1) the Borrower’s ability to make principal and interest payments hereunder or (2) the ability of the Loan Party to provide any Lien upon any of its assets that are Collateral or required to be Collateral, (I) customary provisions in leases, licenses, sublicenses and other contracts (including non-exclusive licenses and sublicenses of IP Rights) restricting the assignment thereof, (J) restrictions imposed by any agreement relating to secured Indebtedness or other Liens permitted by this Agreement to the extent such restriction applies only to the property securing such Indebtedness or covered by such Liens (and for the avoidance of doubt, excluding any property that constitutes ABL Priority Collateral), (K) restrictions on cash (or Permitted Investments) or other deposits imposed by agreements entered into in the ordinary course of business (or other restrictions on cash or deposits constituting Permitted Encumbrances), (L) customary restrictions contained in leases, subleases, licenses, sublicenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate only to the assets subject thereto, (M) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Borrower or any Restricted Subsidiary and (N)

customary net worth provisions contained in real property leases entered into by Subsidiaries, so long as the Borrower has determined in good faith that such net worth provisions would not reasonably be expected to impair the ability of the Borrower and its Subsidiaries to meet their ongoing obligations; and (ii) clause (a) of the foregoing shall not apply to (A) restrictions and conditions imposed by any agreement relating to secured Indebtedness permitted by clause (vi) of Section 6.01(a) if such restrictions and conditions apply only to the assets securing such Indebtedness and (B) customary provisions in leases and other agreements restricting the assignment thereof.

SECTION 6.11. Amendment of Material Documents, Etc. The Borrower will not, nor will the Borrower permit any of its Restricted Subsidiaries to, amend, modify or waive (i) its certificate of incorporation, bylaws or other organizational documents or (ii) any of the Spin-Off Documents, in each case if the effect of such amendment, modification or waiver would be materially adverse to the interests of the Lenders without the consent of the Required Lenders.

SECTION 6.12. Financial Covenant. During each Covenant Testing Period, the Borrower will not permit the Fixed Charge Coverage Ratio for any period of four consecutive fiscal quarters for which financial statements have been delivered pursuant to Section 5.01(a) or 5.01(b) (commencing with the fiscal quarter most recently ended immediately prior thereto for which financial statements have been delivered pursuant to Section 5.01(a) or 5.01(b)) to be less than 1.00 to 1.00.

SECTION 6.13. Changes in Fiscal Periods. The Borrower will not make any change in fiscal year; provided, however, that the Borrower may, upon written notice to the Administrative Agent, change its fiscal year to any other fiscal year reasonably acceptable to the Administrative Agent, in which case the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders, to make any adjustments to this Agreement that are necessary to reflect such change in fiscal year.

ARTICLE VII

Events of Default

SECTION 7.01. Events of Default. If any of the following events (each such event, an “Event of Default”) shall occur:

(a) the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Section 7.01) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;

(c) any representation or warranty made or deemed made by or on behalf of the Borrower or any Restricted Subsidiary in this Agreement or any other Loan Document, or in any report, certificate or financial statement furnished pursuant to or in connection with this Agreement or any other Loan Document, shall prove to have been incorrect in any material respect when made or deemed made and, to the extent capable of being cured, such incorrect representation or warranty shall remain incorrect for a period of 30 days following written notice thereof from the Administrative Agent to the Borrower;

(d) the Borrower shall (i) fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a), 5.04 (with respect to the existence of the Borrower), 5.11, 5.14 (at any time when a Cash Dominion Period is in effect) or Article VI or (ii) fail to observe or perform any covenant, condition or agreement contained in Section 5.14 at any time when a Cash Dominion Period is not in effect, and such failure shall continue unremedied for a period of three Business Days;

(e) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement or any other Loan Document (other than those specified in clause (a), (b), (c) or (d) of this Section), and such failure shall continue unremedied (i) with respect to Section 5.01(e), for a period of five Business Days (or, if a Cash Dominion Period is in effect, three Business Days), and (ii) with respect to any other covenant, condition or agreement, for a period of 30 days after written notice thereof from the Administrative Agent or any Lender to the Borrower;

(f) the Borrower or any Restricted Subsidiary shall fail to make any payment (whether of principal, interest, premium or otherwise and regardless of amount) in respect of any Material Indebtedness when and as the same shall become due and payable (after giving effect to any applicable grace period under the documentation representing such Material Indebtedness);

(g) any event or condition occurs that results in any Material Indebtedness becoming due or being terminated or required to be prepaid, repurchased, redeemed or defeased prior to its scheduled maturity or that enables or permits (with all applicable grace periods in respect of such event or condition under the documentation representing such Material Indebtedness having expired); the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf, or, in the case of any Hedging Agreement, the applicable counterparty, to cause any Material Indebtedness to become due, or to terminate or require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to (w) any secured Indebtedness that becomes due as a result of the voluntary sale, transfer or other disposition (including as a result of a casualty or condemnation event) of the assets securing such Indebtedness (to the extent such sale, transfer or other disposition is not prohibited under this Agreement), (x) any Indebtedness that becomes due as a result of a voluntary refinancing thereof permitted under Section 6.01, (y) any conversion of, or trigger of conversion rights with respect to, any Convertible Indebtedness in accordance with its terms (whether or not such conversion is to be settled in cash or capital stock or a combination thereof) unless such conversion results from any event of default thereunder or a “change of control”, “fundamental change” or similar occurrence thereunder or (z)

termination events or similar events occurring under any Hedging Agreement (other than a termination event or similar event as to which the Borrower or any of its Restricted Subsidiaries is the defaulting party) that constitutes Material Indebtedness (it being understood that paragraph (f) of this Section 7.01 will apply to any failure to make any payment required as a result of such termination or similar event);

(h) except as otherwise provided in Section 7.02, (i) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (A) liquidation, reorganization or other relief in respect of the Borrower or any Restricted Subsidiary or its debts, or of a substantial part of its assets, under any Federal, State or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (B) the appointment of a receiver, trustee, custodian, sequestrator, conservator, liquidator, administrative receiver, administrator, receiver and manager or similar official for the Borrower or any Restricted Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered or (ii) the Borrower or any Loan Party that is a Material Subsidiary (A) admits publicly its inability to pay its debts as they fall due or (B) has a moratorium declared in relation to any of its Indebtedness;

(i) except as otherwise provided in Section 7.02, the Borrower or any Restricted Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation (other than any liquidation permitted under Section 6.03(a)(iv)), reorganization or other relief under any Federal, State or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Section, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Restricted Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding or (v) make a general assignment for the benefit of creditors;

(j) [reserved];

(k) one or more judgments for the payment of money in an aggregate amount in excess of $100,000,000 (other than any such judgment covered by insurance (other than under a self-insurance program) to the extent a claim therefor has been made in writing and liability therefor has not been denied by the insurer) shall be rendered against the Borrower, any Restricted Subsidiary or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Restricted Subsidiary that are material to the business and operations of the Borrower or any Restricted Subsidiary, taken as a whole, to enforce any such judgment;

(l) an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred and are continuing and remain uncured, would reasonably be expected to result in a Material Adverse Effect;

(m) any Lien purported to be created under any Security Document shall cease to be, or shall be asserted in writing by any Loan Party not to be, a valid and perfected Lien on any material portion of the Collateral, with the priority required by the applicable Security Document, except as a result of (i) permission under any Loan Document (including the sale or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents), (ii) the release thereof as provided in Section 9.14, (iii) the Administrative Agent’s failure to (A) maintain possession of any stock certificate, promissory note or other instrument delivered to it under any Security Document or (B) file Uniform Commercial Code continuation statements (or equivalent statements in any other relevant jurisdiction) or (iv) as to Collateral consisting of Mortgaged Property, to the extent that such losses are covered by a lender’s title insurance policy and such insurer has not denied coverage;

(n) any material Security Document shall cease to be, or shall be asserted in writing by any Loan Party not to be a legal, valid and binding obligation of any Loan Party party thereto, except as expressly permitted hereunder or thereunder or as a result of the release thereof as provided in the applicable Loan Document or Section 9.14;

(o) any Guarantee purported to be created under any Loan Document shall cease to be or shall be asserted in writing by any Loan Party not to be, in full force and effect, except as in accordance with the terms of the Loan Documents (including a result of the release thereof as provided in the applicable Loan Document or Section 9.14); or

(p) a Change in Control shall occur;

then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part (but ratably as among the Classes of Loans and the Loans of each Class at such time outstanding), in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower hereunder, shall become due and payable immediately and (iii) require the deposit of cash collateral in respect of LC Exposure as provided in Section 2.05(i), in each case, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in the case of any event with respect to the Borrower described in clause (h) or (i) of this Section, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower hereunder, shall immediately and automatically become due and payable and the deposit of such cash collateral in respect of LC Exposure shall immediately and automatically become due, in each case, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

SECTION 7.02. Exclusion of Certain Subsidiaries. Solely for the purposes of determining whether a Default has occurred under clause (h) or (i) of Section 7.01, any reference in any such paragraph to any Restricted Subsidiary shall be deemed not to include any Restricted Subsidiary affected by any event or circumstance referred to in such paragraph that is not a Material Subsidiary; provided that (i) if it is necessary to exclude more than one Restricted Subsidiary from clause (h) or (i) of Section 7.01 pursuant to this paragraph in order to avoid a Default, the aggregate consolidated assets of all such excluded Restricted Subsidiaries as of such last day may not exceed 10.0% of the Consolidated Total Assets of the Borrower and the Restricted Subsidiaries and the aggregate consolidated revenues of all such excluded Restricted Subsidiaries for such four fiscal quarter period may not exceed 10.0% of the consolidated revenues of the Borrower and the Restricted Subsidiaries and (ii) in no circumstance shall the Borrower be excluded from clause (h) or (i) of Section 7.01.

ARTICLE VIII

The Administrative Agent

SECTION 8.01. Appointment and Other Matters.

(a) Each of the Lenders and the Issuing Banks hereby irrevocably appoints the entity named as Administrative Agent in the heading of this Agreement and its successors to serve as administrative agent and collateral agent under the Loan Documents and authorizes the Administrative Agent to take such actions and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. In addition, to the extent required under the laws of any jurisdiction other than the United States of America, each of the Lenders and the Issuing Banks hereby grants to the Administrative Agent any required powers of attorney to execute and enforce any Security Document governed by the laws of such jurisdiction on such Lender’s or such Issuing Bank’s behalf. Without limiting the foregoing, each Lender and each Issuing Bank hereby authorizes the Administrative Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the Administrative Agent is a party, and to exercise all rights, powers and remedies that the Administrative Agent may have under such Loan Documents.

(b) In performing its functions and duties hereunder and under the other Loan Documents, the Administrative Agent is acting solely on behalf of the Lenders and the Issuing Banks (except in limited circumstances expressly provided for herein relating to the maintenance of the Register), and its duties are entirely mechanical and administrative in nature. Without limiting the generality of the foregoing:

(i) the Administrative Agent does not assume and shall not be deemed to have assumed any obligation or duty or any other relationship as the agent, fiduciary or trustee of or for any Lender, Issuing Bank or holder of any other obligation other than as expressly set forth herein and in the other Loan Documents, regardless of whether a Default or an Event of Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” (or any similar term) herein or in any other Loan Document with reference to the Administrative Agent is not intended to connote any fiduciary duty or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties); additionally, each Lender agrees that it will not assert any claim against the Administrative Agent based on an alleged breach of fiduciary duty by the Administrative Agent in connection with this Agreement and the transactions contemplated hereby;

(ii) where the Administrative Agent is required or deemed to act as a trustee in respect of any Collateral over which a security interest has been created pursuant to a Loan Document expressed to be governed by the laws of the United States of America, any State thereof or the District of Columbia, the obligations and liabilities of the Administrative Agent to the Secured Parties in its capacity as trustee shall be excluded to the fullest extent permitted by applicable law;

(iii) nothing in this Agreement or any Loan Document shall require the Administrative Agent to account to any Lender for any sum or the profit element of any sum received by the Administrative Agent for its own account.

(c) The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender, a Swingline Lender or an Issuing Bank as any other Lender or Issuing Bank and may exercise the same as though it were not the Administrative Agent. The terms “Issuing Banks”, “Lenders”, “Required Lenders” and any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity as a Lender, Issuing Bank or as one of the Required Lenders, as applicable. The Person serving as Administrative Agent and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders or the Issuing Banks.

(d) The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or to exercise any discretionary power, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents); provided that the Administrative Agent shall not be required to take any action that (i) the Administrative Agent in good faith believes exposes it to liability unless the Administrative Agent receives an indemnification satisfactory to it from the Lenders and the Issuing Banks with respect to such action or (ii) is contrary to this Agreement or any other Loan Document or applicable law, including any action that may be in violation of the automatic stay under any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors; provided, further, that the Administrative Agent may seek clarification or direction from the Required Lenders prior to the exercise of any such instructed action and may refrain from acting until such clarification or direction has been provided, and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower, any Subsidiary or any other Affiliate of any of the foregoing that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity.

(e) The Administrative Agent may perform any of and all its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any of and all their respective duties and exercise their respective rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

(f) In case of the pendency of any proceeding with respect to any Loan Party under any Federal, State or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, the Administrative Agent (irrespective of whether the principal of any Loan or any LC Disbursement shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Exposure and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim under Sections 2.12, 2.13, 2.15, 2.16, 2.17 and 9.03) allowed in such judicial proceeding; and

(ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender, each Issuing Bank and each other Secured Party to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, the Issuing Banks or the other Secured Parties, to pay to the Administrative Agent any amount due to it, in its capacity as the Administrative Agent, under the Loan Documents (including under Section 9.03). Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or Issuing Bank or to authorize the Administrative Agent to vote in respect of the claim of any Lender or Issuing Bank in any such proceeding.

(g) Notwithstanding anything herein to the contrary, the Arrangers shall not have any duties or obligations under this Agreement or any other Loan Document (except in its capacity, as applicable, as a Lender or an Issuing Bank), but all such Persons shall have the benefit of the indemnities provided for hereunder.

(h) The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Banks, and, except solely to the extent of the Borrower’s rights to consent pursuant to and subject to the conditions set forth in this Article, none of the Borrower or any Subsidiary shall have any rights as a third party beneficiary of any such provisions. Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and the Guarantees of the Obligations provided under the Loan Documents, to have agreed to the provisions of this Article.

SECTION 8.02. Administrative Agent’s Reliance, Indemnification, Etc.

(a) Neither the Administrative Agent nor any of its Related Parties shall be (i) liable for any action taken or omitted to be taken by it under or in connection with this Agreement or the other Loan Documents (x) with the consent of or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents) or (y) in the absence of its own gross negligence or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and nonappealable judgment) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party to perform its obligations hereunder or thereunder.

(b) The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof (stating that it is a “notice of default”) is given to the Administrative Agent by the Borrower, a Lender or an Issuing Bank, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in this Agreement or any other Loan Document or the occurrence of any Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of this Agreement or any other Loan Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in Article IV or elsewhere in this Agreement or any other Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent or (vi) the creation, perfection or priority of Liens on the Collateral. Notwithstanding anything herein to the contrary, the Administrative Agent shall not be liable for, or be responsible for any loss, cost or expense suffered by the Borrower, any Subsidiary, any Lender or any Issuing Bank as a result of, any determination of the Revolving Exposure or the component amounts thereof or any portion thereof attributable to each Lender or Issuing Bank, or of the Weighted Average Yield.

(c) Without limiting the foregoing, the Administrative Agent (i) may treat the payee of any promissory note as its holder until such promissory note has been assigned in accordance with Section 9.04, (ii) may rely on the Register to the extent set forth in Section 9.04(b), (iii) may consult with legal counsel (including counsel to the Borrower), independent public accountants and other experts selected by it, and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (iv) makes no warranty or representation to any Lender or Issuing Bank and shall not be responsible to any Lender or Issuing Bank for any statements, warranties or representations made by or on behalf of any Loan Party in connection with this Agreement or any other Loan Document, (v) in determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, may presume that such condition is satisfactory to such Lender or Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or Issuing Bank sufficiently in advance of the making of such Loan or the issuance of such Letter of Credit and (vi) shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any notice, consent, certificate or other instrument or writing (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated by the proper party or parties (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).

SECTION 8.03. Successor Administrative Agent.

(a) Subject to the terms of this paragraph, the Administrative Agent may resign from its capacity as such upon 30 days’ notice of its intent to resign to the Lenders, the Issuing Banks and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrower (which shall not be unreasonably withheld or delayed), to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent, which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed by the Borrower and such successor.

(b) Notwithstanding paragraph (a) of this Section, in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders, the Issuing Banks and the Borrower, whereupon, on the date of effectiveness of such resignation stated in such notice, (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents; provided that, solely for purposes of maintaining any security interest granted to the Administrative Agent under any Security Document for the benefit of the Secured Parties, the retiring Administrative Agent shall continue to be vested with such security interest as collateral agent for the benefit of the Secured Parties, and continue to be entitled to the rights set forth in such Security Document and, in the case of any Collateral in the possession of the Administrative Agent, shall continue to hold such Collateral, in each case until such time as a successor Administrative Agent is appointed and accepts such appointment in accordance with this paragraph (it being understood and agreed that the retiring Administrative Agent shall have no duty or obligation to take any further action under any Security Document, including any action required to maintain the perfection of any such security interest), and (ii) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative

Agent; provided that (A) all payments required to be made hereunder or under any other Loan Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (B) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall also directly be given or made to each Lender and each Issuing Bank. Following the effectiveness of the Administrative Agent’s resignation from its capacity as such, the provisions of this Article and Section 9.03, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent and in respect of the matters referred to in the proviso under clause (i) above.

SECTION 8.04. Acknowledgments of Lenders and Issuing Banks.

(a) Each Lender and each Issuing Bank acknowledges that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and that it has, independently and without reliance upon the Administrative Agent, any Arranger or any other Lender or Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder. Each Lender and each Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Arranger, or any other Lender or Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

(b) Each Lender, by delivering its signature page to this Agreement or delivering its signature page to an Assignment and Assumption or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, this Agreement and each other Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Effective Date.

SECTION 8.05. Collateral Matters.

(a) Except (x) with respect to the exercise of setoff rights of any Lender in accordance with Section 9.08 or (y) with respect to a Secured Party’s right to file a proof of claim in an insolvency proceeding, no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee of the Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent on behalf of the Secured Parties in accordance with the terms thereof.

(b) In furtherance of the foregoing and not in limitation thereof, no arrangements in respect of Cash Management Services the obligations under which constitute Secured Cash Management Obligations, no Hedging Agreement the obligations under which constitute Secured Hedging Obligations and no Supply Chain Financings the obligations under which constitute Secured Supply Chain Financing Obligations will create (or be deemed to create) in favor of any Secured Party that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Loan Party under this Agreement or any other Loan Document. By accepting the benefits of the Collateral, each Secured Party that is a party to any such arrangement in respect of Cash Management Services, Hedging Agreement or Supply Chain Financing shall be deemed to have appointed the Administrative Agent to serve as administrative agent and collateral agent under the Loan Documents and agreed to be bound by the Loan Documents as a Secured Party thereunder, subject to the limitations set forth in this paragraph.

(c) The Secured Parties party hereto irrevocably authorize the Administrative Agent, at its option and in its discretion, to release or subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document and any Acceptable Intercreditor Agreement to the holder of any Lien on such property that is permitted by Section 6.02(a)(v). The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

(d) The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including by accepting some or all of the applicable Collateral in satisfaction of some or all of such Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which a Loan Party is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid by the Administrative Agent at the direction of the Required Lenders on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid, (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles, (ii) each of the Secured Parties’ ratable interests in the Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Required Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 9.02 of this Agreement), (iv) the Administrative Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Obligations which were credit bid, interests, whether as equity, partnership, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (v) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of Obligations credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the applicable Secured Parties pro rata with their original interest in such Obligations and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.

(e) The Lenders and the other Secured Parties party hereto hereby irrevocably authorize and instruct the Administrative Agent to, without any further consent of any Lender or any other Secured Party, enter into the ABL/Notes Intercreditor Agreement and the Second Lien Intercreditor Agreement, and to enter into (or acknowledge and consent to) or amend, renew, extend, supplement, restate, replace, waive or otherwise modify any Acceptable Intercreditor Agreement; provided that the specific consent of counterparties to any Hedging Agreement the obligations under which constitute Secured Hedging Obligations, each provider of Cash Management Services the obligations under which constitute Secured Cash Management Obligations, each Supply Chain Bank in respect of any outstanding Secured Supply Chain Financing Obligations or each Issuing Bank shall be required for any amendment, renewal, extension, supplement, restatement, replacement or waiver to the extent its rights and obligations solely in its capacity as such are materially adversely affected. The Lenders and the other Secured Parties (by acceptance of the benefits of the Security Documents) irrevocably agree that the

ABL/Notes Intercreditor Agreement, the Second Lien Credit Agreement and any Acceptable Intercreditor Agreement entered into by the Administrative Agent shall be binding on the Secured Parties, and each Lender and each of the other Secured Parties hereby agrees that it will take no actions contrary to the provisions of any thereof. The foregoing provisions are intended as an inducement to any provider of any Indebtedness not prohibited by Section 6.01 hereof to extend credit to the Loan Parties and such persons are intended third-party beneficiaries of such provisions.

SECTION 8.06. Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, and the conditions for exemptive relief thereunder are and will continue to be satisfied in connection therewith,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Revolving Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

(c) The Administrative Agent and each Arranger hereby informs the Lenders that each such Person is not undertaking to provide investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments, this Agreement and any other Loan Document, (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

ARTICLE IX

Miscellaneous

SECTION 9.01. Notices. (a) General. Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) of this Section), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax (to the extent fax information is provided below), as follows:

(i) if to the Borrower, to it at c/o Arconic Corporation, 201 Isabella Street, Pittsburgh, PA 15212, Attention: Treasurer (Email: Jason.Secore@arconic.com, David.Crawford@arconic.com, Richard.Xu@arconic.com); with a copy to (which shall not constitute notice), Sullivan & Cromwell LLP, 125 Broad Street, New York, NY 10004, Attention: Ari Blaut (blauta@sullcrom.com);

(ii) if to the Administrative Agent in respect of (i) Borrowings and all other matters, to it at 60 Wall Street, New York, NY 10005, Attention: James Valenti (Email: james.valenti@db.com), (ii) in its capacity as Issuing Bank to it at 60 Wall Street, New York, NY 10005, Attention: James Valenti (Email: james.valenti@db.com), and (iii) in its capacity as Swingline Lender, to it at 60 Wall Street, New York, NY 10005, Attention: James Valenti (Email: james.valenti@db.com);

(iii) if to any Issuing Bank, to it at its address or email address (or fax number) most recently specified by it in a notice delivered to the Administrative Agent and the Borrower (or, in the absence of any such notice, to the address or email address (or fax number) set forth in the Administrative Questionnaire of the Lender that is serving as such Issuing Bank or is an Affiliate thereof); and

(iv) if to any other Lender, to it at its address or email address (or fax number) set forth in its Administrative Questionnaire.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by fax shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications, to the extent provided in paragraph (b) of this Section, shall be effective as provided in such paragraph.

(b) Electronic Communications. Notices and other communications to the Lenders and the Issuing Banks hereunder may be delivered or furnished by electronic communication (including e-mail and Internet and intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices under Article II to any Lender or any Issuing Bank if such Lender or such Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent, the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications or may be rescinded by any such Person by notice to each other such Person.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment) and (ii) notices and other communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefore; provided that, for both clauses (i) and (ii) above, if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c) Change of Address, etc. Any party hereto may change its address or fax number for notices and other communications hereunder by notice to the other parties hereto.

(d) Platform.

(i) The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make any Communications by posting such Communications on Debt Domain, IntraLinks, SyndTrak, ClearPar or any other electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Platform”).

(ii) Although the Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Effective Date, a user ID/password authorization system) and the Platform is secured through a per-deal authorization method whereby each user may access the Platform only on a deal-by-deal basis, each of the Lenders, each of the Issuing Banks and the Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Lender that are added to the Platform, and that there are confidentiality and other risks associated with such distribution. Each of the Lenders, each of the Issuing Banks and the Borrower hereby approves distribution of the Communications through the Platform and understands and assumes the risks of such distribution.

(iii) THE PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR

THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, ANY ARRANGER OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER, ANY ISSUING BANK OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE PLATFORM EXCEPT TO THE EXTENT SUCH DAMAGES ARE FOUND IN A FINAL AND NON-APPEALABLE JUDGMENT OF A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM THE BAD FAITH, WILLFUL MISCONDUCT OR GROSS NEGLIGENCE OF AN APPLICABLE PARTY OR ANY OF ITS RELATED PARTIES.

(iv) Each Lender and each Issuing Bank agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender or Issuing Bank (as applicable) for purposes of the Loan Documents. Each Lender and each Issuing Bank agrees (i) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s or Issuing Bank’s (as applicable) email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.

(v) Each of the Lenders, each of the Issuing Banks and the Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

(vi) Nothing herein shall prejudice the right of the Administrative Agent, any Lender or any Issuing Bank to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

SECTION 9.02. Waivers; Amendments. (a) No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Without limiting the generality of the foregoing, the execution and delivery of this Agreement, the making of a Loan or the issuance, amendment, renewal or extension of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time. No notice or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

(b) Except as provided in Sections 2.14(b), 2.21, 2.22 and 9.02(c), none of this Agreement, any other Loan Document or any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower, the Administrative Agent and the Required Lenders and, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender (it being understood and agreed that a waiver of any Default or Event of Default will not constitute an increase in the Commitment of any Lender), (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, in each case without the written consent of each Lender adversely affected thereby (it being understood and agreed that a waiver of any Default or Event of Default will not constitute a reduction in the principal amount of any Loan), (iii) postpone the scheduled maturity date of any Loan or the required date of reimbursement of any LC Disbursement, or any date for the payment of any interest or fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender adversely affected thereby (it being understood and agreed that a waiver of any Default or Event of Default will not constitute a postponement of the scheduled maturity date of any loan, or the date of any scheduled payment of principal, interest or fees payable hereunder), (iv) change the last sentence of Section 2.08(c), Section 2.18(a), Section 2.18(b), Section 2.18(c) or any other Section hereof or any other Loan Document providing for the ratable treatment of the Lenders, in each case in a manner that would alter the pro rata termination of commitments or sharing of payments required thereby, or change Section 5.02 of the Collateral Agreement in a manner that would alter the priorities or sharing of payments required thereby, in each case without the written consent of each Lender adversely affected thereby, (v) change any of the provisions of this Section or the definition of the term “Required Lenders”, “Supermajority Lenders” or “Majority in Interest” or any other provision of this Agreement or any other Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or otherwise modify any rights thereunder or make any determination or grant any consent thereunder (for the avoidance of doubt, including pursuant to the definition of the term “Permitted Foreign Currency” or the proviso set forth at the end of the first paragraph of Section 9.22), without the written consent of each Lender (or each Lender of such Class, as applicable); provided that, with the consent of the Required Lenders, the provisions of this Section and the definition of the term “Required Lenders”, “Supermajority Lenders” or “Majority in Interest” may be amended to include references to any new class of loans created under this Agreement (or to lenders extending such loans) on substantially the same basis as the corresponding references relating to the existing Classes of Loans or Lenders, (vi) release all or substantially all of the value of the Guarantees provided by the Loan Parties under the Security Documents, in each case without the written consent of each Lender (except as expressly provided in Section 9.14 or the Security Documents (including any such release by the Administrative Agent in connection with any sale or other disposition of any Subsidiary upon the exercise of remedies under the Security Documents)), (vii) release all or substantially all the Collateral or all or substantially all of the ABL Priority Collateral from the Liens of the Security Documents or subordinate the Liens on all or substantially all of the Collateral or all or substantially all of the ABL Priority Collateral, in each case without the written consent of each Lender (except as expressly provided in Section 9.14 or the applicable Security Document (including any such release by the Administrative Agent in connection with any sale or other disposition of the Collateral upon the exercise of remedies under the Security Documents)), (viii) increase the advance rates set forth in the definition of the term “Borrowing Base”, or make any change to the definitions of “Borrowing Base”, “Eligible Accounts” or “Eligible Inventory” (or any component definitions thereof) that would have the effect of increasing the amount of the Borrowing Base, in each case without the consent of the Supermajority Lenders; provided that the Administrative Agent may increase or decrease the amount of, or otherwise modify or eliminate, any Reserves that it implements in its Permitted Discretion in accordance with the terms of this Agreement and in any such case, such change will not be deemed to require any Supermajority Lender or other Lender consent; or (ix) change any provisions of this Agreement or any other Loan Document in a manner that by its terms adversely affects the rights in respect of Collateral securing the obligations owed to, or payments due to, Lenders holding Loans of any Class differently than those holding Loans of any other Class, without the written consent of Lenders representing a Majority in Interest of each affected Class; provided further that (A) no such agreement shall amend, modify, extend or otherwise affect the rights or obligations of the Administrative Agent, any Swingline Lender or any Issuing Bank without the prior written consent of the Administrative Agent, such Swingline Lender or such Issuing Bank, as applicable, (B) any waiver, amendment or other modification of this Agreement that by its terms affects the rights or duties under this Agreement of the Lenders of one or more Classes (but not the Lenders of any other Class) may be effected by an agreement or agreements in writing entered into by the Borrower and the requisite number or percentage in interest of each affected Class of Lenders that would be required to consent thereto under this Section if such Class of Lenders were the only Class of Lenders hereunder at the time (provided that any change that would directly and adversely affect a Class of Lenders hereunder shall require the written consent of the Majority in Interest with respect to each such Class directly and adversely affected thereby) and (C) if the terms of any waiver, amendment or other modification of this Agreement or any other Loan Document provide that any Class of Loans (together with all accrued interest thereon and all accrued fees payable with respect to the Commitments of such Class) will be repaid or paid in full, and the Commitments of such Class (if any) terminated, as a condition to the effectiveness of such waiver, amendment or other modification, then so long as the Loans of such Class (together with such accrued interest and fees) are in fact repaid or paid in full and such Commitments are in fact terminated, in each case prior to or substantially simultaneously with the effectiveness of such amendment, then such Loans and Commitments shall not be included in the determination of the Required Lenders with respect to such amendment. Notwithstanding any of the foregoing, (1) no consent with respect to any waiver, amendment or other modification of this Agreement or any other Loan Document shall be required of any Defaulting Lender, except with respect to any waiver, amendment or other modification referred to in clause (i), (ii) or (iii) of the first proviso of this paragraph and then only in the event such Defaulting Lender shall be affected by such waiver, amendment or other modification, (2) any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by the Borrower and the Administrative Agent (i) to cure any ambiguity, omission, mistake, defect or inconsistency (so long as the Lenders shall have received at least five Business Days prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from (x) the Required Lenders stating that the Required Lenders object to such amendment or (y) if affected by such amendment, any Issuing Bank stating that it objects (in its capacity as an Issuing Bank) to such amendment), (ii) to comply with local law or advice of local counsel, (iii) to cause any guarantee, collateral security document (including Mortgages) or other document to be consistent with this Agreement, the other Loan Documents and each Acceptable Intercreditor Agreement, (iv) to give effect to the provisions of Section 2.14(b) or to amend time periods, minimum amounts and currency exchange rate calculations mechanics with respect to borrowing and payment mechanics for the Revolving Loans and Revolving Commitments solely to the extent necessary to implement a Permitted Foreign Currency or (v) upon a Designated Borrower becoming party hereto, to reflect that there are multiple borrowers party hereto and (3) this Agreement may be amended to provide for Incremental Extensions of Credit in the manner contemplated by Section 2.21 (including, for the avoidance of doubt, to set forth the terms applicable to any FILO Tranche Incremental Revolving Commitments) and the extension of the Revolving Maturity Date as provided in Section 2.22, in each case without any additional consents, and such amendments may effect such changes to the Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to give effect to the existence and the terms of the Incremental Extensions of Credit or the extension of the Revolving Maturity Date, as applicable, and to the extent permitted under the terms of this Agreement, will be effective to amend the terms of this Agreement and the other applicable Loan Documents (including to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other applicable Loan Documents with the other Term Loans and the accrued interest and fees in respect thereof and to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders), in each case, without any further action or consent of any other party to any Loan Document.

(c) In connection with any Proposed Change requiring the consent of all Lenders or all affected Lenders, if the consent of the Required Lenders (and, to the extent any Proposed Change requires the consent of Lenders holding Loans of any Class pursuant to clause (iv) of paragraph (b) of this Section, the consent of a Majority in Interest of the outstanding Loans and unused Commitments of such Class) to such Proposed Change is obtained, but the consent to such Proposed Change of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in paragraph (b) of this Section being referred to as a “Non-Consenting Lender” for purposes of this clause (c)), then the Borrower may, at its sole expense and effort, upon notice to such Non-Consenting Lender and the Administrative Agent, require such Non-Consenting Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) if the Administrative Agent is not such Non-Consenting Lender, the Borrower shall have received the prior written consent of the Administrative Agent (and, if a Revolving Commitment is being assigned, each Issuing Bank and each Swingline Lender), which consent shall not unreasonably be withheld or delayed, (ii) such Non-Consenting Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, Swingline Loans and Protective Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder (with such assignment being deemed to be an optional prepayment for purposes of determining the applicability of such Section) from the assignee (in the case of such principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (iii) the Borrower or such assignee shall have paid to the Administrative Agent the processing and recordation fee specified in Section 9.04(b), (iv) such assignment does not conflict with applicable law and (v) the assignee shall have given its consent to such Proposed Change and, as a result of such assignment and delegation and any contemporaneous assignments and delegations and consents, such Proposed Change can be effected. Any assignment required pursuant to this Section 9.02(c) may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee, and the Lender required to make such assignment shall not be required to be a party to such Assignment and Assumption.

(d) Notwithstanding anything herein to the contrary, the Administrative Agent may, without the consent of any Secured Party, consent to a departure by any Loan Party from any covenant of such Loan Party set forth in this Agreement or any Security Document to the extent such departure is consistent with the authority of the Administrative Agent set forth in the definition of the term “Collateral and Guarantee Requirement”.

(e) The Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute waivers, amendments or other modifications on behalf of such Lender. Any waiver, amendment or other modification effected in accordance with this Section, shall be binding upon each Person that is at the time thereof a Lender and each Person that subsequently becomes a Lender.

SECTION 9.03. Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay (i) all reasonable, documented and invoiced out-of-pocket expenses incurred by the Administrative Agent, the Arrangers and their respective Affiliates (without duplication), including the reasonable fees and documented charges and disbursements of a single primary counsel and to the extent reasonably determined by the Administrative Agent to be necessary, one local counsel in each appropriate jurisdiction, in connection with the structuring, arrangement and syndication of the credit facilities provided for herein and any credit or similar facility refinancing or replacing, in whole or in part, any of the credit facilities provided for herein, as well as the preparation, negotiation, execution, delivery and administration of this Agreement, the other Loan Documents or any waiver, amendments or modifications of the provisions hereof or thereof (including all such expenses incurred in connection with inventory appraisals, field examinations and collateral monitoring (subject to the limitations set forth in Section 5.09(b)), (ii) all reasonable, documented and invoiced out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable, documented and invoiced out-of-pocket expenses incurred by the Administrative Agent, any Issuing Bank, any Lender or any Arranger, including the reasonable, documented and invoiced fees, charges and disbursements of counsel for any of the foregoing, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) The Borrower shall indemnify the Administrative Agent, the Arrangers, the Lenders, the Issuing Banks and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”), against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, liabilities and related expenses (including the reasonable and documented fees, charges and disbursements of one firm of counsel for all such Indemnitees, taken as a whole, and, if reasonably necessary, of a single firm of local counsel in each appropriate jurisdiction (which may include a single firm of special counsel acting in multiple jurisdictions) for all such Indemnitees, taken as a whole (and, in the case of an actual or perceived conflict of interest where the Indemnitee affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected Indemnitee and, if reasonably necessary, of another firm of local counsel in each appropriate jurisdiction (which may include a single firm of special counsel acting in multiple jurisdictions) for such affected Indemnitee)), incurred by or asserted against such Indemnitees arising out of, in connection with or as a result of any actual or prospective claim, litigation, investigation or proceeding relating to (i) the structuring, arrangement and syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement, the other Loan Documents or any other agreement or instrument contemplated hereby or thereby, the performance by the parties to this Agreement or the other Loan Documents of their respective obligations hereunder or thereunder or the consummation of the Transactions or any other transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit) or (iii) any actual or alleged presence or Release of Hazardous Materials on, at, to or from any Mortgaged Property or any other property currently or formerly owned or operated by the Borrower or any Subsidiary, or any other Environmental Liability related in any way to the Borrower or such Subsidiary, in each case, whether based on contract, tort or any other theory and whether initiated against or by any party to this Agreement or any other Loan Document, any Affiliate of any of the foregoing or any third party (and regardless of whether any Indemnitee is a party thereto); provided that the foregoing indemnity shall not, as to any Indemnitee, apply to any losses, claims, damages, liabilities or related expenses to the extent they are found in a final and non-appealable judgment of a court of competent jurisdiction to have resulted from (A) the bad faith, willful misconduct or gross negligence of such Indemnitee, (B) a claim brought by the Borrower or any Subsidiary against such Indemnitee for material breach of such Indemnitee’s obligations under this Agreement or any other Loan Document or (C) a proceeding that does not involve an act or omission by the Borrower or any of its Affiliates and that is brought by an Indemnitee against any other Indemnitee (other than a proceeding that is brought against the Administrative Agent or any other agent or any Arranger in its capacity or in fulfilling its roles as an agent or arranger hereunder or any similar role with respect to the Indebtedness incurred or to be incurred hereunder). This paragraph shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim.

(c) To the extent that the Borrower fails to indefeasibly pay any amount required to be paid by it under paragraph (a) or (b) of this Section to the Administrative Agent, any Issuing Bank, any Swingline Lender or any Related Party of any of the foregoing (and without limiting its obligation to do so), each Lender severally agrees to pay to the Administrative Agent, such Issuing Bank, such Swingline Lender or such Related Party, as applicable, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (it being understood and agreed that the Borrower’s failure to pay any such amount shall not relieve the Borrower of any default in the payment thereof); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as applicable, was incurred by or asserted against the Administrative Agent, such Issuing Bank or such Swingline Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent or any Issuing Bank in connection with such capacity. For purposes of this Section, a Lender’s “pro rata share” shall be determined by its share of the sum of the total Revolving Exposure and unused Revolving Commitments, in each case at that time. The obligations of the Lenders under this paragraph are subject to the last sentence of Section 2.02(a) (which shall apply mutatis mutandis to the Lenders’ obligations under this paragraph).

(d) To the fullest extent permitted by applicable law, (i) the Borrower shall not assert, or permit any of its Affiliates or Related Parties to assert, and hereby waives, any claim against any Indemnitee for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet), except to the extent such damages are found in a final and non-appealable judgment of a court of competent jurisdiction to have resulted from the bad faith, willful misconduct or gross negligence of any Indemnitee or Related Party of any Indemnitee or (ii) neither any Indemnitee nor any other party to this Agreement or any other Loan Document shall be liable for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided that nothing in this clause (ii) shall limit the expense reimbursement and indemnification obligations of the Borrower set forth in paragraphs (a) and (b) of this Section 9.03.

(e) All amounts due under this Section shall be payable promptly after written demand therefor.

SECTION 9.04. Successors and Assigns. (a) General. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign, delegate or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and (ii) no Lender may assign, delegate or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section), the Arrangers and, to the extent expressly contemplated hereby, the Related Parties of any of the Administrative Agent, any Arranger, any Issuing Bank and any Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign and delegate to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent of (A) the Borrower (such consent not to be unreasonably withheld or delayed); provided that no consent of the Borrower shall be required (1) for assignments of Commitments or Loans to another Lender, an Affiliate of a Lender or an Approved Fund and (2) if an Event of Default of the type set forth in Section 7.01(a), (b), (h) or (i) has occurred and is continuing, for any other assignment and delegation; provided further that the Borrower shall be deemed to have consented to an assignment unless it shall object thereto by written notice to the Administrative Agent within ten Business Days after having received notice thereof, (B) the Administrative Agent (such consent not to be unreasonably withheld or delayed), (C) each Issuing Bank (such consent not to be unreasonably withheld or delayed) and (D) each Swingline Lender (such consent not to be unreasonably withheld or delayed).

(ii) Assignments and delegations shall be subject to the following additional conditions: (A) except in the case of an assignment and delegation to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment and delegation of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment and delegation (determined as of the trade date specified in the Assignment and Assumption with respect to such assignment and delegation or, if no trade date is so specified, as of the date the Assignment and Assumption with respect to such assignment and delegation is delivered to the Administrative Agent) shall not be less than $5,000,000 (treating contemporaneous assignments by or to two or more Approved Funds as a single assignment for purposes of such minimum transfer amount), unless each of the Borrower and the Administrative Agent otherwise consents (such consent not to be unreasonably withheld or delayed); provided that no such consent of the Borrower shall be required if an Event of Default of the type set forth in Section 7.01(a), (b), (h) or (i) has occurred and is continuing, (B) each partial assignment and delegation shall be made as an assignment and delegation of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause (B) shall not be construed to prohibit the assignment and delegation of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans, (C) the parties to each assignment and delegation shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that (1) the Administrative Agent may waive or reduce such fee in its sole discretion and (2) with respect to any assignment and delegation pursuant to Section 2.19(b) or 9.02(c), the parties hereto agree that such assignment and delegation may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee and that the Lender required to make such assignment and delegation need not be a party thereto, and (D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent any tax forms required by Section 2.17(f) and an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain MNPI) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable law, including Federal, State and foreign securities laws. Notwithstanding anything to the contrary herein, assignments between Goldman Sachs Bank USA and Goldman Sachs Lending Partners LLC shall not require consent of or prior notice to any party hereunder; provided that such entities shall promptly notify the Administrative Agent upon the effectiveness of any such assignment.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(v) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned and delegated by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned and delegated by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of (and subject to the obligations and limitations of) Sections 2.15, 2.16, 2.17 and 9.03 and to any fees payable hereunder that have accrued for such Lender’s account but have not yet been paid). Any assignment, delegation or other transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 9.04(c).

(iv) The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and, as to entries pertaining to it, any Issuing Bank or any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon receipt by the Administrative Agent of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire and any tax forms required by Section 2.17(f) (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment and delegation required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that the Administrative Agent shall not be required to accept such Assignment and Assumption or so record the information contained therein if the Administrative Agent reasonably believes that such Assignment and Assumption lacks any written consent required by this Section or is otherwise not in proper form, it being acknowledged that the Administrative Agent shall have no duty or obligation (and shall incur no liability) with respect to obtaining (or confirming the receipt) of any such written consent or with respect to the form of (or any defect in) such Assignment and Assumption, any such duty and obligation being solely with the assigning Lender and the assignee. No assignment or delegation shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph and, following such recording, unless otherwise determined by the Administrative Agent (such determination to be made in the sole discretion of the Administrative Agent, which determination may be conditioned on the consent of the assigning Lender and the assignee), shall be effective notwithstanding any defect in the Assignment and Assumption relating thereto. Each assigning Lender and the assignee, by its execution and delivery of an Assignment and Assumption, shall be deemed to have represented to the Administrative Agent that all written consents required by this Section with respect thereto (other than the consent of the Administrative Agent) have been obtained and that such Assignment and Assumption is otherwise duly completed and in proper form, and each assignee, by its execution and delivery of an Assignment and Assumption, shall be deemed to have represented to the assigning Lender and the Administrative Agent that such assignee is an Eligible Assignee.

(vi) The words “execution”, “signed”, “signature” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as applicable, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act or any other similar State laws based on the Uniform Electronic Transactions Act.

(c) Participations. Any Lender may, without the consent of the Borrower, the Administrative Agent, any Issuing Bank or any Swingline Lender, sell participations to one or more Eligible Assignees (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitments and Loans of any Class); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations (C) the Borrower, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (D) the Participant will under no circumstances (x) be subrogated to, or substituted in respect of, the Lender’s claims under this Agreement and (y) have otherwise any contractual relationship with, or rights against, the Borrower under or in relation to this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clause (i), (ii), (iii), (vi) or (vii) in the first proviso to Section 9.02(b) that affects such Participant or requires the approval of all the Lenders. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the requirements and limitations therein, including the requirements under Section 2.17(f) (it being understood and agreed that the documentation required under Section 2.17(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment and delegation pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 2.18 and 2.19 as if it were an assignee under paragraph (b) of this Section and (B) shall not be entitled to receive any greater payment under Section 2.15 or 2.17, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.19(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.18(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement or any other Loan Document (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under this Agreement or any other Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d) Certain Pledges. Any Lender may, without the consent of the Borrower, the Administrative Agent, any Issuing Bank or any Swingline Lender, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (other than to a natural person) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any other “central” bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e) [Reserved].

(f) Disqualified Institutions. The Administrative Agent (i) shall have no obligation with respect to, and shall bear no responsibility or liability for, the ascertaining, monitoring, inquiring or enforcing of the list of Persons who are Disqualified Institutions (or any provisions relating thereto) at any time, and shall have no liability with respect to or arising out of any assignment or participation of any Loans to any Disqualified Institution and (ii) may share a list of Persons who are Disqualified Institutions with any Lender, Participant, or any prospective assignee or Participant, upon request. Notwithstanding anything to the contrary set forth in this Agreement, if the Borrower consents in writing to an Assignment and Assumption to any Person or to otherwise permit any Person to become a Lender or Participant hereunder, such Person shall not be considered a Disqualified Institution, whether or not they would otherwise be considered a Disqualified Institution pursuant to this Agreement.

SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Loan Parties in this Agreement and the other Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the other Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Arrangers, any Issuing Bank, any Lender or any Affiliate of any of the foregoing may have had notice or knowledge of any Default or incorrect representation or warranty at the time this Agreement or any other Loan Document is executed and delivered or any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any LC Exposure is outstanding and so long as the Commitments have not expired or terminated. Notwithstanding the foregoing or anything else to the contrary set forth in this Agreement or any other Loan Document, in the event that, in connection with the refinancing or repayment in full of the credit facilities provided for herein, an Issuing Bank shall have provided to the Administrative Agent a written consent to the release of the Revolving Lenders from their obligations hereunder with respect to any Letter of Credit issued by such Issuing Bank (whether as a result of the obligations of the Borrower (and any other account party) in respect of such Letter of Credit having been collateralized in full by a deposit of cash with such Issuing Bank, or being supported by a letter of credit that names such Issuing Bank as the beneficiary thereunder, or otherwise), then from and after such time such Letter of Credit shall cease to be a “Letter of Credit” outstanding hereunder for all purposes of this Agreement and the other Loan Documents, and the Revolving Lenders shall be deemed to have no participations in such Letter of Credit, and no obligations with respect thereto, under Section 2.05(d) or 2.05(e). The provisions of Sections 2.15, 2.16, 2.17, 2.18 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment or prepayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06. Counterparts; Integration; Effectiveness. (a) This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent or the syndication of the Loans and Commitments constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile transmission or other electronic imaging shall be effective as delivery of a manually executed counterpart of this Agreement.

(b) The words “execution”, “signed”, “signature”, “delivery” and words of like import in or relating to any document to be signed in connection with this Agreement or any other Loan Document and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act or any other similar State laws based on the Uniform Electronic Transactions Act. Each of the parties hereto represents and warrants to each other party that it has the corporate capacity and authority to execute this Agreement and the other Loan Documents to which it is a party through electronic means and there are no restrictions for doing so in that party’s constitutive documents. Without limiting the generality of the foregoing, each party hereto hereby (i) agrees that, for all purposes, including in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders and the Loan Parties, electronic images of this Agreement or any other Loan Documents (in each case, including with respect to any signature pages thereto) shall have the same legal effect, validity and enforceability as any paper original, and (ii) waives any argument, defense or right to contest the validity or enforceability of the Loan Documents based solely on the lack of paper original copies of any Loan Documents, including with respect to any signature pages thereto.

SECTION 9.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each Issuing Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) or other amounts at any time held and other obligations (in whatever currency) at any time owing by such Lender or such Issuing Bank to or for the credit or the account of the Borrower against any of and all the obligations then due of the Borrower now or hereafter existing under this Agreement held by such Lender or such Issuing Bank, irrespective of whether or not such Lender or such Issuing Bank shall have made any demand under this Agreement and although such obligations of the Borrower are owed to a branch or office of such Lender or such Issuing Bank different from the branch or office holding such deposit or obligated on such Indebtedness. Each Lender and each Issuing Bank agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give or any delay in giving such notice shall not affect the validity of any such setoff and application under this Section. The rights of each Lender and each Issuing Bank under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or such Issuing Bank may have.

SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement and the transactions contemplated hereby shall be governed by, and construed in accordance with, the law of the State of New York.

(b) The Borrower irrevocably and unconditionally agrees that it will not, and will not permit any controlled Subsidiary to, commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Lender, any Issuing Bank or any Related Party of any of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of such courts and agrees that all claims in respect of any action, litigation or proceeding shall be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such Federal court. Each party hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, any Lender or any Issuing Bank may otherwise have to bring any action, litigation or proceeding relating to this Agreement or any other Loan Document against any Loan Party or any of its properties in the courts of any jurisdiction.

(c) Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action, litigation or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12. Confidentiality. Each of the Administrative Agent, the Lenders and the Issuing Banks agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Related Parties, including accountants, legal counsel and other agents and advisors, it being understood and agreed that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential and any failure of such Persons acting on behalf of the Administrative Agent, any Issuing Bank or the relevant Lender to comply with this Section 9.12 shall constitute a breach of this Section 9.12 by the Administrative Agent, such Issuing Bank or the relevant Lender, as applicable, (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority or central bank, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (provided, that to the extent practicable and permitted by law, the Borrower has been notified prior to such disclosure so that the Borrower may seek, at the Borrower’s sole expense, a protective order or other appropriate remedy), (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under this Agreement or any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, provided that each Lender and the Administrative Agent shall use commercially reasonable efforts to ensure that such Information is kept confidential in connection with the exercise of such remedies (f) subject to an agreement containing confidentiality undertakings substantially similar to those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its Related Parties) to any Hedging Agreement relating to the Borrower or any Subsidiary and its obligations hereunder or under any other Loan Document, (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided for herein or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the credit facilities provided for herein, (h) with the consent of the Borrower, (i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender or any Issuing Bank or any Affiliate of any of the foregoing on a non-confidential basis from a source other than the Borrower or any Subsidiary, which source is not known by the recipient of such information to be subject to a confidentiality obligation or (j) to any credit insurance provider relating to the Borrower or its Obligations. For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or their businesses, other than any such information that is available to the Administrative Agent, any Lender or any Issuing Bank on a nonconfidential basis prior to disclosure by the Borrower. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 9.13. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan or participation in any LC Disbursement, together with all fees, charges and other amounts that are treated as interest on such Loan or LC Disbursement or participation therein under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender or Issuing Bank holding such Loan or LC Disbursement or participation therein in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan or LC Disbursement or participation therein but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender or Issuing Bank in respect of other Loans or LC Disbursements or participation therein or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender or Issuing Bank.

SECTION 9.14. Release of Liens and Guarantees. Subject to the reinstatement provisions set forth in any applicable Security Document, a Loan Party shall automatically be released from its obligations under the Loan Documents, and all security interests created by the Security Documents in Collateral owned by such Loan Party shall be automatically released, upon the consummation of any transaction permitted by this Agreement as a result of which such Loan Party ceases to be a Restricted Subsidiary or becomes an Excluded Subsidiary (or in case of any Designated Subsidiary, when the Borrower elects that any Designated Subsidiary cease to be Designated Subsidiary and such Designated Subsidiary would otherwise constitute an Excluded Subsidiary); provided that (a) immediately before and after such election with respect to a Designated Subsidiary, no Default or Event of Default shall have occurred and be continuing or would result from such designation, (b) all Indebtedness, Liens and Investments of such Subsidiary, and all Investments by the Borrower and the Restricted Subsidiaries in such Subsidiary, in each case, at the time of such election, shall comply with the provisions of Article VI after giving effect to such election and such Restricted Subsidiary ceasing to be a Loan Party, in each case as though incurred or made at such time and (c) the Borrower shall have delivered an officer’s certificate certifying as to the foregoing; provided further that, if so required by this Agreement, the Required Lenders (or if applicable, the Lenders) shall have consented to such transaction and the terms of such consent shall not have provided otherwise. Upon any sale, transfer or other disposition by any Loan Party (other than to the Borrower or any other Loan Party) of any Collateral in a transaction permitted under this Agreement (including such sale, transfer or other disposition under or in connection with Permitted Receivables Facilities), or upon the effectiveness of any written consent to the release of the security interest created under any Security Document in any Collateral pursuant to Section 9.02, the security interests in such Collateral created by the Security Documents shall be automatically released. Upon the release of any Loan Party from its Guarantee in compliance with this Agreement, the security interest in any Collateral owned by such Loan Party created by the Security Documents shall be automatically released. Upon the designation of a Restricted Subsidiary as an Unrestricted Subsidiary in compliance with this Agreement, the security interest created by the Security Documents in the Equity Interests of such Unrestricted Subsidiary shall be automatically released. On the date on which all (1) Obligations have been paid in full in cash (other than (w) Secured Hedging Obligations not yet due and payable, (x) Secured Cash Management Obligations not yet due and payable, (y) Secured Supply Chain Financing Obligations not yet due and payable and (z) contingent indemnification obligations not yet accrued and payable) and (2) all Letters of Credit have expired or been terminated (other than Letters of Credit that have been cash collateralized or backstopped in an amount, by an institution and otherwise pursuant to arrangements reasonably satisfactory to the applicable Issuing Bank), all obligations under the Loan Documents and all security interests under the Security Documents shall be automatically released. In connection with any termination or release pursuant to this Section 9.14 or in connection with any Collateral becoming Excluded Property, the Administrative Agent shall execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to file or register in any office, or to evidence, such termination or release, or, in the case of

Collateral becoming Excluded Property, to effect, to file or register in any office, or to evidence the release of any security interest created by the Security Documents in such assets. Any execution and delivery of documents pursuant to this Section shall be without recourse to or warranty by the Administrative Agent. Each of the Secured Parties irrevocably authorizes the Administrative Agent, at its option and in its discretion, to effect the releases set forth in this Section.

SECTION 9.15. USA PATRIOT Act Notice. Each Lender, each Issuing Bank and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Loan Party that, pursuant to the requirements of the USA PATRIOT Act and the requirements of the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender, such Issuing Bank or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the USA PATRIOT Act and the Beneficial Ownership Regulation, and each Loan Party agrees to provide such information from time to time to such Lender, such Issuing Bank and the Administrative Agent, as applicable.

SECTION 9.16. No Fiduciary Relationship. The Borrower, on behalf of itself and its subsidiaries, agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, the Borrower, the Subsidiaries and their respective Affiliates, on the one hand, and the Administrative Agent, the Arrangers, the Lenders, the Issuing Banks and their respective Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Administrative Agent, the Arrangers, the Lenders, the Issuing Banks or their respective Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications. The Administrative Agent, the Arrangers, the Lenders, the Issuing Banks and their respective Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of the Borrower, the Subsidiaries and their respective Affiliates, and none of the Administrative Agent, the Arrangers, the Lenders, the Issuing Banks or any of their respective Affiliates has any obligation to disclose any of such interests to the Borrower, the Subsidiaries or any of their respective Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it or any of its Affiliates may have against the Administrative Agent, the Arrangers, the Lenders, the Issuing Banks or any of their respective Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

SECTION 9.17. Non-Public Information. (a) Each Lender acknowledges that all information, including requests for waivers and amendments, furnished by the Borrower or the Administrative Agent pursuant to or in connection with, or in the course of administering, this Agreement will be syndicate-level information, which may contain MNPI. Each Lender represents to the Borrower and the Administrative Agent that (i) it has developed compliance procedures regarding the use of MNPI and that it will handle MNPI in accordance with such procedures and applicable law, including Federal, State and foreign securities laws, and (ii) it has identified in its Administrative Questionnaire a credit contact who may receive information that may contain MNPI in accordance with its compliance procedures and applicable law, including Federal, State and foreign securities laws.

(b) The Borrower and each Lender acknowledge that, if information furnished by the Borrower pursuant to or in connection with this Agreement is being distributed by the Administrative Agent through the Platform, (i) the Administrative Agent may post any information that the Borrower has indicated as containing MNPI solely on that portion of the Platform as is designated for Lenders’ employees and representatives willing to receive such MNPI (such employees and representatives, “Private-Siders”); and (ii) if the Borrower has not indicated whether any information furnished by it pursuant to or in connection with this Agreement contains MNPI, the Administrative Agent reserves the right to post such information solely on that portion of the Platform as is designated for Private-Siders. The Borrower agrees to clearly designate all information provided to the Administrative Agent by or on behalf of the Borrower that is suitable to be made available to Lenders’ public-side employees and representatives who do not wish to receive MNPI (such employees and representatives, “Public-Siders”), and the Administrative Agent shall be entitled to rely on any such designation by the Borrower without liability or responsibility for the independent verification thereof.

SECTION 9.18. Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

SECTION 9.19. Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from the Borrower in the Agreement Currency, the Borrower agree, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable law).

SECTION 9.20. Cashless Settlement. Notwithstanding anything to the contrary contained in this Agreement, any Lender may exchange, continue or rollover all or a portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, the Administrative Agent and such Lender.

SECTION 9.21. Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedging Agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

SECTION 9.22. Designated Borrowers. A Subsidiary listed on Schedule 1.03 may become a Designated Borrower by (x) delivery to the Administrative Agent of a Designated Borrower Joinder executed by such Subsidiary and the Borrower and approved by the Administrative Agent in accordance with the next sentence and (y) compliance with the other provisions of this Section 9.22 and thereupon such Subsidiary shall for all purposes of this Agreement be a party to and a Designated Borrower under this Agreement and the other Loan Documents. The Administrative Agent may, to the extent reasonable, condition such approval on the receipt of information required by law, customary closing opinions and certificates, and the satisfaction of other reasonable and customary documentary conditions, in each case, no more burdensome with respect to the Designated Borrower than those set forth in Section 4.01 with respect to the Borrower. Schedule 1.03 may be supplemented by the Borrower by written notice to the Administrative Agent, from time to time to add Subsidiaries that may become additional Designated Borrowers so long as any such Designated Borrower is reasonably satisfactory to the Administrative Agent. A Subsidiary listed on Schedule 1.03 shall become a Designated Borrower upon delivery of the Designated Borrower Joinder described above if:

(a) the Borrower shall have provided at least ten (10) Business Days’ written notice to the Administrative Agent of its intention to have a Person listed on Schedule 1.03 become a Designated Borrower (which notice shall specify the name of such Designated Borrower and its jurisdiction of organization) (with the Administrative Agent hereby agreeing to promptly furnish any such notice received from the Borrower to each Lender);

(b) if the requirements applicable to a Designated Borrower contained in the definition of “Designated Borrower” are satisfied; and

(c) at least three (3) Business Days prior to the date such Subsidiary becomes a Designated Borrower, (i) the Administrative Agent shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA PATRIOT Act, and (ii) any such Subsidiary that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall deliver a Beneficial Ownership Certification to any Lender that has requested such certification at least seven (7) Business Days in advance of such Subsidiary becoming a Designated Borrower;

provided, that if prior thereto, in the case of a Subsidiary that is a Foreign Subsidiary, the Administrative Agent shall have received written notice from any Lender that it is unlawful under Federal or applicable state or foreign law for such Lender to make Loans or otherwise extend credit to or do business with such Subsidiary, directly or through a Lender Affiliate, as provided herein (a “Notice of Objection”), in which case such Designated Borrower Joinder shall not become effective until such time as such Lender withdraws such Notice of Objection or ceases to be a Lender hereunder.

Upon the execution by the Borrower and delivery to the Administrative Agent of a Designated Borrower Termination with respect to any Designated Borrower, such Domestic Subsidiary shall cease to be a Designated Borrower; provided that (a) immediately before and after giving effect to such Designated Borrower Termination, no Default or Event of Default shall have occurred and be continuing or would result therefrom and (b) no Designated Borrower Termination shall be effective as to any Designated Borrower (other than to terminate its right to borrow additional Revolving Loans under this Agreement) at any time when any principal of or interest on any Revolving Loan or any Letter of Credit to such Designated Borrower shall be outstanding hereunder, unless the obligations of such Designated Borrower shall have been assumed by the Borrower or another Designated Borrower on terms and conditions reasonably satisfactory to the Administrative Agent. In the event that any Designated Borrower shall cease to be a Restricted Subsidiary of the Borrower, the Borrower shall promptly execute and deliver to the Administrative Agent a Designated Borrower Termination terminating its status as a Designated Borrower, subject to the proviso in the immediately preceding sentence. Promptly following its receipt of any Designated Borrower Joinder or Designated Borrower Termination, the Administrative Agent shall provide a copy thereof to the Lenders.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective authorized officers as of the day and year first above written.

ARCONIC CORPORATION

by
Name:
Title:

[Signature Page to Credit Agreement]

DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent, Lender, Swingline Lender and Issuing Bank,

by
Name:
Title:

by
Name:
Title:

EXHIBIT B

EXHIBIT M

[FORM OF] BORROWING NOTICE

Date:                 ,

DEUTSCHE BANK AG NEW YORK BRANCH,

as Administrative Agent under the

Credit Agreement referred to below

~~60 Wall Street~~1 Columbus Circle

New York, NY ~~10005~~10019

Attention: James Valenti

Email: james.valenti@db.com

Re:	Arconic Corporation (the “Borrower”)

Ladies and Gentlemen:

Reference is made to the Credit Agreement, dated as of May 13, 2020 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Designated Borrowers from time to time party thereto, the Lenders, Issuing Banks and Swingline Lenders party thereto and Deutsche Bank AG New York Branch, as Administrative Agent (in such capacity, the “Administrative Agent”). Capitalized terms used herein and not otherwise defined in this borrowing request are used herein as defined in the Credit Agreement.

The undersigned hereby gives you notice pursuant to [Section 2.03][Section 2.04] of the Credit Agreement that it requests a Borrowing under the Credit Agreement, and in connection therewith sets forth below the terms on which such Borrowing is requested to be made:

1.	Borrower:

2.	Class of Borrowing (select one):

☐ A Borrowing of [Revolving Loans][Swingline Loans]

[Specify other Class]

☐ A conversion of [Revolving Loans][Specify other Class]

☐ A continuation of [Revolving Loans][Specify other Class]1

3.	Currency and Principal Amount of Borrowing:

[1]	A conversion or a continuation of a Borrowing shall not constitute a “Borrowing” for the purposes of Section 4.02 of the Credit Agreement.

4.	Date of Borrowing (which is a Business Day):

5.	Type of Borrowing (select one): [ABR Borrowing][2][Eurocurrency Borrowing][SOFR Borrowing]

6.	Initial Interest Period:[3]

7.	Funds are requested to be disbursed

to the Borrower’s account with:

Account No.

[Except in respect of any conversion or continuation of a Borrowing, the undersigned hereby certifies that the following statements pursuant to Sections 4.02(a), 4.02(b) and 4.02(c) of the Credit Agreement are true on the date hereof:

(a) the representations and warranties of each Loan Party set forth in the Loan Documents (other than, with respect to any extension of credit after the Effective Date, the representation and warranty set forth in Section 3.04(b) of the Credit Agreement) are true and correct in all material respects (or, in the case of representations and warranties qualified as to materiality, in all respects) on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except in the case of any such representation and warranty that expressly relates to a prior date, in which case such representation and warranty shall be true and correct in all material respects (or in all respects, as applicable) as of such earlier date, and except that the representation and warranty contained in Section 3.04(a) of the Credit Agreement shall be deemed to refer to the most recent financial statements delivered pursuant to Section 5.01(a) and (b) thereof;

(b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default or Event of Default shall have occurred and be continuing; and

(c) After giving effect to such Borrowing, the Aggregate Revolving Exposure does not exceed the Line Cap.]4

[2]	All Swingline Loans must be ABR Borrowings

[3]	To be inserted if a Eurocurrency Borrowing or SOFR Borrowing, and to be subject to the definition of “Interest Period” in the Credit Agreement.

[4]

Certification may be modified in connection with the borrowing under an Incremental Facility in the form of a FILO Trance Incremental Revolving Commitment to the extent provided in the applicable Incremental Facility Amendment in accordance with Section 2.21(c) of the Credit Agreement.

[The Borrowings contemplated by this Borrowing Request are conditioned upon the [Permitted Acquisition] occurring prior to or substantially concurrently with such Borrowings.]5

[Signature page follows]

[5]	Applies to Borrowings in connection with a Permitted Acquisition or other transaction permitted by the Credit Agreement.

ARCONIC CORPORATION

By:
Name:
Title: